Exhibit 4.1

INDENTURE

Dated as of June 10, 2020

Among

DIAMOND SPORTS GROUP, LLC
and
DIAMOND SPORTS FINANCE COMPANY,
as Issuers,

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee and Notes Collateral Agent

12.750% SENIOR SECURED NOTES DUE 2026

TABLE OF CONTENTS

		Page
ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01	Definitions	1
Section 1.02	Other Definitions	55
Section 1.03	Incorporation by Reference of Trust Indenture Act	57
Section 1.04	Rules of Construction	57
Section 1.05	Acts of Holders	58
Section 1.06	Calculations	59

ARTICLE 2
THE SECURED NOTES

Section 2.01	Form and Dating; Terms	61
Section 2.02	Execution and Authentication	62
Section 2.03	Registrar and Paying Agent	63

EXHIBITS
Exhibit A    Form of Secured Note
Exhibit B    Form of Certificate of Transfer
Exhibit C    Form of Certificate of Exchange
Exhibit D    Form of Supplemental Indenture to be Delivered by Subsequent Guarantors
Exhibit E    Form of Security Agreement
Exhibit F    Form of First Lien Intercreditor Agreement
Exhibit G    Form of Second Lien Intercreditor Agreement

INDENTURE, dated as of June 10, 2020, among Diamond Sports Group, LLC, a Delaware limited liability company (“Diamond Sports Group”), Diamond Sports Finance Company, a Delaware corporation (together with Diamond Sports Group, the “Issuers”, and each, an “Issuer”), Diamond Sports Intermediate Holdings LLC, a Delaware limited liability company and the direct parent of the Issuers (“Holdings”), and the other Guarantors (as defined herein) from time to time party hereto, and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Notes Collateral Agent”).
W I T N E S S E T H
WHEREAS, the Issuers have duly authorized the execution and delivery of this Indenture to provide for the issuance of $31,028,000 aggregate principal amount of the Issuers’ 12.750% Senior Secured Notes due 2026 (the “Secured Notes”); and
WHEREAS, all things necessary to make this Indenture a valid and legally binding agreement of the Issuers, in accordance with its terms, have been done.
NOW, THEREFORE, the Issuers, the Trustee and the Notes Collateral Agent agree as follows for the benefit of each other and, except as provided herein, for the equal and ratable benefit of the Holders of the Secured Notes:
ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.01.    Definitions.
“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or not prohibited by this Indenture, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Secured Notes sold in reliance on Rule 144A.
“Acquired Indebtedness” means, with respect to any specified Person,
(1)    Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred or assumed in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and
(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Acquisition Agreement” means the Equity Purchase Agreement, dated as of May 3, 2019, among The Walt Disney Company, as the seller, Fox Cable Networks, LLC, as the selling subsidiary, and Diamond Sports Group, as the buyer (together with all exhibits, schedules and other attachments thereto).

“Acquisition Transaction Expenses” means any fees or expenses incurred or paid by Holdings, its Restricted Subsidiaries, any Parent Entity and any Investors in connection with the Acquisition Transactions.
“Acquisition Transactions” the (1) RSN Acquisition and (2) the incurrence of Indebtedness under certain debt facilities (including, without limitation, the Senior Notes, the Senior Credit Facilities and the Existing Secured Notes) and other financing arrangements (including, without limitation, preferred equity issued by a Parent Entity of Holdings) in order to finance the RSN Acquisition (including, for the avoidance of doubt, any fees and expenses related thereto).
“Additional Assets” means (1) any property or other assets used or useful in a Similar Business, (2) the Capital Stock of a Person that becomes a Restricted Subsidiary of Holdings as a result of the acquisition of such Capital Stock by Holdings or another Restricted Subsidiary or (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of Holdings; provided, however, that any Restricted Subsidiary described in clause (2) or (3) above is engaged in a Similar Business.
“Additional First Lien Obligations” means any Indebtedness having Pari Passu Lien Priority relative to the Secured Notes with respect to the Collateral; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the First Lien Intercreditor Agreement.
“Additional First Lien Secured Parties” means the holders of any Additional First Lien Obligations and any trustee, authorized representative or agent of such Additional First Lien Obligations.
“Additional Notes” means additional Secured Notes issued pursuant to the terms of any supplemental indenture (other than the Secured Notes, any additional Secured Notes issued pursuant to Sections 2.06, 2.07, 2.10 or 9.05 of this Indenture or additional Secured Notes issued in respect of the remaining portion of any Secured Notes redeemed in part as provided for under any supplemental indenture).
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Agent” means any Registrar or Paying Agent.
“Applicable Calculation Date” means the applicable date of determination for (i) Consolidated Secured Debt Ratio, (ii) Consolidated Total Debt Ratio, (iii) Fixed Charge Coverage Ratio, (iv) Consolidated EBITDA or (v) Total Assets.
“Applicable Measurement Period” means the most recently completed four consecutive fiscal quarters of Holdings immediately preceding the Applicable Calculation Date for which internal financial statements are available.
“Applicable Premium” means, with respect to any Secured Note on any Redemption Date, the greater of:

(1)    1.0% of the principal amount of such Secured Note; and
(2)    the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Secured Note at August 15, 2022 (such redemption price being set forth in the table appearing in Section 3.07(b) plus (ii) all required interest payments due on such Secured Note through August 15, 2022 (excluding accrued but unpaid interest to the Redemption Date), computed by Holdings on a semi-annual basis (assuming a 360 day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points, assuming for purposes of this clause (a)(ii) that interest were to accrue on such Secured Note for such period at a rate equal to 5.375% per annum; over (b) the principal amount of such Secured Note.
Calculation of the Applicable Premium will be made by Holdings; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer or exchange.
“Asset Sale” means:
(1)    the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of Holdings or any of its Restricted Subsidiaries; or
(2)    the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 4.09), whether in a single transaction or a series of related transactions
(each of the foregoing clauses (1) and (2) referred to in this definition as a “disposition”);
in each case, other than:
(a)    any disposition of Cash Equivalents or Investment Grade Securities or obsolete, non-core, surplus, damaged, unnecessary, unsuitable or worn out property or equipment, inventory or other assets, in each case, in the ordinary course of business or consistent with industry or past practice or any disposition of inventory, immaterial assets or goods (or other assets), property or equipment held for sale or no longer used or useful, or economically practicable to maintain, in the conduct of the business of Holdings and any of its Subsidiaries;
(b)    the disposition of all or substantially all of the assets of Holdings or any Restricted Subsidiary in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;
(c)    any disposition in connection with the making of any Restricted Payment that is permitted to be made under Section 4.07 or any Permitted Investment;
(d)    any disposition of property or assets, or issuance or sale of Equity Interests of any Restricted Subsidiary, in any single transaction or series of related transactions with an aggregate fair market value not to exceed the greater of (x) $500.0 million and (y) 33.0% of Consolidated EBITDA of Holdings for the Applicable Measurement Period;

(e)    any disposition of property or assets or issuance of securities by a Restricted Subsidiary to Holdings or by Holdings or a Restricted Subsidiary to another Restricted Subsidiary (including any sale, transfer or other disposition to effect the formation of any Subsidiary that is a Delaware Divided LLC so long as upon formation of such Delaware Divided LLC, such Delaware Divided LLC shall be a Restricted Subsidiary);
(f)     any disposition of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) an amount equal to the Net Proceeds of such disposition are promptly applied to the purchase price of similar replacement property or (iii) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
(g)     the lease, assignment, sublease, license or sublicense of any real or personal property (including the provision of software under an open source license) in the ordinary course of business or consistent with past practice;
(h)    any issuance, disposition or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such Unrestricted Subsidiary);
(i)     foreclosures, condemnation, expropriation, forced dispositions, eminent domain or any similar action (whether by deed in lieu of condemnation or otherwise) with respect to any property, assets, Equity Interests or Indebtedness, the granting of Liens permitted or not prohibited by this Indenture, and transfers of any property, asset, Equity Interests or Indebtedness that have been subject to a casualty to the respective insurer of such property, asset, Equity Interests or Indebtedness as part of an insurance settlement or upon receipt of the net proceeds of such casualty event;
(j)    dispositions or discounts without recourse (including by way of assignment or participation) of (i) accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties) and (ii) receivables and related assets pursuant to any Permitted Receivables Financing or any participation therein;
(k)    any financing transaction with respect to property built or acquired by Holdings or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and assets securitizations permitted or not prohibited by this Indenture;
(l)    any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business or consistent with industry or past practice;
(m)    the sale, discount or other disposition, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable, equipment or other property, assets, Equity Interests or Indebtedness in the ordinary course of business or consistent with industry or past practice, and the conversion of accounts receivable or notes receivable or other dispositions of accounts receivable or notes receivable in connection with the collection or compromise thereof;

(n)    the licensing, sub-licensing or cross-licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with industry or past practice or that is immaterial;
(o)    the unwinding or termination of any Hedging Obligations or Cash Management Obligations;
(p)    sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in binding joint venture or similar agreements or arrangements;
(q)    the lapse, abandonment or invalidation of intellectual property rights that are not material to the conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole, or that are no longer used or useful or no longer economically practicable or commercially reasonable to maintain, in each case as reasonably determined by Holdings;
(r)    the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law;
(s)    the disposition of any property, assets, Equity Interests or Indebtedness (i) acquired in a transaction that are not used or useful in the core or principal business of Holdings and its Restricted Subsidiaries as reasonably determined by Holdings, or (ii) made in connection with the approval of any applicable antitrust authority or any other governmental authority or otherwise necessary or advisable to consummate any acquisition after the Issue Date, as determined by Holdings;
(t)    any disposition of property, assets, Equity Interests or Indebtedness of a Foreign Subsidiary the Net Proceeds of which Holdings has reasonably determined that the repatriation of such Net Proceeds (i) is prohibited or subject to limitations under applicable law, orders, decrees or determinations of any arbitrator, court or governmental authority or (ii) could have a material adverse tax consequence; provided that when Holdings determines that repatriation of any of such Net Proceeds (i) is no longer prohibited or subject to limitations under such applicable law, orders, decrees or determinations of any arbitrator, court or governmental authority or (ii) would no longer have a material adverse tax consequence, such amount at such time shall be considered the Net Proceeds in respect of an Asset Sale;
(u)    any disposition of property, assets, Equity Interests or Indebtedness that were acquired with Excluded Contributions if the proceeds of such disposition are used to make a Restricted Payment pursuant to clause (9)(b) of Section 4.07(b);
(v)    any disposition of Equity Interests to any Sports Partner in connection with the negotiation of media rights or other contracts in the ordinary course of business to the extent that after giving effect to such disposition such Sports Partner holds minority Equity Interests in the Person whose Equity Interests are disposed of; and
(w)    any disposition of property, assets or Equity Interests in connection with the College Sports Transaction.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, Holdings, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments.
“Bank Collateral Agent” means JPMorgan Chase, N.A., in its capacity as collateral agent for the lenders and other secured parties under the Senior Credit Facilities, together with its successors and permitted assigns under the Senior Credit Facilities.
“Bankruptcy Law” means Title 11 of the United States Code, as amended, and any similar federal, state or foreign law for the relief of debtors.
“Board” with respect to a Person means the board of directors (or similar body) of such Person or any committee thereof duly authorized to act on behalf of such board of directors (or similar body).
“Business Day” means each day which is not a Legal Holiday.
“Capital Stock” means:
(1)    in the case of a corporation, corporate stock;
(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.
“Cash Equivalents” means:
(1)    United States dollars;
(2)    (a) Canadian dollars, euro, pound sterling or any national currency of any participating member state of the EMU; or
(b) other currencies held by Holdings and its Restricted Subsidiaries from time to time in the ordinary course of business;

(3)    securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof as a full faith and credit obligation of the U.S. government, with average maturities of 24 months or less from the date of acquisition;
(4)    certificates of deposit, time deposits and eurodollar time deposits with average maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with average maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $100.0 million in the case of U.S. banks or other U.S. financial institutions and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions;
(5)    repurchase obligations for underlying securities of the types described in clauses (3), (4) and (10) entered into with any financial institution meeting the qualifications specified in clause (4) above;
(6)    commercial paper rated at least P-2 by Moody’s, at least A-2 by S&P or at least F2 by Fitch (or, if at any time, none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another Rating Agency) and variable or fixed rate notes issued by any financial institution meeting the qualifications specified in clause (4) above, in each case, with average maturities of 36 months after the date of creation thereof;
(7)    marketable short-term money market and similar securities having a rating of at least P-2, A-2 or F2 from either Moody’s, S&P or Fitch, respectively (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another Rating Agency);
(8)    investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (7) above and (9) through (12) below;
(9)    securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having average maturities of not more than 36 months from the date of acquisition thereof;
(10)    readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case (other than in the case of such securities issued or guaranteed by any participating member state of the EMU) having an Investment Grade Rating from any of Moody’s, S&P or Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another Rating Agency) with average maturities of 36 months or less from the date of acquisition;
(11)    Indebtedness or Preferred Stock issued by Persons with a rating of A or higher from S&P, A2 or higher from Moody’s or F1 or higher from Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another Rating Agency) with average maturities of 36 months or less from the date of acquisition;

(12)    Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated A or better by S&P, A2 or better by Moody’s or F1 or better by Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another Rating Agency);
(13)    in the case of investments by any Foreign Subsidiary of Holdings, investments for cash management purposes of comparable tenor and credit quality to those described in the foregoing clauses (1) through (12) customarily utilized in countries in which such Foreign Subsidiary operates; and
(14)    investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions meeting the qualifications specified in clause (4) above, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (1) through (13) of this definition.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents under this Indenture regardless of the treatment of such items under GAAP.
“Cash Management Obligations” means (1) obligations of Holdings or any of its Restricted Subsidiaries in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management or treasury services or any automated clearing house transfers of funds, (2) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).
“Change of Control” means the occurrence of one or more of the following events after the Issue Date:
(1)    the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, to any Person other than any Permitted Holders; or

(2)    Holdings becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Equity Interests of Holdings (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any Permitted Holder or Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock entitled to vote for the election of directors of Holdings having a majority of the aggregate votes on the Board of Holdings, unless any Permitted Holder or Permitted Holders have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint directors or other governing body of Holdings having a majority of the aggregate votes on the Board of Holdings or other governing body.
Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not for purposes of this definition beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement sufficient to otherwise be a Change of Control, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of Holdings owned, directly or indirectly, by any Permitted Holder or Permitted Holders that are part of such group shall not for purposes of this definition be beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred and (iii) a Person or group shall not for purposes of this definition beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s Parent Entity (or related contractual rights) unless it owns more than 50% of the total voting power of the Voting Stock entitled to vote for the election of directors or other governing members of such Parent Entity.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline with respect to the Secured Notes.
“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearance agency.
“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.
“Collateral” means all of the assets and property of the Issuers or any Guarantor securing the Secured Notes, the Existing Secured Notes, the Senior Credit Facilities and any Refinancing Indebtedness thereof.
“Collateral Agent” means (1) in the case of any Senior Credit Facility Obligations, the Bank Collateral Agent, (2) in the case of the Notes Obligations, the Notes Collateral Agent, (3) in the case of the Existing Secured Notes Obligations, the Existing Secured Notes Collateral Agent and (4) in the case of any Additional First Lien Obligations, the collateral agent, administrative agent or the trustee with respect thereto.
“College Sports Transaction” means the contribution and/or disposition, directly or indirectly, by Sinclair of assets (including any Capital Stock) related to the high school and college sports assets, businesses and/or divisions of Sinclair and its Subsidiaries to Holdings, Diamond Sports Group, Fox College Sports, Inc. or any other Subsidiary of Holdings and/or to any third party.

“Consolidated EBITDA” means, as of any Applicable Calculation Date, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus:
(1)    without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income for such period, the sum of the following amounts for such period:
(a)    Fixed Charges of such Person for such period and, to the extent not reflected in Fixed Charges, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedging Obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (n) through (z) thereof,
(b)    provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes based on income, profits, revenue or capital, and foreign withholding taxes of such Person paid or accrued during such period (including in respect of repatriated funds), including any penalties and interest relating to such taxes or arising from any tax examinations, and (without duplication) any payments actually made to a Parent Entity pursuant to clause (13) of Section 4.07(b) in respect of such taxes,
(c)    the total amount of depreciation and amortization expense (including amortization of deferred financing fees or costs, internal labor costs, debt issuance costs, commissions, fees and expenses, capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs and incentive payments, content (including film) and sports rights amortization, conversion costs and contract acquisition costs) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP,
(d)    any other non-cash charges, expenses or losses, including any write offs, write downs, expenses, losses or items (each, a “non-cash charge”), except that if any non-cash charge represents an accrual or reserve for potential cash items in any future period (A) such Person may elect not to add back such non-cash charge in such period and (B) to the extent such Person elects to add back such non-cash charge (other than amortization of a prepaid cash item that was paid in a prior period) in such period, the cash payment in respect thereof in any future period shall be subtracted from Consolidated EBITDA,
(e)    the amount of any non-controlling interest or minority interest expense (including in the form of any income, gain, fee, charge or expense), in each case attributable to non-controlling or minority equity interests of third parties (other than Holdings or any of its Subsidiaries) in any non-Wholly-Owned Subsidiary, to the extent deducted (and not added back) in such period from Consolidated Net Income,
(f)    the amount of fees, expenses and indemnities paid to directors, including of Holdings or any Parent Entity thereof,
(g)    losses or discounts on sales or dispositions of receivables and related assets in connection with any Permitted Receivables Financing,

(h)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (3) below for any previous period and not added back,
(i)    any costs or expenses incurred by such Person or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or phantom equity plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of such Person or Net Proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock),
(j)    any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature, plus
(k)    applicable adjustments used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (b) and the related table setting forth the reconciliation of net income to adjusted EBITDA and attributable EBITDA of “Summary—Summary Historical Condensed Combined and Consolidated Financial Information and Summary Pro Forma Condensed Combined Financial Information” contained in the Offering Memorandum to the extent such adjustments continue to be applicable during the period in which Consolidated EBITDA is being calculated and other adjustments of a similar nature to the foregoing, in each case applied in good faith by Holdings; plus

(2)    without duplication, the amount reasonably projected by such Person of “run rate” cost savings, expenses, operating expense reductions, synergies (including from increased pricing in existing customer contracts, new projects and adjustments for annualized full-year gross profit contribution from current recurring contract base and backlog; provided that any such revenue or gross profit synergies of the type described in this parenthetical shall be limited to 5.0% of Consolidated EBITDA for the Applicable Measurement Period) and charges (including restructuring and integration charges) to be realized by such Person as a result of actions (including actions taken or initiated before, on or after the Issue Date) that have been taken or initiated or are expected to be taken or initiated in connection with, pursuant to or as contemplated by the Acquisition Transactions, any Specified Event or any joint venture or other arrangement of such Person or any of its Restricted Subsidiaries (even if not accounted for on the financial statements of any such joint venture or such Person) (a) occurring on or prior to the date that is 24 full months after the date of the final consummation of the Acquisition Transactions and (b) occurring on or prior to the date that is 24 full months after the date of final consummation of any other investment, disposition of assets, property, Capital Stock or Indebtedness, incurrence, prepayment or repayment of Indebtedness, Restricted Payment, Subsidiary designation, restructuring, cost saving initiative or other initiative (each such investment, disposition, incurrence, prepayment, repayment, Restricted Payment and Subsidiary designation, a “Specified Event”). Such cost savings, expenses, operating expense reductions, synergies and charges (including restructuring and integration charges) shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized on the first day of the relevant period, net of the amount of actual benefits realized from such actions if such cost savings are reasonably identifiable and factually supportable. No cost savings, expenses, operating expense reductions, synergies and charges (including restructuring and integration charges) shall be added pursuant to this clause (2) to the extent duplicative of any cost savings, expenses, operating expense reductions, synergies and charges (including restructuring and integration charges) that are included in clause (1) above (it being understood and agreed that “run rate” shall mean the full recurring cost savings, expenses, operating expense reductions, synergies and charges (including restructuring and integration charges) that are associated with any action taken) and the share of any such cost savings, expenses, operating expense reductions, synergies and charges (including restructuring and integration charges) with respect to a joint venture that are to be allocated to such Person shall not exceed the total amount thereof proportionate to such Person’s economic interest in such joint venture for the relevant Applicable Measurement Period; less
(3)    without duplication and (except with respect to clause (c) below) to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
(a)    non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),
(b)    the amount of any non-controlling interest attributable to non-controlling or minority equity interests of third parties (other than Holdings or any of its Subsidiaries) in any non-Wholly-Owned Subsidiary to the extent added back (and not deducted) in such period to Consolidated Net Income, and

(c)    applicable adjustments used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (b) and the related table setting forth the reconciliation of net income to adjusted EBITDA and attributable EBITDA of “Summary—Summary Historical Condensed Combined and Consolidated Financial Information and Summary Pro Forma Condensed Combined Financial Information” contained in the Offering Memorandum to the extent such adjustments are in respect of cash payments actually made during such period and continue to be applicable during the period in which Consolidated EBITDA is being calculated and other adjustments of a similar nature to the foregoing, in each case applied in good faith by Holdings;
less
(4)    solely for purposes of calculating the Specified Ratios (without duplication and to the extent included in arriving at such Consolidated Net Income), the Consolidated EBITDA (or, plus negative Consolidated EBITDA) for such period attributable to any non-Wholly-Owned Subsidiary (determined as otherwise provided for in this definition), except that Consolidated EBITDA shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) by such Person to the referent Person or a Restricted Subsidiary thereof during such period, in each case, as determined on a consolidated basis for such Person and its Restricted Subsidiaries. For purposes of testing the covenants under this Indenture in connection with any transaction, the Consolidated EBITDA of such Person and its Restricted Subsidiaries shall be adjusted to reflect such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio (other than as set forth in the first proviso to the first paragraph of such definition).
In addition, to the extent not already included in the Consolidated EBITDA of such Person and its Restricted Subsidiaries in any period, notwithstanding anything to the contrary in the foregoing, Consolidated EBITDA shall include additional adjustments evidenced by or contained in a due diligence or quality of earnings report prepared with respect to any Investment permitted under this Indenture that has been consummated (or, solely for purposes of determining the permissibility of any Investment that constitutes a Limited Condition Transaction, a definitive agreement or other binding obligation with respect to which has been entered into) and made available to the Trustee by a nationally recognized accounting firm.
“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Financing Lease Obligations and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (n) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to the Acquisition Transactions or any Specified Event, (o) annual agency or similar fees paid to the administrative agents, collateral agents and other agents under any Credit Facilities, (p) any additional interest with respect to failure to comply with any registration rights agreement owing with respect to any securities, (q) costs associated with obtaining Hedging Obligations, (r) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Acquisition Transactions or any acquisition, (s) penalties and interest relating to taxes, (t) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (u) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities, (v) any expensing of bridge, commitment and other financing fees and any other fees related to the Acquisition Transactions or any acquisitions after the Issue Date, (w) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Financing, (x) any accretion of accrued interest on discounted liabilities and any prepayment, make whole or breakage premium, penalty or cost, (y) interest expense attributable to a Parent Entity resulting from push down accounting and (z) any lease, rental or other expense in connection with a Non-Financing Lease Obligation); plus
(2)    consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less
(3)    interest income of such Person and its Restricted Subsidiaries for such period.
For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (loss) of such Person for such period, determined on a consolidated basis, excluding (and excluding the effect of), without duplication:

(1)    extraordinary, exceptional, one-time, infrequent, non-recurring, non-operating or unusual gains or losses (less all fees and expenses relating thereto) and expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings, expenses, operating expense reductions, synergies and charges (including restructuring and integration charges) initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, contract termination costs, system establishment charges, integration and facilities’ opening costs and other business optimization expenses (including related to new product introductions and other strategic or cost savings initiatives), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions after the Issue Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, recruiting and signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, charges or expenses attributable to legal or regulatory claims, suits, actions, disputes, hearings and other matters, asset divestitures, costs or cost inefficiencies related to labor, facility, property or broadcasting transmission slowdowns, shutdowns or disruptions (as applicable), costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments),
(2)    the cumulative effect of a change in accounting principles and changes as a result of adoption or modification of accounting policies during such period to the extent included in Consolidated Net Income,
(3)    Acquisition Transaction Expenses,
(4)    the net income for such period of any Person that is an Unrestricted Subsidiary and any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, except that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) by such Person to the referent Person or a Restricted Subsidiary thereof during such period,
(5)    [reserved],
(6)    any fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any Specified Event, acquisition, Investment, recapitalization, asset disposition, issuance or repayment of indebtedness, issuance of equity securities, refinancing transaction or amendment or other modification of, or the rating by the Rating Agencies of, any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or abandoned (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification Topic 805—Business Combinations and gains or losses associated with FASB Accounting Standards Codification Topic 460—Guarantees),

(7)     any income (loss) for such period attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid),
(8)     accruals and reserves, contingent liabilities and any gains or losses on the settlement of any pre-existing contractual or non-contractual relationships that are established or adjusted as a result of the Acquisition Transactions in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) as a result of the adoption or modification of accounting policies during such period,
(9)     non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements,
(10)     any income (loss) attributable to deferred compensation plans or trusts,
(11)     any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by such Person or a Restricted Subsidiary thereof in respect of such investment),
(12)     any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),
(13)     any non-cash gain (loss) attributable to the mark to market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic 825—Financial Instruments in such period; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,
(14)     any non-cash gain (loss) related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Hedging Obligations for currency exchange risk and revaluations of intercompany balances and other balance sheet items),
(15)     any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures; provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made,
(16)     any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities),

(17)     solely for the purpose of determining the amount available for Restricted Payments under clause (2)(a) of Section 4.07(a), the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or released (or Holdings reasonably believes such restriction could be waived or released and is using commercially reasonable efforts to pursue such waiver or release); provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,
(18)     any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Acquisition Transactions, or the release of any valuation allowance related to such item,
(19)     costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and other costs and expenses attributable to Holdings or any Parent Entity thereof being a public company, and
(20)    any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period).
There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries), as a result of the Acquisition Transactions, any Specified Event, acquisition or Investment consummated prior to the Issue Date and any other Specified Event or acquisition (by merger, consolidation, amalgamation or otherwise) or other Investment or the amortization or write-off of any amounts thereof.
In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted under this Indenture (net of any amount so added back in any prior period to the extent not so reimbursed within a two-year period) and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

“Consolidated Secured Debt Ratio” means, as of any Applicable Calculation Date, with respect to any Person and its Restricted Subsidiaries, the ratio of (1) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries for borrowed money, unreimbursed drawings under letters of credit, Obligations in respect of Financing Lease Obligations, debt obligations evidenced by promissory notes and similar instruments that is secured by a Lien on the Collateral (other than Indebtedness secured by the Collateral with a Junior Lien Priority relative to the Secured Notes and the Note Guarantees), computed as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Applicable Calculation Date to (2) such Person’s Consolidated EBITDA for the Applicable Measurement Period, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” (other than as set forth in the third sentence of the first paragraph of such definition); provided that, for purposes of the calculation of Consolidated Secured Debt Ratio, in connection with (x) the incurrence of any Indebtedness pursuant to clause (1) of Section 4.09(b) or (y) the incurrence of any Lien pursuant to clause (34) of the definition of “Permitted Liens,” such Person may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat all or any portion of the commitment (such amount elected until revoked as described below, the “Elected Amount”) under any Indebtedness which is to be incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be, as being incurred or secured, as the case may be, as of the Applicable Calculation Date and (i) any incurrence of such Indebtedness under such commitment after such Applicable Calculation Date (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be for purposes of this calculation an incurrence of additional Indebtedness or an additional Lien at any time, (ii) such Person may revoke an election of an Elected Amount pursuant to an Officer’s Certificate delivered to the Trustee and (iii) for purposes of calculations of the Consolidated Secured Debt Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding, unless and to the extent revoked pursuant to the immediately preceding subclause (ii) of this definition.
“Consolidated Total Debt Ratio” means, as of any Applicable Calculation Date, with respect to any Person and its Restricted Subsidiaries, the ratio of (1) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries for borrowed money, unreimbursed drawings under letters of credit, Obligations in respect of Financing Lease Obligations, debt obligations evidenced by promissory notes and similar instruments, computed as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Applicable Calculation Date to (2) such Person’s Consolidated EBITDA for the Applicable Measurement Period, in each case with such pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” (other than as set forth in the third sentence of the first paragraph of such definition); provided that, for purposes of the calculation of Consolidated Total Debt Ratio, in connection with the incurrence of any Indebtedness pursuant to Section 4.09, such Person may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat an Elected Amount under any Indebtedness which is to be incurred (or any commitment in respect thereof) as being incurred as of the Applicable Calculation Date and (i) any incurrence of such Indebtedness under such commitment after such Applicable Calculation Date (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be for purposes of this calculation an incurrence of additional Indebtedness at any time, (ii) such Person may revoke an election of an Elected Amount pursuant to an Officer’s Certificate delivered to the Trustee and (iii) for purposes of calculations of the Consolidated Secured Debt Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding unless and to the extent revoked pursuant to the immediately preceding subclause (ii) of this definition.

“Consolidated Total Indebtedness” means, as of any date of determination, with respect to any Person and its Restricted Subsidiaries, an amount equal to (a) the sum of (1) the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, unreimbursed drawings under letters of credit, Obligations in respect of Financing Lease Obligations, debt obligations evidenced by promissory notes and similar instruments, but excluding (A) all undrawn amounts under revolving credit facilities, (B) Hedging Obligations, (C) performance bonds or any similar instruments, (D) the effects of any discounting of Indebtedness resulting from the application of recapitalization accounting or acquisition method accounting in connection with the Acquisition Transactions or any Specified Event, acquisition (by merger, consolidation, amalgamation, dividend, distribution or otherwise), or other Investment, and (E) all Obligations (including any Non-Recourse Indebtedness) relating to Permitted Receivables Financings and (2) the aggregate amount of all outstanding Disqualified Stock of Person and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP; less (b) cash and Cash Equivalents of such Person and its Restricted Subsidiaries. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined in good faith by the Board or senior management of such Person.
“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly controls, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in Holdings and/or other Persons.
“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 or such other address as to which the Trustee may give notice to the Holders and the Issuers.
“Credit Facility” means one or more debt facilities (including, without limitation, the Senior Credit Facilities) or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements, exchanges or refinancings thereof, in whole or in part, and any financing arrangements that amend, supplement, modify, extend, renew, restate, refund, replace, exchange or refinance any part thereof, including, without limitation, any such amended, supplemented, modified, extended, renewed, restated, refunding, replacement, exchanged or refinancing financing arrangement that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (if and to the extent that such increase in borrowings or issuance is permitted under Section 4.09) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders, investors, holders or otherwise.

“Credit Facilities Restricted Subsidiaries” means any “Restricted Subsidiary” under the Senior Credit Facilities.
“Credit Facilities Unrestricted Subsidiaries” means any “Unrestricted Subsidiary” under the Senior Credit Facilities.
“Custodian” means the Trustee, as custodian with respect to the Secured Notes in global form, or any successor entity thereto.
“Default” means any event that is, or after notice or lapse of time or both would become, an Event of Default.
“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c), substantially in the form of Exhibit A, or in such other form as shall be established in one or more supplemental indentures, in each case, with such appropriate insertions, omissions, substitutions and other variations as are required or not prohibited by this Indenture, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.
“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.
“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.
“Depositary” means, with respect to the Secured Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Secured Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by or owing to Holdings or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, less the amount of cash or Cash Equivalents actually received in connection with a subsequent disposition of or collection on such Designated Non-cash Consideration. A particular item of Designated Non-cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or subject of a disposition in exchange for consideration in the form of cash or Cash Equivalents in compliance with Section 4.10.

“Designated Preferred Stock” means Preferred Stock of Holdings or any Parent Entity (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of Holdings or the applicable Parent Entity, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (2) of Section 4.07(a); provided that, for the avoidance of doubt, Designated Preferred Stock shall not include the Preferred Stock issued by Diamond Sports Holdings, LLC in connection with the consummation of the Acquisition Transactions or any Preferred Stock issued to, or the proceeds of which are used to, refinance, refund or replace such Preferred Stock.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock of such Person or any Parent Entity thereof that would not otherwise constitute Disqualified Stock, and other than solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the maturity date of the Secured Notes; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries or Parent Entities in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of Holdings, any of its Subsidiaries or any Parent Entity or any other entity in which Holdings or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Holdings shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement or in order to satisfy applicable statutory or regulatory obligations.
“Domestic Subsidiary” means any Restricted Subsidiary (other than a Foreign Subsidiary) that is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.
“Elected Amount” has the meaning given to such term in the definition of “Consolidated Secured Debt Ratio.”
“EMU” means economic and monetary union as contemplated in the Treaty on European Union.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“Equity Offering” means any public or private sale or issuance of common equity or Preferred Stock of Holdings or any Parent Entity (excluding Disqualified Stock), other than:

(1)    public offerings with respect to Holdings or any Parent Entity’s common stock registered on Form S-8;
(2)     issuances to any Subsidiary of Holdings; and
(3)     any such public or private sale or issuance that constitutes an Excluded Contribution.
“euro” means the single currency of participating member states of the EMU.
“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system, or any successor securities clearance agency.
“Exchange Act” means the Securities Exchange Act of 1934, as amended (with respect to the definitions of “Change of Control” and “Permitted Holders” only, as in effect on the Issue Date).
“Excluded Assets” means:
(1)    any fee-owned real property;
(2)    all leasehold interests in real property;
(3)    any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code of any applicable jurisdiction);
(4)    any asset if, to the extent that and for so long as the grant of a Lien thereon to secure the Obligations under the Secured Notes is prohibited by any requirements of law, including, without limitation, to the extent the Collateral Agent may not validly possess a security interest in any applicable FCC license pursuant to the Communications Act of 1934, as amended, and the rules, regulations, published orders and published and promulgated policy statements of the FCC, all as may be amended from time to time (other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable requirements of law) or would require consent or approval of any governmental authority;
(5)    margin stock and, to the extent prohibited by, or creating an enforceable right of termination in favor of any other party thereto (other than the Issuers and any Guarantor) under the terms of any applicable organizational documents, joint venture agreement, shareholders’ agreement or similar arrangement (including with any Sports Partners), Equity Interests in any Person other than Wholly-Owned Subsidiaries that are Credit Facilities Restricted Subsidiaries;
(6)    assets to the extent a security interest in such assets would result in material adverse tax consequences to Holdings or one of its Subsidiaries as reasonably determined by Diamond Sports Group in consultation with the Bank Collateral Agent;
(7)    any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto;

(8)    any lease, license or other agreement or any property subject thereto (including pursuant to a purchase money security interest or similar arrangement) to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a breach, default or right of termination in favor of any other party thereto (other than the Issuers or any Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law notwithstanding such prohibition;
(9)    voting Equity Interests in excess of 65% of the voting Equity Interests of (i) any Foreign Subsidiary or (ii) any FSHCO;
(10)    receivables and related assets (or interests therein) (a) sold to any Receivables Subsidiary or (b) otherwise pledged, factored, transferred or sold in connection with any Permitted Receivables Financing;
(11)    commercial tort claims with a value of less than $15.0 million and letter-of-credit rights with a value of less than $15.0 million (except to the extent a security interest therein can be perfected by a UCC filing);
(12)    vehicles and other assets subject to certificates of title;
(13)    any aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof;
(14)    any and all assets and personal property owned or held by any Subsidiary that is not an Issuer or a Guarantor (including any Unrestricted Subsidiary and any Credit Facilities Unrestricted Subsidiary);
(15)    the Equity Interests of any Unrestricted Subsidiary and any Credit Facilities Unrestricted Subsidiary;
(16)    any proceeds from any issuance of indebtedness that are paid into an escrow account to be released upon satisfaction of certain conditions or the occurrence of certain events, including cash or Cash Equivalents set aside at the time of the incurrence of such indebtedness, to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such indebtedness (or any costs related to the issuance of such indebtedness) and are held in such escrow account or similar arrangement to be applied for such purpose; and
(17)    any asset with respect to which the Bank Collateral Agent and the Issuers agree, in writing (each acting reasonably), that the cost of obtaining such a security interest or perfection thereof shall be excessive in view of the benefits to be obtained by the lenders and other parties holding obligations under the Senior Credit Facility therefrom, and confirmed in writing by notice to the Trustee.
“Excluded Contribution” means net cash proceeds, the fair market value of marketable securities or the fair market value of Qualified Proceeds received by Holdings from:
(1)     contributions to its common equity capital,

(2)     dividends, distributions, fees and other payments from any Unrestricted Subsidiaries or joint ventures or Investments in entities that are not Restricted Subsidiaries, and
(3)     the sale (other than to a Subsidiary of Holdings or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings,
in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of Holdings within 30 days of the date such capital contributions are made, the date such dividends, distributions, fees or other payments are received or the date such Equity Interests are sold, as the case may be, which are (or were) excluded from the calculation set forth in clause (2) of Section 4.07(a); provided that any such dividends, distributions, fees or other payments so designated pursuant to clause (2) of this definition shall be excluded from the definition of “Consolidated Net Income” for all purposes under this Indenture.
“Existing Secured Notes” means the $3,050,000,000 aggregate principal amount of 5.375% Senior Secured Notes due 2026, issued by the Issuers on August 2, 2019.
“Existing Secured Notes Collateral Agent” means U.S. Bank National Association, as collateral agent for the holders of the Existing Secured Notes Obligations under the Existing Secured Notes Security Documents and any successor pursuant to the provisions of the Existing Secured Notes Indenture and the Existing Secured Notes Security Documents.
“Existing Secured Notes Indenture” means that certain Indenture, dated as of August 2, 2019, among the Issuers, Existing Trustee and Existing Secured Notes Collateral Agent, as the same may be in effect from time to time.
“Existing Secured Notes Obligations” means Obligations in respect of the Existing Secured Notes, the Existing Secured Notes Indenture, the Notes Guarantees (as defined under the Existing Secured Notes Indenture) and the Existing Secured Notes Security Documents.
“Existing Secured Notes Secured Parties” means the Existing Trustee, the Existing Secured Notes Collateral Agent and the holders of the Existing Secured Notes.
“Existing Secured Notes Security Agreement” means that certain Collateral Agreement, dated as of August 23, 2019, among the Issuer, the Guarantors and the Existing Secured Notes Collateral Agent.
“Existing Secured Notes Security Documents” means, collectively, the First Lien Intercreditor Agreement immediately prior to the Issue Date, the Existing Secured Notes Security Agreement, other security or intercreditor agreements relating to the Collateral (as defined in the Existing Secured Notes Indenture) to preserve and protect the Liens (as defined in the Existing Secured Notes Indenture) on the Collateral (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states applicable to the Collateral), each for the benefit of the Existing Secured Notes Collateral Agent, as amended, amended and restated, modified, renewed or replaced from time to time.
“Existing Trustee” means U.S. Bank National Association, in its capacity as trustee under the Existing Secured Notes Indenture.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined in good faith by the Board or senior management of Holdings.
“FCC” means the Federal Communications Commission or any governmental authority substituted therefor.
“Financing Lease Obligation” means, at the time any determination thereof is to be made, an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.
“First Lien Documents” means the indentures, credit, guarantee and Security Documents governing the First Lien Obligations.
“First Lien Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of August 23, 2019, among the Issuers, the Guarantors, the Notes Collateral Agent, the Existing Secured Notes Collateral Agent and the Bank Collateral Agent, substantially in the form of Exhibit F (with such modifications thereto that are not materially adverse to Holders of the Secured Notes, taken as a whole, as determined by the Issuers in good faith), as it may be amended or otherwise modified from time to time in accordance with this Indenture.
“First Lien Obligations” means, collectively, (1) the Senior Credit Facility Obligations, (2) the Existing Secured Notes Obligations, (3) the Notes Obligations and (4) each Series of Additional First Lien Obligations.
“First Lien Secured Parties” means (1) the Senior Credit Facility Secured Parties, (2) the Existing Secured Notes Secured Parties, (3) the Notes Secured Parties and (4) any Additional First Lien Secured Parties.
“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and any successor to its rating agency business.

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any Applicable Calculation Date, the ratio of Consolidated EBITDA of such Person for the Applicable Measurement Period to the Fixed Charges of such Person for such Applicable Measurement Period. In the event that such Person or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the Applicable Measurement Period but on or prior to the Applicable Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the Applicable Measurement Period, except as provided in Section 1.06. Such pro forma calculation shall not give effect to any Indebtedness incurred on the Applicable Calculation Date pursuant to the provisions described in Section 4.09(b) (other than pursuant to clause (14) thereof). For purposes of the calculation of the Fixed Charge Coverage Ratio, in connection with the incurrence of any Indebtedness pursuant to Section 4.09(a), such Person may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat an Elected Amount under any Indebtedness which is to be incurred (or any commitment in respect thereof) as being incurred as of the Applicable Calculation Date and (i) any incurrence of such Indebtedness under such commitment after such Applicable Calculation Date (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be for purposes of this calculation an incurrence of additional Indebtedness at any time, (ii) such Person may revoke an election of an Elected Amount pursuant to an Officer’s Certificate delivered to the Trustee and (iii) for purposes of calculations of the Fixed Charge Coverage Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding unless and to the extent revoked pursuant to the immediately preceding subclause (ii) of this definition.
For purposes of making the computation referred to above, Specified Events, Investments, acquisitions (including the RSN Acquisition), dispositions, mergers, amalgamations, consolidations and disposed operations (as determined in accordance with GAAP) and operational changes that have been made by Holdings or any of its Restricted Subsidiaries during the Applicable Measurement Period or subsequent to such Applicable Measurement Period and on or prior to or simultaneously with the Applicable Calculation Date shall be calculated on a pro forma basis assuming that all such Specified Events, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, disposed operations and operational changes (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Applicable Measurement Period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into Holdings or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such Applicable Measurement Period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the Applicable Measurement Period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made reasonably by a responsible financial or accounting officer of Holdings (and may include cost savings, expenses, operating expense reductions, synergies and charges (including restructuring and integration charges) resulting from the Acquisition Transactions, any Specified Event, Asset Sale or other disposition or such Investment, acquisition, disposition, merger, amalgamation or consolidation or other transaction, in each case calculated in accordance with and permitted by clause (2) of the definition of “Consolidated EBITDA” herein). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Applicable Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Holdings to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period or, if lower, the maximum commitments under such revolving credit facility as of the Applicable Calculation Date. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Holdings may designate.
“Fixed Charges” means, with respect to any Person for any period, the sum of (without duplication):
(1)     Consolidated Interest Expense of such Person for such period;
(2)     all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person during such period; and
(3)     all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person during such period.
“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.
“FSHCO” means any direct or indirect Domestic Subsidiary of Holdings (other than the Issuers) that has no material assets other than Equity Interests in one or more direct or indirect Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in this Indenture shall be construed, and all computations of amounts and ratios referred to in this Indenture shall be made without giving effect to any election under FASB Accounting Standards Codification Topic 825—Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of Holdings or any Subsidiary at “fair value,” as defined therein.

If there occurs a change in generally accepted accounting principles occurring after the Issue Date and such change would cause a change in the method of calculation of any term or measure used in this Indenture (an “Accounting Change”), then Holdings may elect, as evidenced by a written notice of Holdings to the Trustee, that such term or measure shall be calculated as if such Accounting Change had not occurred; provided that, with respect to any Accounting Change (other than an Accounting Change in respect of the treatment of leases), in Holdings’ good faith determination, Holdings’ election to calculate such term or measure as if such Accounting Change had not occurred will not be less favorable to the Holders in any material respect than the method of calculation of such term or measure as in effect on the Issue Date.
“Global Note Legend” means the legend set forth in Section 2.06(f)(ii), which is required to be placed on all Global Notes issued under this Indenture.
“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A.
“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.
“Guarantor” means Holdings and each Subsidiary of Holdings (excluding the Issuers) that executes this Indenture as a Guarantor on the Issue Date and each other Affiliate of Holdings that thereafter guarantees the Secured Notes in accordance with the terms of this Indenture, until, in each case, such Person is released from its Note Guarantee with respect to the Secured Notes in accordance with the terms of this Indenture.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person with respect to (1) any rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“holder” means, with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or collateral agent or other authorized representative with respect to, such Indebtedness or Obligations, and, in the case of Hedging Obligations, any counter-party to such Hedging Obligations.
“Holder” means the Person in whose name a Secured Note is registered on the registrar’s books.

“Holdings” means Diamond Sports Intermediate Holdings LLC, a Delaware limited company and the direct parent of the Issuers, or any successor thereto.
“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law (including adoptive relationships), and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
“Indebtedness” means, with respect to any Person on any date of determination, the principal in respect of indebtedness of such Person (a) in respect of borrowed money, including indebtedness for borrowed money evidenced by notes, debentures, bonds or other similar instruments or reimbursement obligations in respect of letters of credit, (b) representing any balance deferred and unpaid portion of the purchase price of any property (including pursuant to Financing Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business or consistent with industry or past practice, (ii) purchase price holdbacks to satisfy warranty or other unperformed obligations of the seller, (iii) obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions with respect thereto and (iv) any earn-out obligations until, after 120 days of becoming due and payable, such earn-out obligation has not been paid or satisfied and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP, (c) Non-Financing Lease Obligations, and (d) representing any net Hedging Obligations, but only if and to the extent that any of the foregoing Indebtedness in clauses (a) through (d) (other than net Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP. If any Indebtedness of any Parent Entity would appear on the balance sheet of Holdings solely by reason of push down accounting under GAAP shall be excluded. All guarantees in respect of Indebtedness specified in clause (a) through (d) of this definition (other than any exclusion therefrom) of another Person shall be included. To the extent not otherwise included, the obligations of the type referred to in clauses (a) through (d) of this definition (other than any exclusion therefrom) of a another Person secured by a consensual Lien (other than a Permitted Lien) on any assets owned by such Person, whether or not such Indebtedness is assumed by such Person shall be included to such extent, but the amount of such Indebtedness will be the lesser of (x) the fair market value of such assets at such date of determination and (y) the amount of such Indebtedness of such other Person (it being understood, however, that Indebtedness shall in no event include any amounts payable or other liabilities to trade creditors (including undrawn letters of credit) arising in the ordinary course of business or consistent with industry or past practice). Indebtedness of Holdings and its Restricted Subsidiaries shall exclude (i) intercompany liabilities arising from their cash management and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business or consistent with industry or past practice, (ii) deferred or prepaid revenues, (iii) accrued expenses and royalties, (iv) any liabilities for taxes and (v) Capital Stock and Disqualified Stock.
“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time with respect to the Secured Notes.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of Holdings, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Intercreditor Agreements” means, collectively, the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement.
“Interest Payment Date”, when used with respect to any Secured Note, means the Stated Maturity of an installment of interest on such Secured Note.
“Investment Grade Event” means (1) Diamond Sports Group has obtained a rating or, to the extent any Rating Agency will not provide a rating, an advisory, prospective or indicative rating or rating confirmation or reaffirmation (or comparable term used by such Rating Agency for such type of rating or evaluation) from either Rating Agency in the event two Rating Agencies provide ratings referred to in clauses (i) and (ii) below at such time, or from any two of three Rating Agencies in the event three Rating Agencies provide ratings referred to in clauses (i) and (ii) below at such time that reflect an Investment Grade Rating (i) for the corporate rating of each of the Issuers (or any Parent Guarantor) and (ii) with respect to the Secured Notes after giving effect to the proposed release of all of the Note Guarantees to be released in connection therewith; and (2) no Event of Default shall have occurred and be continuing with respect to the Secured Notes.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB− (or the equivalent) by S&P and BBB− (or the equivalent) by Fitch, or the equivalent investment grade credit rating from any other Rating Agency substituted for Moody’s, S&P or Fitch pursuant to clause (2) of the definition of “Rating Agency.”
“Investment Grade Securities” means:
(1)     securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);
(2)     debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings and its Subsidiaries;
(3)     investments in any fund that invests at least 90% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and
(4)     corresponding instruments in countries other than the United States customarily utilized for high quality investments.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers, directors, managers, employees and consultants, in each case made in the ordinary course of business or consistent with industry or past practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Holdings in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07:
(1)     “Investments” shall include the portion (proportionate to such Person’s economic interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of such Person at the time that such Subsidiary becomes an Unrestricted Subsidiary. Upon a redesignation of such Subsidiary as a Restricted Subsidiary, such Person shall be deemed to continue to have an “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:
(a)    such Person’s “Investment” in such Subsidiary at the time of such redesignation, less
(b)    the portion (proportionate to such Person’s economic equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and
(2)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by Holdings; and
(3)    a Restricted Subsidiary ceasing to be a Restricted Subsidiary for any reason other than designation as an Unrestricted Subsidiary shall not deemed to be an Investment at such time.
The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or Cash Equivalents by Holdings or a Restricted Subsidiary in respect of such Investment.
“Investors” means each of (1) (i) David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith, (ii) Immediate Family Members of the Persons described in clause (1)(i), (iii) any Affiliates, related estate plan and trusts created for the benefit of the Persons described in clause (1)(i), (ii) or (iv) or any trust for the benefit of any such Affiliate, estate plan or trust, or (iv) in the event of the incompetence of death of any of the Persons described in clause (1)(i) and (ii), such Persons’ estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Equity Interests of an Issuer, any Parent Entity of an Issuer or any Subsidiary thereof and their respective Affiliates, and any funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing or their respective Affiliates, (2) Sinclair and (3) JPMorgan Chase Funding, Inc. and its Affiliates and any funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing or their respective Affiliates.
“Issue Date” means the date the Secured Notes are first issued under this Indenture, which date is June 10, 2020.
“Issuer Order” means a written request or order signed on behalf of the Issuers by an Officer of each Issuer and delivered to the Trustee.
“Junior Lien Priority” means, with respect to specified indebtedness, such indebtedness is secured by a Lien that is junior in priority to the Liens on the Collateral and is subject to the Second Lien Intercreditor Agreement (or such other intercreditor agreement having substantially similar terms as the Second Lien Intercreditor Agreement, taken as a whole).

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or the city in which the Trustee’s corporate trust office is located.
“Lien” means, with respect to any asset, (1) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (2) the interest of a vendor or a lessor under any conditional sale agreement, Financing Lease Obligation or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall Non-Financing Lease Obligations be deemed to constitute a Lien.
“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise), whose consummation is not conditioned on the availability of, or on obtaining, third-party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (3) any Restricted Payment requiring irrevocable notice in advance thereof, and (4) any Asset Sale or a disposition excluded from the definition of “Asset Sale.”
“Management Agreement” means that certain Management Services Agreement, dated as of August 23, 2019, by and between STG and Diamond Sports Group.
“Management Investors” means current and/or former directors, officers and employees of Holdings and/or any of its subsidiaries who are (directly or indirectly through one or more investment vehicles) Investors on the Issue Date.
“Market Capitalization” means an amount equal to (i) the total number of shares of common Equity Interests of Holdings (or its Parent Entity that is a Subsidiary of Sinclair) on a fully-diluted basis immediately following consummation of the first public offering of common equity or common stock of Holdings (or its Parent Entity that is a Subsidiary of Sinclair) after the Issue Date multiplied by (ii) the price to public per share of such common equity or common stock in such public offering.
“Marquee” means Marquee Sports Network, LLC, a Delaware limited liability company.
“Marquee Holdings” means Sports Network, LLC, a Delaware limited liability company.
“Material Subsidiary” means (a) each Wholly-Owned Subsidiary that is a Restricted Subsidiary that, as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 2.5% of the consolidated revenues or total assets, as applicable, of Holdings for such quarter or that is designated by Holdings as a Material Subsidiary and (b) any group comprising Wholly-Owned Subsidiaries that are Restricted Subsidiaries that each would not have been a Material Subsidiary under clause (a) but that, taken together, as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of Holdings for such quarter.

“Maturity”, when used with respect to any Secured Note, means the date on which the principal of such Secured Note or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption, exercise of option for repayment or otherwise.
“MLB Teams” means major league baseball teams.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Net Proceeds” means the aggregate cash proceeds received by Holdings and any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of (1) the fees, out-of-pocket expenses and other direct costs relating to such Asset Sale or the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting, consulting, investment banking and other customary fees, underwriting discounts and commissions, survey costs, title and recordation expenses, title insurance premiums, payments made in order to obtain a necessary consent or required by applicable law, brokerage and sales commissions and any relocation expenses incurred as a result thereof), (2) all federal, state, provincial, foreign and local taxes (including tax distributions paid or payable to a Parent Entity pursuant to clause (13) of Section 4.07(b)) paid or reasonably estimated to be payable as a result thereof (including transfer taxes, deed or mortgage recording taxes and estimated taxes payable in connection with any repatriation of funds and after taking into account any available tax credits or deductions and any tax sharing arrangements), (3) amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness (other than any unsecured Indebtedness) required (other than required by Section 4.10(b)) to be paid as a result of such transaction, (4) the pro rata portion of Net Proceeds thereof (calculated without regard to this clause (4)) attributable to minority interests and not available for distribution to or for the account of Holdings and the Restricted Subsidiaries as a result thereof, (5) any costs associated with unwinding any related Hedging Obligations in connection with such transaction, (6) any deduction of appropriate amounts to be provided by Holdings or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (7) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with such Asset Sale; provided that upon the termination of that escrow (other than in connection with a payment in respect of any such adjustment or satisfaction of indemnities), Net Proceeds will be increased by any portion of funds in the escrow that are released to Holdings or any of its Restricted Subsidiaries and (8) the amount of any liabilities (other than Indebtedness in respect of the Senior Credit Facilities, the Existing Secured Notes, the Senior Notes and the Secured Notes) directly associated with such asset being sold and retained by Holdings or any of its Restricted Subsidiaries. Any non-cash consideration received in connection with any Asset Sale that is subsequently converted to cash shall become Net Proceeds only at such time as it is so converted.
“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-Recourse Indebtedness” means Indebtedness that is non-recourse to Holdings and its Restricted Subsidiaries (except for customary representations, warranties, covenants and indemnities made in connection with applicable facilities of such type).
“Non-U.S. Person” means a Person who is not a U.S. Person.
“Note Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under this Indenture and the Secured Notes.
“Notes” means the Secured Notes and any Additional Notes.
“Notes Obligations” means Obligations in respect of the Secured Notes, this Indenture, the Guarantees and the Security Documents relating to the Secured Notes.
“Notes Secured Parties” means the Trustee, the Notes Collateral Agent and the Holders of the Secured Notes.
“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.
“Offering Memorandum” means the Confidential Offering Memorandum, Offer to Exchange and Consent Solicitation Statement, dated May 12, 2020, relating to the offering of the Secured Notes and a cash payment in exchange for any and all outstanding Senior Notes.
“Officer” means the Chairman of the Board, any Manager or Director, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Accounting Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller or the Secretary or any other officer designated by any such individuals of Holdings or any other Person, as the case may be.
“Officer’s Certificate” means a certificate signed on behalf of Holdings or an Issuer by an Officer of Holdings or an Issuer or on behalf of any other Person, as the case may be, that meets the requirements set forth in this Indenture.
“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee (which opinion may be subject to customary assumptions and exclusions). The counsel may be an employee of or counsel to Holdings or the Issuers.
“Parent Entity” means any Person that, with respect to another Person, owns (directly or indirectly) 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such other Person having a majority of the aggregate votes on the Board of such other Person. Unless the context otherwise requires, any references to Parent Entity refer to a Parent Entity of Holdings (including Sinclair).

“Parent Guarantor” means a Guarantor that is a Parent Entity of Diamond Sports Group.
“Pari Passu Lien Priority” means, with respect to specified indebtedness, such indebtedness is secured by a Lien that is equal in priority to the Liens on specified Collateral (without regard to control of remedies) and is subject to the First Lien Intercreditor Agreement (or such other intercreditor agreement having substantially similar terms as the First Lien Intercreditor Agreement, taken as a whole).
“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange, including as a deposit for future purchases, of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Holdings or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.10.
“Permitted Holders” means (1) each of the Investors, (2) the Management Investors and their Permitted Transferees, (3) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of Holdings or any Parent Entity, acting in such capacity, (4) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing Persons described in clauses (1) and (2) or any Permitted Holder specified in the last sentence of this definition are members and any member of such group; provided that such Persons, without giving effect to the existence of such group or any other group, collectively own, directly or indirectly, more than 50% of the total voting power of the Voting Stock entitled to vote for the election of directors of Holdings having a majority of the aggregate votes on the Board of Holdings held by such group, (5) any Permitted Parent and (6) any Permitted Plan, in each case of the foregoing clauses (1) through (6), whether holding Equity Interests of Holdings directly or indirectly. Any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) whose acquisition of beneficial ownership constitutes a Change of Control Triggering Event in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.
“Permitted Investments” means:
(1)     any Investment in Holdings or any of its Restricted Subsidiaries;
(2)     any Investment in cash and Cash Equivalents or Investment Grade Securities;
(3)    any Investment by Holdings or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit, product line or line of business, including research and development and related assets in respect of any product) that is engaged, directly or indirectly, in a Similar Business if as a result of such Investment:
(a) such Person is or becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit, product line or line of business) to, or is liquidated into, Holdings or a Restricted Subsidiary, and, in each case, any Investment held by such Person if and to the extent such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, transfer or conveyance;
(4)     any Investment in securities or other assets (including earn-outs) not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of Section 4.10 or any other disposition of assets not constituting an Asset Sale;
(5)     any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification, replacement, reinvestment or renewal of any such Investment existing on the Issue Date or binding commitment in effect on the Issue Date; provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;
(6)     any Investment acquired by Holdings or any of its Restricted Subsidiaries:
(i) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of an Issuer of such other Investment or accounts receivable;
(ii) in satisfaction or release of judgments against other Persons;
(iii) as a result of a foreclosure or other remedy by Holdings or any of its Restricted Subsidiaries with respect to any Investment or other transfer of title or ownership interest with respect to any Investment; or
(iv) received in compromise or resolution of (A) obligations of trade creditors, suppliers or customers of Holdings or any Restricted Subsidiary that were incurred in the ordinary course of business or consistent with industry or past practice, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency or reorganization of any trade creditor, supplier or customer, or (B) litigation, arbitration or other disputes or claims, actions or proceedings in law or equity;
(7)     Hedging Obligations permitted under clause (10) of Section 4.09(b);
(8)     any Investment in a Similar Business having an aggregate fair market value measured at the time of committing, declaring or determining to make such Investment and without giving effect to subsequent changes in value, when aggregated with all other Investments outstanding under this clause (8), does not exceed at the time of such Investment the greater of (a) $500.0 million and (b) 33.0% of Consolidated EBITDA of Holdings for the Applicable Measurement Period; provided, however, that if any Investment pursuant to this clause (8) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (8);
(9)     Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of Holdings or any Parent Entity to the extent that issuance of such Equity Interests did not prior thereto increase the amount available for Restricted Payments under clause (2) of Section 4.07(a);
(10)     guarantees of Indebtedness permitted (and permitted to be guaranteed) under Section 4.09 and Investments consisting of Liens permitted under Section 4.12;
(11)     any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11(b) (except transactions described in clauses (2), (5) and (8) of Section 4.11(b));
(12)     any Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or other similar assets, or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(13)     additional Investments having an aggregate fair market value measured at the time of committing, declaring or determining to make such Investment and without giving effect to subsequent changes in value, when aggregated with all other Investments outstanding under this clause (13), does not exceed at the time of such Investment the greater of (x) $500.0 million and (y) 33.0% of Consolidated EBITDA of Holdings for the Applicable Measurement Period; provided that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary of Holdings at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13);
(14)     Investments in Subsidiaries in the form of receivables and related assets required in connection with a Permitted Receivables Financing (including the contribution or lending of cash and Cash Equivalents to Subsidiaries to finance the purchase of such assets from Holdings or any Restricted Subsidiary or to otherwise fund required reserves);
(15)    loans and advances to, or guarantees of Indebtedness of, officers, directors, managers, employees and consultants not in excess of $40.0 million, in the aggregate, outstanding at the time of such Investment;
(16)    loans and advances to officers, directors, managers, employees, consultants and independent contractors for business-related travel expenses, moving or relocation expenses, entertainment, payroll advances and other analogous or similar expenses or payroll expenses;
(17)     advances, loans or extensions of trade credit (including the creation of receivables) or prepayments to suppliers or lessors or loans or advances made to distributors, and performance guarantees, in each case in the ordinary course of business or consistent with past practice by Holdings or any of its Restricted Subsidiaries;

(18)     Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with industry or past practice and any earnest money deposits in connection therewith;
(19)     repurchases of the Existing Secured Notes, the Secured Notes or Senior Notes or any Refinancing Indebtedness in respect thereof;
(20)     Investments in the ordinary course of business or consistent with industry or past practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;
(21)    Investments (i) made after the Issue Date in joint ventures of Holdings or any Restricted Subsidiary existing on the Issue Date or (ii) in Unrestricted Subsidiaries having an aggregate fair market value measured at the time of committing, declaring or determining to make such Investment and without giving effect to subsequent changes in value, in the case of clauses (i) and (ii), when aggregated with all other Investments outstanding under this clause (21), do not exceed at the time of such Investment the greater of (x) $250.0 million and (y) 16.1% of Consolidated EBITDA of Holdings for the Applicable Measurement Period; provided that if any Investment pursuant to this clause (21) is made in any Person that is an Unrestricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (21);
(22)    Investments made as part of, or in connection with, the Acquisition Transactions;
(23)    Investments of assets relating to non-qualified deferred payment plans in the ordinary course of business or consistent with industry or past practice;
(24)    intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business or consistent with industry or past practice in connection with cash management operations of Holdings and its Subsidiaries;
(25)    any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with industry or past practice;
(26)    contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdings or any Restricted Subsidiary;
(27)    non-cash Investments in connection with tax planning and reorganization activities;
(28)    any other Investment; provided that on the date of such Investment, on a pro forma basis after giving effect to such Investment, the Consolidated Total Debt Ratio of Holdings for the Applicable Measurement Period would be equal to or less than 5.0 to 1.0 and no Event of Default described under clause (1), (2), (6) or (7) of Section 6.01(a) shall have occurred and be continuing or would occur as a consequence thereof;

(29)    Investments made in the ordinary course of business, on ordinary terms or consistent with industry or past practice in connection with obtaining, maintaining or renewing vendor contracts;
(30)    Investments consisting of promissory notes issued by an Issuer or any Guarantor to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of Holdings or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the redemption of Equity Interests of Holdings or any direct or indirect parent thereof, to the extent the applicable Restricted Payment is permitted by Section 4.07; and
(31)    Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a casualty event.
“Permitted Liens” means:
(1)    Liens for taxes, assessments or other governmental charges that are not overdue for a period of more than 60 days or not yet payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of Holdings or any of its Restricted Subsidiaries in accordance with GAAP, or for property taxes on property that Holdings or any of its Restricted Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;
(2)     Liens imposed by law or regulation, such as landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, architects’ or construction contractors’ Liens and other similar Liens that secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith by appropriate actions or other Lien arising out of judgments or awards against Holdings or any of its Restricted Subsidiaries with respect to which Holdings or such Restricted Subsidiary shall then be proceeding with an appeal or other proceeding for review, if adequate reserves with respect thereto are maintained on the books of Holdings or such Restricted Subsidiary in accordance with GAAP;
(3)     Liens incurred or deposits made in the ordinary course of business or consistent with industry or past practice (a) in connection with workers’ compensation, unemployment insurance, employers’ health tax, and other social security or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) and (b) securing reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any of its Restricted Subsidiaries or otherwise supporting the payment of items set forth in the foregoing clause (a);

(4)     Liens incurred or deposits made to secure the performance of bids, tenders, trade contracts, governmental contracts, leases, public or statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements, completion guarantees, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations), deposits as security for contested taxes or import duties or for payment of rent, performance and return of money bonds and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, incurred in the ordinary course of business or consistent with industry or past practice;
(5)     minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights-of-way, restrictions, encroachments, protrusions, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) affecting real properties or Liens incidental to the conduct of the business of Holdings and its Subsidiaries or to the ownership of their respective properties which were not incurred in connection with Indebtedness and which do not in any case materially interfere with the ordinary conduct of the business of Holdings and its Subsidiaries, taken as a whole;
(6)     Liens securing Indebtedness permitted to be incurred pursuant to clause (5)(b) of Section 4.09(b);
(7)     Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of Holdings or any of its Restricted Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of Holdings or such Restricted Subsidiaries in respect of such letter of credit to the extent such obligations are permitted under Section 4.09;
(8)     (a) rights of set-off, banker’s liens, netting agreements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments and (b) Liens securing, or otherwise arising from, judgments but not constituting an Event of Default under clause (5) of Section 6.01(a);
(9)     Liens arising from Uniform Commercial Code financing statements, including precautionary financing statements, or any similar filings made in respect of operating leases or consignments entered into by Holdings or any of its Restricted Subsidiaries;
(10)     Liens securing Indebtedness and other Obligations outstanding under Credit Facilities, including any letter of credit facility relating thereto, that was, at the time such Indebtedness is deemed to be incurred, permitted by the terms of this Indenture to be incurred pursuant to clauses (1) or (16) of Section 4.09(b);
(11)     Liens existing on the Issue Date after giving effect to the Acquisition Transactions (other than Liens incurred in connection with the Senior Credit Facilities, the Existing Secured Notes and the Secured Notes);

(12)     Liens securing Indebtedness permitted to be incurred pursuant to clauses (4), (12)(b), (14), (15), (18), (19), (24) and (28) of Section 4.09(b); provided that (a) Liens securing Indebtedness permitted to be incurred pursuant to such clause (4) extend only to the property or assets purchased or acquired with the proceeds of such Indebtedness, accessions to such assets and the proceeds and products thereof, and any lease of such assets (including accessions thereto), the proceeds and the products thereof and customary security deposits in respect thereof; provided, however, that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender; (b) Liens securing Indebtedness permitted to be incurred pursuant to such clause (14) shall only be permitted if such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged, amalgamated or consolidated with or into Holdings or any Restricted Subsidiary (including designating an Unrestricted Subsidiary as a Restricted Subsidiary), in any transaction to which such Indebtedness relates; (c) Liens securing Indebtedness permitted to be incurred pursuant to such clause (18) extend only to the property or assets of, or Equity Interest issued by, Foreign Subsidiaries; (d) Liens securing Indebtedness permitted to be incurred pursuant to such clause (19) are solely on acquired property, assets or Investment or extend only to the property or assets of the acquired entity, as the case may be, and the proceeds and products thereof; (e) Liens securing Indebtedness permitted to be incurred pursuant to such clause (24) extend only to the property or assets subject to the Sale and Lease Back Transaction related thereto, accessions to such property or assets and the proceeds and products thereof, and any lease of such property or assets (including accessions thereto) and the proceeds and the products thereof; and (f) Liens securing Indebtedness permitted to be incurred pursuant to such clause (28) extend only to the property or assets of, or Equity Interests issued by, Restricted Subsidiaries that are not Guarantors (other than the Issuers);
(13)     Leases (including leases of aircraft), licenses, subleases or sublicenses granted to others that do not (a) interfere in any material respect with the business of Holdings and its Restricted Subsidiaries, taken as a whole or (b) secure any Indebtedness;
(14)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(15)     Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or consistent with industry or past practice and (c) in favor of a banking or other financial institution or electronic payment service providers arising as a matter of law or under general terms and conditions encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking or finance industry;
(16)     Liens (a) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment (including any letter of intent or purchase agreement with respect to such investment), and (b) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 4.10, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(17)     Liens existing on property or assets at the time of acquisition thereof by Holdings or any of its Subsidiaries (by a merger, consolidation or amalgamation or otherwise) or existing on the property or assets of, or Equity Interests issued by, any Person at the time such Person becomes a Restricted Subsidiary (including designating an Unrestricted Subsidiary as a Restricted Subsidiary), in each case after the Issue Date if (a) such Lien was not created in contemplation of such acquisition (by a merger, consolidation or amalgamation or otherwise) or such Person becoming a Restricted Subsidiary (including designating an Unrestricted Subsidiary as a Restricted Subsidiary), (b) such Lien does not extend to or cover any other property or assets of Holdings or any of its other Restricted Subsidiaries, except that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender and (c) the Indebtedness secured thereby is permitted under Section 4.09;
(18)     any interest or title of a lessor under leases (other than leases constituting Financing Lease Obligations) entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business or consistent with industry or past practice;
(19)     Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by Holdings or any of its Restricted Subsidiaries in the ordinary course of business or consistent with industry or past practice;
(20)     Liens deemed to exist in connection with Investments in repurchase agreements permitted under clause (5) of the definition of “Cash Equivalents”;
(21)     Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with industry or past practice and not for speculative purposes;
(22)     Liens that are contractual rights of setoff or rights of pledge (a) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with industry or past practice or (c) relating to purchase orders and other agreements entered into with customers of Holdings or any of its Restricted Subsidiaries in the ordinary course of business or consistent with industry or past practice;
(23)     ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by Holdings or any of its Restricted Subsidiaries are located;
(24)     (a) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto or (b) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business or consistent with industry or past practice;
(25)     Liens on cash and any Cash Equivalents used to satisfy or discharge Indebtedness;
(26)     Liens on receivables and related assets incurred in connection with Permitted Receivables Financings;

(27)     (A) receipt of progress payments and advances from customers in the ordinary course of business or consistent with industry or past practice to the extent the same creates a Lien on the related inventory and proceeds thereof and (B) Liens on specific items of inventory or other goods and proceeds of Holdings or any of its Restricted Subsidiaries securing Holdings’ or such Restricted Subsidiary’s accounts payable or similar trade obligations in respect of bankers’ acceptances or documentary or trade letters of credit issued or created for the account of Holdings or such Restricted Subsidiary to facilitate the purchase, shipment or storage of such inventory or other goods;
(28)     Liens securing Hedging Obligations; provided that with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is permitted under this Indenture;
(29)     Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to an Issuer or a Guarantor permitted to be incurred in accordance with Section 4.09;
(30)     Liens in favor of an Issuer or any Guarantor or the Trustee;
(31)     Liens on vehicles or equipment of Holdings or any of its Restricted Subsidiaries granted in the ordinary course of business or consistent with past practice;
(32)     Liens to secure any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive refinancing, refunding, restatement, exchange, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (11), (12), (16), (17), (32), (33) and (34) of this definition; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien, plus accessions, additions and improvements on such property and after-acquired property that by the terms of such Indebtedness require or include a pledge of after-acquired property and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (11), (12), (16), (17), (32), (33) and (34) of this definition at the time the original Lien became a Permitted Lien under this Indenture, and (y) an amount necessary to pay accrued but unpaid interest on such Indebtedness and any dividend, premium (including tender premiums), defeasance costs, underwriting discounts and any fees, costs and expenses (including upfront fees, original issue discount (in lieu of upfront fees) or similar fees) incurred in connection with such modification, refinancing, refunding, extension, renewal or replacement;
(33)     other Liens securing outstanding Indebtedness in an aggregate principal amount not to exceed, together with any Liens securing any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive modification, refinancing, refunding, restatement, exchange, extensions, renewals or replacements) under clause (32) above, the greater of (x) $300.0 million and (y) 19.3% of Consolidated EBITDA of Holdings for the Applicable Measurement Period;
(34)     Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to Section 4.09; provided that, with respect to Liens securing Obligations permitted under this clause (34), at the time of incurrence of such Obligations and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio of Holdings for the Applicable Measurement Period would be no greater than 4.50 to 1.0;

(35)    (a) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar arrangement (including joint venture, licensing or other agreements with Sports Partners in respect of the ownership and operation of RSNs and any other Similar Business), (b) Liens on Equity Interests in joint ventures or similar arrangements; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture or similar arrangement and (c) purchase options, calls, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by Holdings or any of its Subsidiaries in joint ventures or similar arrangements;
(36)    Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of Holdings, any of its Subsidiaries or such Unrestricted Subsidiary;
(37)    agreements to subordinate any interest of Holdings or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by Holdings or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business or consistent with industry or past practice;
(38)    Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness;
(39)    Liens securing (i) the Secured Notes (other than any Additional Notes) and the related Note Guarantees and (ii) the Existing Secured Notes and any guarantees with respect thereto;
(40)    Liens on deposits taken by a Restricted Subsidiary that constitutes a regulated bank incurred in connection with the taking of such deposits;
(41)    Liens created in connection with a project financed with, and created to secure, Non-Recourse Indebtedness;
(42)    Liens relating to future escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose;
(43)    [reserved];
(44)    security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of Holdings or any of its Restricted Subsidiaries in the ordinary course of business or consistent with industry or past practice;
(45)    Liens securing Cash Management Obligations owed by Holdings or any of its Restricted Subsidiaries to any lender under the Senior Credit Facilities or any Affiliate of such a lender; and

(46)    Liens solely on any cash earnest money deposits made by Holdings or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement.
For purposes of determining compliance with this definition, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but is permitted to be incurred in part under any combination thereof and of any other available exemption, (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, Holdings may, in its sole discretion, divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion ) such Lien (or any portion thereof) in any manner that complies with this definition and (iii) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (34) above (giving pro forma effect only to the incurrence of such portion of such Indebtedness), Holdings, in its sole discretion, may divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (34) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.
For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.
“Permitted Parent” means any Parent Entity that at the time it became a Parent Entity of Holdings was a Permitted Holder pursuant to clause (1) of the definition thereof and was not formed in connection with, or in contemplation of, a transaction that (assuming such parent was not formed) would otherwise constitute a Change of Control.
“Permitted Plan” means any employee benefits plan of Holdings or its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.
“Permitted Receivables Financing” means, collectively, (a) with respect to receivables (including, without limitation, trade and lease receivables), term securitizations, other receivables securitizations or other similar financings (including any factoring program) in an aggregate outstanding amount under this clause (a) not to exceed the greater of $620.0 million and 40.0% of Consolidated EBITDA for the Applicable Measurement Period (the “Permitted Receivables Financing Cap”) (provided that with respect to Permitted Receivables Financings incurred in the form of a factoring program under this clause (a), the outstanding amount of such Permitted Receivables Financing for the purposes of this definition shall be deemed to be equal to the Permitted Receivables Net Investment for the Applicable Measurement Period), so long as such financings are non‑recourse to Holdings and its Restricted Subsidiaries, other than any Receivables Subsidiary (except for customary representations, warranties, covenants and indemnities made in connection with such facilities), (b) any modifications, refinancings, renewals, replacements or extensions thereof; provided that, in the case of this clause (b), the terms of the applicable Permitted Receivables Financing, after giving effect to any modifications, refinancings, renewals, replacements or extensions thereof would satisfy the requirements set forth in clause (a) above and (c) the financings and factoring facilities existing on the Issue Date (if any) and any modifications, refinancings, renewals, replacements or extensions thereof; provided that any recourse to Holdings and its Restricted Subsidiaries (other than any Receivables Subsidiary) is not expanded in any material respect by any such modification, refinancing, renewal, replacement or extension and the aggregate outstanding amount of such facilities is not increased after the Issue Date, in each case, except to the extent such recourse or increase would otherwise be permitted by clause (a) above (and is deemed a usage thereof).

“Permitted Receivables Financing Cap” has the meaning assigned to such term in the definition of the term “Permitted Receivables Financing.”
“Permitted Receivables Net Investment” means the aggregate cash amount paid by the purchasers under any Permitted Receivables Financing in the form of a factoring program in connection with their purchase of accounts receivable and customary related assets or interests therein, as the same may be reduced from time to time by collections with respect to such accounts receivable and related assets or otherwise in accordance with the terms of such Permitted Receivables Financing (but excluding any such collections used to make payments of commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing in the form of a factoring program which are payable to any Person other than Holdings or a Restricted Subsidiary).
“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s Immediate Family Members, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants and (b) without duplication with any of the foregoing, such Person’s successors, heirs, executors and/or administrators upon the death of such Person and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in Holdings.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
“Private Placement Legend” means the legend set forth in Section 2.06(f)(i) to be placed on all Secured Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.
“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (other than Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise (including through the purchase of Capital Stock of any Person owning such property or assets).
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.
“Rating Agency” means (1) S&P, Moody’s and Fitch or (2) if S&P, Moody’s or Fitch or each of them shall not make a corporate rating with respect to an Issuer (or any Parent Guarantor) or a rating on the Secured Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Holdings, which shall be substituted for any or all of S&P, Moody’s or Fitch, as the case may be, with respect to such corporate rating or the rating of the Secured Notes, as the case may be.

“Rating Decline” means, with respect to the Secured Notes, the occurrence of a decrease in the rating of the Secured Notes by one or more gradations by either Rating Agency in the event the Secured Notes are rated by two Rating Agencies, or from any two of three Rating Agencies in the event the Secured Notes are rated by three Rating Agencies (in each case, including gradations within the rating categories, as well as between categories), within 60 days before or after the earlier of (x) a Change of Control, (y) the date of public notice of the occurrence of a Change of Control or (z) public notice of the intention of Holdings to effect a Change of Control (which 60-day period shall be extended so long as the rating of the Secured Notes is under publicly announced consideration for possible downgrade by either of such Rating Agencies); provided, however, that a Rating Decline otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Decline for purposes of the definition of Change of Control Triggering Event) unless each of such Rating Agencies making the reduction in rating to which this definition would otherwise apply announces or publicly confirms or informs the Trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Decline); provided, further, that notwithstanding the foregoing, a Rating Decline shall not be deemed to have occurred so long as the Secured Notes have an Investment Grade Rating from both Rating Agencies in the event the Secured Notes are rated by two Rating Agencies, or from at least two of three Rating Agencies in the event the Secured Notes are rated by three Rating Agencies.
“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Receivables Subsidiary in connection with, any Permitted Receivables Financing.
“Receivables Subsidiary” means any Special Purpose Entity established in connection with a Permitted Receivables Financing.
“Record Date” for the interest, if any, payable on any Interest Payment Date on the Secured Notes means the date specified for that purpose as contemplated by Section 2.01.
“Redemption Date”, when used with respect to any Secured Note to be redeemed, means the date fixed for such redemption by or pursuant to this Indenture.
“Redemption Price”, when used with respect to any Secured Note to be redeemed, means the price at which such Secured Note is to be redeemed pursuant to this Indenture.
“Regulation S” means Regulation S promulgated under the Securities Act.
“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.
“Regulation S Permanent Global Note” means, with respect to the Secured Notes, a permanent Global Note substantially in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the corresponding Regulation S Temporary Global Note representing the Secured Notes upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means, with respect to the Secured Notes, a temporary Global Note substantially in the form of Exhibit A hereto, bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Secured Notes initially sold in reliance on Rule 903.
“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(f)(iii).
“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by Holdings or a Restricted Subsidiary in exchange for assets transferred by Holdings or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
“Responsible Officer” means, when used with respect to the Trustee, any officer of the Trustee within its corporate trust department, including any vice president, assistant secretary, senior associate, associate, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.
“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
“Restricted Global Note” means a Global Note bearing the Private Placement Legend.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.
“Restricted Subsidiary” means, at any time, with respect to any Person, any direct or indirect Subsidiary of such Person (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” Unless the context otherwise requires, any references to Restricted Subsidiary refer to a Restricted Subsidiary of Holdings.
“RSN Acquisition” means the acquisition of all of the issued and outstanding limited liability company interests, or other ownership interests in, Fox Sports Net, LLC, a Delaware limited liability company, pursuant to the Acquisition Agreement.
“RSNs” means any regional sports networks owned or held by Holdings and the Restricted Subsidiaries on or after the Issue Date.
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.
“Rule 904” means Rule 904 promulgated under the Securities Act.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.
“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by Holdings or any of its Restricted Subsidiaries of any real property or tangible personal property, which property has been or is to be sold or transferred by Holdings or such Restricted Subsidiary to a third Person in contemplation of such leasing.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Lien Collateral Agent” means the Second Lien Representative for the holders of any initial Second Lien Obligations.
“Second Lien Intercreditor Agreement” means an intercreditor agreement among Issuers, the Guarantors, the Notes Collateral Agent, the Existing Secured Notes Collateral Agent, the Bank Collateral Agent, any other Collateral Agents and the applicable Second Lien Collateral Agent with respect to any indebtedness of the Issuers or Guarantors secured by the Collateral with a Junior Lien Priority relative to the First Lien Obligations, substantially in the form of Exhibit G (with such modifications thereto that are not materially adverse to Holders of the Secured Notes, taken as a whole, as determined by the Issuers in good faith), as it may be amended or otherwise modified from time to time in accordance with this Indenture.
“Second Lien Obligations” means the Obligations with respect to Indebtedness permitted to be incurred under this Indenture, which is by its terms intended to be secured by the Collateral with a Junior Lien Priority relative to the Secured Notes; provided such Lien is permitted to be incurred under this Indenture; provided, further, that the holders of such Indebtedness or their Second Lien Representative shall become party to the Second Lien Intercreditor Agreement and any other applicable Intercreditor Agreements.
“Second Lien Representative” means any duly authorized representative of any holders of Second Lien Obligations, which representative is named as such in the Second Lien Intercreditor Agreement or any joinder thereto.
“Second Lien Secured Parties” means the holders from time to time of any other Second Lien Obligations, the Second Lien Collateral Agent and each other Second Lien Representative.
“Second Lien Security Agreement” means any security agreement covering a portion of the Collateral to be entered into by the Issuers, the Guarantors and a Second Lien Representative.
“Second Lien Security Documents” means, collectively, the Second Lien Intercreditor Agreement, the Second Lien Security Agreement, other security agreements relating to the Collateral and the mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states) applicable to the Collateral, as amended, amended and restated, modified, renewed or replaced from time to time.

“Secured Indebtedness” means any Indebtedness of Holdings or any of its Restricted Subsidiaries secured by a Lien.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Security Agreement” means that certain Collateral Agreement, to be dated as of the Issue Date, among the Issuer, the Guarantors and the Notes Collateral Agent, substantially in the form of Exhibit E (with such modifications thereto that are not materially adverse to Holders of the Secured Notes, taken as a whole, as determined by the Issuers in good faith), as it may be amended or otherwise modified from time to time in accordance with this Indenture.
“Security Documents” means, collectively, the First Lien Intercreditor Agreement, the Security Agreement, other security or intercreditor agreements relating to the Collateral to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states applicable to the Collateral), each for the benefit of the Notes Collateral Agent, as amended, amended and restated, modified, renewed or replaced from time to time.
“Senior Credit Facilities” means the term loan facility and revolving credit facility under the credit agreement, dated as of August 23, 2019, by and among Diamond Sports Group, Holdings and the other guarantors party thereto, the lenders party thereto and the other agents party thereto as the same may be in effect from time to time, including, in each case, any related notes, mortgages, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any appendices, exhibits, annexes or schedules to any of the foregoing (as the same may be in effect from time to time) and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements, exchanges or refinancings thereof, in whole or in part, and any financing arrangements that amend, supplement, modify, extend, renew, restate, refund, replace, exchange or refinance any part thereof, including, without limitation, any such amended, supplemented, modified, extended, renewed, restated, refunding, replacement, exchanged or refinancing financing arrangement that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders, investors, holders or otherwise.
“Senior Credit Facility Obligations” means the “Secured Obligations” as defined in the Senior Credit Facilities.
“Senior Credit Facility Secured Parties” means the “Secured Parties” as defined in the Senior Credit Facilities.
“Senior Indebtedness” means:
(1)    all Indebtedness of an Issuer or any Guarantor outstanding under the Senior Credit Facilities, the Existing Secured Notes, the Secured Notes or Senior Notes and related Note Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of an Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of an Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)    all (a) Hedging Obligations (and guarantees thereof) and (b) Cash Management Obligations (and guarantees thereof); provided that such Hedging Obligations and Cash Management Obligations, as the case may be, are permitted to be incurred under the terms of this Indenture;
(3)    any other Indebtedness of an Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Secured Notes or any related Note Guarantee; and
(4)    all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);
provided, however, that Senior Indebtedness shall not include:
(a)    any obligation of such Person to Holdings or any of its Subsidiaries;
(b)     any liability for federal, state, local or other taxes owed or owing by such Person;
(c)     any accounts payable or other liability to trade creditors arising in the ordinary course of business;
(d)     any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or
(e)     that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.
“Senior Notes” means the 6.625% Senior Notes due 2027, issued by the Issuers on August 2, 2019, in the original aggregate principal amount of $1,825.0 million.
“Series” means (1) with respect to the First Lien Secured Parties, each of (i) the Senior Credit Facility Secured Parties (in their capacities as such), (ii) the Existing Secured Notes Secured Parties (in their capacities as such), (iii) the Notes Secured Parties (in their capacities as such) and (iv) the Additional First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement (or such other intercreditor agreement having substantially similar terms as the First Lien Intercreditor Agreement, taken as a whole, that replaces the First Lien Intercreditor Agreement) after the date hereof that are represented by a common representative (in its capacity as such for such Additional First Lien Secured Parties) and (2) with respect to any First Lien Obligations, each of (i) the Senior Credit Facility Obligations, (ii) the Existing Secured Notes Obligations, (iii) the Notes Obligations and (iv) the Additional First Lien Obligations incurred pursuant to any applicable agreement, which are to be represented under the First Lien Intercreditor Agreement (or under such other intercreditor agreement having substantially similar terms as the First Lien Intercreditor Agreement, taken as a whole, that replaces the First Lien Intercreditor Agreement) by a common representative (in its capacity as such for such Additional First Lien Obligations).
“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of Holdings within the meaning under Rule 1-02 of Regulation S-X promulgated by the SEC.

“Similar Business” means any business conducted or proposed to be conducted by Holdings and its Restricted Subsidiaries on the Issue Date or any business that is similar (including, without limitation, any television, radio, print, digital, online, entertainment, broadcasting, publishing, streaming, marketing, data gathering and harvesting, technology, media or telecom business, including sports team broadcasting, ownership or management thereof, and any sports gaming or wagering business), complementary, reasonably related, synergistic, incidental or ancillary thereto, or is a reasonable extension, development or expansion thereof.
“Sinclair” means Sinclair Broadcast Group, Inc., a Maryland corporation.
“Special Purpose Entity” means a direct or indirect subsidiary of Holdings, whose organizational documents contain restrictions on its purpose and activities and impose requirements intended to preserve its separateness from Holdings and/or one or more Subsidiaries of Holdings.
“Specified Event” has the meaning given to such term in the definition of “Consolidated EBITDA.”
“Specified Ratios” means the Consolidated Secured Debt Ratio, the Consolidated Total Debt Ratio and the Fixed Charge Coverage Ratio.
“Sports Partners” means MLB Teams, other sports teams, leagues, athletic conferences, schools, cable networks or other Persons with whom Holdings and/or its Subsidiaries enter into joint venture, licensing or other agreements in respect of the ownership and operation of RSNs and any other Similar Business.
“Stated Maturity”, when used with respect to any Secured Note or any installment of principal thereof or interest thereon, means the date specified in such Secured Note as the fixed date on which the principal of such Secured Note or such installment of principal or interest is due and payable. The Stated Maturity of the Secured Notes is December 1, 2026.
“STG” means Sinclair Television Group, Inc., a Maryland corporation.
“Subordinated Indebtedness” means, with respect to the Secured Notes,
(1)     any Indebtedness of an Issuer which is by its terms subordinated in right of payment to the Secured Notes, and
(2)     any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Note Guarantee of such entity of the Secured Notes.
“Subsidiary” means, with respect to any Person:
(1)    any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)    any partnership, joint venture, limited liability company or similar entity of which
(a)    more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and
(b)    such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
For the avoidance of doubt, any entity that is owned at a 50% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Indenture, regardless of whether such entity is consolidated on Holdings’ or any of its Restricted Subsidiaries’ financial statements. Notwithstanding anything to the contrary in the foregoing, however, Marquee shall be a “Subsidiary” so long as Marquee is consolidated on the consolidated financial statements of Holdings (or any applicable Parent Entity) delivered pursuant to Section 4.03.
“Subsidiary Guarantor” means a Guarantor that is a Subsidiary of Holdings.
“Total Assets” means, as of any Applicable Calculation Date, with respect to any Person and its Restricted Subsidiaries, the total assets of such Person and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of such Person and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Applicable Calculation Date; provided that, for purposes of testing the covenants under this Indenture in connection with any transaction, the Total Assets of such Person and its Restricted Subsidiaries shall be adjusted to reflect such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.
“Treasury Rate” means, as obtained by Holdings, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to August 15, 2022; provided, however, that if the period from such Redemption Date to August 15, 2022 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.
“Trustee” means U.S. Bank National Association until a successor replaces it and, thereafter, means any such successor.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means with respect to the Secured Notes, a permanent Global Note, substantially in the form of Exhibit A, or in such other form as shall be established in one or more supplemental indentures, in each case, with such appropriate insertions, omissions, substitutions and other variations as are required or not prohibited by this Indenture, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Secured Notes that do not bear the Private Placement Legend.
“Unrestricted Subsidiary” means:
(1)     any Subsidiary of Holdings which at the time of determination is an Unrestricted Subsidiary (as designated by Holdings, as provided below); and
(2)     any Subsidiary of an Unrestricted Subsidiary.
Holdings may designate any Subsidiary of Holdings other than an Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Holdings or any Restricted Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that
(1)     any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by Holdings;
(2)     such designation complies with Section 4.07; and
(3)     each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any Restricted Subsidiary (other than Equity Interests in the Unrestricted Subsidiary).
Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to any such designation, no Event of Default described under clause (1), (2), (6) or (7) of Section 6.01(a) shall have occurred and be continuing or would occur as a consequence thereof and either:
(1)     Holdings could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the Section 4.09(a); or
(2)     the Fixed Charge Coverage Ratio for Holdings and its Restricted Subsidiaries would be equal to or greater than such ratio for Holdings and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.
Any such designation by Holdings shall be notified by Holdings to the Trustee by promptly filing with the Trustee an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:
(1)     direct obligations of, or obligations guaranteed by, the United States of America for the timely payment of which its full faith and credit is pledged; or
(2)     obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.
“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:
(1) the sum of the products of the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by
(2) the sum of all such payments.
“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
Section 1.02.    Other Definitions.

Term	Defined in Section

“Acceptable Commitment”	4.10(b)
“Action”	12.08(v)
“Advance Offer”	4.10(c)
“Advance Portion”	4.10(c)

Term	Defined in Section
“Affiliate Transaction”	4.11(a)
“Applicable Law”	13.11
“Asset Sale Offer”	4.10(c)
“Asset Sale Proceeds Application Period”	4.10(b)
“Authentication Order”	2.02
“CERCLA”	12.08(q)
“Change of Control Offer”	4.14(a)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)(2)
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.16(a)
“Declined Proceeds”	4.10(d)
“Diamond Sports Group”	Preamble
“DTC”	2.03
“Event of Default”	6.01(a)
“Excess Proceeds”	4.10(c)
“First Commitment Application Period”	4.10(b)
“Holdings”	Preamble
“Increased Amount”	4.12(c)
“Issuers”	Preamble
“LCT Election”	1.06(b)
“LCT Test Date”	1.06(b)
“Legal Defeasance”	8.02
“Leverage Excess Proceeds”	4.10(c)
“MD&A”	4.03(a)
“Note Register”	2.03
“Notes Collateral Agent”	Preamble
“Offer Amount”	3.09(b)
“Offer Period”	3.09(b)
“Pari Passu Indebtedness”	4.10(c)
“Paying Agent”	2.03
“Purchase Date”	3.09(b)
“Redemption Date”	3.07(a)
“refinance”	4.09(b)(13)
“Refinancing Indebtedness”	4.09(b)(13)
“Refunding Capital Stock”	4.07(b)(2)
“Registrar”	2.03
“Related Person”	12.08(b)
“Reserved Indebtedness Amount”	4.09(c)(5)
“Restricted Payments”	4.07(a)
“Reversion Date”	4.16(b)

Term	Defined in Section
“Second Change of Control Payment Date”	4.14(e)
“Second Commitment”	4.10(b)
“Secured Notes”	Recitals
“Security Document Order”	12.08(r)
“Subject Lien”	4.12(a)
“Successor Company”	5.01(a)(1)
“Successor Guarantor”	5.01(c)(1)(i)
“Suspended Covenants”	4.16(a)
“Suspension Date”	4.16(a)
“Suspension Period”	4.16(b)
“Treasury Capital Stock”	4.07(b)(2)
“Trustee”	Preamble

Section 1.03.    Incorporation by Reference of Trust Indenture Act.
The Issuers and the Guarantors, if any, shall not be required to qualify this Indenture under the Trust Indenture Act, and the Indenture will not be subject to the terms of the Trust Indenture Act. Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.
The following Trust Indenture Act term used in this Indenture has the following meaning:
“obligor” on the Secured Notes and the Note Guarantees means the Issuers and the Guarantors, respectively, and any successor obligor upon the Secured Notes and the Note Guarantees, respectively.
All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.
Section 1.04.    Rules of Construction.
Unless the context otherwise requires:
(a)    a term has the meaning assigned to it;
(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(c)    “or” is not exclusive;
(d)    words in the singular include the plural, and in the plural include the singular;
(e)    “will” shall be interpreted to express a command;
(f)    provisions apply to successive events and transactions;

(g)    references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;
(h)    unless otherwise specifically indicated, “consolidated” with respect to any Person refers to such Person on a consolidated basis in accordance with GAAP but excluding from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person;
(i)    unless the context otherwise requires, any reference to an “Article,” “Section,” “clause” or “Exhibit” refers to an Article, Section, clause or Exhibit, as the case may be, of this Indenture; and
(j)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause, other subdivision or Exhibit.
Section 1.05.    Acts of Holders.
(a)    Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuers. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Secured Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Issuers, if made in the manner provided in this Section 1.05.
(b)    The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.
(c)    The ownership of Secured Notes shall be proved by the Note Register.
(d)    Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Secured Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuers in reliance thereon, whether or not notation of such action is made upon such Secured Note.
(e)    The Issuers may set a Record Date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuers prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such Record Date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f)    Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Secured Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.05(f) shall have the same effect as if given or taken by separate Holders of each such different part.
(g)    Without limiting the generality of the foregoing, a Holder, including DTC that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.
(h)    The Issuers may fix a Record Date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a Record Date is fixed, the Holders on such Record Date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such Record Date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such Record Date.
Section 1.06.    Calculations.
(a)    So long as there is a Parent Guarantor that is a Parent Entity of Holdings and does not hold any material assets other than, directly or indirectly, the Equity Interests of Holdings (as determined in good faith by the Board or senior management of such Parent Guarantor), any calculations or measure that is determined with reference to Holdings’ consolidated financial statements (including, without limitation, Applicable Measurement Period, Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Consolidated Secured Debt Ratio, Consolidated Total Debt Ratio, Fixed Charge Coverage Ratio, Fixed Charges, Permitted Receivables Financing, Total Assets and clause (2)(a) of Section 4.07(a)) may be determined with reference to such Parent Guarantor’s consolidated financial statements instead.

(b)    When determining compliance with, or inapplicability of, any provision or term of this Indenture in connection with or related to any Limited Condition Transaction and any actions or transactions related or appurtenant thereto, at the option of the Issuers (such election, an “LCT Election”) the date of determination of compliance with, or inapplicability of, such provision or term shall be deemed to be the first date (the “LCT Test Date”) any of the definitive agreements for such Limited Condition Transaction are entered into. If after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related or appurtenant thereto, Holdings or any of its Restricted Subsidiaries would have been permitted or not prohibited to consummate such Limited Condition Transaction and any actions or transactions related or appurtenant thereto on the relevant LCT Test Date in compliance with such term or provision, such term or provision shall be deemed to have been complied with (or satisfied) for all purposes; provided that (a) if financial statements are available for one or more fiscal quarters after such LCT Test Date, Holdings may elect in its sole discretion to determine such compliance or inapplicability of such terms or provisions on the basis of such financial statements, and the LCT Test Date shall be the date of determination of such compliance or inapplicability after the date of availability of such financial statements, (b) no determination of compliance or inapplicability of any such term or provision shall be required at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related or appurtenant thereto and (c) Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate as reasonably determined by Holdings.
For the avoidance of doubt, if the Issuers have made an LCT Election, (1) if any term or provision of this Indenture for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date otherwise not be complied with for any reason, such terms and provisions will nevertheless continue to be determined to be complied with; (2) no such determination of compliance or inapplicability of any such term or provision of this Indenture shall be affected by any subsequent Default or Event of Default and such Default or Event of Default shall be deemed not to have occurred or be continuing solely for purposes of such compliance or inapplicability; and (3) all determinations of compliance with or inapplicability of any term or provision of this Indenture for any action or inaction that are not comprised within the action or inaction contemplated or related to such Limited Condition Transaction after the LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that such Limited Condition Transaction is terminated, expires or is abandoned, shall be determined after giving pro forma effect to such Limited Condition Transaction.
In the event an action or transaction is undertaken by Holdings or any of its Restricted Subsidiaries that may rely on a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio or any other basket, each such action and transaction will be deemed to have been taken first, to the extent available, pursuant to the relevant Fixed Charge Coverage Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio test.

ARTICLE 2

THE SECURED NOTES
Section 2.01.    Form and Dating; Terms.
(a)    General. The Secured Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A, or in such other form as shall be established in one or more supplemental indentures, in each case, with such appropriate insertions, omissions, substitutions and other variations as are required or not prohibited by this Indenture. The Secured Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Secured Notes shall be in denominations of $2,000 and integral multiples of $1,000 thereof.
(b)    Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A, or in such other form as shall be established in one or more supplemental indentures, in each case, with such appropriate insertions, omissions, substitutions and other variations as are required or not prohibited by this Indenture (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A, or in such other form as shall be established in one or more supplemental indentures, in each case, with such appropriate insertions, omissions, substitutions and other variations as are required or not prohibited by this Indenture (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Secured Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Secured Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Secured Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Secured Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.
(c)    Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Secured Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.
Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)    Terms. The terms and provisions contained in the Secured Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture (or, any other Guarantor from time to time party hereto, by its execution and delivery of a supplemental indenture to this Indenture) expressly agree to such terms and provisions and to be bound thereby.
The Secured Notes shall be subject to repurchase by the Issuers pursuant to an Asset Sale Offer as provided in Section 4.10 or a Change of Control Offer as provided in Section 4.14. The Secured Notes shall not be redeemable, other than as provided in Article 3.
Additional Notes ranking pari passu with the Secured Notes may be created and issued from time to time by the Issuers without notice to or consent of the Holders and shall be consolidated with and form a single class with the Secured Notes and shall have the same terms as to status, redemption or otherwise as the Secured Notes; provided that the Issuers’ ability to issue Additional Notes shall be subject to the Issuers’ compliance with Section 4.09; provided further, that if any Additional Notes are not fungible with the Secured Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number and ISIN from the Secured Notes. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.
(e)    Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.
Section 2.02.    Execution and Authentication.
At least one Officer shall execute the Secured Notes on behalf of each of the Issuers by manual, facsimile or electronic (including “.pdf”) signature.
If an Officer whose signature is on a Secured Note no longer holds that office at the time a Secured Note is authenticated, the Note shall nevertheless be valid.
A Secured Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.
At any time and from time to time after the execution and delivery of this Indenture, the Issuers may deliver Notes executed by the Issuers to the Trustee for authentication and delivery and the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Secured Notes for an aggregate principal amount specified in such Authentication Order for the Secured Notes.
In authenticating the Secured Notes, and accepting the additional responsibilities under this Indenture in relation to the Secured Notes, the Trustee shall receive, and, subject to Section 7.01, shall be fully protected in relying upon:
(a)    an Officer’s Certificate delivered in accordance with Sections 13.04 and 13.05; and

(b)    an Opinion of Counsel, delivered in accordance with Sections 13.04 and 13.05, and which shall also state:

(1)    that the form of the Secured Notes has been established in conformity with the Indenture;

(2)    that the terms of the Secured Notes have been established by the Indenture; and

(3)    that the Secured Notes, when authenticated and delivered by the Trustee and issued by the Issuers in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and legally binding obligations of each Issuer, enforceable in accordance with their terms, subject to customary exceptions, limitations, qualifications and other assumptions.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.
Section 2.03.    Registrar and Paying Agent.
The Issuers shall maintain with respect to the Secured Notes an office or agency where Secured Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Secured Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register with respect to the Secured Notes (“Note Register”) and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without prior notice to any Holder. The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. Holdings or any of its Subsidiaries may act as Paying Agent or Registrar.
The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.
The Issuers initially appoint the Trustee to act as the Paying Agent and Registrar for the Secured Notes and to act as Custodian with respect to the Global Notes.

Section 2.04.    Paying Agent to Hold Money in Trust.
The Issuers shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders of any Secured Notes or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest, if any, on the Secured Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it with respect to the Secured Notes to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it with respect to the Secured Notes to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than Holdings or a Subsidiary of Holdings) shall have no further liability for the money. If Holdings or a Subsidiary of Holdings acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee shall serve as Paying Agent for the Secured Notes.
Section 2.05.    Holder Lists.
The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Secured Notes.
Section 2.06.    Transfer and Exchange.
(a)    Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary (x) notifies the Issuers that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 90 days, (ii) Holdings, at its option, notifies the Trustee that it elects to cause the issuance of Definitive Notes, and any Participant requests a Definitive Note in accordance with the Applicable Procedures or (iii) there shall have occurred and be continuing an Event of Default with respect to the Secured Notes. Upon the occurrence of any of the preceding events in (i) or (ii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i) or (ii) above and pursuant to Section 2.06(b)(ii)(B) and Section 2.06(c). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c).

(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(i)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than the firms whose marketing names are listed on the cover of the Offering Memorandum). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof
(ii)    in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).
(ii)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i), the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Secured Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h).
(iii)    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(A)    if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof; or
(B)    if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof.
(iv)    Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:
(1)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(a) thereof; or
(2)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (iv), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
If any such transfer is effected pursuant to subparagraph (iv) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (iv) above.
Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
(c)    Transfer or Exchange of Beneficial Interests for Definitive Notes.
(i)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note , then, upon the occurrence of any of the events in paragraph (i), (ii) or (iii) of Section 2.06(a) and receipt by the Registrar of the following documentation:

(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (2)(a) thereof;
(B)    if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;
(C)    if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;
(D)    if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(a) thereof;
(E)    if such beneficial interest is being transferred to an Issuer or any of the Restricted Subsidiaries or any Guarantor, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof; or
(F)    if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuers shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names the Secured Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.
(ii)    Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii)    Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (i), (ii) or (iii) of Section 2.06(a) and if the Registrar receives the following:
(1)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (1)(b) thereof; or
(2)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (iii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(iv)    Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note , then, upon the occurrence of any of the events in subsection (i), (ii) or (iii) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuers shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names the Secured Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.
(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.
(i)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Secured Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note , then, upon receipt by the Registrar of the following documentation:

(A)    if the Holder of such Restricted Definitive Note proposes to exchange such Secured Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (2)(b) thereof;
(B)    if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;
(C)    if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;
(D)    if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(a) thereof;
(E)    if such Restricted Definitive Note is being transferred to an Issuer or any of the Restricted Subsidiaries or any Guarantor, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof; or
(F)    if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.
(ii)    Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Secured Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:
(1)    if the Holder of such Definitive Notes proposes to exchange the Secured Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(c) thereof; or
(2)    if the Holder of such Definitive Notes proposes to transfer the Secured Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.
(iii)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Secured Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.
If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clause (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):
(i)    Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof if the Registrar receives the following:
(A)    if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;
(B)    if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof; or
(C)    if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications required by item (3) thereof, if applicable.

(ii)    Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:
(1)    if the Holder of such Restricted Definitive Notes proposes to exchange the Secured Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(d) thereof; or
(2)    if the Holder of such Restricted Definitive Notes proposes to transfer the Secured Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (ii), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(iii)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer the Secured Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.
(f)    Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:
(i)    Private Placement Legend.
(A)    Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Secured Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:
“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ‘‘SECURITIES ACT’’), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE ‘‘RESALE RESTRICTION TERMINATION DATE’’) THAT IS ONE YEAR (IN

THE CASE OF NOTES SOLD PURSUANT TO RULE 144A) OR 40 DAYS (IN THE CASE OF NOTES SOLD PURSUANT TO REGULATION S) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A ‘‘QUALIFIED INSTITUTIONAL BUYER’’ AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL ‘‘ACCREDITED INVESTOR’’ WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.”
(B)    Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Secured Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.
(ii)    Global Note Legend. Each Global Note shall bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH

NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
(iii)    Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:
“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”
(g)    [Reserved].

(h)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes , the principal amount of Secured Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note , such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
(i)    General Provisions Relating to Transfers and Exchanges.
(i)    To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.
(ii)    No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05).
(iii)    Neither the Registrar nor the Issuers shall be required to register the transfer of or exchange any Secured Note selected for redemption or tendered (and not withdrawn) for repurchase in whole or in part, except the unredeemed or unpurchased portion of any Secured Note being redeemed or repurchased in part.
(iv)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
(v)    The Issuers shall not be required (A) to issue, to register the transfer of or to exchange any Secured Notes during a period beginning at the opening of business 15 days before the day of any selection of Secured Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Secured Note so selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except the unredeemed portion of any Secured Note being redeemed in part or (C) to register the transfer of or to exchange a Secured Note between a Record Date and the next succeeding Interest Payment Date.

(vi)    Prior to due presentment for the registration of a transfer of any Secured Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Secured Note is registered as the absolute owner of such Secured Note for the purpose of receiving payment of principal of (and premium, if any) and interest on the Secured Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.
(vii)    Upon surrender for registration of transfer of any Secured Note at the office or agency of the Issuers designated pursuant to Section 4.02, the Issuers shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Secured Notes of any authorized denomination or denominations of a like aggregate principal amount.
(viii)    At the option of the Holder, Secured Notes may be exchanged for other Secured Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Secured Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuers shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02.
(ix)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by electronic transmission.
(x)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Secured Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
(xi)    Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.
Section 2.07.    Replacement Notes.
If any mutilated Secured Note is surrendered to the Trustee, the Registrar or the Issuers and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Secured Note, the Issuers shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Secured Note if the Trustee’s requirements are met. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Secured Note is replaced. The Issuers may charge for its expenses in replacing a Secured Note.
Every replacement Secured Note is a contractual obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Secured Notes duly issued hereunder.

Section 2.08.    Outstanding Secured Notes.
The Secured Notes outstanding at any time are all the Secured Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Secured Note does not cease to be outstanding because an Issuer or an Affiliate of an Issuer holds the Note.
If a Secured Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Secured Note is held by a bona fide purchaser.
If the principal amount of any Secured Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.
If the Paying Agent (other than the Issuers, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or the Maturity, money sufficient to pay Secured Notes payable on that date, then on and after that date the Secured Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.
Section 2.09.    Treasury Notes.
In determining whether the Holders of the required principal amount of Secured Notes have concurred in any direction, waiver or consent, Secured Notes owned by the Issuers, or by any Affiliate of the Issuers, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Secured Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Secured Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Secured Notes and that the pledgee is not an Issuer or any obligor upon the Secured Notes or any Affiliate of an Issuer or of such other obligor.
Section 2.10.    Temporary Notes.
Until certificates representing Secured Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Secured Notes. Temporary Secured Notes shall be substantially in the form of certificated Secured Notes but may have variations that the Issuers considers appropriate for temporary Secured Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Secured Notes.
Holders and beneficial holders, as the case may be, of temporary Secured Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Secured Notes under this Indenture.

Section 2.11.    Cancellation.
The Issuers at any time may deliver Secured Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Secured Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Secured Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Secured Notes (subject to the record retention requirement of the Exchange Act). Certification of the disposal of all cancelled Secured Notes shall be delivered to the Issuers upon their written request. The Issuers may not issue new Secured Notes to replace Secured Notes that have been paid or that have been delivered to the Trustee for cancellation.
Section 2.12.    Defaulted Interest.
If the Issuers default in a payment of interest on the Secured Notes, they shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special Record Date, in each case at the rate provided in the Secured Notes and in Section 4.01. The Issuers shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Secured Note and the date of the proposed payment, and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special Record Date and payment date; provided that no such special Record Date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuers of such special Record Date. At least 15 days before the special Record Date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) shall send or cause to be sent to each Holder of such Secured Notes a notice at his or her address as it appears in the Note Register that states the special Record Date, the related payment date and the amount of such interest to be paid.
Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Secured Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Secured Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Secured Note.
Section 2.13.    CUSIP Numbers.
The Issuers in issuing the Secured Notes may use CUSIP or ISIN numbers or both numbers (if then generally in use) and, if so, the Trustee shall use CUSIP or ISIN numbers or both numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Secured Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Secured Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers will as promptly as practicable notify the Trustee of any change in the CUSIP or ISIN numbers of any Secured Notes.

ARTICLE 3

REDEMPTION
Section 3.01.    Notices to Trustee.
If the Issuers elect to redeem Secured Notes pursuant to the optional redemption terms set forth in this Indenture, they shall furnish to the Trustee, at least 5 Business Days (or such shorter time period as the Trustee may agree) before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 3.03, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Secured Note and/or Section of this Indenture governing the Secured Notes, as applicable, pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Secured Notes to be redeemed and (iv) the Redemption Price.
Section 3.02.    Selection of Secured Notes to Be Redeemed or Purchased.
If less than all of the Secured Notes are to be redeemed or purchased in an offer to purchase at any time, the Secured Notes shall be selected for redemption or repurchase by lot, pro rata, or by such other method the Trustee considers fair and appropriate; provided that if the Secured Notes are represented by Global Notes, interests in the Secured Notes shall be selected for redemption or repurchase by DTC in accordance with its standard procedures therefor. The Secured Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 15 nor more than 60 days prior to the Redemption Date from the outstanding Secured Notes not previously called for redemption or purchase.
The Trustee shall promptly notify the Issuers in writing of the Secured Notes selected for redemption or purchase and, in the case of any Secured Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Secured Notes and portions of Secured Notes selected shall be in amounts of $1,000 or whole multiples of $1,000 in excess thereof; no Secured Notes of $2,000 or less can be redeemed or repurchased in part, except that if all of the Secured Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Secured Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to the Secured Notes called for redemption or purchase also apply to portions of Secured Notes called for redemption or purchase.
Section 3.03.    Notice of Redemption.
Subject to Section 3.09, the Issuers shall deliver electronically, mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 15 days but, except as set forth in the last paragraph of this Section 3.03, not more than 60 days before the Redemption Date or purchase date to each Holder of Secured Notes to be redeemed at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11. Notices of redemption may be conditional.
The notice shall identify the Secured Notes to be redeemed and shall state:
(a)    the Redemption Date;
(b)    the Redemption Price;

(c)    if any Secured Note is to be redeemed or purchased in part only, the portion of the principal amount of that Secured Note that is to be redeemed or purchased and that, with respect to the Secured Notes represented by Definitive Notes after the Redemption Date upon surrender of such Secured Note, a new Secured Note or Secured Notes in a principal amount equal to the unredeemed or unpurchased portion of the original Secured Note representing the same indebtedness to the extent not redeemed or repurchased will be issued in the name of the Holder of the Secured Notes upon cancellation of the original Secured Note; provided that the new Secured Notes will be only issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof;
(d)    the name and address of the Paying Agent;
(e)    that Secured Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;
(f)    that, unless the Issuers default in making such redemption payment, interest on Secured Notes called for redemption ceases to accrue on and after the Redemption Date;
(g)    the paragraph or subparagraph of the Secured Notes and/or Section of this Indenture governing the Secured Notes, as applicable, pursuant to which the Secured Notes called for redemption are being redeemed;
(h)    that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Secured Notes; and
(i)    if in connection with a redemption of Secured Notes pursuant to Section 3.07, any condition to such redemption.
A notice of redemption need not set forth the exact Redemption Price but only the manner of calculation thereof.
Notice of any redemption of, or any offer to purchase, the Secured Notes may, at the Issuers’ discretion, be given in connection with an Equity Offering, other transaction (or series of related transactions) or an event that constitutes a Change of Control and prior to the completion or the occurrence thereof, and any such redemption or purchase may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related Equity Offering, transaction or event, as the case may be. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the redemption or purchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the redemption or purchase date or by the redemption or purchase date as so delayed, or such notice or offer may be rescinded at any time in the Issuers’ discretion if the Issuers reasonably believe that any or all of such conditions will not be satisfied (or waived). In addition, the Issuers may provide in such notice that payment of the redemption or purchase price and performance of the Issuers’ obligations with respect to such redemption or offer to purchase may be performed by another Person.

Section 3.04.    Effect of Notice of Redemption or Purchase.
Once a notice of redemption is sent (including electronically) in accordance with Section 3.03, Secured Notes called for redemption or purchase become irrevocably due and payable on the Redemption Date or purchase date, as applicable, at the Redemption Price or purchase price, as applicable, unless such redemption or purchase is conditioned on the happening of a future event. The notice, if sent in a manner herein provided (including electronically), shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Secured Note designated for redemption or purchase in whole or in part shall not affect the validity of the proceedings for the redemption or purchase of any other Note or portions thereof. Subject to Section 3.05, on and after the Redemption Date or purchase date, as applicable, interest shall cease to accrue on Secured Notes or portions of Secured Notes called for redemption or purchase.
Section 3.05.    Deposit of Redemption or Purchase Price.
Prior to noon (New York City time) on the Redemption Date or purchase date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the Redemption Price or purchase price of and accrued and unpaid interest on all Secured Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the Redemption Price of, and accrued and unpaid interest on, all Secured Notes to be redeemed or purchased.
If the Issuers comply with the provisions of the preceding paragraph, on and after the Redemption Date or purchase date, interest shall cease to accrue on the Secured Notes or the portions of Secured Notes called for redemption or purchase. If a Secured Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date or purchase date shall be paid to the Person in whose name such Secured Note was registered at the close of business on such Record Date. If any Secured Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date or purchase date not paid on such unpaid principal, in each case at the rate provided in the Secured Notes and in Section 4.01.
Section 3.06.    Notes Redeemed or Purchased in Part.
Upon surrender of a Secured Note that is redeemed or purchased in part, the Issuers shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be issued in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07.    Optional Redemption.
(a)    At any time prior to August 15, 2022, the Issuers may, at their option and on one or more occasions, redeem all or a part of the Secured Notes, upon notice as described in Section 3.03, at a redemption price equal to 100% of the principal amount of the Secured Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption (any applicable date of redemption hereunder, the “Redemption Date”), subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date.
(b)    On and after August 15, 2022, the Issuers may, at their option and on one or more occasions, redeem the Secured Notes, in whole or in part, upon notice as described under Section 3.03, at the redemption prices (expressed as percentages of the principal amount of the Secured Notes to be redeemed) set forth in this Section 3.07(b), plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date, if redeemed during the twelve-month period beginning on August 15 of each of the years indicated below:

Year	Percentage
2022	102.688%
2023	101.344%
2024 and thereafter	100.000%

(c)    Prior to August 15, 2022, the Issuers may, at their option, upon notice as described in Section 3.03, on one or more occasions redeem, in an amount equal to or less than the net cash proceeds from one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to an Issuer, up to 40% of the aggregate principal amount of Secured Notes (including Additional Notes) issued under this Indenture at a redemption price (as calculated by Holdings) equal to (i) 105.375% of the aggregate principal amount thereof being redeemed, plus (ii) accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date; provided that (a) at least 50% of the sum of the aggregate principal amount of Secured Notes originally issued under this Indenture on the Issue Date (but excluding any Additional Notes issued under this Indenture after the Issue Date) remains outstanding immediately after the occurrence of each such redemption and (b) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(d)    Notwithstanding the foregoing, in connection with any tender offer for the Secured Notes, if Holders of not less than 90% in aggregate principal amount of the outstanding Secured Notes validly tender and do not withdraw such Secured Notes in such tender offer and the Issuers, or any third party approved in writing by Holdings making such tender offer in lieu of the Issuers, purchases all of the Secured Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 15 nor more than 60 days’ prior notice, given not more than 60 days following any such purchase date, to redeem (with respect to the Issuers) or purchase (with respect to a third party) all Secured Notes that remain outstanding following such purchase at a price equal to the price paid to each other Holder in such tender offer (which may be less than par) plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date or purchase date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date or purchase date.
(e)    The Secured Notes may be redeemed under the circumstances and in accordance with Section 4.14(e).
(f)    Notice of any redemption of the Secured Notes may, at the Issuers’ discretion, be given in connection with an Equity Offering, one or more other transactions or series of related transactions or an event that constitutes a Change of Control and prior to the completion or the occurrence thereof and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related transaction(s) or event(s), as the case may be, in accordance with Section 3.03.
(g)    [Reserved].
(h)    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through Section 3.06.
(i)    The Issuers and their affiliates may at any time and from time to time purchase Secured Notes by means other than a redemption, whether by a tender offer, open market purchases, privately negotiated transactions or otherwise.
Section 3.08.    Mandatory Redemption.
The Issuers shall not be required to make any mandatory redemption or sinking fund payments with respect to any Secured Notes.
Section 3.09.    Offers to Repurchase by Application of Excess Proceeds.
(a)    In the event that, pursuant to Section 4.10, the Issuers shall be required to commence an Asset Sale Offer, they shall follow the procedures specified below.

(b)    The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of all Secured Notes and, if required, Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Secured Notes and Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Secured Notes so purchased shall be made in the same manner as interest payments are made.
(c)    If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Secured Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.
(d)    Upon the commencement of an Asset Sale Offer, the Issuers shall send, electronically or by first-class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:
(1)    that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer shall remain open;
(2)    the Offer Amount, the purchase price and the Purchase Date;
(3)    that any Secured Note not tendered or accepted for payment shall continue to accrue interest;
(4)    that, unless the Issuers default in making such payment, any Secured Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;
(5)    that Holders electing to have a Secured Note purchased pursuant to an Asset Sale Offer may elect to have Secured Notes purchased in amounts of $1,000 or whole multiples of $1,000 in excess thereof only;
(6)    that Holders electing to have a Secured Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Secured Note completed, or transfer by book-entry transfer, to the Issuers, the Depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;
(7)    that Holders shall be entitled to withdraw their election if the Issuers, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, electronic transmission or letter setting forth the name of the Holder, the principal amount of the Secured Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Secured Note purchased;

(8)    that, if the aggregate principal amount of Secured Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Offer Amount, the Secured Notes and such Pari Passu Indebtedness shall be selected to be purchased on a pro rata basis based on the accreted value or principal amount of the Secured Notes or such Pari Passu Indebtedness tendered (with such adjustments so that only Secured Notes in denominations of $1,000, or integral multiples of $1,000 in excess thereof, shall be purchased; provided that no Secured Notes of $2,000 or less can be redeemed in part, except that if all of the Secured Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Secured Notes of such Holder, even if not a multiple of $1,000, shall be redeemed or purchased); and
(9)    that Holders whose Secured Notes were purchased only in part shall be issued new Secured Notes equal in principal amount to the unpurchased portion of the Secured Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.
(e)    On or before the Purchase Date, the Issuers shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Secured Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Secured Notes tendered and (2) deliver or cause to be delivered to the Trustee the Secured Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Secured Notes or portions thereof so tendered.
(f)    The Issuers, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Secured Notes properly tendered by such Holder and accepted by the Issuers for purchase, and the Issuers shall promptly issue a new Secured Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Secured Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Secured Note) in a principal amount equal to any unpurchased portion of the Secured Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Secured Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Secured Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.
Other than as specifically provided in this Section 3.09 or Section 4.10, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through Section 3.06.

ARTICLE 4
COVENANTS
Section 4.01.    Payment of Secured Notes.
The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on the Secured Notes on the dates and in the manner provided in the Secured Notes; provided that all payments of principal, premium, if any, and interest with respect to the Secured Notes represented by one or more Global Notes registered in the name of or held by DTC or its nominee will be made in accordance with DTC’s applicable procedures. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent (other than Holdings or a Subsidiary thereof) holds as of noon (New York City time) on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. If an Interest Payment Date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest on such payment will accrue in respect of the delay.
The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the interest rate on the Secured Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same rate to the extent lawful.
Section 4.02.    Maintenance of Office or Agency.
The Issuers shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Secured Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Secured Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
The Issuers may also from time to time designate one or more other offices or agencies where Secured Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03.

Section 4.03.    Reports and Other Information.
(a)    So long as any Secured Notes are outstanding, Holdings shall have its annual consolidated financial statements audited by a nationally recognized firm of independent auditors and its interim consolidated financial statements reviewed by a nationally recognized firm of independent auditors in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants (or any similar replacement standard). In addition, so long as any Secured Notes are outstanding, Holdings shall furnish to the Holders (x) all annual and quarterly financial statements substantially in forms that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q of Holdings, if Holdings were required to file such forms, plus a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”) and (y) with respect to the annual financial statements only, a report on the annual financial statements by Holdings’ independent registered public accounting firm; provided, however, that (i) in no event shall such reports be required to comply with Rules 3-09, 3-10 or 3-16 of Regulation S-X promulgated by the SEC from time to time and (ii) in no event shall such reports be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein; and provided further that Holdings will not be required to furnish to the Holders a separate MD&A of Holdings if and to the extent that the MD&A of any Parent Entity (including Sinclair) includes a discussion of Holdings (in the form of segment reporting or otherwise), which includes financial information not materially different (in the good faith judgment of Holdings) than the financial information required pursuant to clause (x) above for the relevant period.
(b)    All such annual reports (commencing with the fiscal year ending December 31, 2020) shall be furnished within 120 days after the end of the fiscal year to which they relate, and all such quarterly reports (commencing with the fiscal quarter ending June 30, 2020) shall be furnished within 60 days after the end of the fiscal quarter to which they relate (provided that the quarterly report for the fiscal quarter ending June 30, 2020 shall be furnished within 75 days after the end of the fiscal quarter to which they relate). In addition, the quarterly and annual financial information required by this paragraph will include (whether provided in such reports or in supplemental reports) the percentages of the total assets, total liabilities and total Consolidated EBITDA of Holdings and its Subsidiaries represented by (i) all Subsidiaries of Holdings that are not Guarantors and (ii) all Unrestricted Subsidiaries of Holdings.
(c)    Holdings shall make available such information and such reports to the Trustee under this Indenture, to any Holder of the Secured Notes and, upon request, to any beneficial owner of the Secured Notes, in each case by posting such information on its website, or on Intralinks or any comparable password-protected online data system which shall require a confidentiality acknowledgment, and shall make such information readily available to any Holder of the Secured Notes, any bona-fide prospective investor in the Secured Notes, any securities analyst (to the extent providing analysis of investment in the Secured Notes) or any market maker in the Secured Notes who agrees to treat such information as confidential or accesses such information on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment; provided that Holdings shall post such information thereon and make readily available any password or other login information to any such Holder of the Secured Notes, bona-fide prospective investor, securities analyst or market maker; provided, further, that Holdings may deny access to any competitively-sensitive information otherwise to be provided pursuant to this Section 4.03 to any such Holder, bona-fide prospective investor, security analyst or market maker that is a competitor of Holdings and its Subsidiaries to the extent that Holdings determines in good faith that the provision of such information to such Person would be competitively harmful to Holdings and its Subsidiaries.

(d)    To the extent not satisfied by the foregoing, Holdings shall furnish to prospective investors of the Secured Notes, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Secured Notes are not freely transferable under the Securities Act.
(e)    Any Parent Entity may satisfy the obligations of Holdings set forth in this Section 4.03 by providing the requisite financial and other information of such Parent Entity instead of Holdings; provided that to the extent such Parent Entity holds assets (other than its direct or indirect interest in Holdings and its Restricted Subsidiaries) that exceeds the lesser of (i) 1.0% of the Total Assets of such Parent Entity and its Restricted Subsidiaries and (ii) 1.0% of the total revenue for the preceding fiscal year of such Parent Entity and its Restricted Subsidiaries, then such information related to such Parent Entity shall be accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information of such Parent Entity, on the one hand, and the information relating to Holdings and its Subsidiaries on a stand-alone basis, on the other hand.
(f)    Holdings shall be deemed to have furnished the financial statements, the MD&A and such reports on the annual financial statements referred to in Section 4.03(a) if Holdings or any Parent Entity of Holdings has filed reports containing such information (or any such information of a Parent Entity in accordance with Section 4.03(e)) with the SEC.
(g)    Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).
Section 4.04.    Compliance Certificate.
(a)    Holdings shall deliver to the Trustee, within 120 days after the end of each fiscal year of Holdings, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of Holdings and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether Holdings and its Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge Holdings and its Restricted Subsidiaries have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuers are taking or propose to take with respect thereto).
(b)    When any Default has occurred and is continuing under this Indenture Holdings shall promptly (which shall be no more than thirty (30) days) deliver to the Trustee an Officer’s Certificate specifying such Default and what action the Issuers propose to take with respect thereto.

Section 4.05.    Taxes.
Holdings shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Secured Notes.
Section 4.06.    Stay, Extension and Usury Laws.
The Issuers and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuers and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.07.    Limitation on Restricted Payments.
(a)    From and after the Issue Date, Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:
(I)    declare or pay any dividend or make any payment or distribution on account of Holdings’, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:
(i)    dividends, payments or distributions by Holdings payable solely in Equity Interests (other than Disqualified Stock) of Holdings or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock); or
(ii)    dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payments or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution as required by its Equity Interests in such class or series of securities;
(II)    purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Holdings or any Parent Entity, including in connection with any merger, amalgamation or consolidation, in each case, owned by a Person other than Holdings or a Restricted Subsidiary;
(III)    make any principal payment on, or redeem, repurchase, defease, discharge or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:
(a)    Indebtedness permitted to be incurred or issued under any or all of clauses (7), (8) or (9) of Section 4.09(b); or

(b)    the redemption, defeasance, purchase, repurchase, discharge or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of redemption, defeasance, purchase, repurchase, discharge or acquisition; or
(IV)    make any Restricted Investment
(all such payments and other actions set forth in clauses (I) through (IV) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
(1)    no Event of Default described under clause (1), (2), (6) or (7) of Section 6.01(a) shall have occurred and be continuing or would occur as a consequence thereof; and
(2)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (6)(c) and (8) of Section 4.07(b), but excluding all other Restricted Payments permitted by Section 4.07(b)), is less than the sum of (without duplication):
(a)    100% of the (i) Consolidated EBITDA of Holdings (including any predecessor of Holdings) for the period (taken as one accounting period) beginning on the first day of the fiscal quarter during which the Issue Date occurs to the end of Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated EBITDA for such period is a negative figure, minus 100% of such negative figure, less (ii) 1.4 times Fixed Charges for the period (taken as one accounting period) described in clause (i); plus
(b)    100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by Holdings and its Restricted Subsidiaries since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b)) from the issue or sale of:
(i)    (A) Equity Interests of Holdings, including Treasury Capital Stock, but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:
(x)    Equity Interests to any employee, director or consultant of Holdings, its Subsidiaries or any Parent Entity after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b); and
(y)    Designated Preferred Stock; and

(B)    Equity Interests of Parent Entities, to the extent such net cash proceeds and the fair market value of marketable securities or other property are contributed to Holdings (excluding contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b)); or
(ii)    Indebtedness or Disqualified Stock of Holdings or any Restricted Subsidiary that has been converted into or exchanged for or satisfied with such Equity Interests (other than Disqualified Stock) of Holdings or a Parent Entity;
provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock applied in accordance with Section 4.07(b)(2), (X) Equity Interests (or Indebtedness that has been converted or exchanged for Equity Interests) of Holdings sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted or exchanged into Disqualified Stock or (Z) Excluded Contributions; plus
(c)    100% of the aggregate amount of cash or Cash Equivalents and the fair market value of marketable securities or other property contributed to the capital of Holdings or a Restricted Subsidiary, or that becomes part of the capital of Holdings or a Restricted Subsidiary through consolidation or merger, following the Issue Date (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b), (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions); plus
(d)    100% of the aggregate amount received in cash or Cash Equivalents and the fair market value of marketable securities or other property received by Holdings or a Restricted Subsidiary by means of:
(i)    the sale or other disposition (other than to Holdings or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by Holdings or its Restricted Subsidiaries (including repurchases and redemptions of such Restricted Investments and cash distributions or cash interest received in respect thereof) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by Holdings or its Restricted Subsidiaries, in each case, after the Issue Date; or
(ii)    the issuance, sale or other disposition (other than to Holdings or a Restricted Subsidiary) of the Equity Interests of, or a dividend or distribution from an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but including cash and the fair market value of marketable securities or other property to the extent exceeding the amount of such Investment); plus

(e)    in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into Holdings or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to Holdings or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the net assets transferred) at the time of the redesignation, merger, amalgamation, consolidation or transfer of such Unrestricted Subsidiary as a Restricted Subsidiary (other than to the extent such Investment constituted a Permitted Investment made after the Issue Date, but including cash and the fair market value of marketable securities or other property to the extent exceeding the amount of such Investment); plus
(f)    the aggregate amount of Declined Proceeds since the Issue Date; plus
(g)    the greater of (x) $500.0 million and (y) 30.0% of Consolidated EBITDA of Holdings for the Applicable Measurement Period.
(b)    The foregoing provisions of Section 4.07(a) shall not prohibit:
(1)    the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if, at the date of declaration or the giving of such notice, such payment would have complied with the provisions of this Indenture (assuming, in the case of a redemption payment, the giving of the notice of such redemption payment would have been deemed to be a Restricted Payment at such time);
(2)    (a) the prepayment, redemption, repurchase, defeasance, discharge, retirement or other acquisition of any Equity Interests of Holdings (“Treasury Capital Stock”) (including any accrued and unpaid dividends thereon), Subordinated Indebtedness or any Equity Interests of any Parent Entity, in exchange for, or in an amount equal to or less than the proceeds of a sale or issuance (other than to a Restricted Subsidiary) made within 120 days of such sale of Equity Interests of Holdings or any Parent Entity to the extent such amount was contributed to Holdings (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clauses (6)(a) or (b) of this Section 4.07(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;
(3)    the prepayment, redemption, defeasance, repurchase, retirement, discharge, exchange or other acquisition of (i) Subordinated Indebtedness made in exchange for, or out of the proceeds of, an incurrence of new Indebtedness of an Issuer or a Guarantor or (ii) Disqualified Stock of an Issuer or a Guarantor made in exchange for, or out of the proceeds of, an incurrence of Disqualified Stock of an Issuer or a Guarantor that, in any case is made within 120 days of such incurrence in compliance with Section 4.09 so long as:

(a)    the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so prepaid, redeemed, defeased, repurchased, acquired, retired, discharged or exchanged, plus the amount of any premium (including tender premiums), defeasance costs, underwriting discounts and any fees, costs and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock and such prepayment, redemption, defeasance, repurchase, acquisition, retirement, discharge or exchange;
(b)    the amount of such new Indebtedness is subordinated to the Secured Notes or the applicable Note Guarantee at least to the same extent as the amount of such Subordinated Indebtedness so prepaid, redeemed, defeased, repurchased, acquired, retired, discharged or exchanged;
(c)    the amount of such new Indebtedness or Disqualified Stock has a final scheduled maturity date or mandatory redemption date, as applicable, equal to or later than the final scheduled maturity date or mandatory redemption date of the amount of Subordinated Indebtedness or Disqualified Stock being so prepaid, redeemed, defeased, repurchased, acquired, retired, discharged or exchanged (or if earlier, such date that is at least 91 days after the maturity date of the Secured Notes); and
(d)    the amount of such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the amount of Subordinated Indebtedness or Disqualified Stock being so prepaid, redeemed, defeased, repurchased, acquired, retired, discharged or exchanged (or requires no or nominal payments in cash (other than interest payments) prior to the date that is 91 days after the maturity date of the Secured Notes);
(4)    a Restricted Payment to pay for the repurchase, redemption, retirement or other acquisition of Equity Interests (other than Disqualified Stock) of Holdings or any Parent Entity held by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of Holdings, any of its Subsidiaries or any Parent Entity upon the death, disability, retirement, resignation or termination of employment of any such Person or otherwise pursuant to any management, director and/or employee equity plan or equity option plan, stock appreciation rights plan, or any other management, director and/or employee benefit plan or agreement or any equity subscription or equity holder agreement or any employment termination agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by Holdings or any Parent Entity in connection with such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management, directors or employees of Holdings, any of its Subsidiaries or any Parent Entity in connection with any corporate transaction; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed for any fiscal year the greater of (x) $40.0 million and (y) 2.5% of Consolidated EBITDA of Holdings for the Applicable Measurement Period (with unused amounts for any fiscal year being carried over to any succeeding fiscal year, at the election of the Issuers); provided, further, that such amount in any fiscal year may be increased by an amount not to exceed:

(a)    the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Holdings and, to the extent contributed to Holdings, the cash proceeds from the sale of Equity Interests of any Parent Entity, in each case, to any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any of its Subsidiaries or any Parent Entity that occurs on or after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (2) of Section 4.07(a); plus
(b)    the cash proceeds of key man life insurance policies received by Holdings or its Restricted Subsidiaries (or any Parent Entity to the extent contributed to Holdings) after the Issue Date; plus
(c)    the amount of any cash bonuses otherwise payable to future, present or former employees, directors, officers, managers, members, partners or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any of its Subsidiaries or any Parent Entity that are foregone in exchange for the receipt of Equity Interests of Holdings or any Parent Entity pursuant to any compensation arrangement, including any deferred compensation plan; less
(d)    the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a), (b) and (c) of this clause (4);
provided that Holdings may elect to apply all or any portion of the net aggregate increase contemplated by clauses (a) through (d) of this clause (4) in any fiscal year; and provided, further, that cancellation of Indebtedness owing to Holdings or any Restricted Subsidiary from any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of Holdings, any of its Restricted Subsidiaries or any Parent Entity in connection with a repurchase of Equity Interests of Holdings or any Parent Entity is not a Restricted Payment under this Section 4.07 or any other provision of this Indenture;
(5)    the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Holdings or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary in each case issued in accordance with Section 4.09 to the extent such dividends are included in the definition of “Fixed Charges”;
(6)    (a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Holdings after the Issue Date; provided that the amount of dividends or distributions made pursuant to this clause (a) shall not exceed the net cash proceeds received by Holdings from the issuance of such Designated Preferred Stock;
(b)    the declaration and payment of dividends or distributions to a Parent Entity, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such Parent Entity issued after the Issue Date; provided that the amount of dividends or distributions made pursuant to this clause (b) shall not exceed the aggregate amount of cash contributed to Holdings from the issuance of such Designated Preferred Stock; or

(c)    the declaration and payment of dividends or distributions on Refunding Capital Stock that is Preferred Stock in excess of the dividends or distributions declarable and payable thereon pursuant to clause (2) of this Section 4.07(b); provided that the amount of dividends or distributions made pursuant to this clause (c) shall not exceed the net cash proceeds received by Holdings from the issuance of such Preferred Stock;
provided, however, in the case of each of clause (a) and clause (c) of this clause (6), that for the Applicable Measurement Period at the date of issuance of such Designated Preferred Stock or the declaration of such dividends or distributions on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, Holdings would have had either (x) a Fixed Charge Coverage Ratio of at least 2.0 to 1.0 or (y) a Consolidated Total Debt Ratio of equal to or less than 5.75 to 1.0;
(7)    payments made or expected to be made by Holdings or any Restricted Subsidiary in respect of withholding or similar taxes payable in connection with the exercise or vesting of Equity Interests or any other equity award by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee or any legatee or distributee thereof) of Holdings, any of its Restricted Subsidiaries or any Parent Entity and repurchases or withholdings of Equity Interests in connection with the exercise or vesting of any stock or other equity options, warrants or other incentive interests or the grant, vesting or delivery of equity awards if such Equity Interests represent all or a portion of the exercise price thereof or payments in lieu of the issuance of fractional Equity Interests, or withholding obligations with respect to, such options, warrants or other incentive interests or other Equity Interests or equity awards;
(8)    the declaration and payment of dividends or distributions on, or the purchase, redemption, defeasance or other acquisition or retirement for value of, Holdings’ common equity (or the payment of dividends or distributions to any Parent Entity to fund a payment of dividends or distributions on such entity’s common equity), following consummation of the first public offering of Holdings’ common equity or the common stock of any Parent Entity after the Issue Date, in an amount not to exceed the sum of (A) 6.0% per annum of the net cash proceeds received by or contributed to Holdings in or from any such public offering, other than public offerings with respect to Holdings’ common equity registered on Form S-8 and other than any public sale constituting an Excluded Contribution and (B) an aggregate amount per annum not to exceed 7.0% of Market Capitalization;
(9)    Restricted Payments that are made (a) in an amount not to exceed the amount of Excluded Contributions received following the Issue Date and (b) without duplication with clause (a), in an amount not to exceed the net cash proceeds from any sale or disposition of Investments acquired after the Issue Date, to the extent the acquisition of such Investments was financed with Excluded Contributions;

(10)    other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made and outstanding under this clause (10) (in the case of Restricted Investments, at the time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of, or have not been converted to, Cash Equivalents)) not to exceed an amount equal to (x) the greater of $500.0 million and 33.0% of Consolidated EBITDA of Holdings on a pro forma basis for the Applicable Measurement Period (in the case of a Restricted Investment, determined on the date such Investment is made, with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value) minus (y) the amount of Restricted Payments made by Holdings immediately prior to the Issue Date under clause (10) of Section 4.07(b) of the Existing Secured Notes Indenture (subject to Section 4.07(c) of the Existing Secured Notes Indenture); provided, however, that if any Restricted Payment pursuant to this clause (10) consists of an Investment made in any Person that is not a Restricted Subsidiary of Holdings at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of the definition of “Permitted Investments” and shall cease to have been made pursuant to this clause (10);
(11)    any Restricted Payment on or after the Issue Date made in connection with or in order to consummate the Acquisition Transactions and the fees and expenses related thereto or used to fund amounts owed in connection with the Acquisition Transactions (including dividends or distributions to any direct or indirect parent company of Holdings to permit payment by such parent company of such amounts);
(12)    the repurchase, redemption, defeasance, acquisition, retirement or discharge of any Subordinated Indebtedness, Disqualified Stock or Preferred Stock (i) in accordance with the provisions similar to those described under Section 4.10 and Section 4.14, or (ii) after completion of an Asset Sale Offer, from any remaining Excess Proceeds (assuming such Excess Proceeds were not reset at zero upon completion of an Asset Sale Offer); provided that (x) at or prior to such repurchase, redemption, defeasance, acquisition, retirement or discharge, a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Secured Notes to the extent required as a result of such Change of Control Triggering Event or Asset Sale, as the case may be, has been made and (y) all Secured Notes required to be repurchased, redeemed, defeased, acquired, retired or discharged in connection with the relevant Change of Control Offer or Asset Sale Offer, as applicable, have been so repurchased, redeemed, defeased, acquired, retired or discharged;
(13)    the declaration and payment of dividends or distributions by Holdings to, or the making of loans to, any Parent Entity in amounts required for any Parent Entity to pay or cause to be paid, in each case without duplication,
(a)    franchise, excise and similar taxes and other fees, taxes and expenses, in each case, required to maintain their corporate or other legal existence;

(b)    an amount sufficient for such Parent Entity to make pro rata cash distributions to any direct or indirect equity holder of such Parent Entity until each such equity holder receives an amount equal to (x) highest effective marginal combined U.S. federal, state and local income tax rate applicable to a corporation, taking into account the deductibility of state and local taxes for U.S. federal income tax purposes and any limitation on the deductibility of interest expense under Section 163(j) of the Code, multiplied by (y) the estimated or actual taxable income of Holdings and its Subsidiaries, as determined for U.S. federal income tax purposes, allocated to such equity holder or treated as a guaranteed payment with respect to such equity holder;
(c)    customary salary, incentive compensation, bonus, severance and other benefits payable to, and indemnities provided on behalf of, future, current or former officers, employees, directors, managers, independent contractors and consultants of any Parent Entity to the extent such salaries, bonuses, severance and other benefits and indemnities are attributable to the ownership or operation of Holdings and its Restricted Subsidiaries, including (without limitation) Holdings’ or its Restricted Subsidiaries’ proportionate share of such amount relating to such Parent Entity being a public company;
(d)    general corporate, operating and other costs and expenses (including, without limitation, expenses related to the maintenance of corporate or other existence and auditing or other accounting or tax reporting matters) and, following the first public offering of the common stock of Holdings or any Parent Entity after the Issue Date, listing fees and other costs and expenses attributable to being a public company, of Holdings or any Parent Entity;
(e)    fees and expenses related to any equity or debt offering, financing transaction, acquisitions, divestitures, investments or other non-ordinary course transaction (whether or not successful or abandoned) of such Parent Entity on or after the Issue Date; provided that any such transaction was intended to be for the benefit of Holdings and its Restricted Subsidiaries;
(f)    amounts (including fees and expenses) that would otherwise be permitted to be paid directly by Holdings pursuant to Section 4.11 (except transactions described in clause (2) of Section 4.11(b));
(g)    cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings or any Parent Entity;
(h)    any Restricted Payments permitted by clause (4) or (11) of this Section 4.07(b); and

(i)    any Investment that would otherwise be permitted to be made pursuant to this Section 4.07 if made by Holdings or any Restricted Subsidiary; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such Parent Entity shall cause (1) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to clause (15) or (16) of the definition of “Permitted Investments”) to be contributed to the capital of Holdings or one of its Restricted Subsidiaries (which contribution shall not be designated as an Excluded Contribution) or (2) the Person formed or acquired to merge into, or amalgamate or consolidate with, Holdings or one of its Restricted Subsidiaries (to the extent not prohibited by Section 5.01) in order to consummate such Investment, (C) to the extent constituting an Investment, such Investment shall be deemed to have been made by Holdings or such Restricted Subsidiary in a manner permitted or not prohibited by this Indenture and (D) any property received by Holdings or a Restricted Subsidiary in excess thereof will not increase amounts available for Restricted Payments pursuant to clause (2) of Section 4.07(a);
(14)    the repurchase, redemption, or other acquisition of Equity Interests of Holdings or any Restricted Subsidiary deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of Holdings or any Restricted Subsidiary, in each case, permitted or not prohibited by this Indenture;
(15)    the distribution, by dividend or otherwise, of shares of Capital Stock or other assets of, or Indebtedness owed to Holdings or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);
(16)    any other Restricted Payment; provided that, on the date of such Restricted Payment on a pro forma basis after giving effect to such Restricted Payment and the incurrence of any Indebtedness the proceeds of which are used to make such Restricted Payment, the Consolidated Total Debt Ratio of Holdings for the Applicable Measurement Period would be equal to or less than 4.50 to 1.0;
(17)    payments or distributions to satisfy dissenters’ or appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 5.01;
(18)    distributions or payments of Receivables Fees and purchases of receivables in connection with any Permitted Receivables Financing or any repurchase obligation in connection therewith;
(19)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness consisting of Acquired Indebtedness;
(20)    mandatory redemptions of Disqualified Stock;
(21)    to the extent constituting Restricted Payments, the acquisition of Equity Interests held by MLB Teams or other joint venture partners pursuant to put and call or similar arrangements under any joint venture or similar agreement;

(22)    payments, distributions or other Restricted Payments made in connection with transactions among Holdings and any of its Restricted Subsidiaries, on the one hand, and Sinclair and any of its direct or indirect Subsidiaries and/or any joint venture partners, Sports Partners, customers and/or clients, on the other hand, entered into in the ordinary course of business or consistent with industry or past practice, including, without limitation, any cash management and treasury activities and any shared services, offices or facilities, including back office, accounting, books and records keeping or similar functions, and shared production or other facilities, branch offices and other shared spaces and licensing or similar arrangements related thereto; and
(23)    payments, dividends or distributions with any Leverage Excess Proceeds;
provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (10), (16) and (23) of this Section 4.07(b), no Event of Default described under clause (1), (2), (6) or (7) of Section 6.01(a) shall have occurred and be continuing or would occur as a consequence thereof.
(c)    For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment or Permitted Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (23) of Section 4.07(b) and/or is entitled to be made pursuant to Section 4.07(a) and/or one or more of the clauses contained in the definition of “Permitted Investments,” Holdings will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in their sole discretion) such Restricted Payment or Investment (or a portion thereof) among such clauses (1) through (23) of Section 4.07(b) and/or Section 4.07(a) and/or one or more of the clauses contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this Section 4.07. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Issuers or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.
(d)    Holdings shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation shall be permitted only if a Restricted Payment or Permitted Investment in such amount would be permitted at such time, pursuant to this Section 4.07 or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
(e)    For the avoidance of doubt, this Section 4.07 shall not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of Holdings or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture.
Section 4.08.    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.
(a)    From and after the Issue Date, Holdings shall not, and shall not permit any of its Restricted Subsidiaries that is not an Issuer or a Subsidiary Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor to:

(1)    (A) pay dividends or make any other distributions to an Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or
(B)    pay any Indebtedness owed to an Issuer or any Guarantor;
(2)    make loans or advances to an Issuer or any Guarantor; or
(3)    sell, lease or transfer any of its properties or assets to an Issuer or a Guarantor.
(b)    The restrictions in Section 4.08(a) shall not apply to encumbrances or restrictions existing under or by reason of:
(1)    contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities, the Existing Secured Notes and the Senior Notes and, in each case, related documentation and related Hedging Obligations;
(2)    this Indenture, the Secured Notes, the Note Guarantees related thereto and the Security Documents;
(3)    Purchase Money Obligations for property acquired in the ordinary course of business or consistent with industry or past practice, and Financing Lease Obligations that at the relevant time otherwise would not be permitted by clause (3) of Section 4.08(a) on the property so acquired;
(4)    applicable law or any applicable rule, regulation or order;
(5)    (i) any agreement, arrangement, Indebtedness or Capital Stock of any Person or its affiliates that is acquired by or merged, consolidated or amalgamated with or into any of Holdings or any Restricted Subsidiary that applies to such Person or its affiliates or any assets acquired in any such acquisition, merger, consolidation or amalgamation or acquisition of assets in existence at the time thereof, or assumed in connection therewith (unless and to the extent created in contemplation thereof), which encumbrance or restriction is not applicable to Holdings or any of its Restricted Subsidiary or its properties or assets, other than any such Person or its affiliates or such assets, or any Unrestricted Subsidiary; and (ii) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into Holdings or a Restricted Subsidiary or the transfer of all, substantially all or any of the assets of an Unrestricted Subsidiary to Holdings or a Restricted Subsidiary, any such encumbrance or restriction existing or assumed (unless and to the extent created in contemplation thereof);
(6)    contracts, including sale-leaseback agreements, for the sale or disposition of assets, including customary restrictions with respect to a Subsidiary of Holdings pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of such Subsidiary;
(7)    Secured Indebtedness permitted to be incurred pursuant to Section 4.09 and Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8)    restrictions on cash, Cash Equivalents or other deposits under contracts or customary net worth provisions contained in real property leases, in each case, entered into in the ordinary course of business or consistent with industry or past practice and restrictions on cash, Cash Equivalents or other deposits permitted under Section 4.12 or arising in connection with any Permitted Liens;
(9)    other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors or Issuers permitted to be incurred or issued subsequent to the Issue Date pursuant to the provisions of Section 4.09;
(10)    provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture (including, without limitation, provisions in joint venture agreements, rights agreements and similar arrangements with Sports Partners as in effect on the Issue Date, as they may be amended from time to time in accordance with clause (16) below);
(11)    restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which Holdings or any of its Restricted Subsidiaries is a party entered into in the ordinary course or consistent with industry or past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of Holdings or such Restricted Subsidiary party thereto, the payment rights arising thereunder or the proceeds thereof;
(12)    any encumbrance or restriction with respect to any Unrestricted Subsidiary or any of its affiliates or their respective properties or assets that existed before the date that such Subsidiary became a Restricted Subsidiary if such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary unless and to the extent otherwise permitted by this Indenture;
(13)    other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09; if (A) in the judgment of Holdings, such incurrence will not materially impair the Issuers’ ability to make payments on the Secured Notes when due, (B) the encumbrances and restrictions in such Indebtedness, Disqualified Stock or Preferred Stock otherwise not permitted by this Indenture apply only so long as a default in respect of a payment or financial maintenance covenant relating to such Indebtedness, Disqualified Stock or Preferred Stock is not cured or waived or (C) the encumbrances and restrictions in such Indebtedness, Disqualified Stock or Preferred Stock either are not materially more restrictive taken as a whole than those contained in the Senior Credit Facilities, the Existing Secured Notes, the Senior Notes or the Secured Notes as in effect on the Issue Date or are not materially more disadvantageous, taken as a whole, to the Holders than is ordinary or customary at the time and under the circumstances for financings for similarly situated borrowers or issuers or available to Holdings and its Subsidiaries (as determined by Holdings);
(14)    restrictions contained in any documentation relating to, or otherwise required or necessary to consummate, any Permitted Receivables Financing;
(15)    customary provisions in leases, subleases, licenses, sublicenses and other contracts restricting the assignment or other transfer thereof (or the assets subject thereto), including with respect to intellectual property; and

(16)    any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.08(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (15) of this Section 4.08(b) if such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the judgment of Holdings, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or are not materially more disadvantageous, taken as a whole, to the Holders than is ordinary or customary at the time and under the circumstances for financings for similarly situated borrowers or issuers or available to Holdings and its Subsidiaries (as determined by Holdings).
(c)    For purposes of determining compliance with this Section 4.08, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans and advances made to Holdings or a Restricted Subsidiary to other Indebtedness incurred by Holdings or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
Section 4.09.    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.
(a)    From and after the Issue Date, Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Holdings shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that Holdings may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), and issue shares of Disqualified Stock or Preferred Stock, if either (i) the Fixed Charge Coverage Ratio of Holdings for the Applicable Measurement Period would have been at least 2.0 to 1.0 or (ii) the Consolidated Total Debt Ratio of Holdings for the Applicable Measurement Period would have been equal to or less than 5.75 to 1.0, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the Applicable Measurement Period; provided, further, that Restricted Subsidiaries that are not Guarantors (other than the Issuers) may incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), no more than an aggregate of the greater of $175.0 million and 12.5% of Consolidated EBITDA of Holdings for the Applicable Measurement Period of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries (other than the Issuers) that are not Guarantors incurred pursuant to this Section 4.09(a), together with amounts incurred under Section 4.09(b)(14)(x) by Restricted Subsidiaries that are not Guarantors (other than the Issuers), would be outstanding at such time.
(b)    The provisions of Section 4.09(a) shall not apply to:

(1)    Indebtedness owed and outstanding under Credit Facilities by Holdings or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), in an aggregate principal amount then outstanding not to exceed the sum of (a) the greater of (x) $3,950.0 million and (y) 250.0% of Consolidated EBITDA of Holdings for the Applicable Measurement Period; plus (b) an amount equal to (i) the greater of (A) $1,550.0 million and (B) 100.0% of Consolidated EBITDA of Holdings for the Applicable Measurement Period minus (ii) the aggregate principal amount of outstanding Secured Notes (and any refinancing thereof); plus (c) an additional amount, if after giving pro forma effect to the incurrence of such additional amount and the application of the proceeds therefrom, the Consolidated Secured Debt Ratio of Holdings for the Applicable Measurement Period would be no greater than 4.50 to 1.0; provided that for purposes of determining the amount that may be incurred under this subclause (1)(c) only, all Indebtedness incurred under this clause (1) shall be deemed to be included in clause (1) of the definition of “Consolidated Secured Debt Ratio”;
(2)    the incurrence by an Issuer and any Guarantor of Indebtedness represented by the Secured Notes, including any Note Guarantee thereof (other than any Additional Notes, if any, or Note Guarantees with respect thereto);
(3)    Indebtedness, Disqualified Stock and Preferred Stock (other than Indebtedness described in clauses (1) and (2)) of Holdings and its Restricted Subsidiaries in existence on, and in an amount not to exceed the amount outstanding on, the Issue Date, including (x) the Existing Secured Notes and any guarantees with respect thereto in an amount not to exceed the amount outstanding on the Issue Date and (y) the Senior Notes and any guarantees with respect thereto in an amount not to exceed the amount outstanding on the Issue Date (after giving effect to the exchange offer contemplated by the Offering Memorandum);
(4)    Indebtedness (including Financing Lease Obligations and Purchase Money Obligations), Disqualified Stock and Preferred Stock incurred or issued by Holdings or any of its Restricted Subsidiaries, to finance the purchase, lease, expansion, construction, development, replacement, maintenance, upgrade, installation, replacement, repair or improvement of property (real or personal), equipment or any other asset, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, so long as such Indebtedness exists at the date of such purchase, lease or improvement or is created within 12 months thereafter if the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock outstanding under this clause (4), when aggregated with all Indebtedness outstanding under clause (13) of this Section 4.09(b) incurred to refinance such Indebtedness, does not at the time of any incurrence under this clause (4) exceed the greater of (x) $300.0 million and (y) 19.3% of Consolidated EBITDA of Holdings for the Applicable Measurement Period, except that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (4) shall, at the Issuers’ election, cease to be deemed incurred or outstanding for purposes of this clause (4) but shall be deemed incurred pursuant to clause (a) of this Section 4.09 from and after the first date on which Holdings or such Restricted Subsidiary could have incurred or issued such Indebtedness, Disqualified Stock or Preferred Stock under clause (a) of this Section 4.09 without reliance on this clause (4);

(5)    (a) Indebtedness incurred by Holdings or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar instruments issued or entered into, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with industry or past practice, including letters of credit in favor of suppliers or trade creditors or in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to obligations regarding workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance and (b) Indebtedness of Holdings or any of its Restricted Subsidiaries as an account party in respect of letters of credit, bank guarantees or similar instruments in favor of suppliers, customers or other creditors issued in the ordinary course of business or consistent with industry or past practice if the aggregate amount outstanding under this subclause (b) of this clause (5), when aggregated with all Indebtedness outstanding under clause (13) of this Section 4.09(b) incurred to refinance such Indebtedness, does not exceed at the time of incurrence of such Indebtedness the greater of (x) $150.0 million and (y) 10.0% of Consolidated EBITDA of Holdings for the Applicable Measurement Period, except that any Indebtedness incurred pursuant to this clause (5) shall, at the Issuers’ election, cease to be deemed incurred or outstanding for purposes of this clause (5) but shall be deemed incurred pursuant to clause (a) of this Section 4.09 from and after the first date on which Holdings or such Restricted Subsidiary could have incurred or issued such Indebtedness under clause (a) of this Section 4.09 without reliance on this clause (5);
(6)    Indebtedness arising from agreements of Holdings or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary or Investment, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
(7)    Indebtedness, Disqualified Stock and Preferred Stock of Holdings to a Restricted Subsidiary; provided that any such Indebtedness, Disqualified Stock and Preferred Stock owing to a Restricted Subsidiary that is not an Issuer or a Guarantor, excluding any Indebtedness, Disqualified Stock and Preferred Stock in respect of accounts payable incurred in connection with goods and services rendered in the ordinary course of business or consistent with industry or past practice (and not in connection with the borrowing of money), is expressly subordinated in right of payment (but only to the extent permitted by applicable law and does not result in material adverse tax consequences as determined by the Issuers) to the Note Guarantee of Holdings; provided, further, that if any such Restricted Subsidiary ceases to be a Restricted Subsidiary or any such Indebtedness, Disqualified Stock and Preferred Stock is not held by a Restricted Subsidiary, thereupon the then outstanding principal amount of such Indebtedness, Disqualified Stock and Preferred Stock shall no longer be permitted by this clause (7);

(8)    Indebtedness of a Restricted Subsidiary owing to Holdings or another Restricted Subsidiary; provided that if an Issuer or a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is neither an Issuer nor a Guarantor, excluding any Indebtedness in respect of accounts payable incurred in connection with goods and services rendered in the ordinary course of business or consistent with past practice (and not in connection with the borrowing of money), such Indebtedness is expressly subordinated in right of payment (but only to the extent permitted by applicable law and does not result in material adverse tax consequences as determined by the Issuers) to the Secured Notes or the Note Guarantee of the Secured Notes of such Guarantor; provided, further, that if any such Restricted Subsidiary ceases to be a Restricted Subsidiary or any such Indebtedness is not owned by Holdings or another Restricted Subsidiary, thereupon the then outstanding principal amount of such Indebtedness shall no longer be permitted by this clause (8);
(9)    shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued to Holdings or another Restricted Subsidiary; provided that if any such Restricted Subsidiary ceases to be a Restricted Subsidiary or any such Preferred Stock or Disqualified Stock is not held by Holdings or another Restricted Subsidiary, thereupon the then outstanding amount of such capital stock shall no longer be permitted by this clause (9);
(10)    Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);
(11)    obligations in respect of self-insurance and obligations in respect of stays, customs, performance, indemnity, bid, appeal, judgment, surety and other similar bonds or instruments and performance, bankers’ acceptance facilities and completion guarantees and similar obligations provided by Holdings or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with industry or past practice;

(12)    (a) Indebtedness, Disqualified Stock or Preferred Stock of Holdings or any of its Restricted Subsidiaries in an aggregate principal amount or liquidation preference then outstanding under this subclause (a) of this clause (12) of up to 150.0% of the net cash proceeds received by Holdings since immediately after the Issue Date from the issue or sale of Equity Interests of Holdings or cash contributed to the capital of Holdings and (b) Indebtedness, Disqualified Stock or Preferred Stock of Holdings, an Issuer or any Subsidiary Guarantor if the aggregate principal amount or liquidation preference outstanding Indebtedness under this subclause (b) of this clause (12), when aggregated with and all outstanding Indebtedness under clause (13) of this Section 4.09(b) incurred to refinance such Indebtedness, does not exceed at the time of such incurrence or issuance the greater of (x) $600.0 million and (y) 38.7% of Consolidated EBITDA of Holdings for the Applicable Measurement Period, except that (x) subclause (a) of this clause (12) shall not include Excluded Contributions or proceeds of Disqualified Stock or sales of Equity Interests to Holdings or any of its Subsidiaries as determined in accordance with clauses (2)(b) and (2)(c) of Section 4.07(a) to the extent such proceeds have been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.07(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof) and (y) any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall, at the election of the Issuers, cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred pursuant to Section 4.09(a) from and after the first date on which Holdings, such Issuer or such Subsidiary Guarantor could have incurred or issued such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) without reliance on this clause (12)(b));
(13)    the incurrence or issuance by Holdings or any of its Restricted Subsidiaries of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund, refinance, replace, renew, extend or defease (collectively, “refinance” with “refinances,” “refinanced” and “refinancing” having a correlative meaning) any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under Section 4.09(a) and clauses (2), (3), (4), (5)(b) and (12) of this Section 4.09(b), this clause (13) and clauses (14), (18), (19), (24) and (28) of this Section 4.09(b) or any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including upfront fees, original issue discount (in lieu of customary upfront fees) or similar fees) in connection with such refinancing (the “Refinancing Indebtedness”) on or prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
(A)    has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced (or requires no or nominal payments in cash (other than interest payments) prior to the date that is 91 days after the maturity date of the Secured Notes); provided further that this subclause (A) of clause (13) will not apply to any refinancing of any Secured Indebtedness,

(B)    to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated in right of payment to the Secured Notes or any Note Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Secured Notes or such Note Guarantee at least to the same extent as the Indebtedness being refinanced or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock for Disqualified Stock, or Preferred Stock for Preferred Stock, and
(C)    shall not include:
(i)    Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings that is not a Guarantor or an Issuer that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Issuer or a Guarantor; or
(ii)    Indebtedness, Disqualified Stock or Preferred Stock of Holdings or a Restricted Subsidiary of Holdings that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;
(14)    Indebtedness, Disqualified Stock or Preferred Stock of (x) Holdings or a Restricted Subsidiary incurred or issued to finance an acquisition or Investment, (y) any Person that is acquired by or merged or consolidated with or into Holdings or a Restricted Subsidiary, or (z) any Unrestricted Subsidiary which becomes a Restricted Subsidiary; provided that after giving pro forma effect thereto, either:
(a)    (i) Holdings could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) or (ii) the Fixed Charge Coverage Ratio of Holdings for the Applicable Measurement Period is at least equal to such ratio immediately prior to such event; or
(b)    (i) Holdings could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Total Debt Ratio test set forth in Section 4.09(a) or (ii) the Consolidated Total Debt Ratio of Holdings for the Applicable Measurement Period is no more than such ratio immediately prior to such event;
provided, however, that on a pro forma basis, the Indebtedness, Disqualified Stock or Preferred Stock incurred or issued by Restricted Subsidiaries (other than the Issuers) that are not Guarantors outstanding under subclause (x) of this clause (14), together with amounts incurred and outstanding pursuant to the second proviso to Section 4.09(a) by Restricted Subsidiaries that are not Guarantors (other than the Issuers), when aggregated with all outstanding Indebtedness under clause (13) of this Section 4.09(b) incurred to refinance such Indebtedness, shall not exceed, at the time of such incurrence or issuance, the greater of (A) $175.0 million and (B) 12.5% of Consolidated EBITDA of Holdings for the Applicable Measurement Period;

(15)    (a) Cash Management Obligations and (b) Indebtedness in respect of netting services, overdraft protections and similar arrangements and other Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds (including Indebtedness owed on a short term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business or consistent with past practice of Holdings and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Holdings and its Restricted Subsidiaries);
(16)    Indebtedness of Holdings or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to a Credit Facility permitted under clause (1) of this Section 4.09(b), in a principal amount not in excess of the face amount of such letter of credit, bank guarantee or such other instrument;
(17)    any guarantee or co-issuance by Holdings or any Restricted Subsidiary of Indebtedness or other obligations of Holdings or any Restricted Subsidiary if the incurrence of such Indebtedness incurred by Holdings or such Restricted Subsidiary is permitted or not prohibited by this Indenture;
(18)    Indebtedness of Foreign Subsidiaries of Holdings; provided that the aggregate principal amount of such Indebtedness, together with any other outstanding Indebtedness outstanding under this clause (18), when aggregated with all outstanding Indebtedness under clause (13) of this Section 4.09(b) incurred to refinance such Indebtedness, shall not, at the time of incurrence of Indebtedness under this clause (18), exceed 10.0% of the total assets of the Foreign Subsidiaries on a consolidated basis (in each case, determined on the date of such incurrence), except that any Indebtedness outstanding under this clause (18) shall, at the election of the Issuers, cease to be deemed outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of Section 4.09(a) from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under Section 4.09(a) without reliance on this clause (18);
(19)    Indebtedness, Disqualified Stock or Preferred Stock of Holdings or any of its Restricted Subsidiaries incurred to finance or assumed in connection with an acquisition or Investment in an aggregate amount, outstanding under this clause (19), when aggregated with all Indebtedness outstanding under clause (13) of this Section 4.09(b) incurred to refinance such, not to exceed, at the time of incurrence of such Indebtedness or issuance of Disqualified Stock or Preferred Stock, the greater of (x) $200.0 million and (y) 13.0% of Consolidated EBITDA of Holdings for the Applicable Measurement Period, except that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (19) shall, at the election of the Issuers, cease to be deemed incurred or outstanding for purposes of this clause (19) but shall be deemed incurred pursuant to Section 4.09(a) from and after the first date on which Holdings or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under Section 4.09(a) without reliance on this clause (19);
(20)    Indebtedness of Holdings or any of its Restricted Subsidiaries consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business or consistent with past practice;

(21)    Indebtedness consisting of Indebtedness issued by Holdings or any of its Restricted Subsidiaries to future, current or former officers, directors, employees, managers, consultants or independent contractors thereof (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of Holdings, any Restricted Subsidiary or any Parent Entity, in each case to finance the purchase or redemption of Equity Interests of Holdings or any Parent Entity to the extent described in clause (4) of Section 4.07(b);
(22)    Indebtedness in respect of Permitted Receivables Financings;
(23)    Indebtedness incurred by Holdings or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Secured Notes or exercise the Issuers’ legal defeasance or covenant defeasance option as described under Article 8, in each case, in accordance with this Indenture;
(24)    Indebtedness in the form of Financing Lease Obligations arising out of any Sale and Lease-Back Transactions;
(25)    Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case with respect to any acquisition (by merger, consolidation or amalgamation or otherwise) permitted or not prohibited by the terms of this Indenture;
(26)    Indebtedness representing deferred compensation or stock-based compensation to directors, employees, consultants or independent contractors of any Parent Entity, Holdings or any Restricted Subsidiary incurred in the ordinary course of business or consistent with industry or past practice;
(27)    Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with any Investment or any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Indenture;
(28)    Indebtedness of any Restricted Subsidiary that is not a Guarantor (other than the Issuers) if the aggregate principal amount of such Indebtedness outstanding under this clause (28), when aggregated with all outstanding Indebtedness under clause (13) of this Section 4.09(b) incurred to refinance such Indebtedness, shall not exceed, at the time of incurrence thereof the greater of (x) $500.0 million and (y) 32.5% of Consolidated EBITDA of Holdings for the Applicable Measurement Period, except that any Indebtedness incurred pursuant to this clause (28) shall, at the election of the Issuers, cease to be deemed incurred or outstanding for purposes of this clause (28) but shall be deemed incurred pursuant to clause (a) of this Section 4.09 from and after the first date on which Holdings or such Restricted Subsidiary could have incurred or issued such Indebtedness under clause (a) of this Section 4.09 without reliance on this clause (28);
(29)    to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business or consistent with past practice;
(30)    unfunded pension fund and other employee benefits plan obligations and liabilities incurred in the ordinary course of business or consistent with past practice; and

(31)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (30) of this Section 4.09(b).
(c)    For purposes of determining compliance with this Section 4.09:
(1)    in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (31) of Section 4.09(b) or is entitled to be incurred pursuant to Section 4.09(a), Holdings, in its sole discretion, may divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.09 and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock (or portion thereof) in one or more of the clauses in Section 4.09(b) or under Section 4.09(a); provided that all Indebtedness represented by term loans outstanding under the Senior Credit Facilities on the Issue Date shall be treated as incurred on the Issue Date under clause (1) of Section 4.09(b);
(2)    at the time of incurrence, Holdings will be entitled to divide or classify (or later divide, classify or reclassify in whole in part in its sole discretion) an item of Indebtedness in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock described in clauses (a) and (b) of this Section 4.09 above; provided that all Indebtedness represented by term loans outstanding under the Senior Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph;
(3)    the principal amount of Indebtedness, Disqualified Stock or Preferred Stock outstanding under any clause of this Section 4.09 shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness;
(4)    the principal amount of any Disqualified Stock of Holdings or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof; and

(5)    for purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated Secured Debt Ratio or the Consolidated Total Debt Ratio, as applicable, in connection with the incurrence of any Indebtedness pursuant to clauses (a) or (b) of this Section 4.09 or the creation or incurrence of any Lien pursuant to the definition of “Permitted Liens,” Holdings may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) which is to be incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be (any such committed amount elected until revoked as described below, the “Reserved Indebtedness Amount”), as being incurred as of such election date, and, if such Fixed Charge Coverage Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio, as applicable, is satisfied with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this Section 4.09 or the definition of “Permitted Liens,” as applicable, whether or not the Fixed Charge Coverage Ratio, the Consolidated Secured Debt Ratio or the Consolidated Total Debt Ratio, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is met; provided that for purposes of subsequent calculations of the Fixed Charge Coverage Ratio, the Consolidated Secured Debt Ratio or the Consolidated Total Debt Ratio, as applicable, the Reserved Indebtedness Amount shall be deemed to be outstanding, whether or not such amount is actually outstanding, for so long as such commitments are outstanding or until Holdings revokes an election of a Reserved Indebtedness Amount.
Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09. If Indebtedness, Disqualified Stock or Preferred Stock originally incurred in reliance upon a percentage of Consolidated EBITDA or the Consolidated Secured Debt Ratio under clause (1) of Section 4.09(b) is being refinanced under clause (1) of Section 4.09(b) and such refinancing would cause the maximum amount of Indebtedness, Disqualified Stock or Preferred Stock thereunder to be exceeded at such time, then such refinancing shall nevertheless be permitted thereunder and such additional Indebtedness, Disqualified Stock or Preferred Stock shall be deemed to have been incurred under clause (1) of Section 4.09(b) so long as the principal amount of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed the principal amount of Indebtedness, Disqualified Stock or Preferred Stock being refinanced plus amounts permitted by the next sentence. Any Indebtedness, Disqualified Stock or Preferred Stock incurred to refinance Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to Section 4.09(b) shall be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including upfront fees, original issue discount (in lieu of upfront fees) or similar fees) incurred in connection with such refinancing.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, Disqualified Stock or Preferred Stock, the U.S. dollar-equivalent principal amount of Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was deemed to be incurred, in the case of term debt, or first committed, in the case of revolving credit debt, for purposes of this Section 4.09; provided that if such Indebtedness, Disqualified Stock or Preferred Stock is incurred to refinance other Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed the principal amount of such Indebtedness, Disqualified Stock or Preferred Stock being refinanced plus the aggregate amount of accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including upfront fees, original issue discount (in lieu of upfront fees) or similar fees) incurred in connection with such refinancing.
The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
For the purposes of this Indenture, Indebtedness that is unsecured is not deemed to be subordinated or junior to Secured Indebtedness merely because such Indebtedness is unsecured, and Indebtedness is not deemed to be subordinated or junior to any other Indebtedness solely because such Indebtedness has a junior priority with respect to shared collateral or because it is guaranteed by other obligors.
Section 4.10.    Asset Sales.
(a)    From and after the Issue Date, Holdings shall not, and shall not permit any Restricted Subsidiary to, consummate, directly or indirectly, an Asset Sale unless:
(1)    Holdings or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (measured at the time of agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and
(2)    except in the case of a Permitted Asset Swap, at least 75% of the consideration (measured at the time of agreeing to such Asset Sale) for such Asset Sale, together with all other Asset Sales since the Issue Date (on a cumulative basis), received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.
(b)    Within 450 days after the later of (A) the date of any Asset Sale and (B) the receipt of any Net Proceeds from any Asset Sale (the “Asset Sale Proceeds Application Period”), Holdings or such Restricted Subsidiary, at its option, may apply an amount equal to the Net Proceeds from such Asset Sale,

(1)    to the extent such Net Proceeds are from an Asset Sale of Collateral, to repay (i) Obligations under the Secured Notes and any Additional Notes, (ii) First Lien Obligations under Secured Indebtedness incurred pursuant to a Credit Facility to the extent such Obligations were incurred or outstanding under clause (1) of Section 4.09(b) and/or (iii) First Lien Obligations under any other Secured Indebtedness, including the Existing Secured Notes, and in each case, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto; provided that if Holdings or any Restricted Subsidiary shall so reduce any First Lien Obligations other than the Secured Notes pursuant to clause (ii) or (iii), Holdings or such Restricted Subsidiary will either (A) reduce Obligations under the Secured Notes on a pro rata basis with such other First Lien Obligations by, at its option, (x) redeeming Secured Notes and any Additional Notes pursuant to Section 3.07 or (y) purchasing Secured Notes and any Additional Notes through open market purchases or in privately negotiated transactions at market prices (which may be below par), or (B) make an offer (in accordance with the procedures for an Asset Sale Offer set forth in Section 3.09 and this Section 4.10) to all Holders to purchase their Secured Notes and any Additional Notes on a ratable basis with such other First Lien Obligations for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Secured Notes to be repurchased;
(2)    to the extent such Net Proceeds are from an Asset Sale that does not constitute Collateral, to repay Obligations under any Senior Indebtedness, and in the case of revolving obligations, to correspondingly reduce commitments with respect thereto; provided that Holdings or such Restricted Subsidiary will either (A) reduce the aggregate principal amount of Obligations under the Secured Notes and any Additional Notes on an equal or ratable basis with any Senior Indebtedness repaid pursuant to this clause (2) by, at its option, (x) redeeming Secured Notes and any Additional Notes as described in Section 3.07 and/or (y) purchasing Secured Notes and any Additional Notes through open-market purchases or in privately negotiated transactions at market prices (which may be below par) and/or (B) make an offer (in accordance with Section 3.09) to all Holders to purchase their Secured Notes and any Additional Notes on an equal or ratable basis with any Senior Indebtedness repaid pursuant to this clause (2) (which offer shall be deemed to be an Asset Sale Offer for purposes hereof);
(3)    to invest in the business of Holdings and its Subsidiaries, including (i) any investment in Additional Assets and (ii) making capital expenditures; provided that to the extent such Net Proceeds are from an Asset Sale of Collateral, such Net Proceeds shall be invested in Additional Assets that are substantially concurrently added to the Collateral in the manner and to the extent required under this Indenture and the Security Documents;
(4)    to the extent such Net Proceeds are from an Asset Sale that does not constitute Collateral, to repay Indebtedness of any Restricted Subsidiary that is not a Guarantor (excluding the Issuers), other than Indebtedness owed to an Issuer or a Guarantor, and, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto; or
(5)    any one or more combinations of the foregoing;

provided that, in the case of clause (3) above, any agreement shall be treated as a permitted application of the Net Proceeds from the date of such agreement so long as Holdings or such Restricted Subsidiary enters into such agreement with the good faith expectation that such Net Proceeds will be applied to satisfy such agreement within 180 days of the expiration of the Asset Sale Proceeds Application Period (an “Acceptable Commitment”) and such Net Proceeds are actually applied substantially in such manner within 180 days of the expiration of the Asset Sale Proceeds Application Period (the period from the consummation of the Asset Sale to such date, the “First Commitment Application Period”), and, in the event any Acceptable Commitment is later cancelled or terminated for any reason after the expiration of the Asset Sale Proceeds Application Period and before the Net Proceeds are applied in connection therewith, then such Net Proceeds shall constitute Excess Proceeds unless Holdings or such Restricted Subsidiary reasonably intends to enter into another Acceptable Commitment prior to the expiration of the First Commitment Application Period (a “Second Commitment”) and such Net Proceeds are actually applied substantially in such manner prior to 180 days from the date of entering into the Second Commitment; provided, further, that if any Second Commitment is cancelled or terminated for any reason before such Net Proceeds are applied or if the date of such Second Commitment is not prior to the date of the expiration of the First Commitment Application Period then such Net Proceeds shall constitute Excess Proceeds.
(c)    Any Net Proceeds from the Asset Sale covered by this Section 4.10 that are not invested or applied as provided and within the time period set forth in Section 4.10(b) will be deemed to constitute “Excess Proceeds”; provided that any amount of Net Proceeds offered to Holders of the Secured Notes pursuant to clauses (1) and (2) of the second preceding paragraph shall not be deemed to be Excess Proceeds without regard to whether such offer is accepted by any Holders. No later than 30 Business Days after the date that the aggregate amount of Excess Proceeds, after giving effect to the operation of the immediately following sentence, exceeds $200.0 million, the Issuers shall make an offer to purchase to all Holders and, if required by the terms of other Indebtedness that (1) to the extent such Net Proceeds are from an Asset Sale of Collateral, has Pari Passu Lien Priority with the Secured Notes and (2) to the extent such Net Proceeds are from an Asset Sale that does not constitute Collateral, is pari passu in right of payment with the Secured Notes (“Pari Passu Indebtedness”), to repay or offer to repay such Indebtedness (an “Asset Sale Offer”) the maximum aggregate principal amount (or accreted value, as applicable) of the Secured Notes and such Indebtedness (in the case of the Secured Notes only, equal to $1,000 or an integral multiple thereof) that may be purchased or repaid out of the Excess Proceeds (at an offer price in cash in the case of the Secured Notes in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the repurchase of the Secured Notes pursuant to such offer) in accordance with the procedures set forth in this Indenture and, if applicable, the documents governing the applicable Indebtedness having Pari Passu Lien Priority or Pari Passu Indebtedness, as the case may be. Notwithstanding the foregoing, the Issuers shall only be required to make an Asset Sale Offer with (i) 50% of the Excess Proceeds if the Consolidated Secured Debt Ratio of Holdings for the Applicable Measurement Period is less than or equal to 3.25 to 1.0 but greater than 2.25 to 1.0 or (ii) 0% of the Excess Proceeds if the Consolidated Secured Debt Ratio of Holdings for the Applicable Measurement Period is less than or equal to 2.25 to 1.0, in each case after giving effect to any application of any Net Proceeds as set forth in this Section 4.10, including making an offer to repurchase a portion of the Secured Notes (any Excess Proceeds not required to be offered in an Asset Sale Offer in reliance on this sentence shall constitute “Leverage Excess Proceeds”). With respect to the Secured Notes only, the Issuers shall commence an Asset Sale Offer by sending the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuers may satisfy the foregoing obligation with respect to such Net Proceeds from an Asset Sale by making an Asset Sale Offer in advance of being required to do so by this Indenture (an “Advance Offer”) with respect to all or part of the available Net Proceeds (the “Advance Portion”).

(d)    To the extent that the aggregate principal amount (or accreted value, as applicable) of Secured Notes and, if applicable, Indebtedness having Pari Passu Lien Priority or Pari Passu Indebtedness, as the case may be, tendered, purchased or repaid pursuant to an Asset Sale Offer is less than the Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Issuers may use any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) (“Declined Proceeds”) in any manner permitted or not prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of Secured Notes or such other Indebtedness tendered, purchased or repaid, pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Trustee shall select the Secured Notes (subject to applicable DTC procedures as to Global Notes) and the Issuers or the representative of such Indebtedness having Pari Passu Lien Priority or Pari Passu Indebtedness, as the case may be, shall select such Indebtedness to be purchased or repaid on a pro rata basis based on the accreted value or principal amount of the Secured Notes and such Indebtedness tendered, purchased or repaid, with adjustments as necessary so that no Secured Notes or Indebtedness, as the case may be, will be repurchased in an unauthorized denomination; provided that no Secured Notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero (regardless of whether there are any remaining Excess Proceeds upon such completion), and in the case of an Advance Offer, the Advance Portion shall be excluded in subsequent calculations of Excess Proceeds.
(e)    An Asset Sale Offer or an Advance Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Secured Notes, the Security Documents and/or Guarantees (but the Asset Sale Offer or Advance Offer may not condition tenders on the delivery of such consents).
(f)    Pending the final application of an amount equal to the Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may apply any Net Proceeds to reduce indebtedness outstanding under a revolving credit facility (including under the Senior Credit Facilities) or otherwise invest such Net Proceeds in any manner permitted or not prohibited by this Indenture.
(g)    For purposes of this Section 4.10 only, the following shall be deemed to be cash or Cash Equivalents:
(1)    the greater of the principal amount and the carrying value of any liabilities (as reflected on the most recent balance sheet of Holdings or such Restricted Subsidiary or in the footnotes thereto, or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the balance sheet of Holdings or such Restricted Subsidiary or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined in good faith by Holdings) of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Secured Notes or have Junior Lien Priority, that are assumed, prepaid or repaid by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) pursuant to a written agreement which releases or indemnifies Holdings or such Restricted Subsidiary from such liabilities (it being agreed that any reduction in liabilities that would otherwise have been owed (in the good faith judgment of Holdings) by Holdings or any Restricted Subsidiary to a Sports Partner if not for a disposition pursuant to clause (v) of the definition of “Asset Sale” shall be deemed to be cash for purposes of this Section 4.10;

(2)    any securities, notes or other obligations or assets received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale; and
(3)    any Designated Non-cash Consideration received by Holdings or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value (with the fair market value of such item of Designated Non-cash Consideration being measured at the date of agreement for the related Asset Sale) and without giving effect to subsequent changes in value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (a) $450.0 million and (b) 5.0% of the Total Assets of Holdings and its Restricted Subsidiaries at the time of agreeing to such Asset Sale.
(h)    The Issuers shall comply with the requirements of Rule 14e‑1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Secured Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.10, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.
(i)    The provisions of Section 3.09 and this Section 4.10 relating to the Issuers’ obligation to make an offer to repurchase the Secured Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Secured Notes.
Section 4.11.    Transactions with Affiliates.
(a)    From and after the Issue Date, Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in respect of such Affiliate Transaction in excess of the greater of (x) $50.0 million and (y) 3.0% of Consolidated EBITDA of Holdings for the Applicable Measurement Period, unless:
(1)    such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis or, if in the good faith judgment of Holdings, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to Holdings or such Restricted Subsidiary from a financial point of view and when such transaction is taken in its entirety; and
(2)    Holdings delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $100.0 million, a resolution adopted by the Board of Holdings approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a).

(b)    The provisions of Section 4.11(a) shall not apply to the following:
(1)    (a) transactions between or among Holdings and a Restricted Subsidiary or between or among Restricted Subsidiaries or, in any case, any entity that becomes a Restricted Subsidiary as a result thereof and (b) any merger, amalgamation or consolidation of Holdings into any Parent Entity; provided that such merger, amalgamation or consolidation is otherwise consummated in compliance with the terms of this Indenture and effected for a bona fide business purpose as determined by the Issuers;
(2)    Restricted Payments permitted by Section 4.07 (other than pursuant to clause (13)(f) of Section 4.07(b)) and the definition of “Permitted Investments”;
(3)    the payment or settlement of management, consulting, monitoring, transaction, advisory and other fees and related expenses to the Investors, indemnification and other similar amounts to the Investors and reimbursement of expenses of the Investors, in each case, approved by, or pursuant to arrangements approved by the Board of Holdings;
(4)    the payment or settlement of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment, consulting, compensation and severance benefit arrangements provided to or on behalf of, or for the benefit of, former, current or future employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any Restricted Subsidiary or any Parent Entity;
(5)    transactions in which Holdings or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person on an arm’s length basis;
(6)    any agreement or arrangement as in effect or disclosed as of the Issue Date (other than any agreement or arrangement of the type described in clause (3) of this Section 4.11(b)), including the Management Agreement, or any amendment, modification, waiver, consent or replacement (so long as the totality of all such amendments, modifications, waivers, consents or replacements is not materially more disadvantageous in the judgment of the Board of Holdings or the senior management of Holdings to the Holders when taken as a whole as compared to the totality of such agreements or arrangements as in effect on the Issue Date);

(7)    the existence of, or the performance or satisfaction by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders, investor rights or similar agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it (or any Parent Entity) is a party as of the Issue Date and any similar agreements which it (or any Parent Entity) may enter into thereafter; provided, however, that the existence of, or the performance or satisfaction by Holdings or any of its Restricted Subsidiaries (or such Parent Entity) of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not materially more disadvantageous in the judgment of the Board of Holdings or the senior management of Holdings to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date;
(8)    transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services or providers of employees or other labor that are Affiliates, in each case in the ordinary course of business or consistent with industry or past practice and otherwise in compliance with the terms of this Indenture that in the determination of the Board of Holdings or the senior management thereof, or are on terms, taken as a whole, that are not materially less favorable as reasonably could have been obtained at such time from an unaffiliated party;
(9)    the issuance or transfer of (a) Equity Interests (other than Disqualified Stock) of Holdings and the granting and performing of customary registration rights to any Parent Entity or to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or their respective Controlled Investments Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of Holdings or any of its Subsidiaries or any Parent Entity and (b) directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;
(10)    transactions related to or in connection with Permitted Receivables Financings;
(11)    payments by Holdings or any of its Restricted Subsidiaries made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures if approved or ratified by the Board of Holdings or the senior management of Holdings;
(12)    payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, current or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of Holdings, any of its Subsidiaries or any Parent Entity and employment agreements, stock option plans and other compensatory or severance arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or similar arrangements with any such future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) (including salary or guaranteed payments and bonuses) if approved or ratified by the Board of Holdings or the senior management of Holdings;

(13)    (A) investments by Affiliates in securities or loans of Holdings or any of its Restricted Subsidiaries (and any payment of out of pocket expenses incurred by such Affiliate or Permitted Holders in connection therewith) so long as the investment is being offered generally to other investors on the same or more favorable terms, and (B) payments to Affiliates in respect of securities or loans of Holdings or any of its Restricted Subsidiaries contemplated in the foregoing subclause (A) or that were acquired from Persons other than Holdings and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;
(14)    transactions with a Person that is an Affiliate of Holdings arising solely because Holdings or any Restricted Subsidiary owns any Equity Interest in, or controls, such Person;
(15)    any lease entered into between Holdings or any Restricted Subsidiary, on the one hand, and any Affiliate of Holdings, on the other hand, if approved or ratified by the Board of Holdings or the senior management of Holdings in good faith;
(16)    intellectual property licenses entered into in the ordinary course of business or consistent with industry or past practice;
(17)    transactions between Holdings or any Restricted Subsidiary and any other Person that would constitute an Affiliate Transaction solely because a director of such other Person is also a director of Holdings or any Parent Entity; provided, however, that such director abstains from voting as a director of Holdings or such Parent Entity, as the case may be, on any matter including such other Person;
(18)    payment or satisfaction by Holdings (and any Parent Entity) and its Subsidiaries pursuant to, or the entry into, any tax sharing agreement or arrangement among Holdings (and any such Parent Entity) and its Subsidiaries, to the extent such payments are permitted under clause (13) of Section 4.07(b);
(19)    payment or satisfaction of reasonable out of pocket costs and expenses relating to registration rights and indemnities provided to equity holders of Holdings or any direct or indirect parent thereof pursuant to any equity holders, registration rights or similar agreements;
(20)    intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of Holdings and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture;
(21)    pledges of Equity Interests of Unrestricted Subsidiaries; and
(22)    the College Sports Transaction.
Section 4.12.    Liens.
(a)    From and after the Issue Date, Holdings shall not, and shall not permit any Issuer or any other Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien that is not a Permitted Lien (each, a “Subject Lien”) that secures Obligations under any Indebtedness on any asset or property of an Issuer or any Guarantor, unless:

(1)    in the case of Subject Liens on any Collateral, (i) such Subject Lien expressly has Junior Lien Priority on the Collateral relative to the Secured Notes and the Note Guarantees or (ii) such Subject Lien is a Permitted Lien; and
(2)    in the case of any Subject Lien on any asset or property that is not Collateral, (i) the Secured Notes (or a Note Guarantee in the case of Subject Liens on assets or property of a Guarantor) are or will be substantially contemporaneously equally and ratably secured with (or at Holdings’ option or if such Subject Lien secures Subordinated Indebtedness, on a senior basis to) the Obligations secured by such Subject Lien until such time as such Obligations are no longer secured by such Subject Lien or (ii) such Subject Lien is a Permitted Lien.
(b)    Any Lien created for the benefit of the Holders of Secured Notes pursuant to Section 4.12(a)(2) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged and a nullity upon and to the extent the release and discharge of the Subject Lien that gave rise to the obligation to secure the Secured Notes. In addition, in the event that a Subject Lien at any time qualifies as a Permitted Lien, Holdings may, at its option and without consent from any Holder of Secured Notes, elect to release and discharge any Lien created for the benefit of the Holders of Secured Notes pursuant to Section 4.12(a) in respect of such Subject Lien.
(c)    With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.
Section 4.13.    Corporate Existence.
Subject to Article 5, Holdings shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate, partnership or other existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Holdings or such Restricted Subsidiary, as applicable, and (ii) the rights (charter and statutory), licenses and franchises of Holdings and its Restricted Subsidiaries; provided that Holdings shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries (other than the Issuers), if Holdings in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of Holdings and its Subsidiaries, taken as a whole.

Section 4.14.    Change of Control Triggering Event.
(a)    If a Change of Control Triggering Event occurs with respect to the Secured Notes, unless, prior to the time the Issuers are required to make a Change of Control Offer, the Issuers have previously or concurrently mailed or delivered, or otherwise sent through electronic transmission, a redemption notice with respect to all of the outstanding Secured Notes pursuant to Section 3.07 or Section 11.01, the Issuers shall make an offer to purchase all of the Secured Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Change of Control Payment Date. Within 60 days following any Change of Control Triggering Event, the Issuers shall send notice of such Change of Control Offer by electronic delivery or first-class mail, with a copy to the Trustee, to each Holder of the Secured Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:
(1)    that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Secured Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;
(2)    the purchase price and the purchase date, which will be no earlier than 20 Business Days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”); provided that the Change of Control Payment Date may be delayed, in the Issuers’ discretion, until such time (including more than 60 days after the date such notice is sent) as any or all such conditions referred to in clause (8) below shall be satisfied;
(3)    that any Secured Note not properly tendered will remain outstanding and continue to accrue interest;
(4)    that unless the Issuers default in the payment of the Change of Control Payment, all Secured Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;
(5)    that Holders electing to have any Secured Notes purchased pursuant to a Change of Control Offer will be required to surrender the Secured Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Secured Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third (3rd) Business Day preceding the Change of Control Payment Date;
(6)    that Holders shall be entitled to withdraw their tendered Secured Notes and their election to require the Issuers to purchase the Secured Notes; provided that the Paying Agent receives, not later than the expiration time of the Change of Control Offer, an electronic transmission or letter setting forth the name of the Holder of the Secured Notes, the principal amount of Secured Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Secured Notes and its election to have the Secured Notes purchased;

(7)    that if the Issuers are redeeming less than all of the Secured Notes, the Holders of the remaining Secured Notes will be issued new Secured Notes and such new Secured Notes will be equal in principal amount to the unpurchased portion of the Secured Notes surrendered (the unpurchased portion of the Secured Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof);
(8)    if such notice is sent prior to the occurrence of a Change of Control Triggering Event, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control Triggering Event or such other conditions specified therein and shall describe each such condition and, if applicable, shall state that in the Issuers’ discretion the Change of Control Payment Date may be delayed until such time as any or all such conditions shall be satisfied or that such purchase shall not occur and such notice shall be rescinded in the event that any or all such conditions shall not have been satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed, unless such conditions are waived by the Issuers in their discretion; and
(9)    the other instructions, as determined by the Issuers, consistent with this Section 4.14, that a Holder must follow.
The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Secured Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue thereof.
(b)    On the Change of Control Payment Date, the Issuers shall, to the extent permitted by law,
(1)    accept for payment all Secured Notes issued by them or portions thereof properly tendered pursuant to the Change of Control Offer,
(2)    deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Secured Notes or portions thereof so tendered, and
(3)    deliver, or cause to be delivered, to the Trustee for cancellation the Secured Notes so accepted together with an Officer’s Certificate to the Trustee stating that the Secured Notes or portions thereof have been tendered to and purchased by the Issuers.
(c)    The Issuers shall not be required to make a Change of Control Offer if a third party approved by Holdings makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Secured Notes validly tendered and not withdrawn under such Change of Control Offer. In addition, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event or such other conditions specified therein, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d)    A Change of Control Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of the provisions of this Indenture, the Secured Notes, the Security Documents and/or the Note Guarantees; provided that such Change of Control Offer shall not include the delivery of such consents as a condition precedent.
(e)    If Holders of not less than 90% in aggregate principal amount of the outstanding Secured Notes validly tender and do not withdraw the Secured Notes in a Change of Control Offer and the Issuers, or any third party approved in writing by Holdings making a Change of Control Offer in lieu of the Issuers as set forth in clause (c) of this Section 4.14, purchases all of the Secured Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party shall have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 60 days following such purchase pursuant to the Change of Control Offer as set forth in this Section 4.14, to redeem (with respect to the Issuers) or purchase (with respect to a third party) all Secured Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the Change of Control Payment in respect of the Second Change of Control Payment Date.
(f)    Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06.
(g)    The provisions of this Indenture relating to the Issuers’ obligation to make a Change of Control Offer with respect to the Secured Notes upon a Change of Control Triggering Event may be waived or modified with the written consent of the Holders of a majority in principal amount of the Secured Notes.
Section 4.15.    Additional Note Guarantees. From and after the Issue Date, Holdings shall not permit any of its Domestic Subsidiaries that is a Wholly-Owned Subsidiary and is a Restricted Subsidiary (other than the Issuers, the Guarantors and any Receivables Subsidiary), to become an obligor with respect to any Indebtedness owed and outstanding for the Obligations under the Senior Credit Facilities or any capital markets debt securities in an aggregate principal amount in excess of $100.0 million unless such Subsidiary within 60 days executes and delivers a supplemental indenture to this Indenture providing for a Note Guarantee by such Subsidiary and joinders to the Security Documents or new Security Documents together with any other filings and agreements required by the Security Documents to create or perfect the security interests for the benefit of the Holders of the Secured Notes in the Collateral of such Subsidiary.
Section 4.16.    Covenant Suspension.
(a)    If after the Issue Date (i) the Secured Notes have Investment Grade Ratings from both Rating Agencies in the event the Secured Notes are rated by two Rating Agencies, or from any two of three Rating Agencies in the event the Secured Notes are rated by three Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture with respect to the Secured Notes (the occurrence of the events described in the foregoing clauses (i) and (ii), a “Covenant Suspension Event” and the date thereof, the “Suspension Date”), then, beginning on the Suspension Date, Holdings and its Restricted Subsidiaries will not be subject to Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.15 and clause (4) of Section 5.01(a) (collectively, the “Suspended Covenants”) until the occurrence of the Reversion Date (as defined below).

(b)    In the event that Holdings and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”), any Rating Agency withdraws its Investment Grade Rating or downgrades the rating assigned to the Secured Notes below an Investment Grade Rating (in each case, to the extent given an Investment Grade Rating by such Rating Agency and after giving effect to such downgrade or withdrawal, the Secured Notes no longer have an Investment Grade Rating from at least two Rating Agencies), then Holdings and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” The Note Guarantees of the Subsidiary Guarantors will be suspended during the Suspension Period, and the Liens on the Collateral securing the Secured Notes and the Notes Guarantees will be released. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from any Asset Sales shall be reset to zero.
(c)    During the Suspension Period, Holdings and its Restricted Subsidiaries will be entitled to incur Liens permitted under Section 4.12 (including, without limitation, Permitted Liens) with respect to the Secured Notes. To the extent Section 4.12 and any Permitted Liens refer to one or more Suspended Covenants, such covenant or definition shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of Section 4.12 and the definition of “Permitted Liens” and for no other covenant in this Indenture).
(d)    Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by Holdings or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the Secured Notes, and no Default or Event of Default will be deemed to exist or have occurred as a result of any failure by Holdings or any Restricted Subsidiary to comply with any of the Suspended Covenants during the Suspension Period; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though the covenant described Section 4.07 had been in effect prior to, but not during, the Suspension Period (including with respect to a Limited Condition Transaction entered into during the Suspension Period); (2) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period (or deemed incurred or issued in connection with a Limited Condition Transaction entered into during the Suspension Period) will be classified to have been incurred or issued pursuant to clause (3) of Section 4.09(b); (3) any Affiliate Transaction entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (6) of Section 4.11(b); (4) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not an Issuer or a Guarantor to take any action described in clauses (1) through (3) of Section 4.08(a) that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (1) of Section 4.08(b); (5) no Subsidiary of Holdings shall be required to comply with Section 4.15 after such reinstatement with respect to any guarantee or obligation entered into by such Subsidiary during any Suspension Period, other than any Senior Credit Facilities in effect on the Reversion Date; and (6) all Investments made during the Suspension Period (or deemed made in connection with a Limited Condition Transaction entered into during the Suspension Period) will be classified to have been made under clause (5) of the definition of “Permitted Investments.”
(e)    Upon the Reversion Date, the Issuers, the Guarantors and the Notes Collateral Agent will enter into Security Documents that establish the terms of the security interests with respect to the Collateral on terms consistent with those set forth in the Security Documents as of the date hereof.

(f)    Notwithstanding that the Suspended Covenants may be reinstated after the Reversion Date, (1) no Default, Event of Default or breach of any kind will be deemed to exist under this Indenture, either the Secured Notes or the Note Guarantees with respect to the Suspended Covenants, and none of Holdings or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during any Suspension Period, in each case as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or, upon termination of the Suspension Period or after that time based solely on any action taken or event that occurred during the Suspension Period), and (2) following a Reversion Date, Holdings and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period and to consummate the transactions contemplated thereby.
(g)    During any period that the foregoing covenants have been suspended, Holdings shall not designate any Subsidiary as an Unrestricted Subsidiary under the Secured Notes unless such designation would have complied with Section 4.07 as if Section 4.07 were in effect for the purposes of designating Unrestricted Subsidiaries from the Issue Date to the date of such designation.
(h)    The Issuers shall deliver promptly to the Trustee an Officer’s Certificate notifying it of any such occurrence under this Section 4.16.
Section 4.17.    [Reserved].
Section 4.18.    [Reserved].
Section 4.19.    After-Acquired Property.
From and after the Issue Date, and subject to the applicable limitations set forth in the Security Documents and this Indenture (including with respect to Excluded Assets), if any Issuer or Guarantor creates any additional security interest upon any property or asset that would constitute Collateral to secure any First Lien Obligations, it must concurrently grant a first priority perfected security interest (subject to Permitted Liens and the terms of the Intercreditor Agreements) upon any such Collateral, as security for the Notes Obligations.
ARTICLE 5

SUCCESSORS
Section 5.01.    Merger, Consolidation, Amalgamation or Sale of All or Substantially All Assets.
(a)    From and after the Issue Date, the Issuers, Holdings and any Subsidiary of Holdings that is a Parent Guarantor, shall not merge, consolidate or amalgamate with or into or wind up into (whether or not an Issuer, Holdings or such Parent Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of Holdings and its Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1)    an Issuer, Holdings or a Subsidiary of Holdings that is a Parent Guarantor, as the case may be, is the surviving Person or the Person formed by or surviving any such merger, consolidation or amalgamation (if other than such Issuer, Holdings or a Subsidiary of Holdings that is a Parent Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Issuer, Holdings, such Subsidiary of Holdings that is a Parent Guarantor or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the Successor Company of such Issuer is not a corporation, a co-issuer of the Secured Notes is a corporation;
(2)    the Successor Company, if other than an Issuer, Holdings or a Subsidiary of Holdings that is a Parent Guarantor, expressly assumes, in the case of Holdings or a Subsidiary of Holdings that is a Parent Guarantor, all the obligations of Holdings or such Parent Guarantor, as the case may be, under this Indenture, its Note Guarantee and the applicable Security Documents and, in the case of an Issuer, all of the obligations of such Issuer under this Indenture, the Secured Notes and the Security Documents, in each case, pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee (provided that, in making such determination, the Trustee may rely on, and shall be fully protected in relying on an Officer’s Certificate and an Opinion of Counsel, each stating that such merger, consolidation, amalgamation, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indentures and other documents or instruments, if any, comply with this Indenture);
(3)    immediately after such transaction, no Event of Default exists;
(4)    immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the Applicable Measurement Period,
(i)    the Successor Company could incur at least $1.00 of additional Indebtedness pursuant to either (x) the Fixed Charge Coverage Ratio test or (y) the Consolidated Total Debt Ratio test, in each case, set forth in Section 4.09(a), or
(ii)    either (x) the Fixed Charge Coverage Ratio of the Successor Company for the Applicable Measurement Period would be no less than the Fixed Charge Coverage Ratio of Holdings for the Applicable Measurement Period immediately prior to such transaction or (y) the Consolidated Total Debt Ratio of the Successor Company for the Applicable Measurement Period would be no more than the Consolidated Total Debt Ratio of Holdings for the Applicable Measurement Period immediately prior to such transaction;
(5)    Holdings shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such merger, consolidation, amalgamation, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indentures, and/or other documents or instruments, if any, comply with this Indenture;

(6)    to the extent any assets of the Person which is merged, consolidated or amalgamated with or into an Issuer, Holdings or a Subsidiary of Holdings that is a Parent Guarantor, as applicable, are assets of the type which would constitute Collateral under the Security Documents, such Issuer, Holdings, such Parent Guarantor or the Successor Company, as applicable, will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents; and
(7)    the Collateral owned by or transferred to the Successor Company shall: (i) continue to constitute Collateral under this Indenture and the Security Documents, (ii) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of the Trustee and the Holders of the Secured Notes, and (iii) not be subject to any Lien other than Permitted Liens.
(b)    The Successor Company shall succeed to, and be substituted for an Issuer, Holdings or a Subsidiary of Holdings that is a Parent Guarantor, as the case may be, under this Indenture, the Note Guarantees, the Secured Notes and the Security Documents, as applicable, and such Issuer, Holdings or such Parent Guarantor, as applicable, shall automatically be released and discharged from its obligations under this Indenture, the Note Guarantees, the Secured Notes and the Security Documents. Notwithstanding Sections 5.01(a)(3) and 5.01(a)(4),
(1)    any Restricted Subsidiary may merge, consolidate or amalgamate with or into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to Holdings or any Restricted Subsidiary (including the Issuers), and
(2)    an Issuer, Holdings or a Subsidiary of Holdings that is a Parent Guarantor may merge, consolidate or amalgamate with or into an Affiliate of such Issuer, Holdings or such Parent Guarantor, as the case may be, solely for the purpose of reincorporating such Issuer, Holdings or such Parent Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof.
(c)    From and after the Issue Date and other than as permitted or not prohibited by the provisions of this Indenture governing release of a Note Guarantee upon the sale, disposition or transfer of Capital Stock of a Subsidiary Guarantor, no Subsidiary Guarantor shall, and Holdings shall not permit a Subsidiary Guarantor to, merge, consolidate or amalgamate with or into or wind up into (whether or not an Issuer or a Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)
(i)    such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such merger, consolidation or amalgamation (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);
(ii)    the Successor Guarantor, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture, such Subsidiary Guarantor’s related Note Guarantee and the applicable Security Documents pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee (provided that, in making such determination, the Trustee may rely on, and shall be fully protected in relying on, an Officer’s Certificate and an Opinion of Counsel, each stating that such merger, consolidation, amalgamation, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indentures and/or other documents or instruments, if any, comply with this Indenture);
(iii)    immediately after such transaction, no Event of Default exists;
(iv)    to the extent any assets of the Person which is merged, consolidated or amalgamated with or into such Subsidiary Guarantor are assets of the type which would constitute Collateral under the Security Documents, such Subsidiary Guarantor or the Successor Company will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien in perfected to the extent required by the applicable Security Documents; and
(v)    the Collateral owned by or transferred to the Successor Guarantor shall: (A) continue to constitute Collateral under this Indenture and the Security Documents, (B) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of the Trustee and the Holders of the Secured Notes, and (C) not be subject to any Lien other than Permitted Liens; or
(2)    the transaction is permitted or not prohibited by Section 4.10.

(d)    The Successor Guarantor shall succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture, such Subsidiary Guarantor’s Note Guarantee, and the applicable Security Documents, and such Subsidiary Guarantor shall automatically be released and discharged from its obligations under this Indenture, such Subsidiary Guarantor’s Note Guarantee, and the applicable Security Documents. Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge, consolidate or amalgamate with or into, wind up into or transfer all or part of its properties and assets to another Subsidiary Guarantor, Holdings, any Subsidiary of Holdings that is a Parent Guarantor or an Issuer, (ii) merge, consolidate or amalgamate with or into an Affiliate of an Issuer, Holdings or any Subsidiary of Holdings that is a Parent Guarantor solely for the purpose of reincorporating or reorganizing the Subsidiary Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof, (iii) convert into a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or a jurisdiction in the United States or (iv) liquidate or dissolve or change its legal form if the Board of Holdings or the senior management of Holdings determines in good faith that such action is in the best interests of Holdings and is not materially disadvantageous to the Holders, in each case, without regard to the requirements set forth in Section 5.01(c).
Section 5.02.    Successor Corporation Substituted.
Upon any consolidation, merger or amalgamation, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of Holdings or an Issuer in accordance with Section 5.01, the successor corporation formed by such consolidation or into or with which Holdings or such Issuer is merged or amalgamated or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, amalgamation, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to Holdings or such Issuer shall refer instead to the successor corporation and not to Holdings or such Issuer), and may exercise every right and power of Holdings or such Issuer under this Indenture with the same effect as if such Successor Guarantor had been named as Holdings or such Issuer herein; provided that Holdings or Issuer shall not be relieved from the obligation to pay the principal of and interest, if any, on the Secured Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of Holdings’ or such Issuer’s assets that meets the requirements of Section 5.01.
ARTICLE 6

DEFAULTS AND REMEDIES
Section 6.01.    Events of Default.
(a)    An “Event of Default” wherever used herein with respect to the Secured Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(1)    the failure to pay the principal of (or premium, if any, on) the Secured Notes when due and payable and such failure remains uncured;
(2)    the failure to pay any interest installment on the Secured Notes when due and payable, which failure continues for more than 30 days and remains uncured;

(3)    the failure by any Issuer or any Guarantor to comply with or remedy a breach of any covenant in this Indenture applicable to the Secured Notes for more than 90 consecutive days after receipt of written notice given to Holdings by the Trustee or the Holders of not less than 30% in principal amount of the outstanding Secured Notes (other than those described in clauses (1) through (2) above), except that a failure to comply with Section 4.03, shall only be an Event of Default if it shall have existed and not been remedied for more than 180 consecutive days after written notice given to Holdings by the Trustee or the Holders of not less than 30% in principal amount of the outstanding Secured Notes;
(4)    default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any existing or future Indebtedness for money borrowed or owed by Holdings or any of its Wholly‑Owned Subsidiaries that are Restricted Subsidiaries or the payment of which is guaranteed by Holdings or any of its Wholly‑Owned Subsidiaries that are Restricted Subsidiaries (other than Indebtedness owed to Holdings or a Subsidiary or any Permitted Receivables Financing) if both:
(i)    such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods), or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and is not rescinded; and
(ii)    the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has become due, aggregate $250.0 million (or its foreign currency equivalent) or more at any one time outstanding;
(5)    failure by Holdings or any Significant Subsidiary (or group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of Holdings for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $250.0 million (net of (x) amounts covered by insurance policies issued by reputable insurance companies as determined by Holdings and (y) amounts covered by valid third party indemnification obligations from a third party that is solvent and has been notified of the claim under such indemnification obligation and has not disputed that it is liable for such claim), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;
(6)    Holdings, any Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:
(i)    commences proceedings to be adjudicated bankrupt or insolvent;
(ii)    consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii)    consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;
(iv)    makes a general assignment for the benefit of its creditors; or
(v)    generally is not paying its debts as they become due;
(7)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)    is for relief against Holdings, any Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), in a proceeding in which Holdings, any Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), is to be adjudicated bankrupt or insolvent;
(ii)    appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of Holdings, any Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), or for all or substantially all of the property of Holdings, any Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary); or
(iii)    orders the liquidation of Holdings, any Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary);
and the order or decree remains unstayed and in effect for 60 consecutive days;
(8)    any Note Guarantee of any Subsidiary Guarantor that is a Significant Subsidiary (or Note Guarantees of any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary) ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee) or any such Subsidiary Guarantor or such group of Subsidiary Guarantors denies or disaffirms its obligations under its Note Guarantee (other than by reason of the satisfaction in full of all obligations under this Indenture and discharge of this Indenture or the release of such Note Guarantee in accordance with the terms of this Indenture);
(9)    (i) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (unless perfection is not required by this Indenture or the Security Documents) other than (A) in accordance with the terms of the relevant Security Document and this Indenture, (B) the satisfaction in full of all Obligations under this Indenture or (C) any loss of perfection that results from the failure of the Notes Collateral Agent to maintain possession of certificates delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements and (ii) such default continues for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Secured Notes; or

(10)    any Issuer or any Subsidiary Guarantor that is a Significant Subsidiary (or any group of Subsidiary Guarantors that together (as of the latest consolidated financial statements of Holdings (or a Parent Entity) for a fiscal quarter or fiscal year end provided as required under Section 4.03 would constitute a Significant Subsidiary) shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Security Document on any material portion of the Collateral is invalid or unenforceable.
(b)    In the event of any Event of Default specified in clause (4) of Section 6.01(a), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Secured Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after the Issuers become aware of such Event of Default:
(1)    the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or
(2)    holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or
(3)    the default that is the basis for such Event of Default has been cured or waived.
Section 6.02.    Acceleration.
If any Event of Default (other than an Event of Default specified in clauses (6) and (7) of Section 6.01(a) with respect to the Issuers, Holdings or any Subsidiary of Holdings that is a Parent Guarantor) with respect to the Secured Notes at the time outstanding occurs and is continuing under this Indenture, the Trustee or the Holders of at least 30% in aggregate principal amount of the then total outstanding Secured Notes may by a notice in writing to the Issuers (and to the Trustee if given to the Holders) declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Secured Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, premium, if any, and interest with respect to the Secured Notes shall be due and payable immediately. The Trustee shall have no obligation to accelerate the Secured Notes if and so long as a committee of its Responsible Officers in good faith determines acceleration is not in the best interest of the Holders of the Secured Notes.
Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) or (7) of Section 6.01(a) that has occurred and is continuing under this Indenture with respect to the Issuers, Holdings or any Subsidiary of Holdings that is a Parent Guarantor, all outstanding Secured Notes shall be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.
In the event of a declaration of acceleration with respect to the Secured Notes, the Holders of a majority in aggregate principal amount of the then total outstanding Secured Notes, by written notice to the Issuers and the Trustee, may on behalf of all of the Holders of the Secured Notes rescind and annul such declaration of acceleration and its consequences if the rescission and annulment would not conflict with any judgment or decree and if all existing Events of Default with respect to the Secured Notes (except nonpayment of principal, interest, if any, or premium, if any, that has become due solely because of the acceleration) have been cured or waived.

Section 6.03.    Other Remedies.
If an Event of Default occurs and is continuing with respect to the Secured Notes at the time outstanding, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Secured Notes or to enforce the performance of any provision of the Secured Notes or this Indenture with respect to the Secured Notes.
The Trustee may maintain a proceeding even if it does not possess any Secured Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Secured Note in exercising any right or remedy accruing upon an Event of Default with respect to the Secured Notes shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.04.    Waiver of Past Defaults.
Holders of not less than a majority in aggregate principal amount of the then total outstanding Secured Notes by notice to the Trustee may on behalf of the Holders of all of the Secured Notes waive any existing Default with respect to the Secured Notes and its consequences hereunder, except a continuing Default in the payment of the principal of, premium, if any, or interest on, any Secured Note held by a non-consenting Holder of the Secured Notes (including in connection with an Asset Sale Offer or a Change of Control Offer); provided, subject to Section 6.02, that the Holders of a majority in aggregate principal amount of the then total outstanding Secured Notes may rescind a declaration of acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default with respect to the Secured Notes shall cease to exist, and any Event of Default with respect to the Secured Notes arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.05.    Control by Majority.
Subject to the terms of the First Lien Intercreditor Agreement and Section 6.06, the Holders of a majority in principal amount of the outstanding Secured Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Notes Collateral Agent or of exercising any trust or power conferred on the Trustee or the Notes Collateral Agent with respect to the Secured Notes and the Trustee and the Notes Collateral Agent may act at the direction of the Holders without liability. The Trustee and the Notes Collateral Agent, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee or the Notes Collateral Agent, as the case may be, determines is unduly prejudicial to the rights of any other Holder of a Secured Note or that would involve the Trustee or the Notes Collateral Agent, as the case may be, in personal liability.
Section 6.06.    Limitation on Suits.
Subject to the terms of the First Lien Intercreditor Agreement and Section 6.07, no Holder of a Secured Note shall have any right to institute any proceeding with respect to this Indenture or the Secured Notes or for any remedy thereunder unless:
(1)    such Holder has previously given the Trustee and Holdings written notice that an Event of Default with respect to the Secured Notes is continuing with respect to the Secured Notes;

(2)    Holders of at least 30% in aggregate principal amount of the total outstanding Secured Notes have requested that the Trustee to pursue the remedy in writing;
(3)    Holders of at least 30% in aggregate principal amount of the total outstanding Secured Notes have offered and, if requested, provided to the Trustee for the Secured Notes indemnity or security reasonably satisfactory to the Trustee against any cost, loss, liability or expense incurred in compliance with such request;
(4)    the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and
(5)    Holders of a majority in aggregate principal amount of the total outstanding Secured Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period;
provided that the foregoing limitation shall not apply to a suit instituted by a Holder of a Secured Note for the enforcement of payment of the principal of, premium, if any, or interest on such Secured Note on or after the respective due date expressed in such Secured Note.
A Holder of Secured Notes may not use this Indenture to prejudice the rights of another Holder of Secured Notes or to obtain a preference or priority over another Holder of Secured Notes.
Section 6.07.    Rights of Holders of Secured Notes to Receive Payment.
Notwithstanding any other provision of this Indenture, the right of any Holder of a Secured Note to receive payment of principal, premium, if any, and interest on such Secured Note, on or after the respective due dates expressed in such Secured Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
Section 6.08.    Collection Suit by Trustee.
If an Event of Default specified in Section 6.01(a)(1) or (2) with respect to the Secured Notes occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Secured Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.09.    Restoration of Rights and Remedies.
If the Trustee or any Holder of Secured Notes has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuers, the Guarantors, the Trustee and the Holders of Secured Notes shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders of Secured Notes shall continue as though no such proceeding has been instituted.

Section 6.10.    Rights and Remedies Cumulative.
Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Secured Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
Section 6.11.    Delay or Omission Not Waiver.
No delay or omission of the Trustee or of any Holder of any Secured Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.
Section 6.12.    Trustee May File Proofs of Claim.
The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Secured Notes allowed in any judicial proceedings relative to Holdings or an Issuer (or any other obligor upon the Secured Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Secured Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.13.    Priorities.
If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:
(i)    to the Trustee, its agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

(ii)    to Holders of the Secured Notes for amounts due and unpaid on the Secured Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Secured Notes for principal, premium, if any, and interest, respectively; and
(iii)    to Holdings, an Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.
The Trustee may fix a Record Date and payment date for any payment to Holders of Secured Notes pursuant to this Section 6.13.
Section 6.14.    Undertaking for Costs.
In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Secured Note pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Secured Notes.
ARTICLE 7

TRUSTEE
Section 7.01.    Duties of Trustee.
(a)    If an Event of Default with respect to the Secured Notes has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b)    Except during the continuance of an Event of Default with respect to the Secured Notes:
(i)    the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(ii)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
(c)    The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)    this Section 7.01(c) does not limit the effect of Section 7.01(b);
(ii)    the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts;
(iii)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and
(iv)    no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.
(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.
(e)    The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Secured Notes unless the Holders of the Secured Notes have offered to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense.
(f)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
Section 7.02.    Rights of Trustee.
(a)    The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(c)    The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.
(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from an Issuer shall be sufficient if signed by an Officer of such Issuer.
(f)    The Trustee shall not be deemed to have notice of any Default or Event of Default unless written notice of any event which is in fact such a Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Secured Notes and this Indenture.
(g)    In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(h)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder, including the Notes Collateral Agent.
(i)    The Trustee may request that the Issuers and any Guarantor deliver an Officer's Certificate setting forth the names of the individuals and/or titles of Officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which Officer's Certificate may be signed by any person specified as so authorized in any certificate previously delivered and not superseded.
Section 7.03.    Individual Rights of Trustee.
The Trustee in its individual or any other capacity may become the owner or pledgee of Secured Notes and may otherwise deal with the Issuers or any Affiliate of any Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign as Trustee. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.
Section 7.04.    Trustee’s Disclaimer.
The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Secured Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Secured Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Secured Notes or any other document in connection with the sale of the Secured Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05.    Notice of Defaults.
If a Default with respect to the Secured Notes occurs and is continuing and if it is known to the Trustee, the Trustee shall send to Holders of Secured Notes a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Secured Note, the Trustee may withhold from the Holders of Secured Notes notice of any continuing Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of Secured Notes. The Trustee shall not be deemed to know of any Default unless written notice of any event which is such a Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee.
Section 7.06.    [Reserved].
Section 7.07.    Compensation and Indemnity.
The Issuers and any Guarantors shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers and any Guarantors shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it (including the reasonable compensation and the expenses and disbursements of its agents and counsel) in addition to the compensation for its services.
The Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee for, and hold the Trustee harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against any Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, any Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of its obligations hereunder. The Issuers shall defend the claim and the Trustee may have separate counsel and the Issuers shall pay the fees and expenses of such counsel. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense determined to have been caused by the Trustee’s own willful misconduct, negligence or bad faith.
The obligations of the Issuers and the Guarantors, if any, under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.
To secure the payment obligations of the Issuers and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Secured Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Secured Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.
When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) or (7) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of Trust Indenture Act Section 313(b)(2) to the extent applicable.
Section 7.08.    Replacement of Trustee.
A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign with respect to the Secured Notes in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in aggregate principal amount of the then total outstanding Secured Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing with 31 days prior written notice. The Issuers may remove the Trustee with respect to the Secured Notes if:
(a)    the Trustee fails to comply with Section 7.10;
(b)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(c)    a custodian or public officer takes charge of the Trustee or its property; or
(d)    the Trustee becomes incapable of acting.
If the Trustee resigns or is removed with respect to the Secured Notes or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee . Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then total outstanding Secured Notes may appoint a successor Trustee with respect to the Secured Notes to replace the successor Trustee appointed by the Issuers.
If a successor Trustee with respect to the Secured Notes does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuers’ expense), the Issuers or the Holders of at least 10% in aggregate principal amount of the then total outstanding Secured Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
If the Trustee, after written request by any Holder who has been a Holder of Secured Notes for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee with respect to the Secured Notes and the appointment of a successor Trustee.
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee with respect to the Secured Notes. The successor Trustee shall send a notice of its succession to Holders of Secured Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.
Section 7.09.    Successor Trustee by Merger, Etc.If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10.    Eligibility; Disqualification.
There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.
This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).
Section 7.11.    Preferential Collection of Claims Against Issuer.
The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.
Section 7.12.    [Reserved].
Section 7.13.    Security Documents; Intercreditor Agreements.
By their acceptance of the Secured Notes, the Holders hereby authorize and direct the Trustee and Notes Collateral Agent, as the case may be, to execute and deliver the Intercreditor Agreements and any other Security Documents in which the Trustee or the Notes Collateral Agent, as applicable, is named as a party, including any Security Documents executed after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Intercreditor Agreements or any other Security Documents, the Trustee and the Notes Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).
ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01.    Option to Effect Legal Defeasance or Covenant Defeasance.
The Issuers may, at their option and at any time, elect to have either Section 8.02 or Section 8.03 applied to all outstanding Secured Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02.    Legal Defeasance and Discharge.
Upon the Issuers’ exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Secured Notes, the related Note Guarantees or the Security Documents on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Secured Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (a) and (b) below, to have the Liens on the Collateral released and to have satisfied all their other obligations under the Secured Note, this Indenture and the Security Documents, including the obligations of the Guarantors (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same, in each case, with respect to the Secured Notes) except for the following provisions which shall survive until otherwise terminated or discharged hereunder:
(a)    the rights of Holders of Secured Notes to receive payments in respect of the principal of, premium, if any, and interest, if any, on the Secured Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04;
(b)    the Issuers’ obligations with respect to the Secured Notes concerning issuing temporary Notes, registration of the Secured Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(c)    the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and
(d)    this Section 8.02.
Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03.

Section 8.03.    Covenant Defeasance.
Upon the Issuers’ exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14 and 4.15 and Section 5.01(a)(4), Section 5.01(c) and Section 5.01(d) with respect to the Secured Notes and to have the Liens on the Collateral released on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and Secured Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders of Secured Notes (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that Secured Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the Secured Notes , the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default with respect to the Secured Notes under Section 6.01, but, except as specified above, the remainder of this Indenture and Secured Notes shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(3) (with respect to the covenants contained in the sections of this Indenture specified in this Section 8.03), Section 6.01(a)(4), Section 6.01(a)(5), Section 6.01(a)(6) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries and any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), Section 6.01(a)(7) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries and any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) and 6.01(a)(8) shall not constitute Events of Default with respect to the Secured Notes.
Section 8.04.    Conditions to Legal or Covenant Defeasance.
The following shall be the conditions to the application of either Section 8.02 or Section 8.03 to the Secured Notes:
(1)    the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Secured Notes, cash in U.S. dollars, U.S. Government Obligations (that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount), or a combination thereof, in such amounts as will be sufficient, in the opinion of an Independent Financial Advisor (insofar as any U.S. Government Obligations are so included), to pay the principal of, premium, if any, and interest due on the Secured Notes on the Stated Maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on the Secured Notes, and the Issuers must specify whether the Secured Notes are being defeased to Maturity or to a particular Redemption Date;
(2)    in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,
(a)    the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b)    since the issuance of Secured Notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of Secured Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)    in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of Secured Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)    no Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;
(5)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than this Indenture) to which an Issuer or any Guarantor is a party or by which an Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);
(6)    the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or any Guarantor or others; and
(7)    the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.
Section 8.05.    Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.
Subject to Section 8.06, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the Secured Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of the Secured Notes and this Indenture, to the payment, either directly or through any Paying Agent (including an Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of Secured Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of Secured Notes.
Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the request of the Issuers any money or U.S. Government Obligations held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(2)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance of the Secured Notes.
Section 8.06.    Repayment to Issuers.
Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium or interest on any Secured Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Secured Note shall thereafter look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease.
Section 8.07.    Reinstatement.
If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ obligations under this Indenture and the Secured Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Issuers make any payment of principal of, premium or interest on any Secured Note following the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders of the Secured Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01.    Without Consent of Holders of Secured Notes.
Notwithstanding Section 9.02, the Issuers, any Guarantor (with respect to a Note Guarantee), the Trustee and/or the Notes Collateral Agent may modify, amend or supplement this Indenture, the Security Documents, the Intercreditor Agreements, the Secured Notes and any related Note Guarantee without the consent of any Holder:
(1)    to cure any ambiguity or omission or correct any defect or inconsistency;

(2)    to convey, transfer, assign, mortgage or pledge any property to or with the Trustee, or to make such other provisions in regard to matters or questions arising under this Indenture, in each case as shall not adversely affect the interests of any Holders of the Secured Notes in any material respect;
(3)    to evidence the succession of another Person to an Issuer or any Guarantor and the assumption by any such successor of the covenants, agreements and obligations of such Issuer or Guarantor, as the case may be, under the Secured Notes, the Note Guarantees, the Security Documents or this Indenture, pursuant to Section 5.01;
(4)    to surrender any right or power conferred upon the Issuers or to add further covenants, restrictions, conditions or provisions relating to the Issuers or the Guarantors for the protection of the Holders of Secured Notes, and to add any additional defaults or Events of Default for an Issuer’s or any Guarantor’s failure to comply with any such further covenants, restrictions, conditions or provisions;
(5)    to modify or amend this Indenture in such a manner to permit the qualification of this Indenture or any supplemental indenture under the Trust Indenture Act;
(6)    to add Note Guarantees with respect to any or all of the Secured Notes or to release any Guarantor or Note Guarantee when permitted or required by this Indenture;
(7)    to add Collateral with respect to any or all the Secured Notes or to release Collateral from the Lien securing the Secured Notes when permitted or required by the Security Documents, this Indenture or the Intercreditor Agreements (including, for the avoidance of doubt, the release of Collateral that becomes an Excluded Asset and, following the occurrence of an Investment Grade Event, the release of Collateral that was not at such time required under this Indenture to be pledged as security for the Secured Notes);
(8)    to release and discharge any Lien securing the Secured Notes when permitted or required by this Indenture (including pursuant to Section 4.12(b));
(9)    to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;
(10)    to modify or amend the terms of this Indenture in a manner that does not adversely affect the rights of any Holder of Secured Notes;
(11)    to evidence and provide for the acceptance of appointment by a successor or separate Trustee or Notes Collateral Agent with respect to the Secured Notes;
(12)    to comply with the rules of any applicable securities depositary;
(13)    to provide for uncertificated Secured Notes in addition to or in place of certificated Secured Notes;

(14)    to conform the text of this Indenture, the Secured Notes, any related Note Guarantee or the Security Documents to any provision of the “Description of New Secured Notes” section of the Offering Memorandum to the extent that such provisions in the “Description of New Secured Notes” section of the Offering Memorandum were intended to be a verbatim recitation of a provision in this Indenture, the Secured Notes, such Note Guarantee or the Security Documents;
(15)    to modify or amend any of the provisions of this Indenture relating to the transfer and legending of any Secured Notes; provided, however, that (a) compliance with this Indenture as so amended would not result in the Secured Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not adversely affect the rights of Holders to transfer the Secured Notes;
(16)    in the case of any Security Document, to include therein any legend required to be set forth therein pursuant to the Intercreditor Agreements or to modify any such legend as required by the Intercreditor Agreements;
(17)    to enter into any intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement, taken as a whole, or any joinder thereto; or
(18)    with respect to the Security Documents, as provided in the relevant Security Document and the Intercreditor Agreements (including to add or replace First Lien Secured Parties or Second Lien Secured Parties and/or to provide for the succession of any parties to the Security Documents and other amendments that are administrative or ministerial in nature, including in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Senior Credit Facilities, the Existing Secured Notes or any other agreement that is not prohibited by this Indenture).
For the avoidance of doubt, the Holders will be deemed to have consented for purposes of the First Lien Intercreditor Agreement and the other Security Documents to any amendments, waivers or other modifications to the First Lien Intercreditor Agreement and the other Security Documents, as applicable, (1) to add other parties (or any authorized agent thereof or trustee therefor) holding Obligations that have Pari Passu Lien Priority that are incurred in compliance with this Indenture and the Security Documents and (2) to establish that the Liens on any Collateral securing such Obligations shall rank equally under the First Lien Intercreditor Agreement with the Liens on such Collateral securing the obligations under this Indenture and the Secured Notes, all on the terms provided for in the First Lien Intercreditor Agreement as in effect immediately prior to such amendment. Any such additional party and the Trustee and the Notes Collateral Agent shall be entitled to rely upon an Officer’s Certificate certifying that such Obligations having Pari Passu Lien Priority were issued or borrowed in compliance with this Indenture and the Security Documents.

Upon the request of the Issuers, accompanied by a resolution of their Boards authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 and Section 9.06, the Trustee and/or the Notes Collateral Agent shall join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture or Security Documents authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained; provided that the Trustee and/or the Notes Collateral Agent may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture or Security Documents that affect its own rights, duties or immunities under this Indenture or otherwise. The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
Section 9.02.    With Consent of Holders of Secured Notes.
Except as provided below in this Section 9.02 with respect to the Secured Notes, the Issuers, any Guarantor (with respect to a Note Guarantee), the Trustee and the Notes Collateral Agent may modify, amend or supplement this Indenture, the Secured Notes, the Note Guarantees, the Intercreditor Agreements and the Security Documents with the consent of the Holders of at least a majority in aggregate principal amount of the Secured Notes (including Additional Notes, if any) then outstanding and affected thereby (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Secured Notes) and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default with respect to the Secured Notes (other than a Default or Event of Default in the payment of the principal of, premium or interest on the Secured Notes, except a payment default resulting from an acceleration that has been rescinded or annulled) or compliance in respect of the Secured Notes with any provision of this Indenture, the Security Documents, the Intercreditor Agreements the Note Guarantees or the Secured Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Secured Notes (including Additional Notes, if any) (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Secured Notes). Section 2.08 and Section 2.09 shall determine which Secured Notes are considered to be “outstanding” for the purposes of this Section 9.02.
Upon the request of the Issuers, accompanied by a resolution of their Boards authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Secured Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 and Section 9.06, the Trustee and/or the Notes Collateral Agent shall join with the Issuers in the execution of such amended or supplemental indenture, Intercreditor Agreements or Security Documents unless such amended or supplemental indenture, Intercreditor Agreements or Security Documents directly affects the Trustee’s and/or the Notes Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and/or the Notes Collateral Agent may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture, Intercreditor Agreement or Security Document.
It shall not be necessary for the consent of the Holders of Secured Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers shall deliver to the Holders of Secured Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.
Without the consent of each Holder of outstanding Secured Notes affected thereby, an amendment or waiver under this Section 9.02 may not (with respect to any Secured Notes held by a non-consenting Holder):
(1)    change the Stated Maturity of the principal of, or any installment of principal of or interest on, any such Secured Note;
(2)    reduce the principal amount of, or the rate of interest on, any such Secured Note;
(3)    reduce any premium, if any, or alter the time at which Secured Notes may be redeemed or the Redemption Price payable upon the redemption of any such Secured Note pursuant to the optional redemption terms set forth in this Indenture;
(4)    reduce the amount of the principal of an original discount Secured Note that would be due and payable upon a declaration of acceleration of the Maturity thereof;
(5)    change any place of payment where, or the coin or currency in which, the principal of, premium, if any, or interest on any such Secured Note is payable;
(6)    eliminate the contractual right expressly set forth in this Indenture or any Secured Note of any Holder to institute suit for the enforcement of any payment of principal of, premium, if any, or interest on such Secured Note on or after the Stated Maturity or Redemption Date of any such Secured Note;
(7)    reduce the percentage in principal amount of the outstanding Secured Notes, the consent of whose Holders is required to approve any such modification or amendment or for any waiver of compliance with, or Defaults under, this Indenture;
(8)    modify or amend any of the provisions of Sections 6.04 or this Section 9.02, except to increase any percentage vote required or to provide that certain other provisions of this Indenture may not be modified or waived without the consent of the Holder of each Secured Note affected thereby;
(9)    waive a Default in the payment of principal of or premium, if any, or interest on any Secured Note (except a rescission or annulment of acceleration of such Secured Note by the Holders of at least a majority in aggregate principal amount of the Secured Notes and a waiver of the payment default that resulted from such acceleration), or in respect of a covenant or provision contained in this Indenture or any Note Guarantee which cannot be amended or modified without the consent of all Holders of such Secured Note;
(10)    modify or amend the ranking of any Secured Note in a manner that would adversely affect the Holders of such Secured Note;

(11)    except as expressly permitted by this Indenture, modify or amend the Note Guarantees of any Significant Subsidiary in any manner materially adverse to the Holders of any Secured Note; or
(12)    modify or amend any of the above provisions of this Section 9.02.
Notwithstanding the foregoing, without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Secured Notes then outstanding, no amendment or waiver may (A) make any change in any Security Document, the Intercreditor Agreements or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Obligations in respect of the Secured Notes or (B) change or alter the priority of the Liens securing the Obligations in respect of the Secured Notes in any material portion of the Collateral in any way adverse to the Holders of the Secured Notes in any material respect, other than, in each case, as provided under the terms of the Security Documents or the Intercreditor Agreements.
Section 9.03.    [Reserved].
Section 9.04.    Revocation and Effect of Consents.
Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Secured Note is a continuing consent by the Holder of a Secured Note and every subsequent Holder of a Secured Note or portion of a Secured Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Secured Note. However, any such Holder of a Secured Note or subsequent Holder of a Secured Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
The Issuers may, but shall not be obligated to, fix a Record Date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a Record Date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such Record Date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such Record Date. No such consent shall be valid or effective for more than 120 days after such Record Date unless the consent of the requisite number of Holders has been obtained.
Section 9.05.    Notation on or Exchange of Secured Notes.
The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Secured Note thereafter authenticated. The Issuers in exchange for all Secured Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Secured Notes that reflect the amendment, supplement or waiver.
Failure to make the appropriate notation or issue a new Secured Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06.    Trustee and Notes Collateral Agent to Sign Amendments, Etc..
The Trustee and the Notes Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Notes Collateral Agent. The Issuers may not sign an amendment, supplement or waiver until their Boards approve it. In executing any amendment, supplement or waiver, the Trustee shall receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 13.04, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.
ARTICLE 10

NOTE GUARANTEES
Section 10.01.    Note Guarantee.
Subject to this Article 10, each of (i) the Guarantors hereby on the Issue Date and any other Guarantors from time to time, upon the execution and delivery of any supplemental indenture to this Indenture, hereby, as primary obligors and not merely as sureties, jointly and severally, fully and unconditionally guarantees, on a senior secured basis, to each Holder of a Secured Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Secured Notes or the obligations of the Issuers hereunder or thereunder, that: (a) the principal of, premium, if any, or interest on the Secured Notes shall be promptly paid in full when due, whether at Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Secured Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee and the Notes Collateral Agent hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Secured Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Secured Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Secured Notes with respect to any provisions hereof or thereof, the recovery of any judgment against any Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of an Issuer, any right to require a proceeding first against an Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Secured Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Notes Collateral Agent, the Trustee or any Holder in enforcing any rights under this Section 10.01.
If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the Maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.
Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against an Issuer for liquidation or reorganization, should such Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Secured Notes or Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
The Note Guarantee issued by any Guarantor shall be a general senior obligation of such Guarantor and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor (including its guarantee of all Obligations under the Senior Credit Facilities, the Existing Secured Notes, the Senior Notes and any other Senior Indebtedness).
Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02.    Limitation on Guarantor Liability.
Subject to this Article 10, each of (i) the Guarantors hereby on the Issue Date and (iii) any other Guarantors from time to time, upon the execution and delivery of any other supplemental indenture to this Indenture, and, by its acceptance of Secured Notes, each Holder, confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors irrevocably agree that the obligations of each Subsidiary Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Subsidiary Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.
Section 10.03.    Execution and Delivery.
To evidence its Note Guarantee set forth in Section 10.01, (i) each Person that becomes a Guarantor on the Issue Date shall execute and deliver this Indenture on the Issue Date and (ii) each other Person that becomes a Guarantor from time to time after the Issue Date shall execute and deliver a supplemental indenture to this Indenture (which may be substantially in the form of the supplemental indenture set forth in Exhibit D-2).
Upon the execution and delivery of this Indenture or any supplemental indenture to this Indenture, each Guarantor who executes this Indenture or such supplemental indenture agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Secured Notes.
If an Officer whose signature is on a supplemental indenture to this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.
The delivery of any Secured Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.
If required by Section 4.15, Holdings shall cause any of its Domestic Subsidiaries that is a Wholly-Owned Subsidiary and is a Restricted Subsidiary (other than the Issuers, the Guarantors or a Receivables Subsidiary) to comply with the provisions of Section 4.15 and this Article 10, to the extent applicable.

Section 10.04.    Subrogation.
Upon the execution and delivery of this Indenture, each Guarantor shall be subrogated to all rights of Holders of Secured Notes against the Issuers in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under this Indenture or the Secured Notes shall have been paid in full.
Section 10.05.    Benefits Acknowledged.
Upon the execution and delivery of this Indenture, each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.
Upon the execution and delivery of any supplemental indenture to this Indenture, each other Guarantor, as applicable, acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.
Section 10.06.    Release of Note Guarantees.
Each Note Guarantee of Secured Notes by a Guarantor shall provide by its terms that its Obligations under this Indenture with respect to such Note Guarantee shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Issuers or the Trustee is required for the release of such Guarantor’s Note Guarantee, upon:
(1)    in the case of a Subsidiary Guarantor, any sale, exchange, transfer or other disposition (by merger, consolidation, amalgamation, dividend, distribution or otherwise) of (i) the Capital Stock of such Subsidiary Guarantor, after which such Subsidiary Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all of the assets of such Subsidiary Guarantor to a non-Affiliate, in each case, if such sale, exchange, transfer or other disposition is permitted or not prohibited by the applicable provisions of this Indenture;
(2)    in the case of a Subsidiary Guarantor, the release or discharge of the guarantee by (or direct obligation of) such Subsidiary Guarantor of the Senior Credit Facilities or the release or discharge of such other guarantee or direct obligation that resulted in the creation of such Note Guarantee, except a discharge or release by or as a result of payment under such guarantee or payment of such obligation after the occurrence of a payment default or acceleration thereunder (it being understood that a release subject to a contingent reinstatement is still a release);
(3)    in the case of a Subsidiary Guarantor, the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary as permitted or not prohibited by the applicable provisions of this Indenture;

(4)    with respect to the Secured Notes, the Issuers exercising the legal defeasance option or covenant defeasance option with respect to the Secured Notes in accordance with Article 8 or the Issuers’ obligations under this Indenture and the applicable Security Documents with respect to the Secured Notes being discharged in accordance with the terms of this Indenture and the applicable Security Documents or in accordance with the provisions of the First Lien Intercreditor Agreement;
(5)    the merger, amalgamation or consolidation of any Subsidiary Guarantor with and into an Issuer or another Subsidiary Guarantor that is the surviving Person in such merger, amalgamation or consolidation, or upon the liquidation of a Subsidiary Guarantor; or
(6)    in the case of a Subsidiary Guarantor, upon the occurrence of an Investment Grade Event; provided that such Note Guarantee shall not be released pursuant to this clause (6) for so long as such Subsidiary Guarantor is an obligor with respect to any Indebtedness under the Senior Credit Facilities, the Senior Notes or the Existing Secured Notes.
ARTICLE 11

SATISFACTION AND DISCHARGE
Section 11.01.    Satisfaction and Discharge of Indenture.
This Indenture shall upon the Issuers’ request cease to be of further effect with respect to the Secured Notes specified by the Issuers and any related Note Guarantees (except as to any surviving rights of registration of transfer or exchange of Secured Notes herein expressly provided for), and the Trustee, at the expense of the Issuers, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture as to the Secured Notes, when:
(1)    either (A) all Secured Notes theretofore authenticated and delivered (other than (i) Secured Notes which have been mutilated, destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.07 and (ii) Secured Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers or the Guarantors and thereafter repaid to the Issuers or the Guarantors or discharged from such trust), have been delivered to the Trustee for cancellation; or
(B)     (w)    all Secured Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers;
(x)     the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Secured Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the Secured Notes not theretofore delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of Secured Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be;

(y)     no Event of Default (other than that resulting from borrowing funds to be applied to make such deposit or the grant of any Lien securing such borrowing or any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Secured Notes or this Indenture in respect of the Secured Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit, and such deposit will not result in a breach or violation of, or constitute a default under any material agreement or material instrument (other than this Indenture) to which the Issuers or any Guarantor is a party or by which an Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith); and
(z)     the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Secured Notes at Maturity or the Redemption Date, as the case may be;
(2)    the Issuers have paid or caused to be paid all other sums payable hereunder by the Issuers with respect to the Secured Notes; and
(3)    the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided relating to the satisfaction and discharge of this Indenture as to the Secured Notes have been complied with.
Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Issuers to the Trustee under Section 7.07 and, if money shall have been deposited with the Trustee pursuant to subclause (1)(B) of this Section 11.01, the obligations of the Trustee under Section 11.02 and Section 8.06 shall survive.
Section 11.02.    Application of Trust Money.
Subject to the provisions of Section 8.06, all money and U.S. Government Obligations deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Secured Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as their own Paying Agent) as the Trustee may determine, to the Persons entitled thereto as set forth in the Registrar, of the principal, premium and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, any Issuer’s and any Guarantor’s obligations under this Indenture and the Secured Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Issuers have made any payment of principal of, premium or interest on any Secured Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of the Secured Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 12

COLLATERAL
Section 12.01.    Security Documents. From and after the Issue Date, the due and punctual payment of the principal of, premium, if any, or interest on the Secured Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at Maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, or interest on the Secured Notes and performance of all other Obligations of the Issuers and the Guarantors to the Holders or the Trustee under this Indenture, such Secured Notes, the related Note Guarantees and the Security Documents with respect to the Secured Notes, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure First Lien Notes Obligations. The Trustee, the Issuers and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Holders, the Trustee and the Notes Collateral Agent and pursuant to the terms of the Security Documents. Each Holder, by accepting a Secured Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture, and authorizes and directs the Notes Collateral Agent to enter into the Security Documents on the Issue Date, and at any time after the Issue Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith. Upon the execution and delivery of the Security Documents, the Issuers shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01, to assure and confirm to the Notes Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Secured Notes secured hereby, according to the intent and purposes herein expressed. The Issuers and Holdings shall, and shall cause the Guarantors (other than Holdings) to, take any and all actions and make all filings (including the filing of UCC financing statements, continuation statements and amendments thereto) required to cause the Security Documents to create and maintain, as security for the Obligations of the Issuers and the Guarantors to the secured parties under this Indenture, the Secured Notes, the Note Guarantees and the Security Documents, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Security Documents), in favor of the Notes Collateral Agent for the benefit of the Holders and the Trustee subject to no Liens other than Permitted Liens. It is further understood and agreed that there shall be no Security Document (or other security agreements or pledge agreements) governed under the laws of any non-U.S. jurisdiction.
Section 12.02.    Release of Collateral.
(a)    Collateral may be released from the Lien and security interest created by the Security Documents at any time and from time to time with respect to the Secured Notes in accordance with the provisions of the Security Documents and this Indenture. Notwithstanding anything to the contrary in the Security Documents and this Indenture, the Issuers and the Guarantors will be entitled to the release of property and other assets constituting Collateral from the Liens securing the Secured Notes and the First Lien Notes Obligations under any one or more of the following circumstances:
(1)    to enable any Issuer or Guarantor to consummate the sale, transfer or other disposition of such property or assets to the extent not prohibited under Section 4.10 hereof;

(2)    in the case of a Guarantor that is released from its Note Guarantee with respect to the Secured Notes pursuant to the terms of this Indenture with respect to the property and other assets of such Guarantor, upon the release of such Guarantor from such Note Guarantee;
(3)    with respect to Collateral that is Capital Stock, upon (i) the dissolution or liquidation of the issuer of that Capital Stock that is not prohibited by this Indenture or (ii) upon the designation by Holdings of the issuer of that Capital Stock as an “Unrestricted Subsidiary” or as a “Credit Facilities Unrestricted Subsidiary” in compliance with the terms of the Senior Credit Facilities;
(4)    with respect to any Collateral that becomes an “Excluded Asset,” upon it becoming an Excluded Asset;
(5)    upon the occurrence of an Investment Grade Event;
(6)    in accordance with Section 4.12(b);
(7)    to the extent the Liens on the Collateral securing the Senior Credit Facility Obligations are released by the Bank Collateral Agent in compliance with the terms of the Senior Credit Facilities (other than any release by, or as a result of, payment of the Senior Credit Facility Obligations), upon the release of such Liens;
(8)    in connection with any enforcement action taken by the Controlling Collateral Agent (as defined in the First Lien Intercreditor Agreement) in accordance with the terms of the First Lien Intercreditor Agreement; or
(9)    pursuant to Article 9 hereof.
(b)    The Liens on the Collateral securing the Secured Notes and the related Note Guarantees also will be terminated and released:
(1)    upon payment in full of the principal of, together with accrued and unpaid interest on, the Secured Notes and all other Obligations under this Indenture, the related Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;
(2)    upon a Legal Defeasance or Covenant Defeasance under this Indenture pursuant to Sections 8.02 and 8.03, respectively, or a satisfaction and discharge of this Indenture pursuant to Section 11.01; or
(3)    pursuant to the Intercreditor Agreements and the Security Documents.
(c)    Any Lien on any Collateral may be released or subordinated to the holder of any Lien on such Collateral securing any Financing Lease Obligations or any Lien on such Collateral that is permitted by clause (16) of the definition of “Permitted Liens” to the extent required by the terms of the Obligations secured by such Liens.

(d)    With respect to any release of Collateral, upon receipt of an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture and the Security Documents, as applicable, to such release have been met and that it is permitted for the Trustee or Notes Collateral Agent to execute and deliver the documents requested by the Issuers in connection with such release and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuers, the Trustee and the Notes Collateral Agent shall, execute, deliver or acknowledge (at the Issuers’ expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture, the Security Documents or the Intercreditor Agreements.
Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Security Document to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.
Section 12.03.    Suits to Protect the Collateral. Subject to the provisions of Article 7 and the Security Documents, the Trustee may or may direct the Notes Collateral Agent to take all actions it determines in order to:
(a)    enforce any of the terms of the Security Documents; and
(b)    collect and receive any and all amounts payable in respect of the Obligations hereunder.
Subject to the provisions of the Security Documents, the Trustee and the Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral, as applicable. Nothing in this Section 12.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.
Section 12.04.    Authorization of Receipt of Funds by the Trustee Under the Security Documents. Subject to the provisions of the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.
Section 12.05.    Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 12 to be sold be under any obligation to ascertain or inquire into the authority of the applicable Issuer or Guarantor to make any such sale or other transfer.

Section 12.06.    Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon an Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of an Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 12; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.
Section 12.07.    Release Upon Termination of the Issuers’ Obligations. In the event that the Issuers deliver to the Trustee an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Secured Notes and all other Obligations under this Indenture, such Secured Notes, the related Note Guarantees and the Security Documents that were due and payable at or prior to the time such principal, together with accrued and unpaid interest, were paid or (ii) the Issuers shall have either (x) exercised their Legal Defeasance option or their Covenant Defeasance option, in each case in compliance with the provisions of Article 8 or (y) satisfied and discharged this Indenture in compliance with the provisions of Article 11, and in each case of (i) and (ii), an Opinion of Counsel stating that all conditions precedent to the release of such Lien in the Collateral by the Trustee have been satisfied, the Trustee and the Notes Collateral Agent shall deliver to the Issuers a release of Lien in the Collateral without recourse, representations or warranties and shall do or cause to be done (at the expense of the Issuers) all acts reasonably requested of them to release such Lien as soon as is reasonably practicable.
Section 12.08.    Notes Collateral Agent.
(a)    The Issuers and each of the Holders by acceptance of the Secured Notes hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture and the Security Documents and the Issuers and each of the Holders by acceptance of the Secured Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture and the Security Documents and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent with respect to such Holder’s Secured Notes by the terms of this Indenture and the Security Documents, and consents and agrees to the terms of each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 12.08. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provision of this Indenture and the Security Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein with respect to such Holder’s Secured Notes and therein shall be authorized and binding upon such Holder. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Security Documents, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Issuer or Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Security Documents or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)    The Notes Collateral Agent may perform any of its duties under this Indenture or the Security Documents by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.
(c)    None of the Notes Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuers or a Guarantor or Affiliate of any Issuer or Guarantor, or any Officer or Related Person thereof, contained in this Indenture or the Security Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture or the Security Documents, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture or the Security Documents, or for any failure of any Issuer or Guarantor or any other party to this Indenture or the Security Documents to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture or the Security Documents or to inspect the properties, books, or records of any Issuer or Guarantor or any Issuer or Guarantor’s Affiliates.
(d)    The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuers or any Guarantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture or the Security Documents unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Secured Notes as it determines and, if it so requests, it shall first be offered security or indemnity to its satisfaction by the Holders of such Secured Notes against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture or the Security Documents in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Secured Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders of such Secured Notes.

(e)    The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Issuers referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the Secured Notes (subject to this Section 12.08).
(f)    The Notes Collateral Agent may resign at any time by notice to the Trustee and the Issuers, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Issuers shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of Secured Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Issuers (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Issuers pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 12.08 (and Section 7.07) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.
(g)    The Trustee shall initially act as Notes Collateral Agent and shall be authorized to appoint co-Notes Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.
(h)    The Notes Collateral Agent is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) make the representations of the Holders set forth in the Security Documents, (iii) bind the Holders on the terms as set forth in the Security Documents and (iv) perform and observe its obligations under the Security Documents.

(i)    If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture and the Security Documents.
(j)    The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuers, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.
(k)    The Notes Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Issuer or Guarantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of such Issuer or Guarantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture or any Security Document other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of Secured Notes or as otherwise provided in the Security Documents.
(l)    If the Issuers or any Guarantor (i) incurs any obligations in respect of First Lien Obligations or Second Lien Obligations at any time when no applicable intercreditor agreement is in effect or at any time when Indebtedness constituting First Lien Obligations or Second Lien Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the applicable Intercreditor Agreement) in favor of a designated agent or representative for the holders of the First Lien Obligations or Second Lien Obligations so incurred, together with an Opinion of Counsel, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuers, including legal fees and expenses of the Notes Collateral Agent), bind the Holders of Secured Notes secured as provided in the Security Documents and this Article 12 on the terms set forth therein and perform and observe its obligations thereunder; provided that neither an Officer’s Certificate nor an Opinion of Counsel shall be required in connection with the applicable Intercreditor Agreements to be entered into by the Notes Collateral Agent on the Issue Date.

(m)    No provision of this Indenture or any Security Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) if it shall not have received indemnity satisfactory to the Notes Collateral Agent and the Trustee against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture or the Security Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Issuers or the Holders to be sufficient.
(n)    The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Issuers (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.
(o)    Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts caused by, directly or indirectly, forces beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(p)    The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuers or any Guarantor under this Indenture and the Security Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture and the Security Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture and any Security Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture and the Security Documents unless expressly set forth hereunder or thereunder. The Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture and the Security Documents.

(q)    The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture and the Security Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent or the Trustee’s sole discretion may cause the Notes Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Notes Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Notes Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Notes Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Issuers, Holdings, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Issuers, the Holdings or the Guarantors, Holders of a majority in aggregate principal amount of the then outstanding Secured Notes affected thereby shall direct the Notes Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.
(r)    Upon the receipt by the Notes Collateral Agent of a written request of the Issuers signed by an Officer (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document or amendment or supplement thereto, to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 12.08(r), and (ii) instruct the Notes Collateral Agent to execute and enter into such Security Document or amendment or supplement thereto. Any such execution of a Security Document or amendment or supplement thereto, shall be at the direction and expense of the Issuers, upon delivery to the Notes Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Security Document or amendment or supplement thereto, have been satisfied. The Holders, by their acceptance of the Secured Notes, hereby authorize and direct the Notes Collateral Agent to execute such Security Documents or amendment or supplement thereto.

(s)    Subject to the provisions of the applicable Security Documents and the Intercreditor Agreements, each Holder, by acceptance of the Secured Notes, agrees that the Notes Collateral Agent shall execute and deliver the Security Documents and Intercreditor Agreements to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreements or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Secured Notes or the Trustee, as applicable.
(t)    After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the then outstanding Secured Notes, may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the Intercreditor Agreements.
(u)    The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Intercreditor Agreements and to the extent not prohibited under the Intercreditor Agreements, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.13 and the other provisions of this Indenture.
(v)    In each case that the Notes Collateral Agent may or is required hereunder or under any Security Document to take any action (an “Action”) with respect to the Secured Notes, including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Secured Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Secured Notes. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Secured Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Secured Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.
(w)    Notwithstanding anything to the contrary in this Indenture or in any Security Document, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Security Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.
(x)    Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuers or the Guarantors, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of this Section 12.08. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(y)    Notwithstanding anything to the contrary contained herein, the Notes Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Security Documents and the Collateral.
Section 12.09.    Other Limitations.
(a)    Liens required to be granted from time to time pursuant to this Indenture shall be subject to exceptions and limitations set forth in the Security Documents;
(b)    control agreements or other control or similar arrangements shall not be required with respect to deposit accounts, securities accounts, commodities accounts or other assets requiring perfection by control agreements;
(c)    no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of any Foreign Subsidiary and foreign intellectual property) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no Security Document (or other security agreements or pledge agreements) governed under the laws of any non-U.S. jurisdiction); and
(d)    no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of a UCC financing statement) and no perfection actions (other than the filing of a UCC financing statement) shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $15.0 million.
ARTICLE 13

MISCELLANEOUS
Section 13.01.    [Reserved].

Section 13.02.	Notices.
Any notice or communication by an Issuer, any Guarantor, the Trustee or the Notes Collateral Agent to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested) or overnight air courier guaranteeing next day delivery, to the others’ address, or given electronically:

If to an Issuer and/or any Guarantor:
Diamond Sports Group, LLC
10706 Beaver Dam Road
Hunt Valley, Maryland 21030
Attention: Lucy Rutishauser
Email: LRutisha@sbgtv.com

If to the Trustee or the Notes Collateral Agent:
U.S. Bank National Association
Corporate Trust Services, 18th Floor
1021 East Cary Street, Suite 1850
Richmond, Virginia 23219
Attention: Melody Scott
Email: melody.scott@usbank.com

Any Issuer, any Guarantor, the Trustee or the Notes Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on the first day on which publication is made, if given by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; at the time delivered, if sent by overnight air courier guaranteeing next day delivery, and at the time sent, if given electronically; provided that any notice or communication delivered to the Trustee or the Notes Collateral Agent shall be deemed effective upon actual receipt thereof. Notice otherwise given in accordance with the procedures of DTC will be deemed given on the date sent to DTC.
Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. Notwithstanding anything to the contrary contained herein, as long as the Secured Notes are in the form of a Global Note, notice to the Holders may be made electronically in accordance with procedures of the Depositary for such Secured Note.
If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
If an Issuer delivers a notice or communication to Holders, it shall deliver a copy to the Trustee and the Notes Collateral Agent at the same time.

The Trustee and the Notes Collateral Agent agree to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail or other similar unsecured electronic methods. If the Issuers, any Guarantor or any Holder elects to give the Trustee or the Notes Collateral Agent e-mail (or instructions by a similar electronic method) and the Trustee or the Notes Collateral Agent in its discretion elects to act upon such instructions, the Trustee’s or the Notes Collateral Agent’s understanding of such instructions shall be deemed controlling. Neither the Trustee nor the Notes Collateral Agent shall be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or the Notes Collateral Agent’s reliance upon and compliance with such instructions notwithstanding if such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee or the Notes Collateral Agent, including without limitation the risk of the Trustee or the Notes Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.
Section 13.03.    Communication by Holders of Notes with Other Holders of Notes.
Holders of Secured Notes may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders of Secured Notes with respect to their rights under this Indenture or the Secured Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).
Section 13.04.    Certificate and Opinion as to Conditions Precedent.
Upon any request or application by an Issuer or any of the Guarantors to the Trustee to take any action under this Indenture, such Issuer or such Guarantor, as the case may be, shall furnish to the Trustee or, if such action relates to a Security Document or an Intercreditor Agreement, the Notes Collateral Agent:
(a)    An Officer’s Certificate in form and substance reasonably satisfactory to the Trustee or the Notes Collateral Agent, as applicable (which shall include the statements set forth in Section 13.05), stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
(b)    An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or the Notes Collateral Agent, as applicable (which shall include the statements set forth in Section 13.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.
Section 13.05.    Statements Required in Certificate or Opinion.
Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04) and shall include:
(a)    a statement that the Person making such certificate or opinion has read such covenant or condition;
(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and
(d)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.
Section 13.06.    Rules by Trustee and Agents.
The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
Section 13.07.    No Personal Liability of Directors, Managers, Officers, Employees and Stockholders.
No past, present or future director, manager, officer, employee, incorporator, member, partner or stockholder of an Issuer or any Guarantor or any of their parent companies or entities (other than each Issuer in respect of the Secured Notes and each Guarantor in respect of its Note Guarantee) shall have any liability for any obligations of the Issuers or the Guarantors under the Secured Notes, the Note Guarantees, this Indenture or the Security Documents (including any Intercreditor Agreements) or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Secured Notes.
Section 13.08.    Governing Law; Submission to Jurisdiction.
THIS INDENTURE, THE SECURED NOTES AND ANY NOTE GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each of the parties hereto hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Indenture, any Note Guarantee and the Secured Notes, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts.

Section 13.09.    Waiver of Jury Trial.
EACH OF THE ISSUERS, THE GUARANTORS, THE TRUSTEE AND EACH HOLDER OF A SECURED NOTE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURED NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.10.    Force Majeure.
In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.
Section 13.11.    Foreign Account Tax Compliance Act (FATCA).
In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”) that a foreign financial institution, issuer, trustee, paying agent, holder or other institution is or has agreed to be subject to related to this Indenture, the Issuers agree (i) to use commercially reasonable efforts to provide to the Trustee sufficient information about Holders or other applicable parties and/or transactions related to this Indenture (including any modification to the terms of such transactions) so that the Trustee can determine whether it has tax related obligations under Applicable Law and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law for which the Trustee shall not have any liability. The terms of this Section 13.11 shall survive the termination of this Indenture.
Section 13.12.    No Adverse Interpretation of Other Agreements.
This Indenture may not be used to interpret any other indenture, loan or debt agreement of an Issuer or a Guarantor or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 13.13.    Successors.
All agreements of the Issuers in this Indenture and the Secured Notes shall bind their respective successors. All agreements of the Trustee and the Notes Collateral Agent in this Indenture shall bind each of their respective successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.
Section 13.14.    Severability.
In case any provision in this Indenture or in the Secured Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 13.15.    Counterpart Originals.
The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.16.    Table of Contents, Headings, Etc..
The Table of Contents, Cross Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
Section 13.17.    No Adverse Interpretation of Other Agreement.
This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers, Holdings, any Guarantor or any other Restricted Subsidiary or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 13.18.    Intercreditor Agreements.
Reference is made to the Intercreditor Agreements. Each Holder, by its acceptance of a Secured Note, (a) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (b) authorizes and instructs the Trustee and the Notes Collateral Agent to enter into the Intercreditor Agreements as Trustee and as Notes Collateral Agent, as the case may be, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein. The foregoing provisions are intended as an inducement to the lenders under the Senior Credit Facilities to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreements.

[Signatures on following page]

DIAMOND SPORTS GROUP, LLC, as an Issuer
By:    /s/ Lucy Rutishauser
Name:    Lucy Rutishauser
Title: Treasurer

DIAMOND SPORTS FINANCE COMPANY, as an Issuer
By:    /s/ Lucy Rutishauser
Name:    Lucy Rutishauser
Title: Treasurer
DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC, as Holdings
By:    /s/ Lucy Rutishauser
Name:    Lucy Rutishauser
Title: Treasurer
ARC HOLDING, LTD.
By:    Sports Holding, LLC and Fox Sports Net, LLC

FASTBALL SPORTS PRODUCTIONS, LLC
FOX SPORTS NET OHIO, LLC
By:    Fox Ohio Holdings II, LLC

FOX MOBILE HOLDINGS, LLC
FOX OHIO HOLDINGS, LLC
FOX SPORTS NET WEST 2, LLC
FOX SPORTS NET NORTH, LLC
FOX COLLEGE SPORTS, LLC
FOX SPORTS NET ARIZONA HOLDINGS, LLC
FRSM HOLDINGS LLC
FSN SAN DIEGO HOLDINGS, LLC
FS WEST HOLDINGS, LLC
FOX SPORTS NET FLORIDA, LLC
FSN SOUTHERN HOLDINGS, LLC
SUNSHINE HOLDCO, LLC

SPORTS HOLDING, LLC
By:    Fox Sports Net, LLC

FOX SPORTS SUN, LLC
By:    Sunshine Holdco, LLC

FOX OHIO HOLDINGS II, LLC
By:    Fox Ohio Holdings, LLC

FOX SPORTS NET ARIZONA, LLC
By:    Fox Sports Net Arizona Holdings, LLC
FOX SPORTS NET DETROIT, LLC
By:    FRSM Holdings LLC

SPORTS NETWORK, LLC
SPORTS NETWORK II, LLC
FOX SPORTS NET, LLC
By:    Diamond Sports Group, LLC

FOX-BRV SOUTHERN SPORTS HOLDINGS, LLC
By:    FSN Southern Holdings, LLC

SPORTSOUTH NETWORK, LLC
SPORTSOUTH NETWORK II, LLC
By:    Fox-BRV Southern Sports Holdings, LLC

FSN ST. LOUIS HOLDINGS LLC
By:    ARC Holding, Ltd.

By:    /s/ Lucy Rutishauser
    Name:    Lucy Rutishauser
Title: Treasurer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee and Notes Collateral Agent
By:    /s/ Melody M. Scott
Name:    Melody M. Scott
Title: AVP

EXHIBIT A
[Face of Secured Note]
[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]
[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]
[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [ ]
ISIN [ ]
[RULE 144A][REGULATION S] [GLOBAL] NOTE
representing up to
$[______________]
12.750% Secured Notes due 2026
No. ___     [$______________]
DIAMOND SPORTS GROUP, LLC
and
DIAMOND SPORTS FINANCE COMPANY
promise to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of ________________________ United States Dollars] on December 1, 2026.
Interest Payment Dates: February 15 and August 15, commencing on February 15, 2021, and December 1, 2026
Record Dates: February 1 and August 1 (or, in the case of the Interest Payment Date occurring on December 1, 2026, November 15, 2026)

IN WITNESS HEREOF, the Issuers have caused this instrument to be duly executed.
Dated:
DIAMOND SPORTS GROUP, LLC
By:            Name:
    Title:
DIAMOND SPORTS FINANCE COMPANY
By:            Name:
    Title:

This is one of the 12.750% Secured Notes due 2026 referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee
Dated:
By:
Authorized Signatory

[Back of Note]
12.750% Senior Secured Notes due 2026
Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
1.    INTEREST. Diamond Sports Group, LLC, a Delaware limited liability company (the “Diamond Sports Group”) and Diamond Sports Finance Company, a Delaware corporation (together with Diamond Sports Group, the “Issuers”, and each, an “Issuer”), promise to pay interest on the principal amount of this Note at 12.750% per annum from June 10, 2020 until Maturity. The Issuers shall pay interest semi-annually in arrears on February 15 and August 15 of each year and will be payable in cash in arrears on December 1, 2026, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Secured Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 10, 2020; provided that the first Interest Payment Date shall be February 15, 2021. The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Secured Notes to the extent lawful; the Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest from time to time on demand at the interest rate on the Secured Notes. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. This note is one of the series designated on the face hereof (individually, a “Secured Note” and, collectively, the “Secured Notes”).
2.    METHOD OF PAYMENT. The Issuers will pay interest on the Secured Notes to the Persons who are registered Holders of the Secured Notes at the close of business (if applicable) on the February 1 or August 1 (or, in the case of the Interest Payment Date occurring on December 1, 2026, November 15, 2026) (whether or not a Business Day), as the case may be, immediately preceding the Interest Payment Date, even if such Secured Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of principal of, premium, if any, and interest on the Secured Notes shall be payable at the office or agency of the Paying Agent maintained for such purpose as provided in Section 2.03 of the Indenture or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders of the Secured Notes at their addresses set forth in the register of Holders or by wire transfer, provided that all payments of principal of and interest and premium, if any, with respect to the Secured Notes represented by one or more Global Notes will be made in accordance with DTC’s applicable procedures. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
3.    PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to the Holders. Holdings or any of its Subsidiaries may act in any such capacity.

4.    INDENTURE. The Issuers issued the Secured Notes under the Indenture, dated as of June 10, 2020 (the “Indenture”), among the Issuers, the Guarantors party thereto, the Trustee and U.S. Bank National Association, as collateral agent (the “Notes Collateral Agent”). This Secured Note is one of a duly authorized issue of Secured Notes of the Issuers designated as their 12.750% Secured Notes due 2026. The Issuers shall be entitled to issue Additional Notes constituting Notes pursuant to Sections 2.01 and 4.09 of the Indenture. The terms of the Secured Notes include those stated in the Indenture. The Secured Notes are subject to all such terms, and Holders of the Secured Notes are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
5.    REDEMPTION AND REPURCHASE. The Secured Notes are subject to optional redemption, and may be the subject of a Change of Control Offer and an Asset Sale Offer, as further described in the Indenture. The Issuers shall not be required to make any mandatory redemption or sinking fund payments with respect to the Secured Notes.
6.    DENOMINATIONS, TRANSFER, EXCHANGE. The Secured Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Secured Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Secured Note or portion of a Secured Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except for the unredeemed portion of any Secured Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Secured Notes for a period of 15 days before a selection of Secured Notes to be redeemed.
7.    PERSONS DEEMED OWNERS. The registered Holder of a Secured Note may be treated as its owner for all purposes.
8.    AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Secured Notes or the related Note Guarantees may be amended or supplemented as provided in the Indenture.
9.    DEFAULTS AND REMEDIES. The Events of Default relating to the Secured Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default relating to the Secured Notes, the rights and obligations of the Issuers, the Guarantors, the Trustee and the Holders of the Secured Notes shall be as set forth in the applicable provisions of the Indenture.
10.    AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.
11.    GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE SECURED NOTES AND THE NOTE GUARANTEES.

12.    CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP and ISIN numbers and/or similar numbers to be printed on the Secured Notes and the Trustee may use CUSIP and ISIN numbers and/or similar numbers in notices of redemption as a convenience to Holders of the Secured Notes. No representation is made as to the accuracy of such numbers either as printed on the Secured Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
13.    SECURITY. The Secured Notes and the related Note Guarantees shall be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Trustee and the Notes Collateral Agent, as the case may be, shall hold the Collateral in trust for the benefit of the Holders of the Secured Notes, in each case pursuant to the Security. Each Holder of the Secured Notes, by accepting this Secured Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Notes Collateral Agent to enter into the Security Documents on the Issue Date, and at any time after the Issue Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith.
The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuers at the following address:
Diamond Sports Group, LLC
10706 Beaver Dam Road
Hunt Valley, Maryland 21030
Attention: Lucy Rutishauser
Email: LRutisha@sbgtv.com

ASSIGNMENT FORM
To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint
to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.
Date: _____________________

Your Signature:	(Sign exactly as your name appears on the face of this Note)
Signature Guarantee:* __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:
[   ] Section 4.10    [   ] Section 4.14
If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:
$_______________
Date: _____________________

Your Signature:	(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:
Signature Guarantee:* __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*
The initial outstanding principal amount of this Global Note is $__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Note Custodian

__________________

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B
FORM OF CERTIFICATE OF TRANSFER
Diamond Sports Group, LLC
10706 Beaver Dam Road
Hunt Valley, Maryland 21030
Attention: Lucy Rutishauser

U.S. Bank National Association
Corporate Trust Services, 18th Floor
1021 East Cary Street, Suite 1850
Richmond, Virginia 23219
Attention: Melody Scott
Re: 12.750% Senior Secured Notes due 2026
Reference is hereby made to the Indenture, dated as of June 10, 2020 (as amended or supplemented from time to time with respect to the Secured Notes, the “Indenture”), among the Issuers, the Trustee and the Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
_______________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Secured Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Secured Note[s] or interests (the “Transfer”), to _______________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ALL THAT APPLY]
1.    [  ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.
2.    [  ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than the firms whose marketing names are listed on the cover of the Offering Memorandum). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.
3.    [  ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):
(a)    [  ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;
or
(b)    [  ] such Transfer is being effected to an Issuer, a Restricted Subsidiary or a Guarantor ;
or
(c)    [  ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and, if applicable, in compliance with the prospectus delivery requirements of the Securities Act.
4.    [  ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.
(a)    [  ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(b)    [  ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the

Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(c)    [  ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.
[Insert Name of Transferor]
By:
    Name:
    Title:
Dated: _______________________

ANNEX A TO CERTIFICATE OF TRANSFER
1.    The Transferor owns and proposes to transfer the following:
[CHECK ONE OF (a) OR (b)]
(a)    [  ] a beneficial interest in the:
(i)    [  ] 144A Global Note (CUSIP [ ]), or
(ii)    [  ] Regulation S Global Note (CUSIP [ ]), or
(b)    [  ] a Restricted Definitive Note.
2.    After the Transfer the Transferee will hold:
[CHECK ONE]
(a)    [  ] a beneficial interest in the:
(i)    [  ] 144A Global Note (CUSIP [ ]), or
(ii)    [  ] Regulation S Global Note (CUSIP [ ]), or
(iii)    [  ] Unrestricted Global Note (CUSIP [ ]); or
(b)    [  ] a Restricted Definitive Note; or

(c)	[ ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C
FORM OF CERTIFICATE OF EXCHANGE
Diamond Sports Group, LLC
10706 Beaver Dam Road
Hunt Valley, Maryland 21030
Attention: Lucy Rutishauser

U.S. Bank National Association
Corporate Trust Services, 18th Floor
1021 East Cary Street, Suite 1850
Richmond, Virginia 23219
Attention: Melody Scott
Re: 12.750% Senior Secured Notes due 2026
Reference is hereby made to the Indenture, dated as of June 10, 2020 (as amended or supplemented from time to time with respect to the Secured Notes, the “Indenture”), among the Issuers, the Trustee and the Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
___________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Secured Note[s] specified herein, in the principal amount of $__________ in such Secured Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:
1)    EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE
a)    [  ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
b)    [  ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global

Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
c)    [  ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
d)    [  ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
2)    EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES
a)    [  ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.
b)    [  ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In

connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.
This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.
[Insert Name of Transferor]
By:
    Name:
    Title:

Dated: _______________________

EXHIBIT D
[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]
SUPPLEMENTAL INDENTURE NO. [ ] (this “Supplemental Indenture”), dated as of [__________], by and between [__________________] (the “Guaranteeing Subsidiary”), a subsidiary of Holdings, and U.S. Bank National Association, as trustee (the “Trustee”) and collateral agent (the “Notes Collateral Agent”).
W I T N E S S E T H
WHEREAS, Diamond Sports Group, LLC, a Delaware limited liability company (“Diamond Sports Group”), Diamond Sports Finance Company, a Delaware corporation (together with Diamond Sports Group, the “Issuers”, and each, an “Issuer”), Diamond Sports Intermediate Holdings LLC, a Delaware limited company and the direct parent of the Issuers (“Holdings”), the other parties that are signatories thereto as Guarantors, the Trustee and the Notes Collateral Agent have heretofore executed and delivered an indenture, dated as of June 10, 2020, as amended, supplemented or otherwise modified to date (the “Initial Indenture” and, together with this Supplemental Indenture, and as further amended, supplemented or otherwise modified, the “Indenture”) providing for the issuance of $31,028,000 aggregate principal amount of 12.750% Senior Secured Notes due 2026 (the “Secured Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee and the Notes Collateral Agent a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Issuers’ Obligations under the Secured Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Notes Collateral Agent are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder of Secured Notes.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Secured Notes as follows:
(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)    Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to a Guarantor, including Article 10 thereof.
(3)    Execution and Delivery. The Guaranteeing Subsidiary agrees that the Note Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Secured Notes.

(4)    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(5)    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
(6)    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(7)    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.
GUARANTOR:
[GUARANTEEING SUBSIDIARY]
By:
    Name:
    Title:
By:
    Name:
    Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent
By:
    Name:
    Title:

Exhibit E
FORM OF SECURITY AGREEMENT

COLLATERAL AGREEMENT
dated as of
June 10, 2020,
among
DIAMOND SPORTS GROUP, LLC,
DIAMOND SPORTS FINANCE COMPANY,
DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC,
THE OTHER GRANTORS PARTY HERETO
and
U.S. BANK NATIONAL ASSOCIATION,
as Notes Collateral Agent

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS

Section 1.01	Defined Terms	1
Section 1.02	Other Defined Terms	1

ARTICLE II
PLEDGE OF SECURITIES

Section 2.01	Pledge	5
Section 2.02	Delivery of the Pledged Collateral	6
Section 2.03	Representations, Warranties and Covenants	6
Section 2.04	Certification of Limited Liability Company and Limited Partnership Interest	7
Section 2.05	Registration in Nominee Name; Denominations	8
Section 2.06	Voting Rights; Dividends and Interest	8

ARTICLE III
SECURITY INTERESTS IN PERSONAL PROPERTY

Section 3.01	Security Interest	10
Section 3.02	Representations and Warranties	11
Section 3.03	Covenants	13
Section 3.04	Other Actions	15
Section 3.05	Covenants Regarding Patent, Trademark and Copyright Collateral	16
Section 3.06	FCC Licenses	17
Section 3.07	Information Regarding Collateral	17

ARTICLE IV
REMEDIES

Section 4.01	Remedies upon Default	18
Section 4.02	Application of Proceeds	19
Section 4.03	Grant of License to Use Intellectual Property	20
Section 4.04	Securities Act	20

ARTICLE V
MISCELLANEOUS

Section 5.01	Notices	21
Section 5.02	Waivers; Amendment	21
Section 5.03	Notes Collateral Agent’s Fees and Expenses; Indemnification	21

Schedules
Schedule I    Grantors
Schedule II    Pledged Equity Interests; Pledged Debt Securities
Schedule III    Intellectual Property
Schedule IV    Commercial Tort Claims
Exhibits
Exhibit I    Form of Supplement
Exhibit II    Form of Copyright Security Agreement
Exhibit III    Form of Patent Security Agreement
Exhibit IV    Form of Trademark Security Agreement

COLLATERAL AGREEMENT, dated as of June 10, 2020 (this “Agreement”), among DIAMOND SPORTS GROUP, LLC, a Delaware limited liability company (the “Issuer”), DIAMOND SPORTS FINANCE COMPANY, a Delaware corporation (together with the Issuer, the “Issuers”), DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), the other GRANTORS party hereto from time to time and U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent (in such capacity and together with successors in such capacity, the “Notes Collateral Agent”).
Reference is made to the Indenture, dated as of June 10, 2020, among the Issuers, the Guarantors party thereto and U.S. Bank National Association, in its capacity as Trustee on behalf of the Holders of the Notes (as defined below) and Notes Collateral Agent (as from time to time amended, restated, supplemented or otherwise modified, the “Indenture”), relating to the Issuers’ $31,028,000 aggregate principal amount of 12.750% Senior Secured Notes due 2026 (the “Notes”). The Grantors (other than the Issuers) are Affiliates of the Issuers and will derive substantial benefits from the execution, delivery and performance of the obligations under the Indenture and the Notes and each is, therefore, willing to enter into this Agreement. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions
SECTION 1.01.    Defined Terms.
(a)    Each capitalized term used but not defined herein shall have the meaning assigned thereto in the Indenture; provided that each term defined in the New York UCC (as defined herein) and not defined in this Agreement shall have the meaning specified in the New York UCC.
(b)    The rules of construction specified in the Indenture also apply to this Agreement, mutatis mutandis.
SECTION 1.02.    Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Account Debtor” means any Person that is or may become obligated to any Grantor under, with respect to or on account of an Account.
“Agreement” has the meaning assigned to such term in the preamble to this Agreement.
“Article 9 Collateral” has the meaning assigned to such term in Section 3.01.
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Collateral” means Article 9 Collateral and Pledged Collateral.
“Controlling Collateral Agent” has the meaning assigned to such term in the First Lien Intercreditor Agreement.
“Communications Laws” means the Communications Act of 1934, as amended, and the rules, regulations, published orders and published and promulgated policy statements of the FCC, all as may be amended from time to time.

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“Copyright License” means any written agreement, now or hereafter in effect, granting to any Person any right under any Copyright now or hereafter owned by any other Person or that such other Person otherwise has the right to license, and all rights of any such Person under any such agreement.
“Copyright Security Agreement” means a copyright security agreement substantially in the form of Exhibit II.
“Copyrights” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all copyright rights in any work arising under the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office (or any similar office in any other country), including, in the case of any Grantor, registrations, supplemental registrations and pending applications for registration in the United States Copyright Office set forth next to its name on Schedule III.
“Excluded Equity Interests” has the meaning assigned to such term in Section 2.01.
“FCC” means the Federal Communications Commission of the United States or any Governmental Authority succeeding to the functions of such committee in whole or in part.
“FCC Licenses” means any license, permit, approval or other authorization granted or issued by the FCC and owned or held by the Issuers or any of their Subsidiaries.
“Federal Securities Laws” has the meaning assigned to such term in Section 4.04.
“Governmental Authorization” means all approvals, authorizations, licenses, franchises filings, notices, registrations, consents, permits, certificates, exemptions, registrations, qualifications, designations, declarations, or other actions or undertakings now or hereafter made by, to or in respect of any Governmental Authority to or in respect of any Grantor in connection with its business or properties, and shall include all FCC Licenses.
“Grantors” means (a) the Issuers, (b) Holdings, (c) each other Subsidiary of Holdings (other than the Issuers) identified on Schedule I and (d) each Subsidiary of Holdings (other than the Issuers) that becomes a party to this Agreement as a Grantor after the Issue Date.
“Holdings” has the meaning assigned to such term in the preamble to this Agreement.
“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.
“Insolvency or Liquidation Proceeding” means:
(1)    any case commenced by or against any of the Issuers or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of any of the Issuers or any other Grantor, any receivership or assignment for the benefit of creditors relating to any of the Issuers or any other Grantor or any similar case or proceeding relative to any of the Issuers or any other Grantor or its creditors, as such, in each case whether or not voluntary;

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(2)    any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to any of the Issuers or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or
(3)    any other proceeding of any type or nature in which substantially all claims of creditors of any of the Issuers or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.
“Intellectual Property” means, with respect to any Person, all intellectual and similar property of every kind and nature now owned or hereafter acquired by any such Person, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know‑how, show‑how or other data or information, software and databases.
“Issue Date” means June 10, 2020.
“Issuers” has the meaning assigned to such term in the preamble to this Agreement.
“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement to which any Person is a party, including those exclusive Copyright Licenses under which any Grantor is a licensee listed on Schedule III.
“Material Adverse Effect” means any event, circumstance or condition that has had, or could reasonably be expected to have, a materially adverse effect on (a) the business or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) the ability of the Issuers and the Guarantors, taken as a whole, to perform their payment obligations under the Notes Documents or (c) the rights and remedies of the Notes Collateral Agent under the Notes Documents.
“Material Subsidiary” means (a) each Wholly-Owned Subsidiary that is a Restricted Subsidiary that, as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 2.5% of the consolidated revenues or total assets, as applicable, of Holdings for such quarter or that is designated by Holdings as a Material Subsidiary and (b) any group comprising Wholly-Owned Subsidiaries that are Restricted Subsidiaries that each would not have been a Material Subsidiary under clause (a) but that, taken together, as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of Holdings for such quarter.
“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Notes Collateral Agent’s and the Secured Parties’ security interest in any item or portion of the Article 9 Collateral is governed by the Uniform Commercial Code or similar law as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
“Notes Documents” means the Indenture, the Notes and the Note Guarantees issued thereunder, the Security Documents and all other loan documents, notes, guarantees, instruments and agreements governing or evidencing any substitute facility.

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“Patent License” means any written agreement, now or hereafter in effect, granting to any Person any right to make, use or sell any invention on which a Patent, now or hereafter owned by any other Person or that any other Person now or hereafter otherwise has the right to license, is in existence, and all rights of any such Person under any such agreement.
“Patent Security Agreement” means a patent security agreement substantially in the form of Exhibit III.
“Patents” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations thereof and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including, in the case of any Grantor, those filed in connection therewith in the United States Patent and Trademark Office listed on Schedule III, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.
“Perfection Certificate” means the Perfection Certificate dated the Issue Date delivered to the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.
“Pledged Collateral” has the meaning assigned to such term in Section 2.01.
“Pledged Debt Securities” has the meaning assigned to such term in Section 2.01.
“Pledged Equity Interests” has the meaning assigned to such term in Section 2.01.
“Pledged Securities” means any promissory notes, stock certificates, unit certificates, limited or unlimited liability membership certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.
“Secured Obligations” means all the obligations and all amounts owing, due or secured under the Indenture, the Notes and the Security Documents, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorneys fees, costs, expenses, reimbursement obligations, indemnities, guarantees, and all other amounts payable under or secured by the Indenture, the Notes, the Intercreditor Agreement and the Security Documents (including, in each case, all interest, fees and amounts accruing on or after the commencement of an Insolvency or Liquidation Proceeding relating to any Grantor, whether or not allowed or allowable in such Insolvency or Liquidation Proceeding).
“Secured Parties” means Holders of the Notes, the Trustee and the Notes Collateral Agent.
“Security Interest” has the meaning assigned to such term in Section 3.01(a).
“Supplement” means an instrument substantially in the form of Exhibit I hereto, or any other form approved by the Notes Collateral Agent or approved by the Bank Collateral Agent in respect of the Senior Credit Facilities.

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“Trademark License” means any written agreement, now or hereafter in effect, granting to any Person any right to use any Trademark now or hereafter owned by any other Person or that any other Person otherwise has the right to license, and all rights of any such Person under any such agreement.
“Trademark Security Agreement” means a trademark security agreement in the form of Exhibit IV.
“Trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all trademarks, service marks, trade names, brand names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, domain names, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof, and all registration and applications filed in connection therewith, including registrations and applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including, in the case of any Grantor, any registrations and applications filed in connection therewith in the United States Patent and Trademark Office set forth next to its name on Schedule III, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.
ARTICLE II

Pledge of Securities
SECTION 2.01.    Pledge. As security for the payment or performance, as the case may be, in full of all Secured Obligations, each Grantor hereby assigns and pledges to the Notes Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Notes Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in the Pledged Collateral. “Pledged Collateral” shall mean the collective reference to the following: all of such Grantor’s right, title and interest in, to and under: (a)(i) the shares of capital stock and other Equity Interests owned by such Grantor, including those listed opposite the name of such Grantor on Schedule II, (ii) any other Equity Interests obtained in the future by such Grantor and (iii) the certificates (if any) representing all such Equity Interests (collectively, the “Pledged Equity Interests”); provided that the Pledged Equity Interests shall not include any Excluded Assets or Equity Interests of Immaterial Subsidiaries (the Equity Interests excluded pursuant to this proviso being referred to as the “Excluded Equity Interests”); (b)(i) the debt securities owned by such Grantor, including those listed opposite the name of such Grantor on Schedule II, (ii) any debt securities in the future issued to or otherwise acquired by such Grantor and (iii) the promissory notes and any other instruments evidencing all such debt securities (collectively, the “Pledged Debt Securities”); (c) all other property that may be delivered to and held by the Notes Collateral Agent pursuant to the terms of this Section 2.01 and Section 2.02; (d) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (e) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any of the foregoing. Notwithstanding the foregoing, Pledged Collateral shall not include Excluded Assets of any kind.

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SECTION 2.02    Delivery of the Pledged Collateral.
Each Grantor agrees to deliver or cause to be delivered to the Notes Collateral Agent (or while the First Lien Intercreditor Agreement is outstanding, the Controlling Collateral Agent) any and all Pledged Securities (i) on the date hereof (or such later date as the Controlling Collateral Agent may reasonably agree), in the case of any such Pledged Securities owned by such Grantor on the date hereof, and (ii) promptly (and in any event within 60 days (or such later date as the Controlling Collateral Agent may reasonably agree)) after the acquisition thereof, in the case of any such Pledged Securities acquired by such Grantor after the date hereof.
Each Grantor will cause any Indebtedness for borrowed money (other than any short-term intercompany current liabilities incurred in the ordinary course of business or consistent with industry or past practice in connection with cash management activities of Holdings and its Subsidiaries) owed to such Grantor by Holdings, the Issuers or any of their Subsidiaries in a principal amount in excess of $15,000,000 to be evidenced by a duly executed promissory note (including, if such security interest can be perfected therein, a grid note) that is pledged and delivered to the Notes Collateral Agent (or while the First Lien Intercreditor Agreement is outstanding, the Controlling Collateral Agent) pursuant to the terms hereof.
Upon delivery to the Notes Collateral Agent (or while the First Lien Intercreditor Agreement is outstanding, the Controlling Collateral Agent), (i) any certificate or promissory note representing Pledged Securities shall be accompanied by undated stock or note powers, as applicable, duly executed in blank or other undated instruments of transfer duly executed in blank and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by undated proper instruments of assignment duly executed in blank by the applicable Grantor. Each delivery of Pledged Securities shall be accompanied by a schedule describing such Pledged Securities, which schedule shall be deemed attached to, and shall supplement, Schedule II and be made a part hereof; provided that failure to provide any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.
SECTION 2.03.    Representations, Warranties and Covenants. The Grantors jointly and severally represent, warrant and covenant to and with the Notes Collateral Agent, for the benefit of the Secured Parties, that:
(a)    as of the Issue Date, Schedule II sets forth a true and complete list, with respect to each Grantor, of (i) all the Equity Interests owned by such Grantor in any Subsidiary and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by such Grantor and (ii) all the Pledged Debt Securities owned by such Grantor;
(b)    the Pledged Equity Interests and the Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity Interests, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, except to the extent that enforceability of such obligations may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditor’s rights generally; provided that the foregoing representations, insofar as they relate to the Pledged Debt Securities issued by a Person other than Holdings, the Issuers or any Subsidiary, are made to the knowledge of the Grantors;
(c)    except for the security interests granted hereunder, or referenced under any other Security Documents, each of the Grantors (i) is and, subject to any transfers made in compliance

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with the Indenture, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Liens not prohibited by Section 4.12 of the Indenture and transfers made in compliance with the Indenture, (iii) will make no further assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens not prohibited by Section 4.12 of the Indenture and transfers made in compliance with the Indenture, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than the Liens created by this Agreement and the other Security Documents and Liens not prohibited by Section 4.12 of the Indenture), however arising, of all Persons whomsoever;
(d)    except for restrictions and limitations imposed by the Notes Documents or securities laws generally, the Pledged Equity Interests and, to the extent issued by Holdings, the Issuers or any of their Subsidiaries, the Pledged Debt Securities are and will continue to be freely transferable and assignable, and none of the Pledged Equity Interests and, to the extent issued by Holdings, the Issuers or any of their Subsidiaries, the Pledged Debt Securities are or will be subject to any option, right of first refusal, shareholders agreement, charter, by‑law or other organizational document provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner adverse to the Secured Parties in any material respect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Notes Collateral Agent of rights and remedies hereunder other than as set forth in Schedule II;
(e)    each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated; and
(f)    by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Notes Collateral Agent (or while the First Lien Intercreditor Agreement is outstanding, the Controlling Collateral Agent (acting as gratuitous bailee for perfection)) in accordance with this Agreement, the Notes Collateral Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities, free of any adverse claims, under the New York UCC to the extent such lien and security interest may be created and perfected under the New York UCC, as security for the payment and performance of the Secured Obligations.
SECTION 2.04.    Certification of Limited Liability Company and Limited Partnership Interest. Any equity interest in any limited liability company or limited partnership controlled by any Grantor and required to be pledged pursuant to this Agreement either (i) shall be represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC, and shall be delivered to the Notes Collateral Agent (or, while the First Lien Intercreditor Agreement is outstanding, the Controlling Collateral Agent (acting as gratuitous bailee for perfection)) pursuant to Section 2.02 or (ii) shall not have been elected to be treated as a “security” within the meaning of Article 8 of the New York UCC and shall not be represented by a certificate. To the extent any interest in a limited liability company or limited partnership controlled by any Grantor and required to be pledged pursuant to this Agreement is certificated or becomes certificated, each such certificate shall be delivered to the Notes Collateral Agent (or, while the First Lien Intercreditor Agreement is outstanding, the Controlling Collateral Agent (acting as gratuitous bailee for perfection)), in accordance with Section 2.02.

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SECTION 2.05.    Registration in Nominee Name; Denominations. If an Event of Default shall have occurred and is continuing and the Notes Collateral Agent shall have notified the Grantors of its intent to exercise such rights, subject to the terms of any applicable Intercreditor Agreement or the Indenture, the Notes Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Notes Collateral Agent or in its own name as pledgee or in the name of its nominee (as pledgee or as sub-agent), and each Grantor will promptly give to the Notes Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor. If an Event of Default shall have occurred and is continuing and the Notes Collateral Agent shall have notified the Grantors of its intent to exercise such rights, the Notes Collateral Agent shall, subject to the terms of any applicable Intercreditor Agreement or the Indenture, at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any reasonable purpose consistent with this Agreement.
SECTION 2.06.    Voting Rights; Dividends and Interest.
(a)    Subject to the terms of any applicable Intercreditor Agreement and of the Indenture, unless and until an Event of Default shall have occurred and is continuing and the Notes Collateral Agent shall have notified the Grantors that their rights under this Section 2.06 are being suspended:
(i)    each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Indenture and the other Notes Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement or any other Notes Document or the ability of the Secured Parties to exercise the same;
(ii)    the Notes Collateral Agent shall promptly execute and deliver to each Grantor, or cause to be promptly executed and delivered to each such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section; and
(iii)    each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and are otherwise paid or distributed in accordance with, the terms and conditions of the Indenture, the other Notes Documents and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests in the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Notes Collateral Agent

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and the other Secured Parties and shall be forthwith delivered to the Notes Collateral Agent in the same form as so received (with any necessary endorsements, stock or note powers and other instruments of transfer).
(b)    Subject to the terms of any applicable Intercreditor Agreement and of the Indenture, upon the occurrence and during the continuance of an Event of Default, after the Notes Collateral Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(iii) of this Section 2.06, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Notes Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Notes Collateral Agent and the other Secured Parties, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Notes Collateral Agent upon demand in the same form as so received (with any necessary endorsements, stock or note powers and other instruments of transfer). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Notes Collateral Agent in an account to be established by the Notes Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived and the Issuers have delivered to the Notes Collateral Agent an Officer’s Certificate to that effect, the Notes Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.
(c)    Subject to the terms of any applicable Intercreditor Agreement and of the Indenture, upon the occurrence and during the continuance of an Event of Default, after the Notes Collateral Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(i) of this Section 2.06, all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Notes Collateral Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Notes Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless the Notes Collateral Agent is otherwise directed in accordance with the provisions of the Indenture, the Notes Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived and the Issuers have delivered to the Collateral Agent an Officer’s Certificate to that effect, all rights vested in the Notes Collateral Agent pursuant to this paragraph (c) shall cease, and the Grantors shall have the exclusive right to exercise the voting and consensual rights and powers they would otherwise be entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06.
(d)    Any notice given by the Notes Collateral Agent to the Grantors suspending their rights under paragraph (a) of this Section 2.06 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) of this Section 2.06 in part without suspending all such rights (as specified by the Notes Collateral Agent at the direction of Holders of a majority in principal amount of the Notes) and without waiving or otherwise affecting the Notes Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

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ARTICLE III

Security Interests in Personal Property
SECTION 3.01.    Security Interest.
(a)    As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby grants to the Notes Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):
(I)    all Accounts;
(II)    all Chattel Paper;
(III)    all Cash and Deposit Accounts;
(IV)    all Documents;
(V)    all Equipment;
(VI)    all General Intangibles, including all Intellectual Property;
(VII)    all Instruments;
(VIII)    all Inventory;
(IX)    all other Goods;
(X)    all Investment Property;
(XI)    all Letter-of-Credit Rights;
(XII)    all Commercial Tort Claims specifically described on Schedule IV hereto, as such schedule may be supplemented from time to time pursuant to Section 3.04(d);
(XIII)    all books and records pertaining to the Article 9 Collateral;
(XIV)    to the maximum extent such rights are assignable without violating the respective terms thereof, all rights of such Grantor under and relating to all present and future options pursuant to which such Grantor has the right to acquire any Governmental Authorizations to construct, own, operate or promote any television or radio broadcasting station (or any Person or entity holding such Governmental Authorizations);
(XV)    all rights of such Grantor under or relating to any FCC Licenses, including the Proceeds of any FCC Licenses and the general intangible right to receive money, Proceeds or other consideration upon the sale, assignment, transfer, transfer of control or other disposition of any FCC Licenses; provided that such security interest does not include at any time any FCC Licenses to the extent (but only to the extent) that at such time the Notes Collateral

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Agent may not validly possess a security interest therein pursuant to the Communications Laws, but such security interest does include, to the maximum extent permitted by law, all rights incident or appurtenant to the FCC Licenses and the right to receive all Proceeds derived from or in connection with the sale, assignment, transfer, transfer of control or other disposition of the FCC Licenses;
(XVI)    all rights of such Grantor under or relating to any other Governmental Authorizations (other than FCC Licenses), including the Proceeds of any such other Governmental Authorization and the general intangible right to receive money, Proceeds or other consideration upon the sale, assignment, transfer, transfer of control or other disposition thereof; and
(XVII)    to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;
provided that in no event shall the Security Interest attach to (i) any Excluded Assets and (ii) the Excluded Equity Interests (it being understood that, to the extent the Security Interest shall not have attached to any such asset as a result of clauses (i) and (ii) above, the term “Article 9 Collateral” shall not include any such asset).
(b)    Each Grantor hereby agrees to file at its own expense in any relevant jurisdiction any initial financing statements with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) describe the collateral covered thereby in the manner that such Grantor reasonably determines is necessary or advisable to ensure the perfection of the security interest in the Article 9 Collateral granted under this Agreement, including indicating the Collateral as “all assets” of such Grantor or words of similar effect, and (ii) contain the information required by Article 9 of the Uniform Commercial Code or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including whether such Grantor is an organization, and the type of organization of such Grantor. Each Grantor agrees to promptly deliver a file-stamped copy of each such financing statement or other evidence of filing made pursuant to this Agreement to the Notes Collateral Agent.
(c)    Each Grantor agrees to file or caused to be filed with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest in Article 9 Collateral consisting of Patents, Trademarks or Copyrights granted by each Grantor and naming any Grantor or the Grantors as debtors and the Notes Collateral Agent as secured party. No Grantor shall be required to complete any filings or other action with respect to the perfection of the Security Interests created hereby in any Intellectual Property subsisting in any jurisdiction outside of the United States.
(d)    The Security Interest and the security interest granted pursuant to Article II are granted as security only and shall not subject the Notes Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.
SECTION 3.02.    Representations and Warranties. The Grantors jointly and severally represent and warrant to the Notes Collateral Agent, for the benefit of the Secured Parties, that:

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(a)    Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Notes Collateral Agent, for the benefit of the Secured Parties, the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained and except to the extent that failure to obtain or make such consent or approval, as the case may be, individually or in aggregate, could not reasonably be expected to have a Material Adverse Effect.
(b)    The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name and jurisdiction of organization of each Grantor, is correct and complete in all material respects as of the Issue Date (except that the information therein with respect to the exact legal name of each Grantor shall be true and correct in all respects). The Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations prepared by the each Grantor based upon the information provided to the Notes Collateral Agent in the Perfection Certificate for filing by such Grantor in each governmental, municipal or other office specified in Schedule 2 to the Perfection Certificate (or specified by notice from the Issuers to the Notes Collateral Agent after the Issue Date in the case of filings, recordings or registrations required by Section 4.19 of the Indenture), are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, Trademarks and Copyrights) that are necessary to establish a legal, valid and perfected security interest in favor of the Notes Collateral Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of registered or applied-for Patents, Trademarks and Copyrights acquired or developed by a Grantor after the date hereof). The Grantors represent and warrant that one or more fully executed Patent Security Agreement(s), Trademark Security Agreement(s) and Copyright Security Agreement(s), in each case containing a description of the Article 9 Collateral consisting of United States registered Patents, United States registered Trademarks and United States registered Copyrights (and applications for any of the foregoing), as applicable, and executed by each Grantor owning any such Article 9 Collateral, have been prepared for recording with the United States Patent and Trademark Office or the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, and otherwise as may be required pursuant to the laws of any other necessary jurisdiction, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Notes Collateral Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of Patents, Trademarks and Copyrights in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of registered or applied for Patents, Trademarks and Copyrights acquired or developed by a Grantor after the date hereof).

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(c)    The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the filings described in paragraph (b) of this Section 3.02, a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) subject to the filings described in paragraph (b) of this Section 3.02, a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of a Patent Security Agreement, a Trademark Security Agreement and a Copyright Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three‑month period after the date hereof pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one-month period after the date hereof pursuant to 17 U.S.C. § 205.
(d)    Subject to the terms of any applicable Intercreditor Agreement or the Indenture, the Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Liens not prohibited by Section 4.12 of the Indenture. The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens not prohibited by Section 4.12 of the Indenture. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens not prohibited by Section 4.12 of the Indenture.
SECTION 3.03.    Covenants.
(a)    Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons, except with respect to Article 9 Collateral that such Grantor determines in its reasonable business judgment is no longer necessary or beneficial to the conduct of such Grantor’s business, and to defend the Security Interest of the Notes Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien not permitted pursuant to the Security Documents and Section 4.12 of the Indenture, subject to the rights of such Grantor under Section 12.02 of the Indenture and corresponding provisions of the Security Documents to obtain a release of the Liens created under the Security Documents.
(b)    Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as may from time to time be necessary or as the Notes Collateral Agent may reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith; provided that the Notes Collateral Agent shall have no obligation to make any such request. If any amount payable under or in connection with any of the Article 9 Collateral shall be or become evidenced by any promissory note (which may be a global note) or

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other instrument (other than any promissory note or other instrument in an aggregate principal amount of less than $15,000,000 owed to the applicable Grantor by any Person), such note or instrument shall be promptly (but in any event within 60 days of receipt by such Grantor or such longer period as the Bank Collateral Agent may agree in its reasonable discretion) pledged and delivered to the Notes Collateral Agent (or while the First Lien Intercreditor Agreement is outstanding, the Controlling Collateral Agent), for the benefit of the Secured Parties, together with an undated instrument of transfer duly executed in blank.
(c)    In the event that any such Grantor, whether by acquisition, assignment, filing or otherwise, acquires any right in Intellectual Property (including, without limitation, continuation-in-part patent applications) after the date hereof (collectively, the “After-Acquired Intellectual Property”), such After-Acquired Intellectual Property shall automatically be included as part of the Collateral and shall be subject to the terms and conditions of this Agreement. Promptly (x) while the First Lien Intercreditor Agreement is outstanding, upon the request of the Controlling Collateral Agent in respect of such Grantor’s obligations under the Senior Credit Facilities or (y) at any time that the Notes Collateral Agent is the Controlling Collateral Agent, upon the request of the Notes Collateral Agent (including any such request made at the direction of the requisite Holders pursuant to Section 12.08 of the Indenture) and such request not to be made more often than one time during any calendar year absent the existence of an Event of Default, such Grantor shall provide the Notes Collateral Agent an updated Schedule III identifying the After-Acquired Intellectual Property issued by, registered with or filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, acquired during such fiscal year. Such Grantor shall, promptly after providing such updated Schedule III, execute and file with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, supplements to Exhibits II, III or IV, as applicable, to record the grant of the security interest hereunder in such After-Acquired Intellectual Property. As soon as practicable upon each such filing and recording, such Grantor shall deliver to the Notes Collateral Agent true and correct copies of the relevant documents, instruments and receipts evidencing such filing and recording.
(d)    Subject to the terms of any applicable Intercreditor Agreement or the Indenture, if an Event of Default shall have occurred and is continuing and the Notes Collateral Agent shall have provided notice to the Grantors of its intent to exercise such rights, at its option, the Notes Collateral Agent may but shall have no obligation to discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 4.12 of the Indenture, and may but shall have no obligation to pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Indenture, this Agreement or any other Notes Document and within a reasonable period of time after the Notes Collateral Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Notes Collateral Agent, within 15 days after demand, for reasonable and documented payments made or reasonable and documented expenses incurred by the Notes Collateral Agent pursuant to the foregoing authorization; provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Notes Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Notes Documents.
(e)    Each Grantor shall remain liable, as between such Grantor and the relevant counterparty under each contract, agreement or instrument relating to the Article 9 Collateral, to observe and perform all the conditions and obligations to be observed and performed by it under such contract, agreement or instrument, all in accordance with the terms and conditions thereof, and each Grantor jointly

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and severally agrees to indemnify and hold harmless the Notes Collateral Agent and the other Secured Parties from and against any and all liability for such performance.
(f)    It is understood that no Grantor shall be required by this Agreement to perfect the security interests created hereunder by any means other than (i) filings pursuant to the Uniform Commercial Code, (ii) filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) in respect of registered Intellectual Property (provided that, with respect to Licenses, such filings shall be limited to exclusive Copyright Licenses under which such Grantor is a licensee) and (iii) in the case of Collateral that constitutes Tangible Chattel Paper, Pledged Securities, Instruments, Certificated Securities or Negotiable Documents, delivery thereof to the Controlling Collateral Agent in accordance with the terms hereof (together with, where applicable, undated stock or note powers or other undated proper instruments of assignment). No Grantor shall be required to deliver control agreements or other control or similar arrangements with respect to Deposit Accounts and other bank or securities or commodities accounts or any other assets requiring perfection by control agreements.
(g)     Each Grantor irrevocably makes, constitutes and appoints the Notes Collateral Agent (and all officers, employees or agents designated by the Notes Collateral Agent) as such Grantor’s true and lawful agent (and attorney‑in‑fact) for the purpose, subject to any applicable Intercreditor Agreement or the Indenture, upon the occurrence and during the continuance of an Event of Default and after notice to the Issuers of its intent to exercise such rights, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Notes Collateral Agent may (but shall in no event be required to), without waiving or releasing any obligation or liability of the Grantors hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Notes Collateral Agent reasonably deems advisable. All sums disbursed by the Notes Collateral Agent in connection with this paragraph, including reasonable and invoiced out-of-pocket attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within 15 days of demand, by the Grantors to the Notes Collateral Agent and shall be additional Secured Obligations secured hereby.
SECTION 3.04.    Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Notes Collateral Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:
(a)    Instruments. If any Grantor shall at any time hold or acquire any Instruments constituting Collateral (other than Instruments with a face amount of less than $15,000,000 and other than checks to be deposited in the ordinary course of business), such Grantor shall promptly (but in any event within 60 days of receipt by such Grantor or such longer period as the Bank Collateral Agent may agree in its reasonable discretion) endorse, assign and deliver the same to the Notes Collateral Agent (or, in each case, while the First Lien Intercreditor Agreement is outstanding, the Controlling Collateral Agent), accompanied by undated instruments of transfer or assignment duly executed in blank.

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(b)    Investment Property. If any Grantor shall at any time hold or acquire any certificated securities with a fair market value in excess of $15,000,000, such Grantor shall forthwith endorse, assign and deliver the same to the Notes Collateral Agent (or while the First Lien Intercreditor Agreement is outstanding, the Controlling Collateral Agent), accompanied by undated instruments of transfer or assignment duly executed in blank.
(c)    Letter-of-Credit Rights. If any Grantor is at any time a beneficiary under a letter of credit with an aggregate face amount in excess of $15,000,000 now or hereafter issued in favor of such Grantor that is not a Supporting Obligation with respect to any of the Collateral, such Grantor shall promptly notify the Notes Collateral Agent thereof and, if requested by the Bank Collateral Agent, such Grantor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Bank Collateral Agent, either (i) use commercially reasonable efforts to arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Notes Collateral Agent (or while the First Lien Intercreditor Agreement is outstanding, the Controlling Collateral Agent) of the proceeds of any drawing under such letter of credit or (ii) use commercially reasonable efforts to arrange for the Notes Collateral Agent (or while the First Lien Intercreditor Agreement is outstanding, the Controlling Collateral Agent) to become the transferee beneficiary of such letter of credit, with the Notes Collateral Agent (or while the First Lien Intercreditor Agreement is outstanding, the Controlling Collateral Agent) agreeing, in each case, that the proceeds of any drawing under such letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred and is continuing. No actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement.
(d)    Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $15,000,000, such Grantor shall promptly notify the Notes Collateral Agent thereof in a writing signed by such Grantor, including a summary description of such claim, and Schedule IV shall be deemed to be supplemented to include such description of such commercial tort claim as set forth in such writing.
(e)    Limitations on Perfection. Notwithstanding anything herein to the contrary, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of any Foreign Subsidiary and foreign Intellectual Property) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no Security Document (or other security agreements or pledge agreements) governed under the laws of any non-U.S. jurisdiction).
SECTION 3.05.    Covenants Regarding Patent, Trademark and Copyright Collateral.
Except to the extent failure so to act could not reasonably be expected to have a Material Adverse Effect of the type referred to in clause (a) or (b) of the definition thereof, with respect to registration or pending application of each item of its Intellectual Property for which such Grantor has standing to do so, each Grantor agrees (i) to maintain the validity and enforceability of any registered Intellectual Property (or applications therefor) and to maintain such registrations and applications of Intellectual Property in full force and effect and (ii) to pursue the registration and maintenance of each Patent, Trademark or Copyright registration or application, now or hereafter included in the Intellectual Property of such Grantor, including the payment of required fees and taxes, the filing of responses to

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office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.
Except as could not reasonably be expected to have a Material Adverse Effect of the type referred to in clause (a) or (b) of the definition thereof, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property may lapse, be terminated, or become invalid or unenforceable or placed in the public domain.
Except where failure to do so could not reasonably be expected to have a Material Adverse Effect of the type referred to in clause (a) or (b) of the definition thereof, each Grantor shall take all steps to preserve and protect each item of its Intellectual Property, including maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks abide by the applicable license’s terms with respect to the standards of quality.
Nothing in this Agreement shall prevent any Grantor from disposing of, discontinuing the use or maintenance of, failing to pursue or otherwise allowing to lapse, terminate or put into the public domain any of its Intellectual Property to the extent permitted in accordance with the provisions of the Indenture if such Grantor determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business.
SECTION 3.06.    FCC Licenses. Except for the rights granted to the Secured Parties on behalf of the Secured Parties pursuant to this Agreement (and, to the extent permitted under the Indenture, the rights granted to secure any other Indebtedness), no Grantor shall grant or permit to exist or to continue (i) any lien or security interest in any FCC License held by any Person or entity, including the FCC or the Rural Utility Service of the U.S. Department of Agriculture or (ii) any lien or security interest held by any Person or entity in any rights appurtenant to any FCC License, including any security interest in (A) the right to receive any money, proceeds or other consideration derived from the sale, assignment, transfer, transfer of control or other disposition of any FCC License and (B) proceeds derived from any FCC License. Each Grantor shall notify the Notes Collateral Agent promptly in writing if any Person or entity shall assert or claim any lien or security interest prohibited by this Section 3.06.
SECTION 3.07.    Information Regarding Collateral. Each Grantor will (a) furnish to the Notes Collateral Agent promptly (and in any event within 60 days or such longer period as reasonably agreed to by the Bank Collateral Agent) written notice of any change (i) in any Grantor’s legal name (as set forth in its certificate of organization or like document) or (ii) in the jurisdiction of incorporation or organization of Grantor or in the form of its organization, and (b) take all actions, including all filings and recordings under the Uniform Commercial Code or otherwise that are required in order for the Notes Collateral Agent, for the benefit of the Secured Parties to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral with the priority described herein.
ARTICLE IV

Remedies

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SECTION 4.01.    Remedies upon Default. Subject to the terms any applicable Intercreditor Agreement or the Indenture, if an Event of Default shall have occurred and is continuing and the Notes Collateral Agent shall have provided notice to the Grantors of its intent to exercise such rights, each Grantor agrees to deliver, on demand, each item of Collateral to the Notes Collateral Agent or any Person designated by the Notes Collateral Agent, and it is agreed that the Notes Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Notes Collateral Agent, for the benefit of the Secured Parties, or to license or sublicense, whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Notes Collateral Agent shall determine (other than in violation of any then‑existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without demand for performance but with notice (which need not be prior notice), to take possession of the Article 9 Collateral and the Pledged Collateral and without liability for trespass to enter any premises where the Article 9 Collateral or the Pledged Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and the Pledged Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Notes Collateral Agent shall have the right, subject to the mandatory requirements of applicable law and the notice requirements described below, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Notes Collateral Agent shall deem appropriate. The Notes Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Notes Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.
Subject to the terms of any applicable Intercreditor Agreement or the Indenture, the Notes Collateral Agent shall give the applicable Grantors no less than 10 Business Days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9‑611 of the New York UCC or its equivalent in other jurisdictions) of the Notes Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Notes Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Notes Collateral Agent may (in its sole and absolute discretion) determine. The Notes Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Notes Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral

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so sold may be retained by the Notes Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Notes Collateral Agent and the other Secured Parties shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Notes Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Notes Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Notes Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court‑appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9‑610(b) of the New York UCC or its equivalent in other jurisdictions.
SECTION 4.02.    Application of Proceeds. Subject to the terms of any applicable Intercreditor Agreement or the Indenture, the Notes Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:
FIRST, to the payment of all costs, fees and expenses incurred by or owed to the Notes Collateral Agent and Trustee in connection with such collection or sale or otherwise in connection with this Agreement, any other Notes Document or any of the Secured Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Notes Collateral Agent hereunder or under any other Notes Document on behalf of any Grantor and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Notes Document;
SECOND, to the payment in full of the Secured Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Secured Obligations owed to them on the date of any such distribution); and
THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.
The Notes Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Notes Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Notes Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Notes Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

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SECTION 4.03.    Grant of License to Use Intellectual Property. For the purpose of enabling the Notes Collateral Agent to exercise rights and remedies under this Agreement, and in accordance with any applicable Intercreditor Agreement or the Indenture, each Grantor, solely during the continuance of an Event of Default, grants to the Notes Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, in each case subject to any such Grantor’s reasonable security policies and obligations of confidentiality, to the extent that such nonexclusive license (a) does not violate the express terms of any agreement between a Grantor and a third party governing the applicable Grantor’s use of such Collateral consisting of Intellectual Property, or gives such third party any right of acceleration, modification or cancellation therein, and (b) is not prohibited by any requirements of law; provided that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. The use of such license by the Notes Collateral Agent may only be exercised, at the option of the Notes Collateral Agent, during the continuation of an Event of Default; provided further that any license, sublicense or other transaction entered into by the Notes Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.
SECTION 4.04.    Securities Act. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder in accordance with any applicable Intercreditor Agreement or the Indenture. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Notes Collateral Agent if the Notes Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Notes Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable blue sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Notes Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Notes Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws to the extent the Notes Collateral Agent has determined that such a registration is not required by any Requirement of Law and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Notes Collateral Agent and the other Secured Parties shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Notes Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a

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limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 4.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Notes Collateral Agent sells.
ARTICLE V

Miscellaneous
SECTION 5.01.    Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 13.02 of the Indenture. All communications and notices hereunder to any Grantor shall be given to it in care of the Issuers as provided in Section 13.02 of the Indenture.
SECTION 5.02.    Waivers; Amendment.
(a)    No failure or delay by the Notes Collateral Agent or any Holder in exercising any right or power hereunder or under any other Notes Document shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Notes Collateral Agent and the other Secured Parties hereunder and under the other Notes Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Notes Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Article 9 of the Indenture.
SECTION 5.03.    Notes Collateral Agent’s Fees and Expenses; Indemnification.
Each Grantor, jointly with the other Grantors and severally, agrees to reimburse the Notes Collateral Agent for its reasonable fees and expenses incurred hereunder (including all reasonable fees and disbursements of counsel) that may be paid or incurred by the Notes Collateral Agent in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Secured Obligations and/or enforcing any rights with respect to, or collecting against, such Grantor under this Agreement, in each case, as provided for in Section 7.07 of the Indenture.
Without limitation of its indemnification obligations under the other Notes Documents, each Grantor, jointly with the other Grantors and severally, agrees to indemnify the Notes Collateral Agent against, and hold the Notes Collateral Agent harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of one primary counsel and one local counsel in each applicable jurisdiction for the Notes Collateral Agent, incurred by or asserted against the Notes Collateral Agent by any third party or by Holdings or any Subsidiary of Holdings arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether brought by a third party or by Holdings or any Subsidiary of Holdings and

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regardless of whether the Notes Collateral Agent is a party thereto; provided that such indemnity shall not, as to the Notes Collateral Agent, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Notes Collateral Agent.
To the fullest extent permitted by applicable law, no Grantor shall assert, and each Grantor hereby waives, any claim against the Notes Collateral Agent (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet); provided that such indemnity shall not, as to the Notes Collateral Agent, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Notes Collateral Agent, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Notes Document or any agreement or instrument contemplated thereby, the Acquisition Transactions or the use of the proceeds thereof.
The provisions of this Section 5.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Notes Document, the consummation of the transactions contemplated hereby or thereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Notes Document, or any investigation made by or on behalf of any Secured Party. All amounts due under this Section 5.03 shall be payable not later than 10 Business Days after written demand therefor; provided, however, the Notes Collateral Agent shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that the Notes Collateral Agent was not entitled to indemnification with respect to such payment pursuant to this Section 5.03. Any such amounts payable as provided hereunder shall be additional Secured Obligations.
SECTION 5.04.    Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Notes Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
SECTION 5.05.    Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors in this Agreement or any other Notes Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Notes Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Notes Documents, regardless of any investigation made by or on behalf of any Secured Party and notwithstanding that the Notes Collateral Agent or any other Secured Party may have had notice or knowledge of any Default or incorrect representation or warranty under any Notes Document, and shall continue in full force and effect until such time as all the Secured Obligations (excluding contingent obligations not yet due) have been paid in full in cash.
SECTION 5.06.    Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall

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have been delivered to the Notes Collateral Agent and a counterpart hereof shall have been executed on behalf of the Notes Collateral Agent, and thereafter shall be binding upon such Grantor and the Notes Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Notes Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly provided in this Agreement and the Indenture. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.
SECTION 5.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good‑faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of such invalid, illegal or unenforceable provisions.
SECTION 5.08.    [Reserved]
SECTION 5.09.    Governing Law; Jurisdiction; Consent to Service of Process; Appointment of Service of Process Agent.
(a)    This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District of New York sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Notes Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against any Grantor or its respective properties in the courts of any jurisdiction.
(c)    Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.01. Nothing in any Notes Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
(e)    Each Grantor hereby irrevocably designates, appoints and empowers the Issuers as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding.
SECTION 5.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER NOTES DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.
SECTION 5.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 5.12.    Security Interest Absolute. All rights of the Notes Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Indenture, any other Notes Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture, any other Notes Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.
SECTION 5.13.    Termination or Release.
(a)    This Agreement, the Security Interest and all other security interests granted hereby shall terminate when all the Secured Obligations (other than contingent obligations not yet due) have been paid in full in cash.
(b)    The Security Interest and all other security interests granted hereby shall also terminate and be released at the time or times and in the manner set forth in Section 12.02 of the Indenture. A Subsidiary shall also be released from its obligations under this Agreement at the time or times and in the manner set forth in Section 12.02 of the Indenture.

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(c)    In connection with any termination or release pursuant to paragraph (a) or (b) of this Section, the Notes Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents by the Notes Collateral Agent pursuant to this Section shall be without recourse to or warranty by the Notes Collateral Agent.
SECTION 5.14.    Additional Grantors. Pursuant to the Indenture, additional Subsidiaries of Holdings may or may be required to become Grantors after the date hereof. Upon execution and delivery by the Notes Collateral Agent and such Subsidiary of Holdings of a Supplement, any such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any Subsidiary of Holdings as a party to this Agreement.
SECTION 5.15.    Notes Collateral Agent Appointed Attorney-in-Fact. Pursuant to the Indenture, each Grantor hereby appoints the Notes Collateral Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Notes Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest; provided that this Section 5.15 shall not authorize the Notes Collateral Agent to execute or certify applications to the FCC in the name of any Grantor except to the extent permitted by the Communications Laws and shall not authorize the Notes Collateral Agent to exercise operational, voting or other control over any facilities authorized under any FCC Licenses unless and until the FCC shall have granted such authority. Without limiting the generality of the foregoing, the Notes Collateral Agent shall have the right, but only upon the occurrence and during the continuance of an Event of Default and notice by the Notes Collateral Agent to the Issuers of its intent to exercise such rights, with full power of substitution either in the Notes Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of accounts receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Notes Collateral Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Notes Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Notes Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Notes Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Notes Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact.

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SECTION 5.16.    Certain Regulatory Requirements.
(a) Regulatory Consents and Approvals. Any provision contained herein to the contrary notwithstanding, no action shall be taken hereunder by the Notes Collateral Agent or any other Secured Party with respect to any item of Collateral unless and until all applicable requirements (if any) of the FCC under the Communications Laws applicable to any Grantor (or any entity under the control of such Grantor), have been satisfied with respect to such action and there have been obtained such Governmental Authorizations (if any) as may be required to be obtained from the FCC and any other Governmental Authority under the terms of any license or similar operating right held by such Grantor (or any entity under the control of such Grantor). It is the intention of the parties hereto that the Liens in favor of the Notes Collateral Agent on the Collateral shall in all relevant aspects be subject to and governed by said statutes, rules and regulations and that nothing in this Agreement shall be construed to diminish the control exercised by the Grantors except in accordance with the provisions of such statutory requirements, rules and regulations. In determining whether the Communications Laws require prior consent of the FCC for the exercise of rights or remedies of the Notes Collateral Agent under this Agreement, the Notes Collateral Agent shall be deemed to have exercised reasonable care if it shall have proceeded upon the advice of communications counsel, whether or not such advice may ultimately be determined to have been erroneous. Each Grantor agrees that upon request from time to time by the Notes Collateral Agent after the occurrence and during the continuance of an Event of Default, it will use its best efforts to obtain any Governmental Authorizations referred to in this Section 5.16.
(b) Collateral Conferring Voting Control Over FCC Licensees. Notwithstanding anything to the contrary in this Agreement, (i) voting rights in any Collateral conferring direct or indirect control over the holder of any FCC Licenses shall remain vested in the Grantor granting a security interest in such Collateral upon and during the occurrence of an Event of Default unless and until any required prior approval of the FCC shall have been obtained; (ii) if any exercise of rights or remedies by the Notes Collateral Agent in respect of Collateral requires the prior approval of the FCC, the Notes Collateral Agent shall not exercise such rights or remedies unless and until such approval has been obtained; (iii) if the Notes Collateral Agent exercises any remedies of foreclosure in respect of such Collateral following the occurrence of an Event of Default, there shall be either a private or public arm’s-length sale of such Collateral; and (iv) prior to the exercise of any voting rights of the purchaser at such sale of such Collateral, the prior consent of the FCC pursuant to 47 U.S.C. Section 310(d), in each case only if required, shall be obtained; provided that until any required approval or consent of the FCC referred to in clause (i), (ii) or (iv) above shall have been obtained, each Grantor agrees, subject to compliance with the Communications Laws, that it shall not exercise voting rights in such Collateral or any other Collateral that confers control over the holder of any FCC License in a manner which would be detrimental to the interests of the Secured Parties.
(c) Receiver. In furtherance of this Section 5.16, if an Event of Default shall have occurred and be continuing:
(i)    Consent to Appointment of Receiver. Each Grantor shall take any action which the Notes Collateral Agent may request in order to transfer or assign any portion of the Collateral and any or all FCC Licenses to the Notes Collateral Agent or to such one or more third parties as the Notes Collateral Agent may designate, or to a combination of the foregoing to facilitate an arm’s-length sale. To enforce the provisions of this Section 5.16, the Notes Collateral Agent is empowered to request the appointment of a receiver (including any trustee or comparable court-authorized entity) from any court of competent jurisdiction to whom the Collateral or any portion thereof may be transferred. Such receiver shall be instructed to seek from the FCC consent to an

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involuntary transfer of control or assignment of the FCC Licenses to such receiver for the purposes of seeking a bona fide purchaser to whom control ultimately will be transferred. Each Grantor hereby agrees to authorize such transfers of control or assignments upon the request of the receiver so appointed, including the preparation, execution, and submission of any applications to obtain any required consent or approval of the FCC; and, if any Grantor shall refuse to grant such authorization or to cooperate fully in the filing of any such applications, such Grantor’s approval and cooperation may be ordered or required by the court for the purpose of seeking a bona fide purchaser to which control of such Collateral, or any portion thereof, ultimately will be transferred.
(ii)    Authority of Receiver. The receiver shall have the power to dispose of the Collateral (including Collateral representing voting control over the holder of any FCC Licenses) and to assign or transfer the FCC Licenses in connection therewith in any manner lawful in the jurisdiction in which his appointment is confirmed and consistent with the Communications Laws, including the power to conduct a public or private sale; provided that the successful bidder at any such public or private arm’s-length sale shall not acquire control of any Collateral that represents or confers the right or power to control, directly or indirectly, the holder of any FCC License, or otherwise acquire control of any FCC Licenses unless and until the FCC shall first have granted its consent to such acquisition (or such consent shall, for any other reason, no longer be required under the Communications Laws).
(d) Cooperation in Seeking Necessary FCC Approvals. Each Grantor shall cooperate fully with the Notes Collateral Agent in obtaining approval of the FCC, if required, for any actions or transactions contemplated by this Agreement and any related agreements, including the preparation, execution and filing with the FCC of the assignor’s or transferor’s portion of any application or applications necessary or appropriate under the Communications Laws to obtain the approval of the FCC to the transfer of control or assignment of any portion of the Collateral, together with the FCC Licenses. If any Grantor shall refuse to authorize or execute any such application or applications, such Grantor’s approval may be ordered or required by any court of competent jurisdiction, and, if such Grantor shall fail to authorize or execute such applications promptly, such court may direct that such applications be executed or verified by the clerk of court for the purpose of submitting such application or applications to the FCC.
(e) Specific Performance. Each Grantor hereby acknowledges that the assignment or transfer of FCC Licenses is integral to the Notes Collateral Agent’s realization of the value of the Collateral, that there is no adequate remedy at law for failure by Grantors to comply with the provisions of this Section 5.16, and that such failure would not be adequately compensable in damages, and therefore agrees that the agreements contained in this Section 5.16 may be specifically enforced.
SECTION 5.17.    Indenture and Intercreditor Agreements Govern. Notwithstanding anything herein to the contrary, (a) the lien and security interest granted to the Notes Collateral Agent pursuant to this Agreement and (b) the exercise of any right or remedy by the Notes Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreements and, with respect to clause (b), the Indenture. In the event of any conflict between the terms of the Indenture or the Intercreditor Agreements and this Agreement, the terms of the Indenture and any applicable Intercreditor Agreement shall govern.

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SECTION 5.18.    Concerning the Notes Collateral Agent.
Beyond the exercise of reasonable care in the custody thereof, the Notes Collateral Agent shall have no duty as to the Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Notes Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Notes Collateral Agent in good faith.

For the avoidance of doubt, in furtherance of, and not if limitation of the foregoing, the parties hereto hereby acknowledge that all of the rights, privileges, protections, indemnities and immunities afforded the Notes Collateral Agent and the Trustee under the Indenture (including, mutatis mutandis, Article 12 of the Indenture) are hereby incorporated herein by reference and are extended to, and shall be enforceable by, the Notes Collateral Agent as if set forth herein in full.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC
By:
    Name: Lucy Rutishauser
    Title: Treasurer
DIAMOND SPORTS GROUP, LLC
By:
    Name: Lucy Rutishauser
    Title: Treasurer
DIAMOND SPORTS FINANCE COMPANY
By:
    Name: Lucy Rutishauser
    Title: Treasurer
SPORTS NETWORK, LLC
SPORTS NETWORK II, LLC

ARC HOLDING, LTD.
By:    Sports Holding, LLC and Fox Sports Net, LLC

FASTBALL SPORTS PRODUCTIONS, LLC
FOX SPORTS NET OHIO, LLC
By:    Fox Ohio Holdings II, LLC

FOX MOBILE HOLDINGS, LLC
FOX OHIO HOLDINGS, LLC
FOX SPORTS NET WEST 2, LLC
FOX SPORTS NET NORTH, LLC
FOX COLLEGE SPORTS, LLC
FOX SPORTS NET ARIZONA HOLDINGS, LLC
FRSM HOLDINGS LLC
FSN SAN DIEGO HOLDINGS, LLC
FS WEST HOLDINGS, LLC
FOX SPORTS NET FLORIDA, LLC
FSN SOUTHERN HOLDINGS, LLC
SUNSHINE HOLDCO, LLC
SPORTS HOLDING, LLC
By:    Fox Sports Net, LLC

FOX OHIO HOLDINGS II, LLC
By:    Fox Ohio Holdings, LLC

FOX SPORTS NET ARIZONA, LLC
By:    Fox Sports Net Arizona Holdings, LLC
FOX SPORTS NET DETROIT, LLC
By:    FRSM Holdings LLC

FOX SPORTS NET, LLC
By:    Diamond Sports Group, LLC

FOX-BRV SOUTHERN SPORTS HOLDINGS, LLC
By:    FSN Southern Holdings, LLC

SPORTSOUTH NETWORK, LLC
SPORTSOUTH NETWORK II, LLC
By:    Fox-BRV Southern Sports Holdings, LLC

FSN ST. LOUIS HOLDINGS LLC
By:    ARC Holding, Ltd.

FOX SPORTS SUN, LLC
By:     Sunshine Holdco, LLC

By:
    Name: Lucy Rutishauser
    Title: Treasurer
U.S. BANK NATIONAL ASSOCIATION, as Notes Collateral Agent
By:
    Name:
    Title:

Schedule I to the
Collateral Agreement
GRANTORS

Name	Jurisdiction of Formation
Diamond Sports Intermediate Holdings LLC	DE
Diamond Sports Group, LLC	DE
Diamond Sports Finance Company	DE
Sports Network, LLC	DE
Sports Network II, LLC	DE
Fox Sports Net, LLC	DE
Fox Mobile Holdings, LLC	DE
Fox Ohio Holdings, LLC	DE
Fox Ohio Holdings II, LLC	DE
Fastball Sports Productions, LLC	OH
Fox Sports Net Ohio, LLC	DE
Fox Sports Net West 2, LLC	DE
Fox Sports Net North, LLC	DE
Fox College Sports, LLC	DE
Fox Sports Net Arizona Holdings, LLC	DE
Fox Sports Net Arizona, LLC	DE
FRSM Holdings LLC	DE
Fox Sports Net Detroit, LLC	DE
ARC Holding, Ltd.	TX
FSN St. Louis Holdings LLC	DE
FSN San Diego Holdings, LLC	DE
FS West Holdings, LLC	DE
Fox Sports Net Florida, LLC	DE
FSN Southern Holdings, LLC	CO
Fox-BRV Southern Sports Holdings, LLC	DE
SportSouth Network, LLC	DE
SportSouth Network II, LLC	DE
Sunshine Holdco, LLC	DE
Sports Holding, LLC	DE
Fox Sports Sun, LLC	DE

Schedule II to the
Collateral Agreement
PLEDGED EQUITY INTERESTS
Schedule 4 of the Perfection Certificate is herein incorporated by reference.

PLEDGED DEBT SECURITIES
Schedule 5 of the Perfection Certificate is herein incorporated by reference.

Schedule III to the
Collateral Agreement
PATENTS, TRADEMARKS, LICENSES AND U.S. COPYRIGHTS
Schedule 6(a), 6(b), 6(c) and 6(d) of the Perfection Certificate is incorporated herein by reference.

Schedule IV to the
Collateral Agreement
COMMERCIAL TORT CLAIMS
Schedule 7 of the Perfection Certificate is incorporated herein by reference.

Exhibit I to the
Collateral Agreement
SUPPLEMENT NO. __ dated as of [ ] (this “Supplement”), to the Collateral Agreement, dated as of June 10, 2020 (the “Collateral Agreement”), among DIAMOND SPORTS GROUP, LLC, a Delaware limited liability company (the “Issuer”), DIAMOND SPORTS FINANCE COMPANY, a Delaware corporation (together with the Issuer, the “Issuers”), DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), the other GRANTORS party hereto from time to time and U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent (in such capacity and together with successors in such capacity, the “Notes Collateral Agent”).
A.    Reference is made to (a) the Indenture, dated as of June 10, 2020, among the Issuers, the Guarantors party thereto and U.S. Bank National Association, in its capacity as Trustee (as from time to time amended, restated, supplemented or otherwise modified, the “Indenture”) and (b) the Collateral Agreement.
B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture or the Collateral Agreement, as applicable.
C.    Section 5.14 of the Collateral Agreement provides that additional Subsidiaries of Holdings may become Grantors under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Indenture to become a Grantor under the Collateral Agreement as consideration for Notes previously issued pursuant to the Indenture.
Accordingly, the Notes Collateral Agent and the New Grantor agree as follows:
SECTION 1.    In accordance with Section 5.14 of the Collateral Agreement, the New Grantor by its signature below becomes a Grantor under the Collateral Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Secured Obligations (as defined in the Collateral Agreement), does hereby create and grant to the Notes Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in and lien on all of the New Grantor’s right, title and interest in, to and under the Pledged Collateral and the Article 9 Collateral (as each such term is defined in the Collateral Agreement). Each reference to a “Grantor” in the Collateral Agreement shall be deemed to include the New Grantor.
SECTION 2.    The New Grantor represents and warrants to the Notes Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability of such obligations may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.
SECTION 3.    This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this

Supplement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Supplement. This Supplement shall become effective as to the New Grantor when a counterpart hereof executed on behalf of the New Grantor shall have been delivered to the Notes Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon the New Grantor and the Notes Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of the New Grantor, the Notes Collateral Agent and the other Secured Parties and their respective successors and assigns, except that the New Grantor shall not have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly provided in this Supplement, the Collateral Agreement and the Indenture.
SECTION 4.    The New Grantor hereby represents and warrants that (a) set forth on Schedule I attached hereto is a schedule with the true and correct legal name of the New Grantor, its jurisdiction of formation and the location of its chief executive office, (b) Schedule II sets forth a true and complete list, with respect to the New Grantor, of (i) all the Equity Interests owned by the New Grantor and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by the New Grantor and (ii) all the Pledged Debt Securities owned by the New Grantor and (c) Schedule III attached hereto sets forth, as of the date hereof, (i) all of the New Grantor’s Patents constituting Article 9 Collateral, including the name of the registered owner, type, registration or application number and the expiration date (if already registered) of each such Patent owned by the New Grantor, (ii) all of the New Grantor’s Trademarks constituting Article 9 Collateral, including the name of the registered owner, the registration or application number and the expiration date (if already registered) of each such Trademark owned by the New Grantor, and (iii) all of the New Grantor’s Copyrights constituting Article 9 Collateral, including the name of the registered owner, title and, if applicable, the registration number of each such Copyright owned by the New Grantor, and (d) Schedule IV attached hereto sets forth, as of the date hereof, each Commercial Tort Claim in respect of which a complaint or counterclaim has been filed by the New Grantor seeking damages in an amount of $15,000,000 or more.
SECTION 5.    Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.
SECTION 6.    THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
SECTION 7.    Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good‑faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of such invalid, illegal or unenforceable provisions.
SECTION 8.    All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Collateral Agreement.
SECTION 9.    The New Grantor agrees to reimburse the Notes Collateral Agent for its fees and expenses incurred hereunder and under the Collateral Agreement.

SECTION 10.    The recitals contained herein shall be taken as the statements of the New Grantor and the Notes Collateral Agent assumes no responsibility for their correctness. The Notes Collateral Agent makes no representations as to the validity or sufficiency of this Supplement to the Collateral Agreement.

IN WITNESS WHEREOF, the New Grantor and the Notes Collateral Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.
[NAME OF NEW GRANTOR],
By:    ________________________________
    Name:
    Title:

U.S. BANK NATIONAL ASSOCIATION,
as Notes Collateral Agent
By:    ________________________________
    Name:
    Title:

Schedule I
to Supplement No. __ to the
Collateral Agreement

Name	Jurisdiction of Formation	Chief Executive Office

Schedule II
to Supplement No. __ to the
Collateral Agreement
PLEDGED EQUITY INTERESTS

Grantor	Issuer	Certificated/ Uncertificated	Number and Class of Equity Interests	Ownership Percentage Pledged

PLEDGED DEBT SECURITIES

Grantor	Issuer	Principal Amount	Date of Note	Maturity Date

Schedule III
to Supplement No. __ to the
Collateral Agreement
INTELLECTUAL PROPERTY

Schedule IV
to Supplement No. __ to the
Collateral Agreement
COMMERCIAL TORT CLAIMS

Exhibit II
to the Collateral Agreement
COPYRIGHT SECURITY AGREEMENT dated as of [ ], 20[ ] (this “Agreement”), among [ ] (each a “Grantor” and collectively, the “Grantors”) and U.S. Bank National Association, as Collateral Agent (in such capacity, the “Notes Collateral Agent”).
Reference is made to (a) the Indenture, dated as of June 10, 2020, among Diamond Sports Group, LLC, a Delaware limited liability company (the “Issuer”) , Diamond Sports Finance Company, a Delaware corporation (together with the Issuer, the “Issuers”), the Guarantors party thereto and U.S. Bank National Association, in its capacity as Trustee (as from time to time amended, restated, supplemented or otherwise modified, the “Indenture”) and (b) the Collateral Agreement dated as of June 10, 2020 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Issuers, Holdings, the other grantors from time to time party thereto and the Notes Collateral Agent.  The Grantors are Affiliates of the Issuers and will derive substantial benefits from the execution, delivery and performance of the obligations under the Indenture and the Notes and each is, therefore, willing to enter into this Agreement. Accordingly, the parties hereto agree as follows:
SECTION 1.    Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement or the Indenture, as applicable. The rules of construction specified in Section 1.01(b) of the Collateral Agreement also apply to this Agreement.
SECTION 2.    Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under any Copyrights now owned or at any time hereafter acquired by such Grantor, including those listed on Schedule I, and any exclusive Copyright Licenses under which such Grantor is a licensee, including those listed on Schedule II (collectively, the “Copyright Collateral”).
SECTION 3.    Collateral Agreement. The Security Interest granted to the Notes Collateral Agent herein is granted in furtherance, and not in limitation, of the security interests granted to the Notes Collateral Agent pursuant to the Collateral Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Notes Collateral Agent with respect to the Copyright Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.
SECTION 4.    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.
SECTION 5.    GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
[ ],
By:
    Name:
    Title:

U.S. BANK NATIONAL ASSOCIATION, as Notes Collateral Agent,
By:
    Name:
    Title:

Schedule I

Schedule II

Exhibit III to the
Collateral Agreement
PATENT SECURITY AGREEMENT dated as of [ ], 20[ ] (this “Agreement”), among [ ] (each a “Grantor” and collectively, the “Grantors”) and U.S. Bank National Association, as Collateral Agent (in such capacity, the “Notes Collateral Agent”).
Reference is made to (a) the Indenture, dated as of June 10, 2020, among Diamond Sports Group, LLC, a Delaware limited liability company (the “Issuer”) , Diamond Sports Finance Company, a Delaware corporation (together with the Issuer, the “Issuers”), the Guarantors party thereto and U.S. Bank National Association, in its capacity as Trustee (as from time to time amended, restated, supplemented or otherwise modified, the “Indenture”) and (b) the Collateral Agreement dated as of June 10, 2020 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Issuers, Holdings, the other grantors from time to time party thereto and the Notes Collateral Agent.  The Grantors are Affiliates of the Issuers and will derive substantial benefits from the execution, delivery and performance of the obligations under the Indenture and the Notes and each is, therefore, willing to enter into this Agreement. Accordingly, the parties hereto agree as follows:
SECTION 1.    Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement or the Indenture, as applicable. The rules of construction specified in Section 1.01(b) of the Collateral Agreement also apply to this Agreement.
SECTION 2.    Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby grants to the Notes Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under any Patents now owned or at any time hereafter acquired by such Grantor, including those listed on Schedule I (the “Patent Collateral”).
SECTION 3.    Collateral Agreement. The Security Interest granted to the Notes Collateral Agent herein is granted in furtherance, and not in limitation, of the security interests granted to the Notes Collateral Agent pursuant to the Collateral Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Notes Collateral Agent with respect to the Patent Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.
SECTION 4.    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.
SECTION 5.    GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
[ ],
By:
    Name:
    Title:

U.S. BANK NATIONAL ASSOCIATION, as Notes Collateral Agent,
By:
    Name:
    Title:

Schedule I

Exhibit IV to the
Collateral Agreement
TRADEMARK SECURITY AGREEMENT dated as of [ ], 20[  ] (this “Agreement”), among [ ] (each a “Grantor” and collectively, the “Grantors”) and U.S. Bank National Association, as Collateral Agent (in such capacity, the “Notes Collateral Agent”).
Reference is made to (a) the Indenture, dated as of June 10, 2020, among Diamond Sports Group, LLC, a Delaware limited liability company (the “Issuer”) , Diamond Sports Finance Company, a Delaware corporation (together with the Issuer, the “Issuers”), the Guarantors party thereto and U.S. Bank National Association, in its capacity as Trustee (as from time to time amended, restated, supplemented or otherwise modified, the “Indenture”) and (b) the Collateral Agreement dated as of June 10, 2020 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Issuers, Holdings, the other grantors from time to time party thereto and the Notes Collateral Agent.  The Grantors are Affiliates of the Issuers and will derive substantial benefits from the execution, delivery and performance of the obligations under the Indenture and the Notes and each is, therefore, willing to enter into this Agreement. Accordingly, the parties hereto agree as follows:
SECTION 1.    Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement or the Indenture, as applicable. The rules of construction specified in Section 1.01(b) of the Collateral Agreement also apply to this Agreement.
SECTION 2.    Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby grants to the Notes Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under any Trademarks now owned or at any time hereafter acquired by such Grantor, including those listed on Schedule I (the “Trademark Collateral”).
SECTION 3.    Collateral Agreement. The Security Interest granted to the Notes Collateral Agent herein is granted in furtherance, and not in limitation, of the security interests granted to the Notes Collateral Agent pursuant to the Collateral Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Notes Collateral Agent with respect to the Trademark Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.
SECTION 4.    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.
SECTION 5.    GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
[ ],
By:
    Name:
    Title:

Schedule I

EXHIBIT F
FORM OF FIRST LIEN INTERCREDITOR AGREEMENT

FIRST LIEN INTERCREDITOR AGREEMENT
Among
DIAMOND SPORTS GROUP, LLC,
DIAMOND SPORTS FINANCE COMPANY,
DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC,
THE OTHER GRANTORS PARTY HERETO,
JPMORGAN CHASE BANK, N.A.,
as Bank Collateral Agent for the Credit Agreement Secured Parties,
U.S. BANK NATIONAL ASSOCIATION,
as the Notes Collateral Agent for the Indenture Secured Parties,
and
each Additional Agent from time to time party hereto
dated as of August 23, 2019

TABLE OF CONTENT
ARTICLE I DEFINITIONS    1

SECTION 1.01.	Certain Defined Terms 1

SECTION 1.02.	Terms Generally 7

SECTION 1.03.	Impairments 8
ARTICLE II PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL    8

SECTION 2.01.	Priority of Claims 8

SECTION 2.02.	Actions with Respect to Shared Collateral; Prohibition on Contesting Liens 9

SECTION 2.03.	No Interference; Payment Over 11

SECTION 2.04.	Automatic Release of Liens; Amendments to First Lien Security Documents 11

SECTION 2.05.	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings 12

SECTION 2.06.	Reinstatement 13

SECTION 2.07.	Insurance 13

SECTION 2.08.	Refinancings 13

SECTION 2.09.	Possessory Collateral Agent as Gratuitous Bailee for Perfection 13
ARTICLE III EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS    14

SECTION 3.01.	Determinations with Respect to Amounts of Liens and Obligations 14
ARTICLE IV THE CONTROLLING COLLATERAL AGENT    14

SECTION 4.01.	Appointment and Authority 14

SECTION 4.02.	Rights as a First Lien Secured Party 16

SECTION 4.03.	Exculpatory Provisions 16

SECTION 4.04.	Collateral and Guaranty Matters 17
ARTICLE V MISCELLANEOUS    17

SECTION 5.01.	Notices 17

SECTION 5.02.	Waivers; Amendment; Joinder Agreements 18

SECTION 5.03.	Parties in Interest 19

SECTION 5.04.	Survival of Agreement 19

SECTION 5.05.	Counterparts 19

SECTION 5.06.	Severability 19

SECTION 5.07.	Authorization 20

SECTION 5.08.	Submission to Jurisdiction Waivers; Consent to Service of Process 20

SECTION 5.09.	GOVERNING LAW; WAIVER OF JURY TRIAL 20

SECTION 5.10.	Headings 21

SECTION 5.11.	Conflicts 21

SECTION 5.12.	Provisions Solely to Define Relative Rights 21

SECTION 5.13.	Additional First Lien Obligations 21

SECTION 5.14.	Integration 22

SECTION 5.15.	Information Concerning Financial Condition of the Borrower and the other Grantors 22

SECTION 5.16.	Additional Grantors 23

SECTION 5.17.	Further Assurances 23

SECTION 5.18.	Agents 23

FIRST LIEN INTERCREDITOR AGREEMENT, dated as of August 23, 2019 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among Diamond Sports Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Diamond Sports Group, LLC, a Delaware limited liability company (the “Borrower”), Diamond Sports Finance Company, a Delaware corporation, the other Grantors (as defined below) party hereto, JPMorgan Chase Bank, N.A., as collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Bank Collateral Agent”), and U.S. Bank National Association, as collateral agent for the Indenture Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Notes Collateral Agent”), and each Additional Agent from time to time party hereto for the Additional First Lien Secured Parties of the Series with respect to which it is acting in such capacity.
In consideration of the mutual agreements herein contained and other good and valuable consideration in hand received, the receipt and sufficiency of which are hereby acknowledged, the Bank Collateral Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Notes Collateral Agent (for itself and on behalf of the Indenture Secured Parties) and each Additional Agent (for itself and on behalf of the Additional First Lien Secured Parties of the applicable Series) agree as follows:
ARTICLE I

Definitions
SECTION 1.01.    Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement and the Indenture, as applicable, with the Credit Agreement controlling, or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:
“Additional Agent” means the collateral agent and the administrative agent and/or trustee (as applicable) or any other similar agent or Person under any Additional First Lien Documents, in each case, together with its successors in such capacity.
“Additional First Lien Debt Facility” means one or more debt facilities, commercial paper facilities or indentures for which the requirements of Section 5.13 of this Agreement have been satisfied, in each case with banks, other lenders or trustees, providing for revolving credit loans, term loans, letters of credit, notes or other borrowings, in each case, as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, other than the Credit Agreement and the Indenture.
“Additional First Lien Documents” means, with respect to any Series of Additional First Lien Obligations, the notes, credit agreements, indentures, security documents and other operative agreements evidencing or governing such Indebtedness, and each other

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agreement entered into for the purpose of securing any Series of Additional First Lien Obligations.
“Additional First Lien Obligations” means, with respect to any Additional First Lien Debt Facility, (a) all principal of, and interest (including, without limitation, any interest, fees and other amounts that accrue after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional First Lien Debt Facility, (b) all other amounts payable to the related Additional First Lien Secured Parties under the related Additional First Lien Documents and (c) any Refinancing of the foregoing.
“Additional First Lien Secured Party” means, with respect to any Series of Additional First Lien Obligations, the holders of such Additional First Lien Obligations, the Additional Agent with respect thereto, any trustee or agent or any other similar agent or Person therefor under any related Additional First Lien Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Additional First Lien Documents.
“Agreement” has the meaning assigned to such term in the preamble hereto.
“Bank Collateral Agent” has the meaning assigned to such term in the preamble hereto.
“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Bankruptcy Law” means the Bankruptcy Code and any other federal, state, or foreign law for the relief of debtors, or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshalling of the assets or liabilities of Holdings or any of its Subsidiaries, or similar law affecting creditors’ rights generally.
“Bank Security Agreement” means the “Collateral Agreement” as defined in the Credit Agreement.
“Borrower” has the meaning assigned to such term in the preamble hereto.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.
“Collateral” means all assets and properties subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.
“Collateral Agent” means (i) in the case of any Senior Credit Facility Obligations, the Bank Collateral Agent, (ii) in the case of the Indenture Obligations, the Notes Collateral Agent, and (iii) in the case of any Series of Additional First Lien Obligations or

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Additional First Lien Secured Parties that become subject to this Agreement after the date hereof, the Additional Agent named for such Series in the applicable Joinder Agreement.
“Controlling Collateral Agent” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of First Lien Obligations that are Senior Credit Facility Obligations and (y) the Non-Controlling Collateral Agent Enforcement Date, the Bank Collateral Agent and (ii) from and after the earlier of (x) the Discharge of First Lien Obligations that are Senior Credit Facility Obligations and (y) the Non-Controlling Collateral Agent Enforcement Date, the Major Non-Controlling Collateral Agent.
“Controlling Secured Parties” means, with respect to any Shared Collateral, the Series of First Lien Secured Parties whose Collateral Agent is the Controlling Collateral Agent for such Shared Collateral.
“Credit Agreement” means that certain Credit Agreement, dated as of August 23, 2019, as amended, restated, amended and restated, supplemented, increased or otherwise modified, refinanced or replaced from time to time, among Holdings, the Borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other parties thereto.
“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.
“DIP Financing” has the meaning assigned to such term in Section 2.05(b).
“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).
“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).
“Discharge” means, with respect to any Shared Collateral and any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.
“Discharge of First Lien Obligations” means, with respect to any Shared Collateral, the Discharge of the applicable First Lien Obligations with respect to such Shared Collateral; provided that a Discharge of First Lien Obligations shall not be deemed to have occurred in connection with a Refinancing of such First Lien Obligations with additional First Lien Obligations secured by such Shared Collateral under an Additional First Lien Document which has been designated in writing by the applicable Collateral Agent (under First Lien Obligation so Refinanced) or by the Borrower, in each case, to each other Collateral Agent as a “First Lien Obligation” for purposes of this Agreement.
“Event of Default” means an “Event of Default” (or any other similarly defined term) as defined in any Secured Credit Document.

3

“First Lien Obligations” means, collectively, (i) the Senior Credit Facility Obligations, (ii) the Indenture Obligations and (iii) each Series of Additional First Lien Obligations.
“First Lien Secured Parties” means (i) the Credit Agreement Secured Parties, (ii) the Indenture Secured Parties and (iii) the Additional First Lien Secured Parties with respect to each Series of Additional First Lien Obligations.
“First Lien Security Documents” means the Bank Security Agreement, the other Security Documents (as defined in the Credit Agreement), the Notes Security Agreement, the other Security Documents (as defined in the Indenture), each other agreement entered into in favor of any Collateral Agent for the purpose of securing any Series of First Lien Obligations and any Other Intercreditor Agreements.
“Grantors” means Holdings, the Borrower, Diamond Sports Finance Company and each other Subsidiary of Holdings that has granted a security interest pursuant to any First Lien Security Document to secure any Series of First Lien Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.
“Holdings” has the meaning assigned to such term in the preamble hereto.
“Impairment” has the meaning assigned to such term in Section 1.03.
“Indenture” means that certain Indenture, dated as of August 2, 2019, among the Borrower, Diamond Sports Finance Company and U.S. Bank National Association, as trustee and collateral agent, as such Indenture may be amended, restated, amended and restated, supplemented, increased or otherwise modified, refinanced or replaced from time to time.
“Indenture Obligations” means the “Secured Obligations” as defined in the Notes Security Agreement.
“Indenture Secured Parties” means the “Secured Parties” as defined in the Notes Security Agreement.
“Insolvency or Liquidation Proceeding” means:
(1)    any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;
(2)    any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

4

(3)    any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.
“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(a).
“Joinder Agreement” means a supplement to this Agreement substantially in the form of Annex II hereof required to be delivered by an Additional Agent to the Controlling Collateral Agent pursuant to Section 5.13 hereof in order to establish an additional Series of Additional First Lien Obligations and become Additional First Lien Secured Parties hereunder.
“Major Non-Controlling Collateral Agent” means, with respect to any Shared Collateral, the Collateral Agent (other than the Bank Collateral Agent) of the Series of First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Lien Obligations (excluding the Series of Senior Credit Facility Obligations) with respect to such Shared Collateral.
“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“Non-Controlling Collateral Agent” means, at any time with respect to any Shared Collateral, any Collateral Agent that is not the Controlling Collateral Agent at such time with respect to such Shared Collateral.
“Non-Controlling Collateral Agent Enforcement Date” means, with respect to any Non-Controlling Collateral Agent, the date that is 90 days (throughout which 90 day period such Non-Controlling Collateral Agent was the Major Non-Controlling Collateral Agent) after the occurrence of both (i) an Event of Default under and as defined in the Indenture or Secured Credit Documents for the applicable Series of First Lien Obligations under which such Non-Controlling Collateral Agent is the Major Non-Controlling Collateral Agent, but only for so long as such Event of Default is continuing and (ii) the Controlling Collateral Agent and each other Collateral Agent’s receipt of written notice from such Non-Controlling Collateral Agent certifying that (x) such Non-Controlling Collateral Agent is the Major Non-Controlling Collateral Agent and that an Event of Default under and as defined in the Indenture or Secured Credit Documents under which such Non-Controlling Collateral Agent is the Collateral Agent has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Controlling Collateral Agent is the Collateral Agent are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the Indenture or the applicable Secured Credit Documents for that Series of First Lien Obligations; provided that the Non-Controlling Collateral Agent Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Controlling Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor that has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

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“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First Lien Secured Parties that are not Controlling Secured Parties with respect to such Shared Collateral.
“Notes Collateral Agent” has the meaning assigned to such term in the preamble hereto.
“Notes Security Agreement” means the “Security Agreement” as defined in the Indenture.
“Other Intercreditor Agreements” means the Second Lien Intercreditor Agreement, if in effect.
“Possessory Collateral” means any Shared Collateral in the possession of any Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the First Lien Security Documents.
“Proceeds” has the meaning assigned to such term in Section 2.01(a).
“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other Indebtedness or enter alternative financing arrangements, in exchange or replacement for such Indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such Indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.
“Second Lien Intercreditor Agreement” means the “Second Lien Intercreditor Agreement” substantially in the form of Exhibit G to the Indenture.
“Secured Credit Documents” means (i) the Credit Agreement and each other Loan Document (as defined in the Credit Agreement), (ii) the Indenture, the Notes (as defined in the Indenture), the Notes Security Agreement and each other Security Document (as defined in the Indenture) and (iii) each Additional First Lien Document.
“Senior Class Debt” shall have the meaning assigned to such term in Section 5.13.
“Senior Class Debt Parties” shall have the meaning assigned to such term in Section 5.13.
“Senior Class Debt Representative” shall have the meaning assigned to such term in Section 5.13.

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“Senior Collateral Agent” shall have the meaning assigned to such term in Section 4.01(a).
“Senior Credit Facility Obligations” means the “Secured Obligations” as defined in the Credit Agreement.
“Senior Lien” means the Liens on the Collateral in favor of the First Lien Secured Parties under the First Lien Security Documents.
“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Indenture Secured Parties (in their capacity as such) and (iii) the Additional First Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Collateral Agent (each in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Senior Credit Facility Obligations, (ii) the Indenture Obligations and (iii) the Additional First Lien Obligations incurred pursuant to any Additional First Lien Debt Facility or any related Additional First Lien Documents, which pursuant to any Joinder Agreement, are to be represented under this Agreement by a common Collateral Agent (in its capacity as such for such Additional First Lien Obligations).
“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Collateral Agents) hold a valid and perfected security interest at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series that does not have a valid and perfected security interest in such Collateral at such time.
“Uniform Commercial Code” or “UCC” means the New York UCC, or the Uniform Commercial Code (or any similar or comparable legislation) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
SECTION 1.02.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries or such is otherwise a successor or assign, (iii) the words “herein,” “hereof” and “hereunder” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any

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particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.
SECTION 1.03.    Impairments. It is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations and (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the First Lien Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.
ARTICLE II
Priorities and Agreements with Respect to Shared Collateral
SECTION 2.01.    Priority of Claims.
(a)    Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing and the Controlling Collateral Agent is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of the Borrower or any other Grantor, or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement, but including the Other Intercreditor Agreements) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by any Collateral Agent or any First Lien Secured Party and the proceeds of any such distribution or payment (all

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proceeds of any sale, collection or other liquidation of any Shared Collateral and all proceeds of any such distribution or payment being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the First Lien Obligations of each Series on a ratable basis, with such Proceeds to be applied to the First Lien Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents and (iii) THIRD, after the Discharge of all First Lien Obligations, to the Borrower and the other Grantors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same pursuant to the Second Lien Intercreditor Agreement, if in effect, or otherwise, or as a court of competent jurisdiction may direct. Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations, after giving effect to the Second Lien Intercreditor Agreement, if applicable, but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds that are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists. If, despite the provisions of this Section 2.01(a), any First Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First Lien Secured Party shall hold such payment or recovery in trust for the benefit of all First Lien Secured Parties for distribution in accordance with this Section 2.01(a).
(b)    It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.
(c)    Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each First Lien Secured Party hereby agrees that (i) the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority and (ii) the proceeds of the Shared Collateral shall be shared among the First Lien Secured Parties as provided herein.
SECTION 2.02.    Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

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(a)    With respect to any Shared Collateral, (i) only the Controlling Collateral Agent shall act or refrain from acting with respect to the Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) and only the Controlling Collateral Agent shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral and (ii) no Non-Controlling Collateral Agent or other Non-Controlling Secured Party shall or shall instruct the Controlling Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise; except that (i) in any Bankruptcy Case, any Collateral Agent or any other First Lien Secured Party may file a proof of claim or statement of interest with respect to the First Lien Obligations owed to the First Lien Secured Parties; (ii) any Collateral Agent or any other First Lien Secured Party may take any action to preserve or protect the validity and enforceability of the Liens granted in favor of First Lien Secured Parties if or to the extent any such action is not, or reasonably could not be expected to be, (A) adverse to the Liens granted in favor of the Controlling Secured Parties or the rights of the Controlling Collateral Agent or any other Controlling Secured Parties to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of this Agreement; and (iii) any Collateral Agent or any other First Lien Secured Party may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of such First Lien Secured Party, including any claims secured by the Shared Collateral, in each case, to the extent not inconsistent with the terms of this Agreement. Notwithstanding the equal priority of the Liens, the Controlling Collateral Agent may deal with the Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Collateral Agent or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent or any Controlling Secured Party or any other exercise by the Controlling Collateral Agent or any Controlling Secured Party of any rights and remedies relating to the Shared Collateral. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party or Collateral Agent with respect to any Collateral not constituting Shared Collateral.
(b)    Each Collateral Agent and the First Lien Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement.
(c)    Each of the First Lien Secured Parties agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Shared Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any other First Lien Secured Party to enforce this Agreement as to itself.

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SECTION 2.03.    No Interference; Payment Over.
(a)    Each of the First Lien Secured Parties agrees that it will not (i) challenge, or support any other Person in challenging, in any proceeding the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (ii) take or cause to be taken any action the purpose or intent of which is, or could be, to interfere with, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Controlling Collateral Agent, (iii) institute in any Bankruptcy Case or other proceeding any claim against the Controlling Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Controlling Collateral Agent or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Collateral Agent or other First Lien Secured Party with respect to any Shared Collateral under this Agreement, (iv) seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral, and (v) attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any other First Lien Secured Party to enforce this Agreement as to itself.
(b)    Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties that have a security interest in such Shared Collateral and promptly transfer such Shared Collateral, Proceeds or payment, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with Section 2.01 hereof.
SECTION 2.04.    Automatic Release of Liens; Amendments to First Lien Security Documents.
(a)    If, at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each Collateral Agent for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged. Any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.
(b)    Each First Lien Secured Party agrees that each Collateral Agent may enter into any amendment to any First Lien Security Document that does not violate this Agreement.

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(c)    Each Collateral Agent agrees to promptly execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Controlling Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.
SECTION 2.05.    Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.
(a)    This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against Holdings or any of its Subsidiaries.
(b)    If the Borrower and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each First Lien Secured Party agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral unless the Controlling Collateral Agent, or any Controlling Secured Party with respect to such Shared Collateral, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as and to the extent (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01 of this Agreement, and (D) if any First Lien Secured Parties are granted adequate protection with respect to First Lien Obligations subject hereto, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant

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to Section 2.01 of this Agreement; provided that the First Lien Secured Parties of each Series shall have the right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Collateral Agent that shall not constitute Shared Collateral; and provided, further, that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection reasonably comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.
SECTION 2.06.    Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.
SECTION 2.07.    Insurance. As between the First Lien Secured Parties, only the Controlling Collateral Agent shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting or involving the Shared Collateral.
SECTION 2.08.    Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Collateral Agent of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.
SECTION 2.09.    Possessory Collateral Agent as Gratuitous Bailee for Perfection.
(a)    The Controlling Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Shared Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time after the Discharge of the First Lien Obligations of the Series for which the Controlling Collateral Agent is acting, the Controlling Collateral Agent shall (at the sole cost and expense of the Grantors), promptly deliver all Possessory Collateral to the Controlling Collateral Agent (after giving effect to the Discharge of such First Lien Obligations) together with any necessary endorsements reasonably requested by the Controlling Collateral Agent (or make such other arrangements as shall be reasonably requested by the Controlling Collateral Agent to allow the Controlling Collateral Agent to obtain control of such Possessory Collateral).

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Pending delivery to the Controlling Collateral Agent, each other Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.
(b)    The duties or responsibilities of the Controlling Collateral Agent and each other Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties therein.
ARTICLE III

Existence and Amounts of Liens and Obligations
SECTION 3.01.    Determinations with Respect to Amounts of Liens and Obligations. Whenever any Collateral Agent shall be required in connection with the exercise of its rights or the performance of its obligations hereunder to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Collateral Agent and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if any Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent shall be entitled to make any such determination by such method as it may in the exercise of its good faith judgment determine, including by reliance upon a certificate of the Borrower. Each Collateral Agent may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other Person as a result of such determination.
ARTICLE IV

The Controlling Collateral Agent
SECTION 4.01.    Appointment and Authority.
(a)    Each of the First Lien Secured Parties hereby irrevocably appoints and authorizes the Controlling Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Controlling Collateral Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. Each of the First Lien Secured Parties also authorizes the Controlling Collateral Agent, at the request of the Borrower, to, if applicable, execute and deliver the Second Lien Intercreditor Agreement in the capacity as “Designated Senior Representative,” or the equivalent agent, however referred to for the First Lien Secured Parties under such agreement (the “Senior Collateral Agent”) and authorizes the

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Controlling Collateral Agent, in accordance with the provisions of this Agreement, to take such actions on its behalf and to exercise such powers as are delegated to, or otherwise given to, the Designated Senior Representative by the terms of the Second Lien Intercreditor Agreement, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Controlling Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Controlling Collateral Agent pursuant to the applicable Senior Credit Documents for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the First Lien Security Documents, or for exercising any rights and remedies thereunder or under any of the Other Intercreditor Agreements at the direction of the Controlling Collateral Agent, shall be entitled to the benefits of all provisions of this Article IV and the equivalent provisions of the Credit Agreement, the Indenture and the Notes Security Agreement and any Additional First Lien Document (as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” named therein) as if set forth in full herein with respect thereto. Without limiting the foregoing, each of the First Lien Secured Parties, and each Collateral Agent, hereby agrees to provide such cooperation and assistance as may be reasonably requested by the Controlling Collateral Agent to facilitate and effect actions taken or intended to be taken by the Controlling Collateral Agent pursuant to this Article IV, with such cooperation to include execution and delivery of notices, instruments and other documents as are reasonably deemed necessary by the Controlling Collateral Agent to effect such actions, and joining in any action, motion or proceeding initiated by the Controlling Collateral Agent for such purposes.
(b)    Each Non-Controlling Secured Party acknowledges and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Security Documents, without regard to any rights to which the holders of the Non-Controlling Secured Obligations would otherwise be entitled as a result of such Non-Controlling Secured Obligations. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Controlling Collateral Agent or any other First Lien Secured Party shall have any duty or obligation to first marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against the Controlling Collateral Agent or the Collateral Agent for any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions or omission to act taken or not taken by any Collateral Agent or any First Lien Secured Party (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with this Agreement, the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security

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for the First Lien Obligations, (ii) any election by any Collateral Agent or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05 hereof, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law by, any Grantor or any of its Subsidiaries, as debtor-in-possession.
SECTION 4.02.    Rights as a First Lien Secured Party.
(a)    The Person serving as the Controlling Collateral Agent hereunder shall have the same rights and powers in its capacity as a First Lien Secured Party under any Series of First Lien Obligations that it holds as any other First Lien Secured Party of such Series and may exercise the same as though it were not the Controlling Collateral Agent and the term “First Lien Secured Party” or “First Lien Secured Parties” or (as applicable) “Credit Agreement Secured Party,” “Credit Agreement Secured Parties,” “Indenture Secured Party,” “Indenture Secured Parties,” “Additional First Lien Secured Party” or “Additional First Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Controlling Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Grantors or any Subsidiary or other Affiliate thereof as if such Person were not the Controlling Collateral Agent hereunder and without any duty to account therefor to any other First Lien Secured Party.
SECTION 4.03.    Exculpatory Provisions. The Controlling Collateral Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Controlling Collateral Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby; provided that the Controlling Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Controlling Collateral Agent to liability or that is contrary to this Agreement or applicable law;
(iii)    shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Grantor or any of its Affiliates that is communicated to or obtained by the Person serving as the Controlling Collateral Agent or any of its Affiliates in any capacity;
(iv)    shall not be liable for any action taken or not taken by it (1) in the absence of its own gross negligence or willful misconduct or (2) in reliance on a certificate of an authorized officer of the Borrower stating that such action is permitted by the terms of this Agreement. The Controlling Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of First Lien Obligations unless and

16

until notice describing such Event of Default and referencing the applicable agreement is given to the Controlling Collateral Agent;
(v)    shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other First Lien Security Document, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First Lien Security Documents, (5) the value or the sufficiency of any Collateral for any Series of First Lien Obligations, or (6) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Controlling Collateral Agent; and
(vi)    need not segregate money held hereunder from other funds except to the extent required by law. The Controlling Collateral Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing.
SECTION 4.04.    Collateral and Guaranty Matters. Each of the First Lien Secured Parties irrevocably authorizes the applicable Collateral Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Collateral Agent under any First Lien Security Document in accordance with Section 2.04 or upon receipt of a written request from the Borrower stating that the releases of such Lien is permitted by the terms of each then extant Secured Credit Document.
ARTICLE V

Miscellaneous
SECTION 5.01.    Notices. All notices and other communications provided for herein (including, but not limited to, all the directions and instructions to be provided to the Controlling Collateral Agent herein by the First Lien Secured Parties) shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or email, as follows:
(a)    if to Holdings, the Borrower or any other Grantor, to it at Diamond Sports Group, LLC, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030, Attention: Lucy Rutishauser, Email: LRutisha@sbgtv.com;
(c)    if to the Bank Collateral Agent, to it at JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC 5, 1st Floor, Newark, DE 19713-2107, Attention: Mary Crews, Email: mary.crews@jpmorgan.com;

17

(d)    if to the Notes Collateral Agent, to it at U.S. Bank National Association, Corporate Trust Services, 18th Floor, 1021 East Cary Street, Suite 1850, Richmond, Virginia 23219, Attention: Melody Scott, Email: melody.scott@usbank.com; and
(e)    if to any other Collateral Agent, to it at the address set forth in the applicable Joinder Agreement.
Any party hereto may change its address, fax number or email address for notices and other communications hereunder by notice to the other parties hereto. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, faxed, emailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a fax or email or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among the Controlling Collateral Agent and each other Collateral Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.
The Notes Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, pdf, fax transmission or other similar unsecured electronic methods, provided, however, that the Notes Collateral Agent shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Borrower, a Grantor, the Bank Collateral Agent or any other Collateral Agent or Senior Class Debt Representative elects to give the Notes Collateral Agent e-mail or fax instructions (or instructions by a similar electronic method) and the Notes Collateral Agent in its discretion elects to act upon such instructions, the Notes Collateral Agent’s understanding of such instructions shall be deemed controlling. The Notes Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Notes Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Borrower, each Grantor, the Bank Collateral Agent and any other Collateral Agent or Senior Class Debt Representative each agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Notes Collateral Agent, including without limitation the risk of the Notes Collateral Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.
SECTION 5.02.    Waivers; Amendment; Joinder Agreements.
(a)    No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any

18

rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Collateral Agent (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of the Borrower or any other Grantor, with the consent of the Borrower).
(c)    Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Additional Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 of this Agreement and upon such execution and delivery, such Additional Agent and the Additional First Lien Secured Parties and Additional First Lien Obligations of the Series for which such Additional Agent is acting shall be subject to the terms hereof.
(d)    Notwithstanding the foregoing, without the consent of any other Collateral Agent or First Lien Secured Party, the Controlling Collateral Agent may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional First Lien Obligations in compliance with the Credit Agreement, the Indenture and any Additional First Lien Documents.
SECTION 5.03.    Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.
SECTION 5.04.    Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.
SECTION 5.05.    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by fax or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
SECTION 5.06.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality

19

and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 5.07.    Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Bank Collateral Agent represents and warrants that this Agreement is binding upon the Credit Agreement Secured Parties. The Notes Collateral Agent represents and warrants that this Agreement is binding upon the Indenture Secured Parties.
SECTION 5.08.    Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent, on behalf of itself and the First Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, Borough of Manhattan and the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Collateral Agent) at the address referred to in Section 5.01;
(d)    agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any First Lien Secured Party) to sue in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.
SECTION 5.09.    GOVERNING LAW; WAIVER OF JURY TRIAL.
(A)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE

20

STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW.
(B)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 5.10.    Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 5.11.    Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other First Lien Security Documents or Additional First Lien Documents, the provisions of this Agreement shall control.
SECTION 5.12.    Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05 or 2.09) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional First Lien Documents), and none of the Borrower or any other Grantor may rely on the terms hereof (other than Section 2.04, 2.05 or 2.09). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.
SECTION 5.13.    Additional First Lien Obligations. To the extent permitted by the provisions of the Credit Agreement, the Indenture and the Additional First Lien Documents, the Borrower may incur Additional First Lien Obligations. Any such additional class or series of Additional First Lien Obligations (the “Senior Class Debt”) may be secured by a Lien and may be Guaranteed by the Grantors on a pari passu basis, in each case under and pursuant to the First Lien Documents, if and subject to the condition that the Collateral Agent of any such Senior Class Debt (each, a “Senior Class Debt Representative”), acting on behalf of the holders of such Senior Class Debt (such Collateral Agent and holders in respect of any Senior Class Debt being referred to as the “Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.
In order for a Senior Class Debt Representative to become a party to this Agreement,

21

(i)    such Senior Class Debt Representative, the Controlling Collateral Agent and each Grantor shall have executed and delivered an instrument substantially in the form of Annex II (with such changes as may be reasonably approved by the Controlling Collateral Agent and such Senior Class Debt Representative) pursuant to which such Senior Class Debt Representative becomes a Collateral Agent and Additional Agent hereunder, and the Senior Class Debt in respect of which such Senior Class Debt Representative is the Collateral Agent and the related Senior Class Debt Parties become subject hereto and bound hereby;
(ii)    the Borrower shall have delivered to the Controlling Collateral Agent true and complete copies of each of the Additional First Lien Documents relating to such Senior Class Debt, certified as being true and correct by a Responsible Officer of the Borrower;
(iii)    the Borrower shall have delivered to the Controlling Collateral Agent an Officer’s Certificate stating that such Additional First Lien Obligations to be incurred are permitted by each applicable Secured Credit Document, or to the extent a consent is otherwise required to permit the incurrence of such Additional First Lien Obligations under any Secured Credit Document, each Grantor has obtained the requisite consent; and
(iv)    the Additional First Lien Documents, as applicable, relating to such Senior Class Debt shall provide, in a manner reasonably satisfactory to the Controlling Collateral Agent, that each Senior Class Debt Party with respect to such Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Senior Class Debt.
SECTION 5.14.    Integration. This Agreement together with the other Secured Credit Documents and the First Lien Security Documents represents the entire agreement of each of the Grantors and the First Lien Secured Parties, and supersedes all prior understandings, whether written or oral, among us, with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, any Collateral Agent or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First Lien Security Documents.
SECTION 5.15.    Information Concerning Financial Condition of the Borrower and the other Grantors. The Controlling Collateral Agent, the other Collateral Agents and the Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the other Grantors and all endorsers or guarantors of the First Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations. The Controlling Collateral Agent, the other Collateral Agents and the Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the Controlling Collateral Agent, any other Collateral Agent or any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any

22

other party, it shall be under no obligation to (i) make, and Controlling Collateral Agent, the other Collateral Agents and the Secured Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.
SECTION 5.16.    Additional Grantors. The Borrower agrees that, if any Subsidiary of Holdings shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument substantially in the form of Annex III. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Controlling Collateral Agent. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.
SECTION 5.17.    Further Assurances. Each Collateral Agent, on behalf of itself and each First Lien Secured Party under the applicable Credit Agreement, Indenture or Additional First Lien Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.
SECTION 5.18.    Agents. It is understood and agreed that (a) the Bank Collateral Agent is entering into this Agreement in its capacity as administrative agent under the Credit Agreement and the provisions of Article VIII of the Credit Agreement applicable to it as administrative agent thereunder shall also apply to it as Controlling Collateral Agent hereunder, (b) the Notes Collateral Agent is entering in this Agreement in its capacity as Trustee and Collateral Agent under the Indenture and as Notes Collateral Agent under the Notes Security Agreement and the provisions of the Indenture and the Notes Security Agreement granting or extending any rights, protections, privileges, indemnities and immunities to the Trustee, Collateral Agent or Notes Collateral Agent thereunder shall also apply to the Notes Collateral Agent hereunder and (c) any Additional Agent who enters in this Agreement pursuant to any Joinder Agreement in its capacity as collateral agent and the administrative agent and/or trustee (as applicable) or any other similar agent or Person under the applicable Additional First Lien Documents and the provisions of such Additional First Lien Documents granting or extending any rights, protections, privileges, indemnities and immunities to the Additional Agent thereunder shall also apply to such Additional Agent hereunder.
For the avoidance of doubt, the parties hereto acknowledge that in no event shall the Bank Collateral Agent or Notes Collateral Agent (or any Additional Agent who enters in this Agreement pursuant to any Joinder Agreement) be responsible or liable for special, indirect, or

23

consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether any such party has been advised of the likelihood of such loss or damage and regardless of the form of action.
In addition, it is understood and agreed that prior to the Discharge of First Lien Obligations, to the extent that the Bank Collateral Agent is satisfied with or agrees to any deliveries or documents required to be provided in respect of any matters relating to any Shared Collateral or makes any determination in respect of any matters relating to any Shared Collateral (including, without limitation, extensions of time or waivers for the creation and perfection of security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets (including extensions beyond the date hereof or in connection with assets acquired, or Subsidiaries formed or acquired, after the date hereof) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by the Credit Agreement), the Notes Collateral Agent and any Additional Agent shall be deemed to be satisfied with such deliveries and/or documents and the judgment of the Bank Collateral Agent in respect of any such matters under the Credit Agreement shall be deemed to be the judgment of the Notes Collateral Agent in respect of such matters under the Indenture and the Security Documents (as defined in the Indenture) and of any Additional Agent in respect of such matters under any applicable Additional First Lien Documents.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
JPMORGAN CHASE BANK, N.A.,
as Bank Collateral Agent and Controlling
Collateral Agent
By:
    Name: [ ]
    Title: [ ]

U.S. BANK NATIONAL ASSOCIATION,
as Notes Collateral Agent

By:
    Name: Melody M. Scott
Title: Assistant Vice President

DIAMOND SPORTS GROUP, LLC
By:
    Name: Lucy Rutishauser
    Title: Treasurer
DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC
By:
    Name: Lucy Rutishauser
    Title: Treasurer
DIAMOND SPORTS FINANCE COMPANY
By:
    Name: Lucy Rutishauser
    Title: Treasurer
SPORTS NETWORK, LLC
By:
    Name: Lucy Rutishauser
    Title: Treasurer
SPORTS NETWORK II, LLC
By:
    Name: Lucy Rutishauser
    Title: Treasurer

OTHER GRANTORS:

ARC HOLDING, LTD.
By:    Sports Holding, LLC and Fox Sports Net, LLC

FASTBALL SPORTS PRODUCTIONS, LLC
FOX SPORTS NET OHIO, LLC
By:    Fox Ohio Holdings II, LLC

FOX MOBILE HOLDINGS, LLC
FOX OHIO HOLDINGS, LLC
FOX SPORTS NET WEST 2, LLC
FOX SPORTS NET NORTH, LLC
FOX COLLEGE SPORTS, LLC
FOX SPORTS NET ARIZONA HOLDINGS, LLC
FRSM HOLDINGS LLC
FSN SAN DIEGO HOLDINGS, LLC
FS WEST HOLDINGS, LLC
FOX SPORTS NET FLORIDA, LLC
FSN SOUTHERN HOLDINGS, LLC
SUNSHINE HOLDCO, LLC
SPORTS HOLDING, LLC
By:    Fox Sports Net, LLC

FOX OHIO HOLDINGS II, LLC
By:    Fox Ohio Holdings, LLC

FOX SPORTS NET ARIZONA, LLC
By:    Fox Sports Net Arizona Holdings, LLC
FOX SPORTS NET DETROIT, LLC
By:    FRSM Holdings LLC

FOX SPORTS NET, LLC
By:    Diamond Sports Group, LLC

FOX-BRV SOUTHERN SPORTS HOLDINGS, LLC
By:    FSN Southern Holdings, LLC

SPORTSOUTH NETWORK, LLC
SPORTSOUTH NETWORK II, LLC
By:    Fox-BRV Southern Sports Holdings, LLC

FSN ST. LOUIS HOLDINGS LLC
By:    ARC Holding, Ltd.
By:
    Name: Lucy Rutishauser
    Title: Treasurer

ANNEX I
Grantors

Name	Jurisdiction
Diamond Sports Intermediate Holdings LLC	Delaware
Diamond Sports Group, LLC	Delaware
Diamond Sports Finance Company	Delaware
Sports Network, LLC	Delaware
Sports Network II, LLC	Delaware
Fox Sports Net, LLC	Delaware
Fox Mobile Holdings, LLC	Delaware
Fox Ohio Holdings, LLC	Delaware
Fox Ohio Holdings II, LLC	Delaware
Fastball Sports Productions, LLC	Ohio
Fox Sports Net Ohio, LLC	Delaware
Fox Sports Net West 2, LLC	Delaware
Fox Sports Net North, LLC	Delaware
Fox College Sports, LLC	Delaware
Fox Sports Net Arizona Holdings, LLC	Delaware
Fox Sports Net Arizona, LLC	Delaware
FRSM Holdings LLC	Delaware
Fox Sports Net Detroit, LLC	Delaware
ARC Holding, Ltd.	Texas
FSN St. Louis Holdings LLC	Delaware
FSN San Diego Holdings, LLC	Delaware
FS West Holdings, LLC	Delaware
Fox Sports Net Florida, LLC	Delaware
FSN Southern Holdings, LLC	Colorado
Fox-BRV Southern Sports Holdings, LLC	Delaware
SportSouth Network, LLC	Delaware
SportSouth Network II, LLC	Delaware
Sunshine Holdco, LLC	Delaware
Sports Holding, LLC	Texas

ANNEX II
[FORM OF] JOINDER NO. [ ] dated as of [ ], 20[ ] to the FIRST LIEN INTER-CREDITOR AGREEMENT dated as of August 23, 2019 (the “First Lien Intercreditor Agreement”), among Diamond Sports Intermediate Holdings LLC, a Delaware limited company (“Holdings”), Diamond Sports Group, LLC, a Delaware limited liability company (the “Borrower”), Diamond Sports Finance Company, a Delaware corporation, the other Grantors party hereto, JPMorgan Chase Bank, N.A., as collateral agent for the Credit Agreement Secured Parties (in such capacity, the “Bank Collateral Agent”) and U.S. Bank National Association, as collateral agent for the Indenture Secured Parties (in such capacity, the “Notes Collateral Agent”) and each Additional Agent from time to time party thereto.
A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.
B.    As a condition to the ability of [Holdings][the Borrower] and certain of its Subsidiaries to incur Additional First Lien Obligations and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional First Lien Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Collateral Agent under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the First Lien Intercreditor Agreement. Section 5.13 of the First Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Collateral Agent under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the First Lien Intercreditor Agreement, upon the execution and delivery by the Senior Class Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.13 of the First Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Collateral Agent”) is executing this Joinder in accordance with the requirements of the First Lien Intercreditor Agreement.
Accordingly, the Controlling Collateral Agent and the New Collateral Agent agree as follows:
SECTION 1.    In accordance with Section 5.13 of the First Lien Intercreditor Agreement, the New Collateral Agent by its signature below becomes a Collateral Agent and Additional Agent under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the First Lien Intercreditor Agreement with the same force and effect as if the New Collateral Agent had originally been named therein as a Collateral Agent, and the New Collateral Agent, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the First Lien Intercreditor Agreement applicable to it as a Collateral Agent and to the Senior Class Debt Parties that it represents as Additional First Lien Secured Parties. Each reference to a “Collateral Agent” or an “Additional Agent” in the First Lien Intercreditor Agreement shall be deemed to include the New Collateral Agent. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.    The New Collateral Agent represents and warrants to the Controlling Collateral Agent and the other First Lien Secured Parties that (i) it has full power and authority to enter into this Joinder, in its capacity as [agent] [trustee], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Additional First Lien Documents relating to such Senior Class Debt provide that, upon the New Collateral Agent’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the First Lien Intercreditor Agreement as Additional First Lien Secured Parties.
SECTION 3.    This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when the Collateral Agent shall have received a counterpart of this Joinder that bears the signature of the New Collateral Agent. Delivery of an executed signature page to this Joinder by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder.
SECTION 4.    Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.
SECTION 5.    THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 6.    In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement. All communications and notices hereunder to the New Collateral Agent shall be given to it at the address set forth below its signature hereto.
SECTION 8.    The Borrower agrees to reimburse the Controlling Collateral Agent for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel for the Controlling Collateral Agent.

IN WITNESS WHEREOF, the New Collateral Agent and the Controlling Collateral Agent have duly executed this Joinder to the First Lien Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW COLLATERAL AGENT], as
[●] for the holders of
[●],
By:
    Name:
    Title:

Address for notices:

Attention of:

Email address or fax number:

Acknowledged by:
[            ],
as Controlling Collateral Agent
By:
    Name:
    Title:
DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC

By:
    Name:
    Title:
DIAMOND SPORTS GROUP, LLC
By:
    Name:
    Title:
DIAMOND SPORTS FINANCE COMPANY
By:
    Name:
    Title:

THE GRANTORS
LISTED ON SCHEDULE I HERETO
By:
    Name:
    Title:

Schedule I to the Joinder to the
First Lien Intercreditor Agreement
Grantors

[ ]

ANNEX III
[FORM OF] SUPPLEMENT NO. [ ] dated as of [ ], to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of August 23, 2019 (the “First Lien Intercreditor Agreement”), among Diamond Sports Intermediate Holdings LLC, a Delaware limited company (“Holdings”), Diamond Sports Group, LLC, a Delaware limited liability company (the “Borrower”), Diamond Sports Finance Company, a Delaware corporation, the other Grantors party hereto, JPMorgan Chase Bank, N.A., as collateral agent for the Credit Agreement Secured Parties (in such capacity, the “Bank Collateral Agent”) and U.S. Bank National Association, as collateral agent for the Indenture Secured Parties (in such capacity, the “Notes Collateral Agent”) and each Additional Agent from time to time party thereto.
A    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.
B.    The Grantors have entered into the First Lien Intercreditor Agreement. Pursuant to certain Secured Credit Documents, certain newly acquired or organized Subsidiaries of Holdings are required to enter into the First Lien Intercreditor Agreement. Section 5.16 of the First Lien Intercreditor Agreement provides that such Subsidiaries may become party to the First Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement, the Indenture and the Additional First Lien Documents.
Accordingly, the Controlling Collateral Agent and the New Grantor agree as follows:
SECTION 1.    In accordance with Section 5.16 of the First Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the First Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the First Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the First Lien Intercreditor Agreement shall be deemed to include the New Grantor. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.
SECTION 2.    The New Grantor represents and warrants to the Controlling Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
SECTION 3.    This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Controlling Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.    Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.
SECTION 5.    THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 6.    In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Company as specified in the First Lien Intercreditor Agreement.
SECTION 8.    The Borrower agrees to reimburse the Controlling Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Controlling Collateral Agent.

IN WITNESS WHEREOF, the New Grantor, and the Controlling Collateral Agent have duly executed this Supplement to the First Lien Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW GRANTOR],
By:
    Name:
    Title:
Acknowledged by:
[        ], as Controlling Collateral Agent,
By:
    Name:
    Title:

EXHIBIT G
FORM OF SECOND LIEN INTERCREDITOR AGREEMENT

[FORM OF]

SECOND LIEN INTERCREDITOR AGREEMENT

Among

DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC,

DIAMOND SPORTS GROUP, LLC,

the other Grantors party hereto,
JPMORGAN CHASE BANK, N.A.,
as Bank Collateral Agent for the Credit Agreement Secured Parties,

U.S. BANK NATIONAL ASSOCIATION,
as the Senior Indenture Collateral Agent for the Senior Indenture Secured Parties,

[              ],
as the Initial Junior Priority Representative

and

each Additional Senior Agent and Additional Junior Agent from time to time party hereto dated as of [ ], 20[ ]

SECOND LIEN INTERCREDITOR AGREEMENT dated as of [    ], 20[ ] (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among Diamond Sports Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Diamond Sports Group, LLC, a Delaware limited liability company (the “Borrower”), the other Grantors (as defined below) party hereto, JPMorgan Chase Bank, N.A., as collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Bank Collateral Agent”), U.S. Bank National Association, as collateral agent for the Senior Indenture Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Senior Indenture Collateral Agent”), [INSERT NAME AND CAPACITY], as Representative for the Initial Junior Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Junior Priority Representative”) and each Additional Senior Agent and each Additional Junior Agent that from time to time becomes a party hereto pursuant to Section 8.09.
In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank Collateral Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Senior Indenture Collateral Agent (for itself and on behalf of the Senior Indenture Secured Parties), the Initial Junior Priority Representative (for itself and on behalf of the Initial Junior Secured Parties), each Additional Senior Agent (for itself and on behalf of the Additional Senior Secured Parties under the applicable Additional Senior Debt Facility) and each Additional Junior Agent (for itself and on behalf of the Additional Junior Secured Parties under the applicable Additional Junior Debt Facility) agree as follows:
ARTICLE I

Definitions
SECTION 1.01    Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement and the Senior Indenture or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:
“Additional Junior Agent” means the collateral agent, administrative agent and/or trustee (as applicable) or any other similar agent or Person under any Additional Junior Debt Documents, in each case, together with its successors in such capacity.
“Additional Junior Debt” means any Indebtedness of the Borrower or any other Grantor (other than Indebtedness constituting Initial Junior Debt Obligations) Guaranteed by the Guarantors (and not Guaranteed by any other Person) which Indebtedness and Guarantees are secured by the Junior Collateral (or a portion thereof) on a pari passu basis (but without regard to control of remedies) with the Initial Junior Debt Obligations (and not secured by Liens on any other assets of the Borrower or any Guarantor); provided, however, that, (i) such Indebtedness is permitted to be incurred, secured and Guaranteed on such basis by each Senior Debt Document and Junior Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Additional Junior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.
“Additional Junior Debt Documents” means, with respect to any Series of Additional Junior Debt Obligations, the notes, credit agreements, indentures, security documents and other operative agreements evidencing or governing such Additional Junior Debt Obligations and each other agreement entered into for the purpose of securing such Additional Junior Debt Obligations.

“Additional Junior Debt Facility” means each debt facility, credit agreement, indenture or other governing agreement with respect to any Additional Junior Debt.
“Additional Junior Debt Obligations” means, with respect to any Series of Additional Junior Debt, (a) all principal of, and interest, fees and other amounts (including, without limitation, any interest, fees, and expenses which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Junior Debt, (b) all other amounts payable to the related Additional Junior Secured Parties under the related Additional Junior Debt Documents and (c) any Refinancing of the foregoing.
“Additional Junior Secured Parties” means, with respect to any Series of Additional Junior Debt Obligations, the holders of such Additional Junior Debt Obligations, the Representative with respect thereto, any trustee or agent therefor under any related Additional Junior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Additional Junior Debt Documents.
“Additional Senior Agent” means the collateral agent, administrative agent and/or trustee (as applicable) under any Additional Senior Debt Documents, in each case, together with its successors in such capacity.
“Additional Senior Debt” means any Indebtedness of the Borrower or any other Grantor (other than Indebtedness constituting Senior Credit Facility Obligations or Senior Indenture Obligations) Guaranteed by the Guarantors (and not Guaranteed by any other Subsidiary of Holdings) which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on a pari passu basis (but without regard to control of remedies) with the Senior Credit Facility Obligations and the Senior Indenture Obligations (and not secured by Liens on any other assets of the Borrower or any Subsidiary of Holdings); provided, however, that, (i) such Indebtedness is permitted to be incurred, secured and Guaranteed on such basis by each Senior Debt Document and Junior Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) the First Lien Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in Section 5.13 thereof. Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.
“Additional Senior Debt Documents” means, with respect to any Series of Additional Senior Debt Obligations, the notes, credit agreements, indentures, security documents and other operative agreements evidencing or governing such Additional Senior Debt Obligations and each other agreement entered into for the purpose of securing such Additional Senior Debt Obligations.
“Additional Senior Debt Facility” means each debt facility, credit agreement, indenture or other governing agreement with respect to any Additional Senior Debt.
“Additional Senior Debt Obligations” means, with respect to any Series of Additional Senior Debt, (a) all principal of, and interest, fees and other amounts (including, without limitation, any interest, fees, and expenses which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Senior Debt, (b) all other amounts payable to the related Additional Senior Secured Parties under the related Additional Senior Debt Documents and (c) any Refinancing of the foregoing.

“Additional Senior Secured Parties” means, with respect to any Series of Additional Senior Debt Obligations, the holders of such Additional Senior Debt Obligations, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Additional Senior Debt Documents.
“Agreement” has the meaning assigned to such term in the preamble hereto.
“Bank Collateral Agent” has the meaning assigned to such term in the preamble hereto.
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Bankruptcy Law” means the Bankruptcy Code and any other federal, state, or foreign law for the relief of debtors, or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshalling of the assets or liabilities of Holdings or any of its Subsidiaries, or similar law affecting creditors’ rights generally.
“Borrower” has the meaning provided in the preamble hereto.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.
“Class Debt” has the meaning assigned to such term in Section 8.09.
“Class Debt Parties” has the meaning assigned to such term in Section 8.09.
“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.
“Collateral” means the Senior Collateral and the Junior Collateral.
“Collateral Documents” means the Senior Collateral Documents and the Junior Collateral Documents.
“Credit Agreement” means that certain Credit Agreement, dated as of August 23, 2019, as amended, restated, supplemented or otherwise modified, Refinanced or replaced from time to time, among Holdings, the Borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto.
“Credit Agreement Loan Documents” means the Credit Agreement and the other “Loan Documents” as defined in the Credit Agreement.
“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement Security Agreement.
“Credit Agreement Security Agreement” means the “Collateral Agreement” as defined in the Credit Agreement.
“Debt Facility” means any Senior Debt Facility and any Junior Debt Facility.

“Designated Junior Representative” means (i) the Initial Junior Priority Representative until such time as the Junior Debt Facility under the Initial Junior Debt Documents ceases to be the only Junior Debt Facility under this Agreement and (ii) thereafter, the Junior Representative designated by all then existing Junior Representatives in a notice to the Designated Senior Representative.
“Designated Senior Representative” means (i) the “Controlling Collateral Agent” as defined in the First Lien Intercreditor Agreement or any comparable designated entity under any successor agreement to the First Lien Intercreditor Agreement or (ii) in the case that no First Lien Intercreditor Agreement or any successor thereto is then in effect, the remaining Senior Representative.
“DIP Financing” has the meaning assigned to such term in Section 6.01.
“Discharge” means, with respect to any Shared Collateral and any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Junior Obligations thereunder, as the case may be, are no longer secured by Shared Collateral. The term “Discharged” shall have a corresponding meaning.
“Discharge of Senior Credit Facility Obligations” means, with respect to any Shared Collateral, the Discharge of the Senior Credit Facility Obligations; provided that the Discharge of Senior Credit Facility Obligations shall not be deemed to have occurred in connection with a Refinancing of such Senior Credit Facility Obligations with an Additional Senior Debt Facility secured by such Shared Collateral under one or more Additional Senior Debt Documents which has been designated in writing by the Representative (under the Credit Agreement so Refinanced) or by the Borrower, in each case, to each other Representative as the “Credit Agreement” for purposes of this Agreement.
“Discharge of Senior Indenture Obligations” means, with respect to any Shared Collateral, the Discharge of the Senior Indenture Obligations; provided that the Discharge of Senior Indenture Obligations shall not be deemed to have occurred in connection with a Refinancing of such Senior Indenture Obligations with an Additional Senior Debt Facility secured by such Shared Collateral under one or more Additional Senior Debt Documents which has been designated in writing by the Representative (under the Senior Indenture so Refinanced) or by the Borrower, in each case, to each other Representative as the “Senior Indenture” for purposes of this Agreement.
“Discharge of Senior Obligations” means the date on which the Discharge of Senior Credit Facility Obligations, the Discharge of Senior Indenture Obligations and the Discharge of each Additional Senior Debt Facility has occurred.
“First Lien Intercreditor Agreement” has the meaning assigned to such term in the Credit Agreement.
“Grantors” means Holdings, the Borrower, and each other Subsidiary of Holdings which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.
“Guarantors” has the meaning assigned to such term in the Guarantee Agreement.
“Holdings” has the meaning assigned to such term in the preamble hereto.
“Initial Junior Debt” means the Junior Debt incurred pursuant to the Initial Junior Debt Documents.

“Initial Junior Debt Documents” means that certain [[Indenture] dated as of [ ], 20[ ], among the Borrower, [the Guarantors identified therein,] [ ], as [trustee], and [ ], as [paying agent, registrar and transfer agent]] and any notes, security documents and other operative agreements evidencing or governing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Junior Debt Obligations.
“Initial Junior Debt Obligations” means the Junior Debt Obligations arising pursuant to the Initial Junior Debt Documents.
“Initial Junior Priority Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement
“Initial Junior Secured Parties” means the holders of any Initial Junior Debt Obligations and the Initial Junior Priority Representative.
“Insolvency or Liquidation Proceeding” means:
(1)    any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;
(2)    any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or
(3)    any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.
“Intellectual Property” means “Intellectual Property” as defined in the Credit Agreement Security Agreement.
“Joinder Agreement” means a supplement to this Agreement in the form of Annex III or Annex IV hereof required to be delivered by a Representative to the Designated Senior Representative and the Designated Junior Representative pursuant to Section 8.09 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Secured Parties or Junior Secured Parties, as the case may be, under such Debt Facility.
“Junior Class Debt” has the meaning assigned to such term in Section 8.09.
“Junior Class Debt Parties” has the meaning assigned to such term in Section 8.09.
“Junior Class Debt Representative” has the meaning assigned to such term in Section 8.09.
“Junior Collateral” means any “Collateral” as defined in any Junior Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Junior Collateral Document as security for any Junior Obligation.

“Junior Collateral Documents” means each of the security agreements and other instruments and documents executed and delivered by the Borrower or any Grantor for purposes of providing collateral security for any Junior Obligation.
“Junior Debt” means any Indebtedness of the Borrower or any other Grantor Guaranteed by the Guarantors (and not Guaranteed by any other Subsidiary), including the Initial Junior Debt, which Indebtedness and Guarantees are secured by the Junior Collateral on a pari passu basis (but without regard to control of remedies) with any other Junior Obligations and the applicable Junior Debt Documents of which provide that such Indebtedness and Guarantees are to be secured by such Junior Collateral on a subordinate basis to the Senior Obligations (and which is not secured by Liens on any assets of the Borrower or any other Grantor other than the Junior Collateral or which are not included in the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and Guaranteed on such basis by each Senior Debt Document and Junior Debt Document and (ii) except in the case of the Initial Junior Debt hereunder, the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Junior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.
“Junior Debt Documents” means (a) the Initial Junior Debt Documents and (b) any Additional Junior Debt Documents.
“Junior Debt Facility” means each debt facility, credit agreement, indenture or other governing agreement with respect to any Junior Debt.
“Junior Obligations” means (a) the Initial Junior Debt Obligations and (b) any Additional Junior Debt Obligations.
“Junior Representative” means (i) in the case of the Initial Junior Debt Facility covered hereby, the Initial Junior Priority Representative and (ii) in the case of any Additional Junior Debt Facility and the Additional Junior Secured Parties thereunder, each Additional Junior Agent in respect of such Additional Junior Debt Facility that is named as such in the applicable Joinder Agreement.
“Junior Secured Parties” means the Initial Junior Secured Parties and any Additional Junior Secured Parties.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“Officer’s Certificate” has the meaning assigned to such term in Section 8.08.
“Plan of Reorganization” means any plan of reorganization, plan of liquidation, plan of arrangement, agreement for composition, or other type of dispositive restructuring plan proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).
“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral, any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Senior Representative or any Senior Secured Party from a Junior Secured Party in respect of Shared Collateral pursuant to this Agreement or any other intercreditor agreement.
“Recovery” has the meaning assigned to such term in Section 6.04.
“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other Indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such Indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.
“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar for dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Representatives” means the Senior Representatives and the Junior Representatives.
“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.
“Secured Obligations” means the Senior Obligations and the Junior Obligations.
“Secured Parties” means the Senior Secured Parties and the Junior Secured Parties.
“Senior Class Debt” has the meaning assigned to such term in Section 8.09.
“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.
“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.
“Senior Collateral” means any “Collateral” as defined in any Credit Agreement Loan Document or any other Senior Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligation.
“Senior Collateral Documents” means the Credit Agreement Security Agreement and the other “Security Documents” as defined in the Credit Agreement, the Senior Indenture Security Agreement and the other “Security Documents” as defined in the Senior Indenture, the First Lien Intercreditor Agreement and each of the security agreements and other instruments and documents executed and delivered by the Borrower or any Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Credit Facility Obligations” means the “Secured Obligations” as defined in the Credit Agreement.
“Senior Debt Documents” means (a) the Credit Agreement Loan Documents, (b) the Senior Indenture Debt Documents and (c) any Additional Senior Debt Documents.
“Senior Debt Facilities” means the Credit Agreement, the Senior Indenture and any Additional Senior Debt Facilities.
“Senior Indenture” means that certain Indenture, dated as of August 2, 2019, as amended, restated, supplemented or otherwise modified, Refinanced or replaced from time to time, among the Borrower, Diamond Sports Finance Company, a Delaware corporation (together with the Borrower, the “Issuers”, and each, an “Issuer”), Holdings and the other Guarantors party hereto, and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”) and as Senior Indenture Collateral Agent.
“Senior Indenture Collateral Agent” has the meaning assigned to such term in the preamble hereto.
“Senior Indenture Debt Documents” means the Senior Indenture and any notes, security documents and other operative agreements evidencing or governing the Senior Indenture Obligations, including any agreement entered into for the purpose of securing the Senior Indenture Obligations.
“Senior Indenture Obligations” means the “Secured Obligations” as defined in the Senior Indenture Security Agreement.
“Senior Indenture Secured Parties” means the “Secured Parties” as defined in the Senior Indenture Security Agreement.
“Senior Indenture Security Agreement” means the “Security Agreement” as defined in the Senior Indenture.
“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.
“Senior Obligations” means the Senior Credit Facility Obligations, the Senior Indenture Obligations and any Additional Senior Debt Obligations.
“Senior Representative” means (i) in the case of any Senior Credit Facility Obligations or the Credit Agreement Secured Parties, the Bank Collateral Agent, (ii) in the case of any Senior Indenture Obligations or the Senior Indenture Secured Parties, the Senior Indenture Collateral Agent and (iii) in the case of any Additional Senior Debt Facility and the Additional Senior Secured Parties thereunder, each Additional Senior Agent in respect of such Additional Senior Debt Facility that is named as such in the applicable Joinder Agreement.
“Senior Secured Parties” means the Credit Agreement Secured Parties, the Senior Indenture Secured Parties and any Additional Senior Secured Parties.
“Series” means (a) (x) with respect to the Senior Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Senior Indenture Secured Parties (in their capacity as such) and (iii) the Additional Senior Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Representative (in its capacity as such for such Additional Senior Secured Parties) and (y) with respect to the Junior Secured Parties, each of (i) the Initial Junior Secured Parties (in their capacity as such) and (ii) the Additional Junior Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Representative (in its capacity as such for such Additional Junior Secured Parties) and (b) (x) with respect to any Senior Obligations, each of (i) the Senior Credit Facility Obligations, (ii) the Senior Indenture Obligations and (iii) the Additional Senior Debt Obligations incurred pursuant to any Additional Senior Debt Facility and or any Additional Senior Debt Documents, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Representative (in its capacity as such for such Additional Senior Debt Obligations) and (y) with respect to any Junior Obligations, each of (i) the Initial Junior Debt Obligations and (ii) the Additional Junior Debt Obligations incurred pursuant to any Additional Junior Debt Facility and the related Additional Junior Debt Documents, which pursuant to any Joinder Agreement, are to be represented under this Agreement by a common Representative (in its capacity as such for such Additional Junior Debt Obligations).
“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Debt Facility and the holders of Junior Obligations under at least one Junior Debt Facility (or their Representatives) hold a security interest at such time. If, at any time, any portion of the Senior Collateral under one or more Senior Debt Facilities does not constitute Junior Collateral under one or more Junior Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Junior Debt Facilities for which it constitutes Junior Collateral and shall not constitute Shared Collateral for any Junior Debt Facility which does not have a security interest in such Collateral at such time.
“Uniform Commercial Code” or “UCC” means the New York UCC, or the Uniform Commercial Code (or any similar or comparable legislation) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
SECTION 1.02    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral
SECTION 2.01    Subordination.
(a)    Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Junior Representative or any Junior Secured Parties on the Shared Collateral or of any Liens granted to any Senior Representative or the Senior Secured Parties on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Junior Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, hereby agrees that any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of any Senior Secured Parties or any Senior Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Junior Obligations; and
(b)    any Lien on the Shared Collateral securing any Junior Obligations now or hereafter held by or on behalf of any Junior Secured Parties or any Junior Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations. All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Junior Obligations for all purposes, whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.
SECTION 2.02    Nature of Senior Lender Claims. Each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, acknowledges that (a) a portion of the Senior Obligations may be revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Junior Representatives or the Junior Secured Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Junior Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Junior Secured Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the other Grantors contained in any Junior Debt Document with respect to the incurrence of additional Senior Obligations.
SECTION 2.03    Prohibition on Contesting Liens. Each of the Junior Representatives, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any of the Senior Secured Parties or any Senior Representative or other agent or trustee therefor in any Senior Collateral, and the Designated Senior Representative and each other Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Junior Obligations held (or purported to be held) by or on behalf of any of any Junior Representative or any of the Junior Secured Parties in the Junior Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of the Designated Senior Representative or any other Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.
SECTION 2.04    No New Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred (a) none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Junior Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations; and (b) if any Junior Representative or any Junior Secured Party shall hold any Lien on any assets or property of any Grantor securing any Junior Obligations that are not also subject to the senior-priority Liens securing Senior Obligations under the Senior Collateral Documents, such Junior Representative or Junior Secured Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to the Senior Representatives as security for the Senior Obligations, shall assign such Lien to the Senior Representatives as security for the Senior Obligations (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to the Senior Representatives, shall be deemed to hold and have held such Lien for the benefit of the Senior Representatives as security for the Senior Obligations; provided, that this Section 2.04 shall not apply to any Series of Senior Obligations (including, without limitation, any series of SEC-registered secured debt securities of Holdings and its Subsidiaries that constitute Senior Obligations) to the extent the application of this Section 2.04 would require the filing of separate financial statements of any Affiliate of Holdings and its Subsidiaries with the SEC in order to comply with Rule 3-16 of Regulation S-X under the Securities Act, but only to the extent necessary to not be subject to such requirement of Rule 3-16 of Regulation S-X under the Securities Act and only for so long as such requirement is in existence.
SECTION 2.05    Perfection of Liens. Except for the agreements of the Designated Senior Representative pursuant to Section 5.05 hereof, none of the Designated Senior Representatives, the other Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Junior Representatives or the Junior Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Junior Secured Parties and shall not impose on the Designated Senior Representative, the other Senior Representatives, the Senior Secured Parties, the Junior Representatives, the Junior Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.
SECTION 2.06    Refinancings. The Senior Credit Facility Obligations and/or Senior Indenture Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any party hereto, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Collateral Agent of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness and such Collateral Agent and Grantors shall have complied with Section 8.09 with respect to such Indebtedness.
ARTICLE III

Enforcement
SECTION 3.01    Exercise of Remedies.
(a)    So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither any Junior Representative nor any Junior Secured Party will (x) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Shared Collateral in respect of any Junior Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by the Designated Senior Representative, any other Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by the Designated Senior Representative, any other Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Designated Senior Representative, any other Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) except as otherwise provided herein, the Designated Senior Representative, the other Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff, recoupment, and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Junior Representative or any Junior Secured Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, any Junior Representative may file a claim, proof of claim, or statement of interest with respect to the Junior Obligations under its Junior Debt Facility, (B) any Junior Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Designated Senior Representative, the other Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) to the extent not otherwise inconsistent with this Agreement, any Junior Representative and the Junior Secured Parties may exercise their rights and remedies as unsecured creditors, as provided in Section 5.04, (D) any Junior Representative may exercise the rights and remedies provided for in Section 6.03 and (E) any Junior Representative and the Junior Secured Parties may file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Junior Secured Parties, including any claims secured by the Junior Collateral, in each case in accordance with the terms of this Agreement. In exercising rights and remedies with respect to the Senior Collateral, the Designated Senior Representative, the other Senior

Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.
(b)    So long as the Discharge of Senior Obligations has not occurred, each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, agrees that it will not, in the context of its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any Shared Collateral in respect of Junior Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in Section 3.01(a), the sole right of the Junior Representatives and the Junior Secured Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Junior Obligations pursuant to the Junior Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.
(c)    Subject to the proviso in Section 3.01(a), (i) each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that neither such Junior Representative nor any such Junior Secured Party will take any action that would hinder any exercise of remedies undertaken by the Designated Senior Representative, any other Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, hereby waives any and all rights it or any such Junior Secured Party may have as a junior lien creditor or otherwise to object to the manner in which the Designated Senior Representative, the other Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of the Designated Senior Representative, any other Senior Representative or any other Senior Secured Party is adverse to the interests of the Junior Secured Parties.
(d)    Each Junior Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Junior Debt Document shall be deemed to restrict in any way the rights and remedies of the Designated Senior Representative, the other Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.
(e)    Subject to the proviso in Section 3.01(a), until the Discharge of Senior Obligations, the Designated Senior Representative or any Person authorized by it shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Designated Junior Representative or any Person authorized by it shall have the exclusive right to exercise any right or remedy with respect to the Collateral and shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Junior Secured Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Junior Representatives, or for the taking of any other action authorized by the Junior Collateral Documents; provided, however, that nothing in this Section shall impair the right of any Junior Representative or other agent or trustee acting on behalf of the Junior Secured Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Junior Secured Parties or the Junior Obligations.
SECTION 3.02    Cooperation. Subject to the proviso in Section 3.01(a), each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Designated Senior Representative upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Junior Debt Documents or otherwise in respect of the Junior Obligations.
SECTION 3.03    Actions upon Breach. Should any Junior Representative or any Junior Secured Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, the Designated Senior Representative or any other Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) or the Borrower may obtain relief against such Junior Representative or such Junior Secured Party by injunction, specific performance or other appropriate equitable relief. Each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Junior Representatives or any Junior Secured Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the Designated Senior Representative, any other Senior Representative or and Senior Secured Party.
ARTICLE IV

Payments
SECTION 4.01    Application of Proceeds. After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the First Lien Intercreditor Agreement and the relevant Senior Debt Documents until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, the Designated Senior Representative shall deliver promptly to the Designated Junior Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Junior Representative to the Junior Obligations in such order as specified in the relevant Junior Debt Documents.
SECTION 4.02    Payments Over. Any Shared Collateral or Proceeds thereof received by any Junior Representative or any Junior Secured Party in connection with the exercise of any right or remedy

(including setoff or recoupment) relating to the Shared Collateral in contravention of this Agreement shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Junior Representatives or any such Junior Secured Party. This authorization is coupled with an interest and is irrevocable.
ARTICLE V

Other Agreements
SECTION 5.01    Releases.
(a)    Each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of Holdings), the Liens granted to the Junior Representatives and the Junior Secured Parties upon such Shared Collateral to secure Junior Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations. Upon delivery to a Junior Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Junior Secured Parties and the Junior Representatives) and any necessary or proper instruments of termination or release prepared by the Borrower or any other Grantor, such Junior Representative will promptly execute, deliver or acknowledge, at the Borrower’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Junior Representative, for itself and on behalf of the Junior Secured Parties under its Junior Debt Facility, to release the Liens on the Junior Collateral as set forth in the relevant Junior Debt Documents.
(b)    Each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, hereby irrevocably constitutes and appoints each Senior Representative and any officer or agent of each Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Junior Representative or such Junior Secured Party or in such Senior Representative’s own name, from time to time in such Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.
(c)    Unless and until the Discharge of Senior Obligations has occurred, each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Junior Representatives or the Junior Secured Parties to receive proceeds in connection with the Junior Obligations not otherwise in contravention of this Agreement.

(d)    Notwithstanding anything to the contrary in any Junior Collateral Document, in the event the terms of a Senior Collateral Document and a Junior Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both any Designated Senior Representative and any Junior Representative or Junior Secured Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Junior Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.
SECTION 5.02    Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Junior Representative for the benefit of the Junior Secured Parties pursuant to the terms of the applicable Junior Debt Documents and (iii) third, if no Junior Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Junior Representative or any Junior Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.
SECTION 5.03    Amendments to Junior Collateral Documents.
(a)    Without the prior written consent of the Designated Senior Representative, no Junior Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Junior Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. The Borrower agrees to deliver to the Designated Senior Representative copies of (i) any amendments, supplements or other modifications to the Junior Collateral Documents and (ii) any new Junior Collateral Documents promptly after effectiveness thereof. Each, Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that each Junior Collateral Document under its Junior Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Junior Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to (A) JPMorgan Chase Bank, N.A., as collateral agent, pursuant to or in connection with the Credit Agreement, dated as of August 23, 2019 (as amended, restated, supplemented or otherwise modified from time to time), among Diamond Sports Intermediate Holdings LLC, Diamond Sports Group, LLC, the lenders party thereto, the other parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent and (B) U.S. Bank National Association, as trustee and collateral agent, pursuant to or in connection with the Indenture, dated as of August 2, 2019 (as amended, restated, supplemented or otherwise modified from time to time), among Diamond Sports Group, LLC, Diamond Sports Finance Company, Diamond Sports Intermediate Holdings LLC and the other parties thereto, and (ii) the exercise of any right or remedy by the [Junior Representative] hereunder is subject to the limitations and provisions of the Second Lien Intercreditor Agreement dated as of [ ], 20[ ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as collateral agent, U.S. Bank National Association, as trustee and collateral agent, the other agents and representatives party thereto, Diamond Sports Intermediate Holdings LLC, Diamond Sports Group, LLC and its other subsidiaries and affiliated entities party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”
(b)    In the event that any Senior Representative enters into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Designated Senior Representative, the Senior Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of the comparable Junior Collateral Documents without the consent of any Junior Representative or any Junior Secured Party and without any action by any Junior Representative, the Borrower or any other Grantor; provided, however, (A) no such amendment, waiver or consent shall have the effect of (i) removing assets subject to the Lien of the Junior Collateral Documents, except to the extent that a release of such Lien is permitted by Section 5.01 of this Agreement and provided that there is a corresponding release of the Lien securing the Senior Obligations, (ii) imposing duties that are adverse on any Junior Representative without its consent or (iii) altering the terms of the Junior Debt Documents to permit other Liens on the Collateral not permitted under the terms of the Junior Debt Documents as in effect on the date hereof or Article VI hereof and (B) that written notice of such amendment, waiver or consent shall have been given to each Junior Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.
(c)    Notwithstanding anything to the contrary in the foregoing, any release of any Liens in Senior Collateral securing any Series of Senior Obligations (including, without limitation, any series of

SEC-registered secured debt securities of Holdings and its Subsidiaries that constitute Senior Obligations) in order to comply with Rule 3-16 of Regulation S-X under the Securities Act without requiring the filing of separate financial statements of any Affiliate of Holdings and its Subsidiaries with the SEC shall not have the effect of removing assets subject to the Lien of the Junior Collateral Documents, unless such removal of assets subject to the Lien of the Junior Collateral Documents would be required in order to comply with Rule 3-16 of Regulation S-X under the Securities Act without requiring the filing of such separate financial statements.
SECTION 5.04    Rights as Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Junior Representatives and the Junior Secured Parties may exercise rights and remedies as unsecured creditors against the Borrower and any other Grantor in accordance with the terms of the Junior Debt Documents and applicable law so long as such rights and remedies do not violate any express provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Junior Representative or any Junior Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Junior Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Junior Representative or any Junior Secured Party of rights or remedies as a secured creditor in respect of Shared Collateral. In the event any Junior Representative or any Junior Secured Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Junior Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Junior Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Designated Senior Representative, the other Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.
SECTION 5.05    Gratuitous Bailee for Perfection.
(a)    Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Senior Representative (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, such Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Junior Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Junior Collateral Documents and subject to the terms and conditions of this Section 5.05.
(b)    In the event that the Senior Collateral Agent (or its agents or bailees) has Lien filings against Intellectual Property that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, the Senior Collateral Agent agrees to hold such Liens as sub-agent and gratuitous bailee for the relevant Second Priority Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Second Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(c)    Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, each Senior Representative shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Junior Collateral Documents did not exist. The rights of the Junior Representatives and the Junior Secured Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.
(d)    No Senior Representative shall have any obligation whatsoever to the Junior Representatives or any Junior Secured Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of each Senior Representative under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Junior Representative for purposes of perfecting the Lien held by such Junior Representative.
(e)    No Senior Representative shall have by reason of the Junior Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Junior Representative or any Junior Secured Party, and each, Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, hereby waives and releases each Senior Representative from all claims and liabilities arising pursuant to such Senior Representative’s role under this Section 5.05 as sub-agent and gratuitous bailee with respect to the Shared Collateral.
(f)    Upon the Discharge of Senior Obligations, each Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Junior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Junior Representative is entitled to approve any awards granted in such proceeding. The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by such Senior Representative as a result of its own willful misconduct, gross negligence or bad faith. No Senior Representative has any obligation to follow instructions from the Designated Junior Representative in contravention of this Agreement.
(g)    Neither the Designated Senior Representative nor any of the other Senior Representatives or Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any other Grantor to the Designated Senior Representative, any other Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06    When Discharge of Senior Obligations Deemed to Not Have Occurred. If, at any time after the Discharge of Senior Obligations has occurred, the Borrower or any other Grantor incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then the Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the granting by the Designated Senior Representative of amendments, waivers and consents hereunder and the agent, representative or trustee for the holders of such Senior Obligations shall be a Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Designated Senior Representative), each Junior Representatives (including the Designated Junior Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Borrower), including amendments or supplements to this Agreement, as the Borrower or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to the Designated Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Junior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Designated Senior Representative is entitled to approve any awards granted in such proceeding.
ARTICLE VI

Insolvency or Liquidation Proceedings
SECTION 6.01    Financing and Sale Issues. Until the Discharge of Senior Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Designated Senior Representative, any other Senior Representative or any Senior Secured Party shall desire to consent (or not object) to, as applicable, the sale, use or lease of cash or other collateral or to consent (or not object) to the Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law to be secured by the Senior Collateral (“DIP Financing”), then each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that it will (as applicable) raise no (a) objection to and will not otherwise contest such use of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing the Senior Obligations under the Credit Agreement or, if no Credit Agreement then exists, under the other Senior Debt Documents are subordinated to or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Junior Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) any adequate protection Liens provided to the Senior Secured Parties, and (z) to any “carve-out” for professional and United States Trustee fees agreed to by the Designated Senior

Representative, and the Designated Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that notice received two Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such DIP Financing shall be adequate notice, (b) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations with respect to the Senior Collateral made by Designated Senior Representative, any other Senior Representative or any other Senior Secured Party, (c) objection to (and will not otherwise contest) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral (including, without limitation, pursuant to Section 363(k) of the Bankruptcy Code or any similar provision under any other applicable Bankruptcy Law) or to exercise any rights under Section 1111(b) of the Bankruptcy Code, (d) objection to (and will not otherwise contest) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral or (e) objection to (and will not otherwise contest or oppose) any order relating to a sale or other disposition of any or all of the Senior Collateral for which the Designated Senior Representative has consented that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Junior Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Junior Obligations pursuant to this Agreement. In addition, the Junior Secured Parties are not deemed to have waived any rights to credit bid on the Shared Collateral in any such sale or disposition in accordance with Section 363(k) of the Bankruptcy Code (or any similar provision under any other applicable Bankruptcy Law), so long as any such credit bid provides for the payment in full in cash of the Senior Obligations.
SECTION 6.02    Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.
SECTION 6.03    Adequate Protection. Each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that none of them shall object, contest or support any other Person objecting to or contesting (a) any request by the Designated Senior Representative, the other Senior Representatives or the Senior Secured Parties for adequate protection in any form, (b) any objection by the Designated Senior Representative, the other Senior Representatives or the Senior Secured Parties to any motion, relief, action or proceeding based on the Designated Senior Representative’s or any other Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the allowance and payment of interest, fees, expenses or other amounts of the Designated Senior Representative, any other Senior Representative or any other Senior Secured Party as adequate protection or otherwise under Section 506(b) or 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral and/or a superpriority administrative expense claim in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, may seek or request adequate protection in the form of (as applicable) a Lien on such additional or replacement collateral and/or a superpriority administrative expense claim, which Lien and/or superpriority administrative expense claim (as applicable) is subordinated to the Liens securing and claims with respect to the Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing and claims with respect to the Junior Obligations are so subordinated to the Liens securing and claims with respect to the Senior Obligations under this Agreement and (ii) in the event any Junior Representatives, for themselves and on behalf of the Junior Secured Parties under their Junior Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of (as applicable) a Lien on additional or replacement collateral and/or a superpriority administrative expense claim, then such Junior Representatives, for themselves and on behalf of each Junior Secured Party under their Junior Debt Facilities, agree that the Senior Representatives shall also be granted (as applicable) a senior Lien on such additional or replacement collateral as security for the Senior Obligations and/or a senior superpriority administrative expense claim, and that any Lien on such additional or replacement collateral securing the Junior Obligations and/or superpriority administrative expense claim shall be subordinated to the Liens on such collateral securing and claims with respect to the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens and claims granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing and claims with respect to the Junior Obligations are so subordinated to such Liens securing and claims with respect to Senior Obligations under this Agreement. Without limiting the generality of the foregoing, to the extent that the Senior Secured Parties are granted adequate protection in the form of payments in the amount of current post-petition fees and expenses, and/or other cash payments, then the Junior Representatives, for themselves and on behalf of the Junior Secured Parties under their Junior Debt Facilities, shall not be prohibited from seeking adequate protection in the form of payments in the amount of current post-petition incurred fees and expenses, and/or other cash payments (as applicable), subject to the right of the Senior Secured Parties to object to the reasonableness of the amounts of fees and expenses or other cash payments so sought by the Junior Secured Parties.
SECTION 6.04    Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff, recoupment or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall still be entitled to a future Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.
SECTION 6.05     Separate Grants of Security and Separate Classifications. Each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Junior Collateral Documents constitute separate and distinct grants of Liens, (b) the Junior Secured Parties’ claims against the Grantors in respect of their Liens on the Shared Collateral constitute junior claims separate and apart (and of a different class) from the senior claims of the Secured Parties against the Grantors in respect of the Shared Collateral, and (c) because of, among other things, their differing rights in the Shared Collateral, the Junior Obligations are fundamentally different from the Senior

Obligations and must be separately classified in any Plan of Reorganization proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Senior Secured Parties and the Junior Secured Parties in respect of the Shared Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, hereby acknowledges and agrees that all distributions from the Shared Collateral shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Junior Secured Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable in such Insolvency or Liquidation Proceeding) before any distribution is made from the Shared Collateral in respect of the Junior Obligations, with each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them from the Shared Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Junior Secured Parties. This Section 6.05 is intended to govern the relationship between the classes of claims held by the Junior Secured Parties, on the one hand, and a collective class of claims comprised of the Credit Agreement Secured Parties, the Senior Indenture Secured Parties, and any Additional Senior Secured Parties (as opposed to separate classes of each such series of claims), on the other hand, and, for the avoidance of doubt, nothing set forth herein shall in any way alter or modify the relationship of each series of such separate claims held by the Senior Secured Parties, including as set forth in the First Lien Intercreditor Agreement, or otherwise cause such different claims to be combined into one or more classes or otherwise classified in a manner that violates the First Lien Intercreditor Agreement.
SECTION 6.06    No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit the Designated Senior Representative, any other Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Junior Secured Party, including the seeking by any Junior Secured Party of adequate protection or the asserting by any Junior Secured Party of any of its rights and remedies under the Junior Debt Documents or otherwise.
SECTION 6.07    Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.
SECTION 6.08    Other Matters. To the extent that any Junior Representative or any Junior Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, agrees not to assert any such rights without the prior written consent of the Designated Senior Representative, provided that if requested by the Designated Senior Representative, such Junior Representative shall timely exercise such rights in the manner requested by the Designated Senior Representative, including any rights to payments in respect of such rights.
SECTION 6.09    506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.
SECTION 6.10    Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a Plan of Reorganization on account of both the Senior Obligations and the Junior Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Junior Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.
SECTION 6.11    Post-Petition Interest.
(a)    None of the Junior Representatives or any other Junior Secured Party shall oppose or seek to challenge any claim by any Senior Representative or any Senior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Senior Obligations consisting of claims for post-petition interest, fees, costs, expenses, and/or other charges, under Section 506(b) of the Bankruptcy Code or otherwise (for this purpose ignoring all claims and Liens held by the Junior Secured Parties on the Shared Collateral).
(b)    None of the Senior Representatives or any Senior Secured Party shall oppose or seek to challenge any claim by any Junior Representative or any other Junior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Junior Obligations consisting of claims for post-petition interest, fees, costs, expenses, and/or other charges, under Section 506(b) of the Bankruptcy Code or otherwise, to the extent of the value of the Lien of the Junior Representatives on behalf of the Junior Secured Parties on the Shared Collateral (after taking into account the Senior Obligations and the Senior Liens).
SECTION 6.12    Voting. No Junior Representative or any other Junior Secured Party may support or vote in favor of any Plan of Reorganization (and each shall be deemed to have voted to reject any Plan of Reorganization) that is inconsistent with the terms of this Agreement. Without limiting the generality of the foregoing, no Junior Representative or any other Junior Secured Party may support or vote in favor of any Plan of Reorganization unless such plan (a) pays off, in cash in full, all Senior Obligations or (b) is accepted by the class of holders of Senior Obligations voting thereon in accordance with Section 1126(c) of the Bankruptcy Code.
ARTICLE VII

Reliance; etc.
SECTION 7.01    Reliance. The consent by the Senior Secured Parties to the execution and delivery of the Junior Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Borrower, or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Junior Representative, on behalf of itself and each Junior Secured Party under its

Junior Debt Facility, acknowledges that it and such Junior Secured Parties have, independently and without reliance on the Designated Senior Representative or any other Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Junior Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Junior Debt Documents or this Agreement.
SECTION 7.02    No Warranties or Liability. Each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, acknowledges and agrees that neither the Designated Senior Representative nor any other Senior Representative or other Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Junior Representatives and the Junior Secured Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither the Designated Senior Representative nor any other Senior Representative or other Senior Secured Party shall have any duty to any Junior Representative or Junior Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any Subsidiary (including the Junior Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Designated Senior Representative, the other Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Senior Obligations, the Junior Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.
SECTION 7.03    Obligations Unconditional. All rights, interests, agreements and obligations of the Designated Senior Representative, the other Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Secured Parties hereunder shall remain in full force and effect irrespective of:
(a)    any lack of validity or enforceability of any Senior Debt Document or any Junior Debt Document;
(b)    any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Junior Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Senior Debt Document or of the terms of any Junior Debt Document;
(c)    any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Junior Obligations or any guarantee thereof;
(d)    the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or
(e)    any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Borrower or any other Grantor in respect of the Senior Obligations or (ii) any Junior Representative or Junior Secured Party in respect of this Agreement.
ARTICLE VIII

Miscellaneous
SECTION 8.01    Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any Senior Debt Document or any Junior Debt Document, the provisions of this Agreement shall govern, but subject to the terms of the First Lien Intercreditor Agreement.
SECTION 8.02    Continuing Nature of this Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Junior Representatives or any Junior Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any other Grantor constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 8.03    Amendments; Waivers.
(a)    No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Representative (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of the Borrower or any other Grantor, with the consent of the Borrower).
(c)    Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Junior Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.
(d)    Notwithstanding the foregoing, without the consent of any other Representative or Secured Party, the Designated Senior Representative may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional Junior Debt Obligations or Additional Senior Debt Obligations in compliance with the Credit Agreement, the Senior Indenture, the Initial Junior Debt Documents, any Additional Senior Debt Documents and any Additional Junior Debt Documents.
SECTION 8.04    Information Concerning Financial Condition of the Borrower and the other Grantors. The Designated Senior Representative, the other Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the other Grantors and all endorsers or guarantors of the Senior Obligations or the Junior Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Junior Obligations. The Designated Senior Representative, the other Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the Designated Senior Representative, any other Senior Representative, any Senior Secured Party, any Junior Representative or any Junior Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Designated Senior Representative, the other Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Secured Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.
SECTION 8.05    Subrogation. Each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.
SECTION 8.06    Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt

Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.
SECTION 8.07    Additional Grantors. The Borrower agrees that, if any Subsidiary of Holdings shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex II. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.
SECTION 8.08    Dealings with Grantors. Upon any application or demand by the Borrower or any Grantor to the Designated Senior Representative or the Designated Junior Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), the Borrower or such Grantor, as appropriate, shall furnish to the Designated Junior Representative or the Designated Senior Representative a certificate of an appropriate officer ( an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.
SECTION 8.09    Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the Senior Debt Documents and the Junior Debt Documents, the Borrower may incur or issue and sell one or more series or classes of Additional Junior Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Additional Junior Debt (the “Junior Class Debt”) may be secured by a junior priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the Junior Collateral Documents for such Junior Class Debt, if and subject to the condition that the Representative of any such Junior Class Debt (each, a “Junior Class Debt Representative”), acting on behalf of the holders of such Junior Class Debt (such Representative and holders in respect of any such Junior Class Debt being referred to as the “Junior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (v), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Additional Senior Debt (the “Senior Class Debt”; and the Senior Class Debt and Junior Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Junior Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties”; and the Senior Class Debt Parties and Junior Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (v), as applicable, of the immediately succeeding paragraph. In order for a Class Debt Representative to become a party to this Agreement:

(i)    such Class Debt Representative shall have executed and delivered a Joinder Agreement to the Designated Senior Representative and the Designated Junior Representative substantially in the form of Annex III (if such Representative is a Junior Class Debt Representative) or Annex IV (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;
(ii)    the Borrower shall have delivered to the Designated Senior Representative and the Designated Junior Representative true and complete copies of each of the Junior Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by a Responsible Officer of the Borrower;
(iii)    in the case of any Junior Class Debt, all filings, recordations and/or amendments or supplements to the Junior Collateral Documents necessary to confirm and perfect the junior priority Liens securing the relevant Junior Obligations relating to such Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordings have been taken in the reasonable judgment of the Borrower), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Designated Senior Representative);
(iv)    the Borrower shall have delivered to the Designated Senior Representative and the Designated Junior Representative an Officer’s Certificate stating that such Additional Senior Debt Obligations or Additional Junior Debt Obligations are permitted by each applicable Senior Debt Document and Junior Debt Document to be incurred, or to the extent a consent is otherwise required to permit the incurrence of such Additional Senior Debt Obligations or Additional Junior Debt Obligations under any applicable Senior Debt Document and Junior Debt Document, each Grantor has obtained the requisite consent; and
(v)    the Junior Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide, in a manner reasonably satisfactory to the Designated Senior Representative, that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.
SECTION 8.10    Consent to Jurisdiction; Waivers. The Designated Senior Representative and each other Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.11;
(d)    agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Secured Party) to sue in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.
SECTION 8.11    Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:
(i)    if to the Borrower or any Grantor, to the Borrower, at its address at: Diamond Sports Group, LLC, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030, Attention: Lucy Rutishauser, Email: LRutisha@sbgtv.com;
(ii)    if to the Bank Collateral Agent, to it at JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC 5, 1st Floor, Newark, DE 19713-2107, Attention: Mary Crews, Email: mary.crews@jpmorgan.com;
(iii)    if to the Senior Indenture Collateral Agent, to it at U.S. Bank National Association Corporate Trust Services, 18th Floor, 1021 East Cary Street, Suite 1850, Richmond, Virginia 23219, Attention: Melody Scott, Email: melody.scott@usbank.com;
(iv)    if to the Initial Junior Priority Representative, to it at [    ], [●], Attention: [●], Fax: [ ], Email: [ ];
(v)    if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.
Any party hereto may change its address, fax number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among the Designated Senior Representative and each other Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.
The Senior Indenture Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Senior Indenture Collateral Agent shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If Holdings, the Borrower, any other Grantor, the Bank Collateral Agent, the Initial Junior Priority Representative or any Additional Senior Agent or Additional Junior Agent elects to give the Senior Indenture Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Senior Indenture Collateral Agent in its discretion elects to act upon such instructions, the Senior Indenture Collateral Agent’s understanding of such instructions shall be deemed controlling. The Senior Indenture Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Senior Indenture Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. Holdings, the Borrower, each Grantor, the Bank Collateral Agent, the Initial Junior Priority Representative or any Additional Senior Agent or Additional Junior Agent each agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Senior Indenture Collateral Agent, including without limitation the risk of the Senior Indenture Collateral Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.
SECTION 8.12    Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under its Senior Debt Facility, and each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.
SECTION 8.13    GOVERNING LAW; WAIVER OF JURY TRIAL.
(A)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW.
(B)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
SECTION 8.14    Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.
SECTION 8.15    Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 8.16    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.17    Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Bank Collateral Agent represents and warrants that this Agreement is binding upon the Credit Agreement Secured Parties. The Senior Indenture Collateral Agent represents and warrants that this Agreement is binding upon the Senior Indenture Secured Parties. The Initial Junior Priority Representative represents and warrants that this Agreement is binding upon the Initial Junior Secured Parties.
SECTION 8.18    Provisions Solely to Define Relative Rights. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Designated Senior Representative, the other Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Secured Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Obligations as and when the same shall become due and payable in accordance with their terms.
SECTION 8.19    Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.
SECTION 8.20    Bank Collateral Agent, Senior Indenture Collateral Agent and Initial Junior Priority Representative. It is understood and agreed that (a) the Bank Collateral Agent is entering into this Agreement in (i) its capacities as administrative agent under the Credit Agreement and the provisions of Article VIII of the Credit Agreement applicable to it as administrative agent thereunder shall also apply to it as Designated Senior Representative hereunder and (ii) its capacity as Collateral Agent under the First Lien Intercreditor Agreement (if applicable), and the provisions of Article IV of the First Lien Intercreditor Agreement applicable to it as collateral agent thereunder shall also apply to it as Designated Senior Representative hereunder, (b) the Senior Indenture Collateral Agent is entering in this Agreement in its capacity as Trustee and Collateral Agent under the Senior Indenture and the Notes Collateral Agent under the Senior Indenture Security Agreement and the provisions of the indenture and the Senior Indenture Security Agreement granting or extending any rights, protections, privileges, indemnities or immunities to the Trustee and the Senior Indenture Collateral Agent thereunder shall also apply to Senior Indenture Collateral Agent hereunder and (c) [ ] is entering in this Agreement in its capacity as [Trustee] under [indenture] and the provisions of Article [ ] of such indenture applicable to the Trustee thereunder shall also apply to the Trustee hereunder.
For the avoidance of doubt, the parties hereto acknowledge that in no event shall the Bank Collateral Agent, the Senior Indenture Collateral Agent or the Initial Junior Priority Representative be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether any such party has been advised of the likelihood of such loss or damage and regardless of the form of action.
SECTION 8.21    Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent expressly contemplated herein, including in Section 2.04 and Section 5.03(c)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of any Senior Debt Documents or any Junior Debt Documents, or permit the Borrower or any other Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, any Senior Debt Documents or any Junior Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Borrower or any other Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, any Senior Debt Document or any Junior Debt Document.
SECTION 8.22    Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.
SECTION 8.23    Limitation on Pledged Securities. Notwithstanding anything herein to the contrary, to the extent that as a result of any provision of this Agreement or any provisions of any Junior Debt Document or any Senior Debt Document, Rule 3-16 of Regulation S-X under the Securities Act would require the filing of separate financial statements of any Affiliate of Holdings and its Subsidiaries with the SEC because the pledge of such Affiliate’s Capital Stock and other securities in respect of any Series of Secured Obligations (including, without limitation, any series of Notes or any other series of SEC-registered secured debt securities of Holdings and its Subsidiaries), then such provision of this Agreement or such Junior Debt Document or such Senior Debt Document shall have no effect with respect to each such Series of Secured Obligations, but only to the extent necessary to not be subject to such requirement of Rule 3-16 of Regulation S-X under the Securities Act and only for so long as such requirement is in existence.
SECTION 8.24    Integration. This Agreement together with the other Senior Debt Documents and Junior Debt Documents represents the entire agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, any Representative or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Senior Debt Documents or Junior Debt Documents.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
JPMORGAN CHASE BANK, N.A.,
as Bank Collateral Agent and Designated Senior
Representative
By:
Name:
Title:
U.S. BANK NATIONAL ASSOCIATION,
as Senior Indenture Collateral Agent
By:
Name:
Title:
[_________________],
as Initial Junior Priority Representative
By:
Name:
Title:
DIAMOND SPORTS INTERMEDIATE HOLDINGS, LLC
By:
Name:
Title:
DIAMOND SPORTS GROUP, LLC
By:
Name:
Title:
THE GRANTORS LISTED ON ANNEX I HERETO

By:
Name:
Title:

ANNEX I
Grantors
[              ]

ANNEX II
[FORM OF] SUPPLEMENT NO.           dated as of          , to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [     ], 20[ ] (the “Second Lien Intercreditor Agreement”), among Diamond Sports Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Diamond Sports Group, LLC, a Delaware limited liability company (the “Borrower”), the other Grantors party hereto, JPMorgan Chase Bank, N.A., as collateral agent for the Credit Agreement Secured Parties (in such capacity, the “Bank Collateral Agent”), U.S. Bank National Association, as collateral agent for the Senior Indenture Secured Parties (in such capacity, the “Senior Indenture Collateral Agent”) and [         ], as Initial Junior Priority Representative (in such capacity, the “Initial Junior Priority Representative”) and each Additional Senior Agent and each Additional Junior Agent that from time to time becomes a party thereto.
A.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.
B.    The Grantors have entered into the Second Lien Intercreditor Agreement. Pursuant to certain Senior Debt Documents and certain Junior Debt Documents, certain newly acquired or organized Subsidiaries of Holdings are required to enter into the Second Lien Intercreditor Agreement. Section 8.07 of the Second Lien Intercreditor Agreement provides that such Subsidiaries may become party to the Second Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement, the Additional Junior Debt Documents and Additional Senior Debt Documents.
Accordingly, the Designated Senior Representative and the New Grantor agree as follows:
SECTION 1. In accordance with Section 8.07 of the Second Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Second Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Second Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.
SECTION 2. The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.
SECTION 4. Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Second Lien Intercreditor Agreement.
SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

IN WITNESS WHEREOF, the New Grantor and the Designated Senior Representative have duly executed this Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW GRANTOR],
By:
Name:
Title:
Acknowledged by:
[    ], as Designated Senior Representative,
By:
Name:
Title:

ANNEX III
[FORM OF] JOINDER NO. [ ] dated as of [ ], 20[ ] to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [         ], 20[ ] (the “Second Lien Intercreditor Agreement”), among Diamond Sports Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Diamond Sports Group, LLC, a Delaware limited liability company (the “Borrower”), the other Grantors party hereto, JPMorgan Chase Bank, N.A., as collateral agent for the Credit Agreement Secured Parties (in such capacity, the “Bank Collateral Agent”), U.S. Bank National Association, as collateral agent for the Senior Indenture Secured Parties (in such capacity, the “Senior Indenture Collateral Agent”) and [          ], as Initial Junior Priority Representative (in such capacity, the “Initial Junior Priority Representative”) and each Additional Senior Agent and each Additional Junior Agent that from time to time becomes a party thereto.
A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.
B.    As a condition to the ability of the Borrower to incur Junior Debt and to secure such Junior Class Debt with a Lien pari passu with the Lien securing the existing Junior Debt and to have such Junior Class Debt guaranteed by the Grantors, in each case under and pursuant to the Junior Collateral Documents, the Junior Class Representative in respect of such Junior Class Debt is required to become a Representative under, and such Junior Class Debt and the Junior Class Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.09 of the Second Lien Intercreditor Agreement provides that such Junior Class Debt Representative may become a Representative under, and such Junior Class Debt and such Junior Class Debt Parties may become subject to and bound by, the Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the Junior Class Debt Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 8.09 of the Second Lien Intercreditor Agreement. The undersigned Junior Class Debt Representative (the “New Representative”) is executing this Joinder in accordance with the requirements of the Senior Debt Documents and the Junior Debt Documents.
Accordingly, the Designated Senior Representative and the New Representative agree as follows:
SECTION 1. In accordance with Section 8.09 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Junior Class Debt and Junior Class Debt Parties become subject to and bound by, the Second Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Junior Class Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Junior Representative and to the Junior Class Debt Parties that it represents as Junior Secured Parties. Each reference to a “Representative,” “Junior Representative” or “Additional Junior Agent” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.
SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Joinder, in its capacity as [agent] [trustee] under [describe new Junior Debt Facility], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Junior Debt Documents relating to such Junior Class Debt provide that, upon the New Representative’s entry into this

Agreement, the Junior Class Debt Parties in respect of such Junior Class Debt will be subject to and bound by the provisions of the Second Lien Intercreditor Agreement as Junior Secured Parties.
SECTION 3. This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when the Designated Senior Representative shall have received a counterpart of this Joinder that bears the signature of the New Representative. Delivery of an executed signature page to this Joinder by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder.
SECTION 4. Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.
SECTION 5. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 6. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.
SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Joinder to the Second Lien Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW REPRESENTATIVE], as
[         ] for the holders of
[              ],
By:
Name:
Title:
Address for notices:

attention of:
Telecopy:
[               ],
as Designated Senior Representative,
By:
Name:
Title:

Acknowledged by:
DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC
By:
Name:
Title:
DIAMOND SPORTS GROUP, LLC
By:
Name:
Title:

THE GRANTORS
LISTED ON SCHEDULE I HERETO
By:
Name:
Title:

Schedule I to the Joinder to the
Second Lien Intercreditor Agreement
Grantors
[          ]

ANNEX IV
[FORM OF] JOINDER NO. [ ] dated as of [    ], 20[ ] to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [       ], 20[ ] (the “Second Lien Intercreditor Agreement”), among Diamond Sports Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Diamond Sports Group, LLC, a Delaware limited liability company (the “Borrower”), the other Grantors party hereto, JPMorgan Chase Bank, N.A., as collateral agent for the Credit Agreement Secured Parties (in such capacity, the “Bank Collateral Agent”), U.S. Bank National Association, as collateral agent for the Senior Indenture Secured Parties (in such capacity, the “Senior Indenture Collateral Agent”) and [             ], as Initial Junior Priority Representative (in such capacity, the “Initial Junior Priority Representative”) and each Additional Senior Agent and each Additional Junior Agent that from time to time becomes a party thereto.
A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.
B.    As a condition to the ability of the Borrower to incur Senior Class Debt after the date of the Second Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors, in each case under and pursuant to the Senior Collateral Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.09 of the Second Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 8.09 of the Second Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Junior Debt Documents.
Accordingly, the Designated Senior Representative and the New Representative agree as follows:
SECTION 1.    In accordance with Section 8.09 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Second Lien Inter-creditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Debt Parties. Each reference to a “Representative,” “Senior Representative” or “Additional Senior Agent” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.
SECTION 2.    The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Joinder, in its capacity as [agent] [trustee] under [describe new Senior Debt Facility], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt

Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Second Lien Intercreditor Agreement as Senior Secured Parties.
SECTION 3.    This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when the Designated Senior Representative shall have received a counterpart of this Joinder that bears the signature of the New Representative. Delivery of an executed signature page to this Joinder by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder.
SECTION 4.    Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.
SECTION 5.    THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 6.    In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.
SECTION 8.    The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Joinder to the Second Lien Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW REPRESENTATIVE], as
[         ] for the holders of
[              ]
By:
Name:
Title:
Address for notices:

attention of:
Telecopy:
[               ],
as Designated Senior Representative
By:
Name:
Title:

Acknowledged by:
DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC
By:
Name:
Title:
DIAMOND SPORTS GROUP, LLC
By:
Name:
Title:
THE GRANTORS
LISTED ON SCHEDULE I HERETO
By:
Name:
Title:

Schedule I to the Joinder to the
Second Lien Intercreditor Agreement
Grantors
[            ]